As filed with the Securities and Exchange Commission on March 15, 2010
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MAGNACHIP SEMICONDUCTOR LLC
(to be converted into MagnaChip Semiconductor Corporation)
(Exact name of Registrant as specified in its charter)

Delaware	3674	26-1815025
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

c/o MagnaChip Semiconductor S.A.
74, rue de Merl, B.P. 709 L-2146 Luxembourg R.C.S.
Luxembourg B97483
(352) 45-62-62
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

John McFarland
Senior Vice President, General Counsel and Secretary
c/o MagnaChip Semiconductor, Inc.
20400 Stevens Creek Boulevard, Suite 370
Cupertino, CA 95014
Telephone: (408) 625-5999
Fax: (408) 625-5990
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Micheal J. Reagan Khoa D. Do Peter M. Astiz DLA Piper LLP (US) 2000 University Avenue East Palo Alto, California 94303 Telephone: (650) 833-2000 Fax: (650) 833-2001	Kirk A. Davenport Keith Benson Latham & Watkins LLP 885 Third Avenue New York, NY 10022-4834 Telephone: (212) 906-1200 Fax: (212) 751-4864

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
     (Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Each Class of	Aggregate	Registration
Securities to be Registered	Offering Price(1)	Fee
Common Stock, par value $0.01 per share	$250,000,000	$17,825.00
Depositary Shares(2)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). Includes shares of common stock that the underwriters have an option to purchase.

(2)	All of the shares of common stock sold in this offering will be sold in the form of depositary shares. Each depositary share will be issued under a deposit agreement, will represent an interest in a share of common stock and will be evidenced by a depositary receipt. days after the effective date of this registration statement, each holder of depositary shares will be credited with a number of shares of common stock equal to the number of depositary shares held by such holder on that date, and the depositary shares will be canceled. Until such cancellation of the depositary shares, holders of depositary shares will be entitled to all proportional rights and preferences of the shares of common stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated March 15, 2010

MagnaChip Semiconductor Corporation

           Depositary Shares

Representing           Shares of Common Stock

This is the initial public offering of common stock of MagnaChip Semiconductor Corporation. MagnaChip Semiconductor Corporation is offering           shares of common stock. The selling stockholders identified in this prospectus are offering           shares of common stock. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

All of the shares of common stock sold in this offering will be sold in the form of depositary shares. Each depositary share represents an ownership interest in one share of common stock. On          , 2010 (      days after the date of this prospectus), each holder of depositary shares will be credited with a number of shares of common stock equal to the number of depositary shares held by such holder on that date, and the depositary shares will be canceled. Until the cancellation of the depositary shares on          , 2010, holders of depositary shares will be entitled to all proportional rights and preferences of the shares of common stock.

Prior to this offering, there has been no public market for our depositary shares or our common stock. We currently estimate that the initial public offering price per depositary share will be between $      and $      . We intend to apply for listing of the depositary shares and the common stock on the New York Stock Exchange under the symbol “MX.’’

See “Risk Factors” beginning on page 16 to read about factors you should consider before buying the depositary shares and shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Per
	depositary share	Total

Initial public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses to MagnaChip Semiconductor Corporation	$	$
Proceeds, before expenses to Selling Stockholders	$	$

To the extent that the underwriters sell more than           depositary shares, the underwriters have the option to purchase up to an additional           depositary shares from us and up to an additional           depositary shares from the selling stockholders at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the depositary shares against payment in New York, New York on          , 2010.

Goldman, Sachs & Co.	Barclays Capital	Deutsche Bank Securities

Citi	UBS Investment Bank

Prospectus dated          , 2010

MagnaChip

Mobile Applications

Television Applications

Computer Applications

| MagnaChip Everywhere |

Products shown in this prospectus are representative of the customer electronics products that include semiconductors of the type manufactured by us. The depiction of such products is not meant to suggest that our semiconductors are included in any of the specific products shown.

Mobile Application Television Application Computer Application
MagnaChip Everywhere Analog and Mixed Signal Semiconductors and Manufacturing Services for High-Volume Applications

Prospectus Summary	1
Risk Factors	16
Industry and Market Data	33
Special Cautionary Statement Concerning Forward-Looking Statements	33
Use of Proceeds	34
Dividend Policy	34
Corporate Conversion	34
Capitalization	35
Dilution	36
Selected Historical Consolidated Financial and Operating Data	38
Unaudited Pro Forma Consolidated Financial Information	46
Management’s Discussion and Analysis of Financial Condition and Results of Operations	52
Business	79
Management	94
Principal and Selling Stockholders	119
Certain Relationships and Related Transactions	124
Description of Capital Stock	125
Description of Depositary Shares	131
Description of Certain Indebtedness	134
Shares Eligible for Future Sale	135
Material U.S. Federal Income Tax Consequences to Non-U.S. Holders	137
Underwriting	140
Legal Matters	144
Experts	144
Where You Can Find More Information	144
Index to Consolidated Financial Statements	F-1
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No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered by this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

“MagnaChip” is a registered trademark of us and our subsidiaries and “MagnaChip Everywhere” is our registered service mark. An application for United States trademark registration of “MagnaChip Everywhere” is pending. All other product, service and company names mentioned in this prospectus are the service marks or trademarks of their respective owners.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus carefully, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections contained in this prospectus and our consolidated financial statements before making an investment decision. In this prospectus, unless the context otherwise requires, the terms “we,” “us,” “our” and “MagnaChip” refer to MagnaChip Semiconductor LLC and its consolidated subsidiaries for the periods prior to the consummation of the corporate conversion (as described below), and such terms refer to MagnaChip Semiconductor Corporation and its consolidated subsidiaries for the periods after the consummation of the corporate conversion. The term “Korea” refers to the Republic of Korea or South Korea. All references to shares of common stock being sold in this offering include shares held in the form of depositary shares, as described under “Description of Depositary Shares.”

Immediately prior to the effectiveness of the registration statement of which this prospectus is a part, we will complete a number of transactions pursuant to which MagnaChip Semiconductor Corporation will succeed to the business of MagnaChip Semiconductor LLC and its consolidated subsidiaries and the members of MagnaChip Semiconductor LLC will become stockholders of MagnaChip Semiconductor Corporation. In this prospectus, we refer to such transactions as the corporate conversion.

Overview

MagnaChip is a Korea-based designer and manufacturer of analog and mixed-signal semiconductor products for high-volume consumer applications. We believe we have one of the broadest and deepest analog and mixed-signal semiconductor technology platforms in the industry, supported by our 30-year operating history, large portfolio of approximately 3,600 novel registered and pending patents and extensive engineering and manufacturing process expertise. Our business is comprised of three key segments: Display Solutions, Power Solutions and Semiconductor Manufacturing Services. Our Display Solutions products include display drivers for use in a wide range of flat panel displays and mobile multimedia devices. Our Power Solutions products include discrete and integrated circuit solutions for power management in high-volume consumer applications. Our Semiconductor Manufacturing Services segment provides specialty analog and mixed-signal foundry services for fabless semiconductor companies that serve the consumer, computing and wireless end markets.

Our wide variety of analog and mixed-signal semiconductor products and manufacturing services combined with our deep technology platform allows us to address multiple high-growth end markets and to rapidly develop and introduce new products and services in response to market demands. Our substantial manufacturing operations in Korea and design centers in Korea and Japan place us at the core of the global consumer electronics supply chain. We believe this enables us to quickly and efficiently respond to our customers’ needs and allows us to better service and capture additional demand from existing and new customers.

We have a long history of supplying and collaborating on product and technology development with leading innovators in the consumer electronics market. As a result, we have been able to strengthen our technology platform and develop products and services that are in high demand by our customers and end consumers. We sold over 2,300 distinct products to over 185 customers for the year ended December 31, 2009, with a substantial portion of our revenues derived from a concentrated number of customers, including LG Display, Sharp and Samsung. Our largest semiconductor manufacturing services customers include some of the fastest growing and leading semiconductor companies that design analog and mixed-signal products for the consumer, computing and wireless end markets. For 2009 on an a combined pro forma basis, we generated net sales of

$560.1 million, income from continuing operations of $66.0 million, Adjusted EBITDA of $98.7 million and Adjusted Net Income of $53.0 million. See “Unaudited Pro Forma Consolidated Financial Information” beginning on page 46 for an explanation regarding our pro forma presentation and “— Summary Historical and Unaudited Pro Forma Consolidated Financial Data,” beginning on page 8 for an explanation of our use of Adjusted EBITDA and Adjusted Net Income.

Our business is largely driven by innovation in the consumer electronics markets and the growing adoption by consumers worldwide of electronic devices for use in their daily lives. The consumer electronics market is large and growing rapidly, largely due to consumers increasingly accessing a wide variety of available rich media content, such as high definition audio and video, mobile television and games on advanced consumer electronic devices. According to Gartner, production of liquid crystal display, or LCD televisions, smartphones, mobile personal computers, or PCs, and mini-notebooks is expected to grow from 2009 to 2013 by a compound annual growth rate of 12%, 36%, 24%, and 20%, respectively. Electronics manufacturers are continuously implementing advanced technologies in new generations of electronic devices using analog and mixed-signal semiconductor components, such as display drivers that enable display of high resolution images, encoding and decoding devices that allow playback of high definition audio and video, and power management semiconductors that increase power efficiency, thereby reducing heat dissipation and extending battery life. According to iSuppli Corporation, in 2009, the display driver semiconductor market was $6.0 billion and the power management semiconductor market was $21.9 billion.

Our Products and Services

Our Display Solutions products include source and gate drivers and timing controllers that cover a wide range of flat panel displays used in LCD televisions and light emitting diode, or LED, televisions and displays, mobile PCs and mobile communications and entertainment devices. Our display solutions support the industry’s most advanced display technologies, such as low temperature polysilicon, or LTPS, and active matrix organic light emitting diode, or AMOLED, as well as high-volume display technologies such as thin film transistor, or TFT.

We expanded our business and market opportunity by establishing our Power Solutions business in late 2007. We have introduced a number of products for power management applications, including metal oxide semiconductor field effect transistors, or MOSFETs, analog switches, LED drivers, DC-DC converters and linear regulators for a range of devices, including LCD and LED digital televisions, mobile phones, computers and other consumer electronics products.

We offer semiconductor manufacturing services to fabless analog and mixed-signal semiconductor companies that require differentiated, specialty analog and mixed-signal process technologies. We believe the majority of our top twenty semiconductor manufacturing services customers use us as their primary manufacturing source for the products that we manufacture for them. Our process technologies are optimized for analog and mixed-signal devices and include standard complementary metal-oxide semiconductor, or CMOS, high voltage CMOS, ultra-low leakage high voltage CMOS and bipolar complementary double-diffused metal oxide semiconductor, or BCDMOS. Our semiconductor manufacturing services customers use us to manufacture a wide range of products, including display drivers, LED drivers, audio encoding and decoding devices, microcontrollers, electronic tags and power management semiconductors.

We manufacture all of our products at our three fabrication facilities located in Korea. We have approximately 200 proprietary process flows we can utilize for our products and offer to our semiconductor manufacturing services customers. Our manufacturing base serves both our display driver and power management businesses and semiconductor manufacturing services customers, allowing us to optimize our asset utilization and leverage our investments across our product and service offerings. Analog and mixed-signal manufacturing facilities and processes are typically distinguished by design and process implementation expertise rather than the use of the most advanced equipment. As a result, our manufacturing base and strategy does not require substantial investment in leading edge process equipment, allowing us to utilize our facilities and equipment over an extended period of time with moderate required capital investments.

Our Competitive Strengths

We believe our strengths include:

•	Broad and advanced analog and mixed-signal semiconductor technology and intellectual property platform that allows us to develop new products and meet market demands quickly;

•	Established relationships and close collaboration with leading global consumer electronics companies, which enhance our visibility into new product opportunities, markets and technology trends;

•	Longstanding presence of our management, personnel and manufacturing base in Asia and proximity to our largest customers and to the core of the global consumer electronics supply chain, which allows us to respond rapidly and efficiently to our customers’ needs;

•	Flexible, service-oriented culture and approach to customers;

•	Distinctive analog and mixed-signal process technology and manufacturing expertise; and

•	Manufacturing facilities with specialty processes and a low-cost operating structure, which allow us to maintain price competitiveness across our product and service offerings.

Our Strategy

Our objective is to grow our business and to continue to strengthen our position as a leading provider of analog and mixed-signal semiconductor products and services for high-volume consumer applications. Our business strategy emphasizes the following key elements:

•	Leverage our advanced analog and mixed-signal technology platform to continuously innovate and deliver products with high levels of performance and integration, as well as to expand our technology offerings within our target markets, such as our power management products;

•	Increase business with our global customer base of leading consumer electronics original equipment manufacturers, or OEMs, and fabless companies by collaborating on critical design, product and manufacturing process development and leveraging our deep knowledge of customer needs;

•	Broaden our customer base by expanding our global design centers and local application engineering support and sales presence, particularly in China and other high-growth regions;

•	Aggressively grow our power management product portfolio business by introducing new products, expanding distribution and cross-selling products to our existing customers;

•	Drive execution excellence in new product development, manufacturing efficiency and quality, customer service and personnel development; and

•	Optimize asset utilization and return on capital investments by maintaining our focus on specialty process technologies that do not require substantial investment in leading edge process equipment and by utilizing our manufacturing facilities for both our display driver and power management businesses and manufacturing services customers.

Recent Changes To Our Business

We have executed a significant restructuring over the last 18 months that refocused our business strategy, enhanced our operating efficiency and improved our cash flow and profitability. By closing our Imaging Solutions business, restructuring our balance sheet and refining our business processes and strategy, we believe we have made significant structural improvements to our operating model and have enabled better flexibility to manage our business through fluctuations in the economy and our markets.

Specifically, our business optimization initiatives included:

•	Closing our Imaging Solutions business, which had been a source of substantial ongoing operating losses amounting to $91.5 million and $51.7 million in 2008 and 2007, respectively, and which required substantial ongoing capital investment;

•	Reducing our indebtedness from $845 million immediately prior to the effectiveness of our plan of reorganization to $61.8 million as of December 31, 2009;

•	Streamlining our cost structure to reduce ongoing fixed and variable expenses;

•	Entering into a hedging program to mitigate the impact of currency fluctuation on our financial results; and

•	Focusing on major customers, key product lines, growth segments and areas of competitive differentiation.

Risks Related to Our Company

Investing in our company entails a high degree of risk, including those summarized below and those more fully described in the “Risk Factors” section beginning on page 16 of this prospectus. You should consider carefully these risks before deciding to invest in our common stock.

•	We have a history of losses and may not be profitable in the future;

•	On June 12, 2009, we filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code and our plan of reorganization became effective on November 9, 2009;

•	In connection with our audit for the ten-month period ended October 25, 2009 and the two-month period ended December 31, 2009, our auditors identified two control deficiencies which represent a material weakness in our internal control over financial reporting; if we fail to effectively remediate this weakness, the accuracy and timing of our financial reporting may be adversely affected;

•	The cyclical nature of the semiconductor industry may limit our ability to maintain or increase net sales and profit levels during industry downturns;

•	If we fail to develop new products and process technologies or enhance our existing products and services in order to react to rapid technological change and market demands, our business will suffer;

•	A significant portion of our sales comes from a relatively limited number of customers and the loss of any of such customers or a significant decrease in sales to any of such customers would harm our revenue and gross profit;

•	The average selling prices of our semiconductor products have at times declined rapidly and will likely do so in the future, which could harm our revenue and gross profit; and

•	Upon completion of this offering, our largest stockholder, consisting of affiliated funds of Avenue Capital Management II, L.P., will control approximately % of our outstanding common stock, assuming no exercise by the underwriters of their option to purchase additional shares.

Corporate Information

Prior to the closing of this offering, MagnaChip Semiconductor LLC will convert from a Delaware limited liability company to a Delaware corporation. We refer to this as the corporate conversion. In connection with the corporate conversion, each common unit of MagnaChip Semiconductor LLC will be converted into           shares of common stock of MagnaChip Semiconductor Corporation, the members of MagnaChip Semiconductor LLC will become stockholders of MagnaChip Semiconductor Corporation and MagnaChip Semiconductor Corporation will succeed to the business of MagnaChip Semiconductor LLC and its consolidated subsidiaries. See “Corporate Conversion” for further information regarding the corporate conversion.

Our principal executive offices are located at: c/o MagnaChip Semiconductor S.A., 74, rue de Merl, B.P. 709 L-2146 Luxembourg R.C.S., Luxembourg B97483, and our telephone number is (352) 45-62-62. Our website address is www.magnachip.com. You should not consider the information contained on our website to be part of this prospectus or in deciding whether to purchase shares of our common stock.

Our business was named MagnaChip Semiconductor when it was acquired from Hynix Semiconductor, Inc., or Hynix, in October 2004. We refer to this acquisition as the Original Acquisition.

On June 12, 2009, MagnaChip Semiconductor LLC, along with certain of its subsidiaries, including MagnaChip Semiconductor S.A., filed a voluntary petition for relief in the United States Bankruptcy Court for the District of Delaware under Chapter 11 of the United States Bankruptcy Code, which we refer to as the reorganization proceedings. On November 9, 2009, our plan of reorganization became effective and we emerged from the reorganization proceedings. On that date, a new board of directors of MagnaChip Semiconductor LLC was appointed, MagnaChip Semiconductor LLC’s previously outstanding common and preferred units, and options were cancelled, MagnaChip Semiconductor LLC issued approximately 300 million common units and warrants to purchase 15 million common units to two classes of creditors and affiliated funds of Avenue Capital Management II, L.P. became the majority unitholder of MagnaChip Semiconductor LLC. Our Chapter 11 plan of reorganization implemented a comprehensive financial reorganization that significantly reduced our outstanding indebtedness. In this prospectus, we refer to funds affiliated with Avenue Capital Management II, L.P. collectively as Avenue.

The Offering

Shares offered by us	shares in the form of depositary shares

Shares offered by selling stockholders	shares in the form of depositary shares

Shares offered by us pursuant to the underwriters’ option to purchase additional shares	shares in the form of depositary shares(1)

Shares offered by the selling stockholders pursuant to the underwriters’ option to purchase additional shares	shares in the form of depositary shares(1)

Shares of common stock to be outstanding after this offering	shares

Use of proceeds	We intend to use the net proceeds received by us in connection with this offering to make employee incentive payments, to fund working capital and for general corporate purposes. We will not receive any proceeds from the sale of shares of common stock offered by the selling stockholders, including upon the sale of shares if the underwriters exercise their option to purchase additional shares from the selling stockholder in this offering.

Risk factors	See “Risk Factors” and the other information included in this prospectus for a discussion of the factors you should consider carefully before deciding to invest in shares of our common stock.

Dividend policy	We do not anticipate paying any cash dividends on our common stock after this offering.

Depositary shares	All of the shares of common stock sold in this offering will be sold in the form of depositary shares. Each depositary share represents an ownership interest in one share of common stock. On , 2010 ( days after the date of this prospectus), each holder of depositary shares will be credited with a number of shares of common stock equal to the number of depositary shares held by such holder on that date, and the depositary shares will be canceled. Until the cancellation of the depositary shares on , 2010, holders of depositary shares will be entitled to all proportional rights and preferences of the shares of common stock. This offering has been structured using depositary shares to enable the selling stockholders to obtain the preferred income tax treatment for the corporate conversion. For more information regarding the depositary shares, see “Description of Depositary Shares.”

Depositary	American Stock Transfer & Trust Company, LLC

Proposed New York Stock Exchange symbol	MX

(1)	We have provided the underwriters an option to purchase up to additional depositary shares and the selling stockholders have provided the underwriters an option to purchase up to additional depositary shares. If the underwriters exercise their option to purchase additional shares, we will not receive any of the proceeds from the additional sale of depositary shares by the selling stockholders.

The number of shares of our common stock outstanding after this offering is based on common units of MagnaChip Semiconductor LLC outstanding as of the date of this prospectus and:

•	reflects the consummation of the corporate conversion, pursuant to which all of the outstanding common units of MagnaChip Semiconductor LLC will be automatically converted into shares of our common stock at a ratio of and all of the outstanding options and warrants to purchase common units of MagnaChip Semiconductor LLC will be automatically converted into options and warrants to purchase shares of our common stock;

•	excludes shares of our common stock reserved for issuance upon exercise of warrants to purchase common units of MagnaChip Semiconductor LLC outstanding as of at a weighted average exercise price of per share, assuming the conversion of all such warrants into warrants to purchase shares of our common stock at a ratio of ;

•	excludes shares of our common stock reserved for issuance upon exercise of options to purchase common units of MagnaChip Semiconductor LLC outstanding as of at a weighted average exercise price of per share, assuming the conversion of all such options into options to purchase shares of our common stock at a ratio of ; and

•	excludes shares of our common stock reserved as of for issuance pursuant to future grants under our 2010 Equity Incentive Plan and 2010 Employee Stock Purchase Plan, which does not include the additional shares which may become available for issuance pursuant to the automatic share reserve increase provisions of such plans described below.

The number of shares authorized for future issuance under our 2010 Equity Incentive Plan and our 2010 Employee Stock Purchase Plan reflected above does not include additional shares that may become available for future issuance pursuant to the automatic share reserve increase provisions of these plans. On January 1 of each year from 2011 through 2020, up to 2% and 1%, respectively, of the shares of our common stock issued and outstanding on the immediately preceding December 31  or, in each case, a lesser amount determined by our board of directors, will be added automatically to the number of shares remaining available for future grants under the 2010 Equity Incentive Plan and the 2010 Employee Stock Purchase Plan.

Unless specifically stated otherwise, the information in this prospectus:

•	assumes no exercise of the underwriters’ option to purchase up to additional depositary shares from us and up to additional depositary shares from our selling stockholders; and

•	assumes an initial public offering price of $ per depositary share, which is the midpoint of the range set forth on the front cover of this prospectus.

Summary Historical and Unaudited Pro Forma Consolidated Financial Data

The following tables set forth summary historical and unaudited pro forma consolidated financial data of MagnaChip Semiconductor LLC (to be converted into MagnaChip Semiconductor Corporation prior to consummation of this offering) on or as of the dates and for the periods indicated. The summary historical and unaudited pro forma consolidated financial data presented below should be read together with “Selected Historical Consolidated Financial and Operating Data,” “Unaudited Pro Forma Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the notes to those consolidated financial statements appearing elsewhere in this prospectus.

We have derived the summary historical consolidated financial data as of December 31, 2009 and 2008, and for the two-month period ended December 31, 2009, the ten-month period ended October 25, 2009 and the years ended December 31, 2008 and 2007 from the historical audited consolidated financial statements of MagnaChip Semiconductor LLC prepared in accordance with generally accepted accounting principles in the United States, or GAAP, included elsewhere in this prospectus. We have derived the summary historical consolidated financial data as of December 31, 2007 from the historical audited financial statements of MagnaChip Semiconductor LLC not included in this prospectus. The historical results of MagnaChip Semiconductor LLC for any prior period are not necessarily indicative of the results to be expected in any future period.

In connection with our emergence from reorganization proceedings, we implemented fresh-start reporting, or fresh-start accounting, in accordance with applicable Accounting Standards Codification, or ASC 852 governing reorganizations. We elected to adopt a convenience date of October 25, 2009 (a month end for our financial reporting purposes) for application of fresh-start accounting. In accordance with the ASC 852 rules governing reorganizations, we recorded largely non-cash reorganization income and expense items directly associated with our reorganization proceedings including professional fees, the revaluation of assets, the effects of our reorganization plan and fresh-start accounting and write-off of debt issuance costs. As a result of the application of fresh-start accounting, our financial statements prior to and including October 25, 2009 represent the operations of our pre-reorganization predecessor company and are presented separately from the financial statements of our post-reorganization successor company. As a result of the application of fresh-start accounting, the financial statements prior to and including October 25, 2009 are not fully comparable with the financial statements for periods on or after October 26, 2009.

We have prepared the summarized unaudited pro forma financial data for the year ended December 31, 2009 to give pro forma effect to the reorganization proceedings and related events and the corporate conversion, in each case as if they had occurred at the beginning of the period presented with respect to consolidated statements of operations data and as of the balance sheet date with respect to balance sheet data. The summary unaudited pro forma financial data set forth below are presented for informational purposes only, should not be considered indicative of actual results of operations that would have been achieved had the reorganization proceedings and related events and the corporate conversion been consummated on the dates indicated, and do not purport to be indicative of balance sheet data or results of operations as of any future date or for any future period.

		Historical
	Pro Forma(1)	Successor	Predecessor
		Two- Month	Ten- Month
	Year Ended	Period Ended	Period Ended	Years Ended
	December 31,	December 31,	October 25,	December 31,
	2009	2009	2009	2008	2007
	(In millions, except per common unit/share data)
	(Unaudited)	(Audited)		(Audited)
Statements of Operations Data:
Net sales	$560.1	$111.1	$449.0	$601.7	$709.5
Cost of sales	378.9	90.4	311.1	445.3	578.9

Gross profit	181.2	20.7	137.8	156.4	130.7
Selling, general and administrative expenses	71.6	14.5	56.3	81.3	82.7
Research and development expenses	77.3	14.7	56.1	89.5	90.8
Restructuring and impairment charges	0.4	—	0.4	13.4	12.1

Operating income (loss) from continuing operations	31.9	(8.6)	25.0	(27.7)	(54.9)
Interest expense, net	9.4	1.3	31.2	76.1	60.3
Foreign currency gain (loss), net	52.8	9.3	43.4	(210.4)	(4.7)
Reorganization items, net	—	—	804.6	—	—

	43.4	8.1	816.8	(286.5)	(65.0)

Income (loss) from continuing operations before income taxes	$75.2	$(0.5)	$841.8	$(314.3)	$(120.0)
Income tax expenses	9.2	1.9	7.3	11.6	8.8

Income (loss) from continuing operations	$66.0	$(2.5)	$834.5	$(325.8)	$(128.8)

Income (loss) from discontinued operations, net of taxes		0.5	6.6	(91.5)	(51.7)
Net income (loss)		(2.0)	841.1	(417.3)	(180.6)
Dividends accrued on preferred units		—	6.3	13.3	12.0
Income (loss) from continuing operations attributable to common units/shares	66.0	(2.5)	828.2	(339.1)	(140.9)

Per common unit/share data:
Earnings (loss) from continuing operations per common unit/share — Basic and diluted		$(0.01)	$15.65	$(6.43)	$(2.69)
Weighted average number of common units/shares — Basic and diluted		300.863	52.923	52.769	52.297
Consolidated Balance Sheet Data (at period end):
Cash and cash equivalents	$64.9	$64.9		$4.0	$64.3
Total assets	453.3	453.3		399.2	707.9
Total indebtedness(2)	61.8	61.8		845.0	830.0
Long-term obligations(3)	61.5	61.5		143.2	879.4
Total unitholders’/stockholders’ equity (deficit)	215.7	215.7		(787.8)	(477.5)
Supplemental Data (unaudited):
Adjusted EBITDA(4)	98.7	22.1	76.6	59.8	111.2
Adjusted Net Income (Loss)(5)	53.0	13.3	9.3	(71.7)	(82.6)

(1)	Gives effect to the reorganization proceedings and related events and the corporate conversion. For details regarding these pro forma adjustments, see the notes to the unaudited pro forma condensed consolidated financial information in “Unaudited Pro Forma Consolidated Financial Information.”

(2)	Total indebtedness is calculated as long and short-term borrowings, including the current portion of long-term borrowings.

(3)	Long-term obligations include long-term borrowings, capital leases and redeemable convertible preferred units.

(4)	We define Adjusted EBITDA as net income (loss) less income (loss) from discontinued operations, net of taxes, adjusted to exclude (i) depreciation and amortization associated with continuing operations, (ii) interest expense, net, (iii) income tax expense, (iv) restructuring and impairment charges, (v) other restructuring charges, (vi) abandoned IPO expenses, (vii) subcontractor claim settlement, (viii) the increase in cost of sales resulting from the fresh-start accounting inventory step-up, (ix) equity-based compensation expense, (x) reorganization items, net, and (xi) foreign currency gain (loss), net. See the footnotes to the table below for further information regarding these items. In the case of pro forma Adjusted EBITDA, we exclude the items above from income (loss) from continuing operations. We present Adjusted EBITDA as a supplemental measure of our performance because:

•	Adjusted EBITDA eliminates the impact of a number of items that may be either one time or recurring that we do not consider to be indicative of our core ongoing operating performance;

•	we believe that Adjusted EBITDA is an enterprise level performance measure commonly reported and widely used by analysts and investors in our industry;

•	we anticipate that our investor and analyst presentations after we are public will include Adjusted EBITDA; and

•	we believe that Adjusted EBITDA provides investors with a more consistent measurement of period to period performance of our core operations, as well as a comparison of our operating performance to that of other companies in our industry.

We use Adjusted EBITDA in a number of ways, including:

•	for planning purposes, including the preparation of our annual operating budget;

•	to evaluate the effectiveness of our enterprise level business strategies;

•	in communications with our board of directors concerning our consolidated financial performance;

•	in certain of our compensation plans as a performance measure for determining incentive compensation payments; and

•	to measure our compliance with certain covenants in our debt agreements.

We encourage you to evaluate each adjustment and the reasons we consider them appropriate. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Adjusted EBITDA is not a measure defined in accordance with GAAP and should not be construed as an alternative to income from continuing operations, cash flows from operating activities or net income (loss), as determined in accordance with GAAP. A reconciliation of net income (loss) to Adjusted EBITDA is as follows:

		Historical
	Pro Forma	Successor	Predecessor
		Two- Month	Ten- Month
	Year Ended	Period Ended	Period Ended	Years Ended
	December 31,	December 31,	October 25,	December 31,
	2009	2009	2009	2008	2007
		(In millions)
Net income (loss)		$(2.0)	$841.1	$(417.3)	$(180.6)
Less: Income (loss) from discontinued operations, net of taxes		0.5	6.6	(91.5)	(51.7)

Income (loss) from continuing operations	66.0	(2.5)	834.5	(325.8)	(128.8)
Adjustments:
Depreciation and amortization associated with continuing operations	50.6	11.2	37.7	63.8	152.2
Interest expense, net	9.4	1.3	31.2	76.1	60.3
Income tax expense	9.2	1.9	7.3	11.6	8.8
Restructuring and impairment charges(a)	0.4	—	0.4	13.4	12.1
Other restructuring charges(b)	13.3	—	13.3	6.2	—
Abandoned IPO expenses(c)	—	—	—	3.7	—
Subcontractor claim settlement(d)	—	—	—	—	1.3
Reorganization items, net(e)	—	—	(804.6)	—	—
Inventory step-up(f)	—	17.2	—	—	—
Equity-based compensation expense(g)	2.4	2.2	0.2	0.5	0.6
Foreign currency gain (loss), net(h)	(52.8)	(9.3)	(43.4)	210.4	4.7

Adjusted EBITDA	$98.7	$22.1	$76.6	$59.8	$111.2

(a)	This adjustment is comprised of all items included in the restructuring and impairment charges line item on our consolidated statements of operations, and eliminates the impact of restructuring and impairment charges related to (i) for 2009, termination benefits and other related costs, for the ten-month period ended October 25, 2009 in connection with the closure of one of our research and development facilities in Japan, (ii) for 2008, goodwill impairment triggered by the significant adverse change in the revenue of our mobile display solutions, or MDS reporting unit, and a reversal of a portion of the restructuring accrual related to the closure of our Gumi five-inch wafer fabrication facilities in 2007, and (iii) for 2007, the closure of our Gumi five-inch wafer fabrication facilities. We do not believe these restructuring and impairment charges are indicative of our core ongoing operating performance because we do not anticipate similar facility closures and market driven events in our ongoing operations, although we cannot guarantee that similar events will not occur in the future.

(b)	This adjustment relates to certain restructuring charges that are not included in the restructuring and impairment charges line item on our consolidated statements of operations. These items are included in selling, general and administrative expenses in our consolidated statements of operations. These charges are comprised of the following: (i) for 2009, a charge of $13.3 million for restructuring-related professional fees and related expenses and (ii) for 2008, a charge of $6.2 million for restructuring-related professional fees and related expenses. We do not believe these other restructuring charges are indicative of our core ongoing operating performance because these charges were related, in significant part, to actions we took in response to the impacts on our business resulting from the global economic recession that persisted through 2008 and 2009. We cannot guarantee that similar charges will not be incurred in the future.

(c)	This adjustment eliminates a $3.7 million charge in 2008 related to expenses incurred in connection with our abandoned initial public offering in 2008. We do not believe that these charges are indicative of our core operating performance. We expect to incur similar costs in connection with this offering.

(d)	This adjustment eliminates a $1.3 million charge attributable to a one-time settlement of claims with a subcontractor. We no longer obtain services from this subcontractor and do not expect to incur similar charges in the future.

(e)	This adjustment eliminates the impact of largely non-cash reorganization income and expense items directly associated with our reorganization proceedings from our ongoing operations including, among others, professional fees, the revaluation of assets, the effects of the Chapter 11 reorganization plan and fresh-start accounting principles and the write-off of debt issuance costs. Included in reorganization items, net for the period from January 1 to October 25, 2009 was our predecessor’s gain recognized from the effects of our reorganization proceedings. The gain results from the difference between our predecessor’s carrying value of remaining pre-petition liabilities subject to compromise and the amounts to be distributed pursuant to the reorganization proceedings. The gain from the effects of the reorganization proceedings and the application of fresh-start accounting principles is comprised of the discharge of liabilities subject to compromise, net of the issuance of new common units and new warrants and the accrual of amounts to be settled in cash. For details regarding this adjustment, see note 5 to the consolidated financial statements of MagnaChip Semiconductor LLC for the ten months ended October 25, 2009 and the two months ended December 31, 2009 included elsewhere in this prospectus. We do not believe these items are indicative of our core ongoing operating performance because they were incurred as a result of our Chapter 11 reorganization.

(f)	This adjustment eliminates the one-time impact on cost of sales associated with the write-up of our inventory in accordance with the principles of fresh-start accounting upon consummation of the Chapter 11 reorganization.

(g)	This adjustment eliminates the impact of non-cash equity-based compensation expenses. Although we expect to incur non-cash equity-based compensation expenses in the future, we believe that analysts and investors will find it helpful to review our operating performance without the effects of these non-cash expenses, as supplemental information.

(h)	This adjustment eliminates the impact of non-cash foreign currency translation associated with intercompany debt obligations and foreign currency denominated receivables and payables, as well as the cash impact of foreign currency transaction gains or losses on collection of such receivables and payment of such payables. Although we expect to incur foreign currency translation gains or losses in the future, we believe that analysts and investors will find it helpful to review our operating performance without the effects of these primarily non-cash gains or losses, as supplemental information.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Adjusted EBITDA does not consider the potentially dilutive impact of issuing equity-based compensation to our management team and employees;

•	Adjusted EBITDA does not reflect the costs of holding certain assets and liabilities in foreign currencies; and

•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

(5)	We present Adjusted Net Income as a further supplemental measure of our performance. We prepare Adjusted Net Income by adjusting net income (loss) to eliminate the impact of a number of non-cash expenses and other items that may be either one time or recurring that we do not consider to be indicative of our core ongoing operating performance. We believe that Adjusted Net Income is particularly useful because it reflects the impact of our asset base and capital structure on our operating performance.

We present Adjusted Net Income for a number of reasons, including:

•	we use Adjusted Net Income in communications with our board of directors concerning our consolidated financial performance;

•	we believe that Adjusted Net Income is an enterprise level performance measure commonly reported and widely used by analysts and investors in our industry; and

•	we anticipate that our investor and analyst presentations after we are public will include Adjusted Net Income.

Adjusted Net Income is not a measure defined in accordance with GAAP and should not be construed as an alternative to income from continuing operations, cash flows from operating activities or net income (loss), as determined in accordance with GAAP. We encourage you to evaluate each adjustment and the reasons we consider them appropriate. Other companies in our industry may calculate Adjusted Net Income differently than we do, limiting its usefulness as a comparative measure. In addition, in evaluating Adjusted Net Income, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. We define Adjusted Net Income as net income (loss) less income (loss) from discontinued operations, net of taxes, excluding (i) restructuring and impairment charges, (ii) other restructuring charges, (iii) abandoned IPO expenses, (vi) subcontractor claim settlement, (v) reorganization items, net, (vi) the increase in cost of sales resulting from the fresh-start accounting inventory step-up, (vii) equity based compensation expense, (viii) amortization of intangibles associated with continuing operations, and (ix) foreign currency gain (loss).

The following table summarizes the adjustments to net income (loss) that we make in order to calculate Adjusted Net Income for the periods indicated:

		Historical
	Pro Forma	Successor	Predecessor
		Two- Month	Ten- Month
	Year Ended	Period Ended	Period Ended	Years Ended
	December 31,	December 31,	October 25,	December 31,
	2009	2009	2009	2008	2007
		(In millions)
Net income (loss)		$(2.0)	$841.1	$(417.3)	$(180.6)
Less: Income (loss) from discontinued operations, net of taxes		0.5	6.6	(91.5)	(51.7)

Income (loss) from continuing operations	66.0	(2.5)	834.5	(325.8)	(128.8)
Adjustments:
Restructuring and impairment charges(a)	0.4	—	0.4	13.4	12.1
Other restructuring charges(b)	13.3	—	13.3	6.2	—
Abandoned IPO expenses(c)	—	—	—	3.7	—
Subcontractor claim settlement(d)	—	—	—	—	1.3
Reorganization items, net(e)	—	—	(804.6)	—	—
Inventory step-up(f)	—	17.2	—	—	—
Equity based compensation expense(g)	2.4	2.2	0.2	0.5	0.6
Amortization of intangibles associated with continuing operations(h)	23.6	5.6	8.8	20.0	27.5
Foreign currency gain (loss), net(i)	(52.8)	(9.3)	(43.4)	210.4	4.7

Adjusted Net income (loss)	$53.0	$13.3	$9.3	$(71.7)	$(82.6)

(a)	This adjustment is comprised of all items included in the restructuring and impairment charges line item on our consolidated statements of operations, and eliminates the impact of restructuring and impairment charges related to (i) for 2009, termination benefits and other related costs, for the ten-month period ended October 25, 2009 in connection with the closure of one of our research and development facilities in Japan, (ii) for 2008, goodwill impairment triggered by the significant adverse change in the revenue of our MDS reporting unit and a reversal of a portion of the restructuring accrual related to the closure of our Gumi five-inch wafer fabrication facilities in 2007, and (iii) for 2007, the closure of our Gumi five-inch wafer fabrication facilities. We do not believe these restructuring and impairment charges are indicative of our core ongoing operating performance because we do not anticipate similar facility closures and market driven events in our ongoing operations, although we cannot guarantee that similar events will not occur in the future.

(b)	This adjustment relates to certain restructuring charges that are not included in the restructuring and impairment charges line item on our consolidated statements of operations. These items are included in selling, general and administrative expenses in our consolidated statements of operations. These charges are comprised of the following: (i) for 2009, a charge of $13.3 million for restructuring-related professional fees and related expenses, and (ii) for 2008, a charge of $6.2 million for restructuring-related professional fees and related expenses. We do not believe these other restructuring charges are indicative of our core ongoing operating performance because these charges were related, in significant part, to actions we took in response to the impacts on our business resulting from the global economic recession that persisted through 2008 and 2009. We cannot guarantee that similar charges will not be incurred in the future.

(c)	This adjustment eliminates a $3.7 million charge in 2008 related to expenses incurred in connection with our abandoned initial public offering in 2008. We do not believe that these charges are indicative of our core operating performance. We expect to incur similar costs in connection with this offering.

(d)	This adjustment eliminates a $1.3 million charge attributable to a one-time settlement of claims with a subcontractor. We no longer obtain services from this subcontractor and do not expect to incur similar charges in the future.

(e)	This adjustment eliminates the impact of largely non-cash reorganization income and expense items directly associated with our reorganization proceedings from our ongoing operations including, among others, professional fees, the revaluation of assets, the effects of the Chapter 11 reorganization plan and fresh-start accounting principles and the write-off of debt issuance costs. Included in reorganization items, net for the ten-month period ended October 25, 2009 was our predecessor’s gain recognized from the effects of our reorganization proceedings. The gain results from the difference between our predecessor’s carrying value of remaining pre-petition liabilities subject to compromise and the amounts to be distributed pursuant to the reorganization proceedings. The gain from the effects of the reorganization proceedings and the application of fresh-start accounting principles is comprised of the discharge of liabilities subject to compromise, net of the issuance of new common units and new warrants and the accrual of amounts to be settled in cash. For details regarding this adjustment, see note 5 to the consolidated financial statements of MagnaChip Semiconductor LLC for the ten months ended October 25, 2009 and the two months ended December 31, 2009 included elsewhere in this prospectus. We do not believe these items are indicative of our core ongoing operating performance because they were incurred as a result of our reorganization proceedings.

(f)	This adjustment eliminates the one-time impact on cost of sales associated with the write-up of our inventory in accordance with the principles of fresh-start accounting upon consummation of the Chapter 11 reorganization.

(g)	This adjustment eliminates the impact of non-cash equity-based compensation expenses. Although we expect to incur non-cash equity-based compensation expenses in the future, we believe that analysts and investors will find it helpful to review our operating performance without the effects of these non-cash expenses, as supplemental information.

(h)	This adjustment eliminates the non-cash impact of amortization expense for intangible assets created as a result of the purchase accounting treatment of the Original Acquisition and other subsequent acquisitions, and from the application of fresh-start accounting in connection with the reorganization proceedings. We do not believe these non-cash amortization expenses for intangibles are indicative of our core ongoing operating performance because the assets would not have been capitalized on our balance sheet but for the application of purchase accounting or fresh-start accounting, as applicable.

(i)	This adjustment eliminates the impact of non-cash foreign currency translation associated with intercompany debt obligations and foreign currency denominated receivables and payables, as well as the cash impact of foreign currency transaction gains or losses on collection of such receivables and payment of such payables. Although we expect to incur foreign currency translation gains or losses in the future, we believe that analysts and investors will find it helpful to review our operating performance without the effects of these primarily non-cash gains or losses, as supplemental information.

Adjusted Net Income has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted Net Income does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	Adjusted Net Income does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted Net Income does not consider the potentially dilutive impact of issuing equity-based compensation to our management team and employees;

•	Adjusted Net Income does not reflect the costs of holding certain assets and liabilities in foreign currencies; and

•	other companies in our industry may calculate Adjusted Net Income differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted Net Income should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted Net Income only supplementally.

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before investing in our common stock. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, the price of our common stock could decline and you could lose all or part of your investment. Additional risks and uncertainties not currently known to us or those currently viewed by us to be immaterial may also materially and adversely affect our business, financial condition or results of operations.

Risks Related to Our Business

We have a history of losses and may not achieve or sustain profitability in the future.

Since we began operations as a separate entity in 2004, we have not generated a profit for a full fiscal year and have generated significant net losses. As of October 25, 2009, prior to our emergence from reorganization proceedings, we had an accumulated deficit of $964.8 million and negative stockholders’ equity. We may increase spending and we currently expect to incur higher expenses in each of the next several quarters to support increased research and development and sales and marketing efforts. These expenditures may not result in increased revenue or an increase in the number of customers immediately or at all. Because many of our expenses are fixed in the short term, or are incurred in advance of anticipated sales, we may not be able to decrease our expenses in a timely manner to offset any shortfall of sales.

We recently emerged from Chapter 11 reorganization proceedings; because our consolidated financial statements reflect fresh-start accounting adjustments, our future financial statements will not be comparable in many respects to our financial information from prior periods.

On June 12, 2009, we filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in order to obtain relief from our debt, which was $845 million as of December 31, 2008. Our plan of reorganization became effective on November 9, 2009. In connection with our emergence from the reorganization proceedings, we implemented fresh-start accounting in accordance with ASC 852 effective from October 25, 2009, which had a material effect on our consolidated financial statements. Thus, our future consolidated financial statements will not be comparable in many respects to our consolidated financial statements for periods prior to our adoption of fresh-start accounting and prior to accounting for the effects of the reorganization proceedings. Our past financial difficulties and bankruptcy filing may have harmed, and may continue to have a negative effect on, our relationships with investors, customers and suppliers.

Our independent registered public accounting firm identified two control deficiencies which represent a material weakness in our internal control over financial reporting in connection with our audits for the ten-month period ended October 25, 2009 and the two-month period ended December 31, 2009. If we fail to effectively remediate this weakness and maintain effective internal control over financial reporting in the future, the accuracy and timing of our financial reporting may be adversely affected.

In connection with the audit of our consolidated financial statements for the ten-month period ended October 25, 2009 and the two-month period ended December 31, 2009, our independent registered public accounting firm reported two control deficiencies, which represent a material weakness in our internal control over financial reporting. The two control deficiencies which represent a material weakness that our independent registered public accounting firm reported to our board of directors (as we then did not have a separate audit committee) are that we do not have a sufficient number of financial personnel with the requisite financial accounting experience and that our internal controls over non-routine transactions are not effective to ensure that accounting considerations are identified and appropriately recorded.

As we prepare for the completion of this offering, we have identified and taken steps intended to remediate this material weakness. Upon being notified of the material weakness, we retained the services of an international accounting firm to temporarily supplement our internal resources. We are also in the process of recruiting a director of financial reporting. Any inability to recruit, train and retain adequate finance personnel with requisite technical and public company experience could have an adverse impact on our ability to accurately and timely prepare our consolidated financial statements. If our finance and accounting organization is unable for any reason to respond adequately to the increased demands that will result from being a public company, the quality and timeliness of our financial reporting may suffer, which could result in the identification of additional material weaknesses in our internal control. Any consequences resulting from inaccuracies or delays in our reported financial statements could have an adverse effect on our business, operating results and financial condition, our ability to run our business effectively and our ability to meet our financial reporting requirements, and could cause investors to lose confidence in our financial reporting. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Controls and Procedures.”

We operate in the highly cyclical semiconductor industry, which is subject to significant downturns that may negatively impact our results of operations.

The semiconductor industry is highly cyclical and is characterized by constant and rapid technological change and price erosion, evolving technical standards, short product life cycles (for semiconductors and for the end-user products in which they are used) and wide fluctuations in product supply and demand. From time to time, these and other factors, together with changes in general economic conditions, cause significant upturns and downturns in the industry in general and in our business in particular. Periods of industry downturns, including the current economic downturn, have been characterized by diminished demand for end-user products, high inventory levels, underutilization of manufacturing capacity, changes in revenue mix and accelerated erosion of average selling prices. We have experienced these conditions in our business in the past and may experience renewed, and possibly more severe and prolonged, downturns in the future as a result of such cyclical changes. This may reduce our results of operations.

We base our planned operating expenses in part on our expectations of future revenue, and a significant portion of our expenses is relatively fixed in the short term. If revenue for a particular quarter is lower than we expect, we likely will be unable to proportionately reduce our operating expenses for that quarter, which would harm our operating results for that quarter.

If we fail to develop new products and process technologies or enhance our existing products and services in order to react to rapid technological change and market demands, our business will suffer.

Our industry is subject to constant and rapid technological change and product obsolescence as customers and competitors create new and innovative products and technologies. Products or technologies developed by other companies may render our products or technologies obsolete or noncompetitive, and we may not be able to access advanced process technologies or to license or otherwise obtain essential intellectual property required by our customers.

We must develop new products and services and enhance our existing products and services to meet rapidly evolving customer requirements. We design products for customers who continually require higher performance and functionality at lower costs. We must, therefore, continue to enhance the performance and functionality of our products. The development process for these advancements is lengthy and requires us to accurately anticipate technological changes and market trends. Developing and enhancing these products is uncertain and can be time-consuming, costly and complex. If we do not continue to develop and maintain process technologies that are in demand by our semiconductor manufacturing services customers, we may be unable to maintain existing customers or attract new customers.

Customer and market requirements can change during the development process. There is a risk that these developments and enhancements will be late, fail to meet customer or market specifications or not be competitive with products or services from our competitors that offer comparable or superior performance and functionality. Any new products, such as our new line of power management solutions, which we began marketing in 2008, or product or service enhancements, may not be accepted in new or existing markets. Our business will suffer if we fail to develop and introduce new products and services or product and service enhancements on a timely and cost-effective basis.

We manufacture our products based on our estimates of customer demand, and if our estimates are incorrect our financial results could be negatively impacted.

We make significant decisions, including determining the levels of business that we will seek and accept, production schedules, component procurement commitments, personnel needs and other resource requirements – based on our estimates of customer demand and expected demand for and success of their products. The short-term nature of commitments by many of our customers and the possibility of rapid changes in demand for their products reduces our ability to estimate accurately future customer demand for our products. On occasion, customers may require rapid increases in supply, which can challenge our production resources and reduce margins. We may not have sufficient capacity at any given time to meet our customers’ increased demand for our products. Conversely, downturns in the semiconductor industry have caused and may in the future cause our customers to reduce significantly the amount of products they order from us. Because many of our costs and operating expenses are relatively fixed, a reduction in customer demand would decrease our results of operations, including our gross profit.

Our customers may cancel their orders, reduce quantities or delay production, which would adversely affect our margins and results of operations.

We generally do not obtain firm, long-term purchase commitments from our customers. Customers may cancel their orders, reduce quantities or delay production for a number of reasons. Cancellations, reductions or delays by a significant customer or by a group of customers, which we have experienced as a result of periodic downturns in the semiconductor industry or failure to achieve design wins, have affected and may continue to affect our results of operations adversely. These risks are exacerbated because many of our products are customized, which hampers our ability to sell excess inventory to the general market. We may incur charges resulting from the write-off of obsolete inventory. In addition, while we do not obtain long-term purchase commitments, we generally agree to the pricing of a particular product over a set period of time. If we underestimate our costs when determining pricing, our margins and results of operations would be adversely affected.

We depend on high utilization of our manufacturing capacity, a reduction of which could have a material adverse effect on our business, financial condition and the results of our operations.

An important factor in our success is the extent to which we are able to utilize the available capacity in our fabrication facilities. As many of our costs are fixed, a reduction in capacity utilization, as well as changes in other factors such as reduced yield or unfavorable product mix, could reduce our profit margins and adversely affect our operating results. A number of factors and circumstances may reduce utilization rates, including periods of industry overcapacity, low levels of customer orders, operating inefficiencies, mechanical failures and disruption of operations due to expansion or relocation of operations, power interruptions, fire, flood or other natural disasters or calamities. The potential delays and costs resulting from these steps could have a material adverse effect on our business, financial condition and results of operations.

A significant portion of our sales comes from a relatively limited number of customers, the loss of which would adversely affect our financial results.

Historically, we have relied on a limited number of customers for a substantial portion of our total revenue. If we were to lose key customers or if customers cease to place orders for our high-volume products or services, our financial results would be adversely affected. Net sales to our ten largest customers represented 66%, 69% and 63% of our net sales for the two-month period ended December 31, 2009, the ten-month period ended October 25, 2009 and the year ended December 31, 2008, respectively. LG Display represented more than 10% of our net sales and a substantial portion of the net sales generated by our top ten customers for the combined twelve-month period ended December 31, 2009, and for the years ended December 31, 2008 and 2007. Significant reductions in sales to any of these customers, especially our few largest customers, the loss of other major customers or a general curtailment in orders for our high-volume products or services within a short period of time would adversely affect our business.

The average selling prices of our semiconductor products have at times declined rapidly and will likely do so in the future, which could harm our revenue and gross profit.

The semiconductor products we develop and sell are subject to rapid declines in average selling prices. From time to time, we have had to reduce our prices significantly to meet customer requirements, and we may be required to reduce our prices in the future. This would cause our gross profit to decrease. Our financial results will suffer if we are unable to offset any reductions in our average selling prices by increasing our sales volumes, reducing our costs or developing new or enhanced products on a timely basis with higher selling prices or gross profit.

Our industry is highly competitive and our ability to compete could be negatively impacted by a variety of factors.

The semiconductor industry is highly competitive and includes hundreds of companies, a number of which have achieved substantial market share both within our product categories and end markets. Current and prospective customers for our products and services evaluate our capabilities against the merits of our competitors. Some of our competitors are well established as independent companies and have substantially greater market share and manufacturing, financial, research and development and marketing resources than we do. We also compete with emerging companies that are attempting to sell their products in certain of our end markets and with the internal semiconductor design and manufacturing capabilities of many of our significant customers. We expect to experience continuing competitive pressures in our markets from existing competitors and new entrants.

Any consolidation among our competitors could enhance their product offerings and financial resources, further enhancing their competitive position. Our ability to compete will depend on a number of factors, including the following:

•	our ability to offer cost-effective and high quality products and services on a timely basis using our technologies;

•	our ability to accurately identify and respond to emerging technological trends and demand for product features and performance characteristics;

•	our ability to continue to rapidly introduce new products that are accepted by the market;

•	our ability to adopt or adapt to emerging industry standards;

•	the number and nature of our competitors and competitiveness of their products and services in a given market;

•	entrance of new competitors into our markets;

•	our ability to enter the highly competitive power management market; and

•	our ability to continue to offer in demand semiconductor manufacturing services at competitive prices.

Many of these factors are outside of our control. In the future, our competitors may replace us as a supplier to our existing or potential customers, and our customers may satisfy more of their requirements internally. As a result, we may experience declining revenues and results of operations.

Changes in demand for consumer electronics in our end markets can impact our results of operations.

Demand for our products will depend in part on the demand for various consumer electronics products, in particular, mobile phones and multimedia devices, digital televisions, flat panel displays, mobile PCs and digital cameras, which in turn depends on general economic conditions and other factors beyond our control. If our customers fail to introduce new products that employ our products or component parts, demand for our products will suffer. To the extent that we cannot offset periods of reduced demand that may occur in these markets through greater penetration of these markets or reduction in our production and costs, our sales and gross profit may decline, which would negatively impact our business, financial condition and results of operations.

If we fail to achieve design wins for our semiconductor products, we may lose the opportunity for sales to customers for a significant period of time and be unable to recoup our investments in our products.

We expend considerable resources on winning competitive selection processes, known as design wins, to develop semiconductor products for use in our customers’ products. These selection processes are typically lengthy and can require us to incur significant design and development expenditures. We may not win the competitive selection process and may never generate any revenue despite incurring significant design and development expenditures. Once a customer designs a semiconductor into a product, that customer is likely to continue to use the same semiconductor or enhanced versions of that semiconductor from the same supplier across a number of similar and successor products for a lengthy period of time due to the significant costs associated with qualifying a new supplier and potentially redesigning the product to incorporate a different semiconductor. If we fail to achieve an initial design win in a customer’s qualification process, we may lose the opportunity for significant sales to that customer for a number of products and for a lengthy period of time. This may cause us to be unable to recoup our investments in our semiconductor products, which would harm our business.

We have lengthy and expensive design-to-mass production and manufacturing process development cycles that may cause us to incur significant expenses without realizing meaningful sales, the occurrence of which would harm our business.

The cycle time from the design stage to mass production for some of our products is long and requires the investment of significant resources with many potential customers without any guarantee of sales. Our design-to-mass production cycle typically begins with a three-to-twelve month semiconductor development stage and test period followed by a three-to-twelve month end-product qualification period by our customers. The fairly lengthy front end of our sales cycle creates a risk that we may incur significant expenses but may be unable to realize meaningful sales. Moreover, prior to mass production, customers may decide to cancel their products or change production specifications, resulting in sudden changes in our product specifications, increasing our production time and costs. Failure to meet such specifications may also delay the launch of our products or result in lost sales.

In addition, we collaborate and jointly develop certain process technologies and manufacturing process flows custom to certain of our semiconductor manufacturing services customers. To the extent that our semiconductor manufacturing services customers fail to achieve market acceptance for their products, we may be unable to recoup our engineering resources commitment and our investment in process technology development, which would harm our business.

Research and development investments may not yield profitable and commercially viable product and service offerings and thus will not necessarily result in increases in revenues for us.

We invest significant resources in our research and development. Our research and development efforts, however, may not yield commercially viable products or enhance our semiconductor manufacturing services offerings. During each stage of research and development there is a substantial risk that we will have to abandon a potential product or service offering that is no longer marketable and in which we have invested significant resources. In the event we are able to develop viable new products or service offerings, a significant amount of time will have elapsed between our investment in the necessary research and development effort and the receipt of any related revenues.

We face numerous challenges relating to executing our growth strategy, and if we are unable to execute our growth strategy effectively, our business and financial results could be materially and adversely affected.

Our growth strategy is to leverage our advanced analog and mixed-signal technology platform, continue to innovate and deliver new products and services, increase business with existing customers, broaden our customer base, aggressively grow our power business, drive execution excellence and focus on specialty process technologies. As part of our growth strategy, we began marketing a new line of power management semiconductor products in 2008 and expect to introduce other new products and services in the future. If we are unable to execute our growth strategy effectively, we may not be able to take advantage of market opportunities, execute our business plan or respond to competitive pressures. Moreover, if our allocation of resources does not correspond with future demand for particular products, we could miss market opportunities and our business and financial results could be materially and adversely affected.

We are subject to risks associated with currency fluctuations, and changes in the exchange rates of applicable currencies could impact our results of operations.

Historically, a portion of our revenues and greater than the majority of our operating expenses and costs of sales have been denominated in non-U.S. currencies, principally the Korean won, and we expect that this will remain true in the future. Because we report our results of operations in U.S. dollars, changes in the exchange rate between the Korean won and the U.S. dollar could materially impact our reported results of operations and distort period to period comparisons. In particular, because of the difference in the amount of our consolidated revenues and expenses that are in U.S. dollars relative to Korean won, a depreciation in the U.S. dollar relative to the Korean won could result in a material increase in reported costs relative to revenues, and therefore could cause our profit margins and operating income to appear to decline materially, particularly relative to prior periods. The converse is true if the U.S. dollar were to appreciate relative to the Korean won. Fluctuations in foreign currency exchange rates also impact the reporting of our receivables and payables in non-U.S. currencies. Foreign currency fluctuations had a materially beneficial impact on our results of operations in the fiscal year ended December 31, 2008 relative to the fiscal year ended December 31, 2007, as well as in the combined twelve-month period ended December 31, 2009 relative to the fiscal year ended December 31, 2008. As a result of foreign currency fluctuations, it could be more difficult to detect underlying trends in our business and results of operations. In addition, to the extent that fluctuations in currency exchange rates cause our results of operations to differ from our expectations or the expectations of our investors, the trading price of our stock could be adversely affected.

From time to time, we may engage in exchange rate hedging activities in an effort to mitigate the impact of exchange rate fluctuations. For example, in January 2010 our Korean subsidiary entered into foreign currency option and forward contracts in order to mitigate a portion of the impact of U.S. dollar-Korean won exchange rate fluctuations on our operating results. These option and forward contracts require us to sell specified notional amounts in U.S. dollars and provide us the option to sell specified notional amounts in U.S. dollars during each month of 2010 commencing February 2010 to our counterparty, in each case, in exchange for Korean won at specified fixed exchange rates. Obligations under these foreign currency option and forward contracts must be cash collateralized if our exposure exceeds certain specified thresholds. These option and forward contracts may be terminated by the counterparty in a number of circumstances, including if our long-term debt rating falls below B-/B3 or if our total cash and cash equivalents is less than $12.5 million at the end of a fiscal quarter. We cannot assure you that any hedging technique we implement will be effective. If our hedging activities are not effective, changes in currency exchange rates may have a more significant impact on our results of operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting our Results of Operations.”

The ongoing economic downturn and recent financial crisis has negatively affected our business and continuing poor economic conditions may negatively affect our future business, results of operations and financial condition.

The ongoing global recession and recent financial crisis has led to slower economic activity, increased unemployment, concerns about inflation and energy costs, decreased business and consumer confidence, reduced corporate profits and capital spending, adverse business conditions and lower levels of liquidity in many financial markets. Consumers and businesses have deferred purchases in response to tighter credit and negative financial news, which has in turn negatively affected product demand and other related matters. The global recession has led to reduced customer spending in the semiconductor market and in our target markets, made it difficult for our customers, our vendors and us to accurately forecast and plan future business activities, and has caused U.S. and foreign businesses to slow spending on our products. Prolonged continuation of this global recession and financial crisis will likely exacerbate these events and could lead to the insolvency of key suppliers resulting in product delays, limit the ability of customers to obtain credit to finance purchases of our products, lead to customer insolvencies, and also result in counterparty failures that may negatively impact our treasury operations. Although recently there have been indications of improved economic conditions generally and in the semiconductor industry specifically, there is no assurance of the extent to which such conditions will continue to improve or whether the improvement will be sustainable. As a result, our business, financial condition and result of operations have been negatively affected and, if the downturn continues, could be materially adversely affected in future periods.

The loss of our key employees would materially adversely affect our business, and we may not be able to attract or retain the technical or management employees necessary to compete in our industry.

Our key executives have substantial experience and have made significant contributions to our business, and our continued success is dependent upon the retention of our key management executives, including our Chief Executive Officer and Chairman, Sang Park. The loss of such key personnel would have a material adverse effect on our business. In addition, our future success depends on our ability to attract and retain skilled technical and managerial personnel. We do not know whether we will be able to retain all of these employees as we continue to pursue our business strategy. The loss of the services of key employees, especially our key design and technical personnel, or our inability to retain, attract and motivate qualified design and technical personnel, could have a material adverse effect on our business, financial condition and results of operations. This could hinder our research and product development programs or otherwise have a material adverse effect on our business.

If we encounter future labor problems, we may fail to deliver our products and services in a timely manner, which could adversely affect our revenues and profitability.

As of January 31, 2010, 2,037 employees, or approximately 64.6% of our employees, were represented by the MagnaChip Semiconductor Labor Union, which is a member of the Federation of Korean Metal Workers Trade Unions. We can offer no assurance that issues with the labor union and other employees will be resolved favorably for us in the future, that we will not experience work stoppages or other labor problems in future years or that we will not incur significant expenses related to such issues.

We may incur costs to engage in future business combinations or strategic investments, and we may not realize the anticipated benefits of those transactions.

As part of our business strategy, we may seek to enter into business combinations, investments, joint ventures and other strategic alliances with other companies in order to maintain and grow revenue and market presence as well as to provide us with access to technology, products and services. Any such transaction would be accompanied by risks that may harm our business, such as difficulties in assimilating the operations, personnel and products of an acquired business or in realizing the projected benefits, disruption of our ongoing business, potential increases in our indebtedness and contingent liabilities and charges if the acquired company or assets are later determined to be worth less than the amount paid for them in an earlier original acquisition. In addition, our indebtedness may restrict us from making acquisitions that we may otherwise wish to pursue.

The failure to achieve acceptable manufacturing yields could adversely affect our business.

The manufacture of semiconductors involves highly complex processes that require precision, a highly regulated and sterile environment and specialized equipment. Defects or other difficulties in the manufacturing process can prevent us from achieving acceptable yields in the manufacture of our products or those of our semiconductor manufacturing services customers, which could lead to higher costs, a loss of customers or delay in market acceptance of our products. Slight impurities or defects in the photomasks used to print circuits on a wafer or other factors can cause significant difficulties, particularly in connection with the production of a new product, the adoption of a new manufacturing process or any expansion of our manufacturing capacity and related transitions. We may also experience manufacturing problems in achieving acceptable yields as a result of, among other things, transferring production to other facilities, upgrading or expanding existing facilities or changing our process technologies. Yields below our target levels can negatively impact our gross profit and may cause us to eliminate underperforming products.

We rely on a number of independent subcontractors and the failure of any of these independent subcontractors to perform as required could adversely affect our operating results.

A substantial portion of our net sales are derived from semiconductor devices assembled in packages or on film. The packaging and testing of semiconductors require technical skill and specialized equipment. For the portion of packaging and testing that we outsource, we use subcontractors located in Korea, China, Taiwan, Malaysia and Thailand. We rely on these subcontractors to package and test our devices with acceptable quality and yield levels. We could be adversely affected by political disorders, labor disruptions, and natural disasters where our subcontractors are located. If our semiconductor packagers and test service providers experience problems in packaging and testing our semiconductor devices, experience prolonged quality or yield problems or decrease the capacity available to us, our operating results could be adversely affected.

We depend on successful parts and materials procurement for our manufacturing processes, and a shortage or increase in the price of these materials could interrupt our operations and result in a decline of revenues and results of operations.

We procure materials and electronic and mechanical components from international sources and original equipment manufacturers. We use a wide range of parts and materials in the production of our semiconductors, including silicon, processing chemicals, processing gases, precious metals and electronic and mechanical components, some of which, such as silicon wafers, are specialized raw materials that are generally only available from a limited number of suppliers. We do not have long-term agreements providing for all of these materials, thus, if demand increases or supply decreases, the costs of our raw materials could significantly increase. For example, worldwide supplies of silicon wafers, an important raw material for the semiconductors we manufacture, have been constrained in recent years due to an increased demand for polysilicon. Polysilicon is also a key raw material for solar cells, the demand for which has increased in recent years. If we cannot obtain adequate materials in a timely manner or on favorable terms for the manufacture of our products, revenues and results of operations will decline.

We face warranty claims, product return, litigation and liability risks and the risk of negative publicity if our products fail.

Our semiconductors are incorporated into a number of end products, and our business is exposed to product return, warranty and product liability risk and the risk of negative publicity if our products fail. Although we maintain insurance for product liability claims, the amount and scope of our insurance may not be adequate to cover a product liability claim that is asserted against us. In addition, product liability insurance could become more expensive and difficult to maintain and, in the future, may not be available on commercially reasonable terms, or at all.

In addition, we are exposed to the product liability risk and the risk of negative publicity affecting our customers. Our sales may decline if any of our customers are sued on a product liability claim. We also may suffer a decline in sales from the negative publicity associated with such a lawsuit or with adverse public perceptions in general regarding our customers’ products. Further, if our products are delivered with impurities or defects, we could incur additional development, repair or replacement costs, and our credibility and the market’s acceptance of our products could be harmed.

We could suffer adverse tax and other financial consequences as a result of changes in, or differences in the interpretation of, applicable tax laws.

Our company organizational structure was created in part based on certain interpretations and conclusions regarding various tax laws, including withholding tax, and other tax laws of applicable jurisdictions. Our Korean subsidiary, MagnaChip Semiconductor, Ltd., or MagnaChip Korea, was granted a limited tax holiday under Korean law in October 2004. This grant provided for certain tax exemptions for corporate taxes and withholding taxes until December 31, 2008, and for acquisition taxes, property and land use taxes and certain other taxes until December 31, 2013. Our interpretations and conclusions regarding tax laws, however, are not binding on any taxing authority and, if these interpretations and conclusions are incorrect, if our business were to be operated in a way that rendered us ineligible for tax exemptions or caused us to become subject to incremental tax, or if the authorities were to change, modify, or have a different interpretation of the relevant tax laws, we could suffer adverse tax and other financial consequences and the anticipated benefits of our organizational structure could be materially impaired.

The enactment of legislation implementing changes in U.S. taxation of international business activities or the adoption of other tax reform policies could materially impact our financial position and results of operations.

Several tax bills have been introduced to reform U.S. taxation of international business activities. If any of these proposals are enacted into legislation, they could have material adverse consequences on the amount of tax we pay and thereby on our financial position and results of operations.

Our ability to compete successfully and achieve future growth will depend, in part, on our ability to protect our proprietary technology and know-how, as well as our ability to operate without infringing the proprietary rights of others.

We seek to protect our proprietary technologies and know-how through the use of patents, trade secrets, confidentiality agreements and other security measures. The process of seeking patent protection takes a long time and is expensive. There can be no assurance that patents will issue from pending or future applications or that, if patents issue, they will not be challenged, invalidated or circumvented, or that the rights granted under the patents will provide us with meaningful protection or any commercial advantage. Some of our technologies are not covered by any patent or patent application. The confidentiality agreements on which we rely to protect these technologies may be breached and may not be adequate to protect our proprietary technologies. There can be no assurance that other countries in which we market our services will protect our intellectual property rights to the same extent as the United States.

Our ability to compete successfully depends on our ability to operate without infringing the proprietary rights of others. We have no means of knowing what patent applications have been filed in the United States until they are published. In addition, the semiconductor industry is characterized by frequent litigation regarding patent and other intellectual property rights. We may need to file lawsuits to enforce our patents or intellectual property rights, and we may need to defend against claimed infringement of the rights of others. Any litigation could result in substantial costs to us and divert our resources. Despite our efforts in bringing or defending lawsuits, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property. In the event of an adverse outcome in any such litigation, we may be required to:

•	pay substantial damages or indemnify customers or licensees for damages they may suffer if the products they purchase from us or the technology they license from us violate the intellectual property rights of others;

•	stop our manufacture, use, sale or importation of infringing products; expend significant resources to develop or acquire non-infringing technologies;

•	discontinue processes; or

•	obtain licenses to the intellectual property we are found to have infringed.

There can be no assurance that we would be successful in such development or acquisition or that such licenses would be available under reasonable terms, or at all. The termination of key third party licenses relating to the use of intellectual property in our products and our design processes, such as our agreements with Silicon Works Co., Ltd. and ARM Limited, would materially and adversely affect our business.

Our competitors may develop, patent or gain access to know-how and technology similar to our own. In addition, many of our patents are subject to cross licenses, several of which are with our competitors. The noncompetition arrangement agreed to by Hynix in connection with the Original Acquisition expired on October 1, 2007. Under that arrangement, Hynix retained a perpetual license to use the intellectual property that we acquired from Hynix in the Original Acquisition. Now that these noncompetition restrictions have expired, Hynix and its subsidiaries are free to develop products that may incorporate or embody intellectual property developed by us prior to October 2004.

Our expenses could increase if Hynix were unwilling or unable to provide certain services related to our shared facilities with Hynix, and if Hynix were to become insolvent, we could lose certain of our leases.

We are party to a land lease and easement agreement with Hynix pursuant to which we lease the land for our facilities in Cheongju, Korea. If this agreement were terminated for any reason, including the insolvency of Hynix, we would have to renegotiate new lease terms with Hynix or the new owner of the land. We cannot assure you that we could negotiate new lease terms on favorable terms or at all. Because we share certain facilities with Hynix, several services that are essential to our business are provided to us by or through Hynix under our general service supply agreement with Hynix. These services include electricity, bulk gases and de-ionized water, campus facilities and housing, wastewater and sewage management, environmental safety and certain utilities and infrastructure support services. If any of our agreements with Hynix were terminated or if Hynix were unwilling or unable to fulfill its obligations to us under the terms of these agreements, we would have to procure these services on our own and as a result may experience an increase in our expenses.

We are subject to many environmental laws and regulations that could affect our operations or result in significant expenses.

We are subject to requirements of environmental, health and safety laws and regulations in each of the jurisdictions in which we operate, governing air emissions, wastewater discharges, the generation, use, handling, storage and disposal of, and exposure to, hazardous substances (including asbestos) and wastes, soil and groundwater contamination and employee health and safety. These laws and regulations are complex, change frequently and have tended to become more stringent over time. There can be no assurance that we have been, or will be, in compliance with all such laws and regulations or that we will not incur material costs or liabilities in connection with these laws and regulations in the future. The adoption of new environmental, health and safety laws, the failure to comply with new or existing laws, or issues relating to hazardous substances could subject us to material liability (including substantial fines or penalties), impose the need for additional capital equipment or other process requirements upon us, curtail our operations or restrict our ability to expand operations.

If our Korean subsidiary is designated as a regulated business under Korean environmental law, such designation could have an adverse effect on our financial position and results of operation.

In February 2010, the Korean government pre-announced the draft Enforcement Decree to the Framework Act on Low Carbon Green Growth, or the Enforcement Decree. If approved, the Enforcement Decree will become effective in April 2010. According to the Enforcement Decree, businesses that exceed 25,000 tons of greenhouse gas emissions and 100 terajoules of energy consumption for the prior three years will be subject to regulation and will be required to submit plans to reduce greenhouse emissions and energy consumption as well as performance reports and will be subject to government requirements to take further action. If MagnaChip Korea is designated as a regulated business under the Enforcement Decree, we could be subject to additional and potentially costly compliance or remediation expenses which could adversely affect our financial position and results of operations.

We will likely need additional capital in the future, and such capital may not be available on acceptable terms or at all, which would have a material adverse effect on our business, financial condition and results of operations.

We will likely require more capital in the future from equity or debt financings to fund operating expenses, such as research and development costs, finance investments in equipment and infrastructure, acquire complimentary businesses and technologies, and respond to competitive pressures and potential strategic opportunities. If we raise additional funds through further issuances of equity or other securities convertible into equity, our existing stockholders could suffer significant dilution, and any new shares we issue could have rights, preferences or privileges senior to those of the holders of our common stock, including the shares of common stock sold in this offering. In addition, additional capital may not be available when needed or, if available, may not be available on favorable terms. In addition, our indebtedness limits our ability to incur additional indebtedness under certain circumstances. If we are unable to obtain capital on favorable terms, or if we are unable to obtain capital at all, we may have to reduce our operations or forego opportunities, and this may have a material adverse effect on our business, financial condition and results of operations.

Our business depends on international customers, suppliers and operations in Asia, and as a result we are subject to regulatory, operational, financial and political risks, which could adversely affect our financial results.

We rely on, and expect to continue to rely on, suppliers, subcontractors and operations located primarily in Asia. As a result, we face risks inherent in international operations, such as unexpected changes in regulatory requirements, tariffs and other market barriers, political, social and economic instability, adverse tax consequences, war, civil disturbances and acts of terrorism, difficulties in accounts receivable collection, extended payment terms and differing labor standards, enforcement of contractual obligations and protection of intellectual property. These risks may lead to increased costs or decreased revenue growth, or both. Although we do not derive any revenue from, nor sell any products in, North Korea, any future increase in tensions between South Korea and North Korea that may occur, such as an outbreak of military hostilities, would adversely affect our business, financial condition and results of operations.

You may be unable to enforce judgments obtained in United States courts against us or our subsidiaries organized in jurisdictions other than the United States.

Most of our subsidiaries are organized or incorporated outside of the United States and most of our and our subsidiaries’ assets are located outside of the United States. Accordingly, any judgment obtained in the United States against us or our subsidiaries may not be collectible in the United States. In addition, some of our directors and executive officers are not residents of the United States. It may be difficult to enforce civil liabilities in United States courts against these non-resident directors and officers.

Investor confidence may be adversely impacted if we are unable to comply with Section 404 of the Sarbanes-Oxley Act of 2002, and as a result, our stock price could decline.

We will be subject to rules adopted by the Securities Exchange Commission, or SEC, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act, which require us to include in our Annual Report on Form 10-K our management’s report on, and assessment of the effectiveness of, our internal controls over financial reporting. Beginning with our fiscal year ending December 31, 2011, our independent auditors will be required to attest to and report on the effectiveness of our internal control over financial reporting. In connection with audits of our consolidated financial statements for the ten-month period ended October 25, 2009 and two-month period ended December 31, 2009, our independent registered public accounting firm has reported two control deficiencies that existed prior to their review, which represent a material weakness in our internal control over financial reporting. The two control deficiencies which represent a material weakness that our independent registered public accounting firm reported to our board of directors are that we do not have a sufficient number of financial personnel with the requisite financial accounting experience and that our controls over non-routine transactions are not effective to ensure that accounting considerations are identified and appropriately recorded. If we fail to achieve and maintain the adequacy of our internal controls, there is a risk that we will not comply with all of the requirements imposed by Section 404. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. Any of these possible outcomes could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our consolidated financial statements and could result in investigations or sanctions by the SEC, the New York Stock Exchange, or NYSE, or other regulatory authorities or in stockholder litigation. Any of these factors ultimately could harm our business and could negatively impact the market price of our securities. Ineffective control over financial reporting could also cause investors to lose confidence in our reported financial information, which could adversely affect the trading price of our common stock.

Our disclosure controls and procedures are designed to provide reasonable assurance of achieving their objectives. However, our management, including our principal executive officer and principal financial officer, does not expect that our disclosure controls and procedures will prevent all error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected.

We may need to incur impairment and other restructuring charges, which could materially affect our results of operations and financial conditions.

During industry downturns and for other reasons, we may need to record impairment or restructuring charges. From April 4, 2005 through December 31, 2009, we recognized aggregate restructuring and impairment charges of $63.7 million, which consisted of $58.1 million of impairment charges and $5.6 million of restructuring charges. In the future, we may need to record additional impairment charges or to further restructure our business or incur additional restructuring charges, any of which could have a material adverse effect on our results of operations or financial condition.

We are subject to litigation risks, which may be costly to defend and the outcome of which is uncertain.

All industries, including the semiconductor industry, are subject to legal claims, with and without merit, that may be particularly costly and which may divert the attention of our management and our resources in general. We are involved in a variety of legal matters, most of which we consider routine matters that arise in the normal course of business. These routine matters typically fall into broad categories such as those involving customers, employment and labor and intellectual property. Even if the final outcome of these legal claims does not have a material adverse effect on our financial position, results of operations or cash flows, defense and settlement costs can be substantial. Due to the inherent uncertainty of the litigation process, the resolution of any particular legal claim or proceeding could have a material effect on our business, financial condition, results of operations or cash flows.

Risks Related to Our Common Stock

The price of our depositary shares and common stock may be volatile and you may lose all or a part of your investment.

Prior to this offering, there has not been a public market for our depository shares or common stock. Even though we anticipate that our shares will be quoted on the New York Stock Exchange, an active trading market for our depositary shares or common stock may not develop following this offering. You may not be able to sell your shares quickly or at the current market price if trading in our depositary shares or common stock is not active. The initial public offering price for the shares will be determined by negotiations between the underwriters, the selling stockholders and us, and may not be indicative of prices that will prevail in the trading market.

In addition, the trading price of our depositary shares and common stock might be subject to wide fluctuations. Factors, some of which are beyond our control, that could affect the trading price of our depositary shares or common stock may include:

•	actual or anticipated variations in our results of operations from quarter to quarter or year to year;

•	announcements by us or our competitors of significant agreements, technological innovations or strategic alliances;

•	changes in recommendations or estimates by any securities analysts who follow our securities;

•	addition or loss of significant customers;

•	recruitment or departure of key personnel;

•	changes in economic performance or market valuations of competing companies in our industry;

•	price and volume fluctuations in the overall stock market;

•	market conditions in our industry, end markets and the economy as a whole;

•	subsequent sales of stock and other financings;

•	litigation, legislation, regulation or technological developments that adversely affect our business; and

•	the expiration of contractual lock-up agreements with our executive officers, directors and greater than 1% stockholders.

In the past, following periods of volatility in the market price of a public company’s securities, securities class action litigation often has been instituted against the public company. Regardless of its outcome, this type of litigation could result in substantial costs to us and a likely diversion of our management’s attention. You may not receive a positive return on your investment when you sell your shares, and you could lose some or the entire amount of your investment.

Control by principal stockholders could adversely affect our other stockholders.

Based upon the MagnaChip Semiconductor LLC units outstanding as of December 31, 2009, our executive officers, directors and greater than 5% unitholders collectively beneficially owned approximately 86% of the common units of MagnaChip Semiconductor LLC, excluding units issuable upon exercise of outstanding options and warrants, and 86% of the common units, including units issuable upon exercise of outstanding options and warrants that are exercisable within sixty days of December 31, 2009. After giving effect to the corporate conversion and the sale of shares in this offering, our executive officers, directors and greater than 5% stockholders, collectively, would have owned approximately     % of our common stock as of December 31, 2009, assuming no exercise of the underwriters’ option to purchase additional shares from us or the selling stockholders. On the same adjusted basis, and assuming exercise of the underwriters’ option to purchase an additional           shares from us and           shares from the selling stockholders, our executive officers, directors and greater than 5% stockholders, collectively, would have owned approximately     % of our common stock as of December 31, 2009. In addition, Avenue has three designees serving as members of our seven-member board of directors. Therefore, Avenue will continue to have significant influence over our affairs for the foreseeable future, including influence over the election of directors and significant corporate transactions, such as a merger or other sale of our company or our assets.

Our concentration of ownership will limit the ability of other stockholders to influence corporate matters and, as a result, we may take actions that our non-sponsor stockholders do not view as beneficial. For example, our concentration of ownership could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could cause the market price of our common stock to decline or prevent our stockholders from realizing a premium over the market price for their shares of our common stock.

Under our certificate of incorporation, our non-employee directors and non-employee holders of five percent or more of our outstanding common stock do not have a duty to refrain from engaging in a corporate opportunity in the same or similar activities or lines of business as those engaged in by us, our subsidiaries and other related parties. Also, we have renounced any interest or expectancy in such business opportunities even if the opportunity is one that we might reasonably have pursued or had the ability or desire to pursue if granted an opportunity to do so.

The future sale of significant amounts of our common stock may negatively affect our stock price, even if our business is doing well.

Sales of substantial amounts of shares of our common stock in the public market, or the prospect of such sales, could adversely affect the market price of our common stock. After giving effect to the corporate conversion and the sale of shares in this offering, we would have had           shares of common stock outstanding as of December 31, 2009, based on the number of MagnaChip Semiconductor LLC units outstanding as of that date. More than     % of the shares outstanding prior to this offering are subject to lock-up agreements under which the holders of such shares have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this prospectus without the prior written consent of Goldman, Sachs & Co., and Barclays Capital Inc., other than any shares such holders may sell to the underwriters in this offering after the date of this prospectus pursuant to the underwriters’ option to purchase up to           additional shares of our common stock from us and           shares from the selling stockholders; provided, that these agreements do not restrict the ability of the stockholders party to the registration rights agreement to cause a resale registration statement to be filed in accordance with the demand registration rights described under “Description of Capital Stock — Registration Rights.” After the 180-day period, based upon the MagnaChip Semiconductor LLC units outstanding as of December 31, 2009, and the assumed exchange rate of MagnaChip Semiconductor LLC units for MagnaChip Semiconductor Corporation shares,          shares held by current unitholders will be eligible for sale from time to time in the future under Rule 144, Rule 701 or Section 4(1) of the Securities Act with respect to shares covered by Section 1145 of the U.S. Bankruptcy Code.

Goldman, Sachs & Co. and Barclays Capital Inc. can together waive the restrictions of the lock-up agreements at an earlier time without prior notice or announcement and allow stockholders to sell their shares. As restrictions on resale end, the market price of our common stock could drop significantly if the holders of the restricted shares sell such restricted shares or are perceived by the market as intending to sell such restricted shares.

Provisions in our charter documents and Delaware Law may make it difficult for a third party to acquire us and could depress the price of our common stock.

Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. Among other things, our certificate of incorporation and bylaws:

•	authorize our board of directors to issue, without stockholder approval, preferred stock with such terms as the board of directors may determine;

•	divide our board of directors into three classes so that only approximately one-third of the total number of directors is elected each year;

•	permit directors to be removed only for cause by a majority vote;

•	prohibit action by written consent of our stockholders;

•	prohibit any person other than our board of directors, the chairman of our board of directors, our Chief Executive Officer or holders of at least 25% of the voting power of all then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors to call a special meeting of our stockholders; and

•	specify advance notice requirements for stockholder proposals and director nominations.

In addition, following this offering, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law, or DGCL, regulating corporate takeovers and which has an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for shares of our common stock. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	on or after such date, the business combination is approved by the board of directors and authorized at a meeting of stockholders, and not by written consent, by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any such entity or person.

A Delaware corporation may opt out of this provision by express provision in its original certificate of incorporation or by amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out of, and do not currently intend to opt out of, this provision.

We may apply the proceeds of this offering to uses that do not improve our operating results or increase the value of your investment.

We intend to use the net proceeds from this offering to pay certain employee incentive payments payable upon the closing of this offering, to pay certain expenses of this offering, and for general corporate purposes, including working capital and capital expenditures. We may also use a portion of the net proceeds to acquire or invest in companies and technologies that we believe will complement our business although we have no specific plans at this time to do so. However, we will have broad discretion in how we use the net proceeds of this offering. These proceeds could be applied in ways that do not improve our operating results or increase the value of your investment. Until the net proceeds are used, they may be placed in investments that do not produce income or that lose value.

You will incur immediate and substantial dilution and may experience further dilution immediately upon the sale of our common stock in this offering.

The initial public offering price of our common stock is substantially higher than $     , the net tangible book value per share of our common stock as of December 31, 2009, calculated on a pro forma basis as adjusted for the sale of shares in this offering. Therefore, if you purchase our common stock in this offering, you will incur an immediate dilution of $      in net tangible book value per share from the price you paid, based on the assumed initial offering price of $      per share. The exercise of outstanding options and warrants to purchase shares of our common stock at a weighted average exercise price of $      and $     per share, respectively (assuming a conversion ratio of          between the common units of MagnaChip Semiconductor LLC and our shares of common stock), will result in further dilution.

We will incur increased costs as a result of being a publicly listed company, and these additional costs could harm our business and results of operations.

The Sarbanes-Oxley Act, as well as rules promulgated by the SEC and the NYSE, require us to adopt corporate governance practices applicable to U.S. public companies. These rules and regulations will increase our legal and financial compliance costs and make certain compliance and reporting activities more time-consuming. We also expect it to be more difficult and more expensive for us to obtain and maintain director and officer liability insurance, which may cause us to accept reduced policy limits and reduced coverage or to incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We cannot predict or estimate the amount of additional costs we may incur, but these additional costs and demands on management time and attention may harm our business and results of operations.

We do not intend to pay dividends for the foreseeable future after this offering, and therefore, investors should rely on sales of their common stock as the only way to realize any future gains on their investments.

We do not intend to pay any cash dividends in the foreseeable future after this offering. The payment of cash dividends on common stock is restricted under the terms of our senior secured credit agreement. We anticipate that we will retain all of our future earnings after this offering for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

INDUSTRY AND MARKET DATA

In this prospectus, we rely on and refer to information regarding the semiconductor market from iSuppli Corporation, or iSuppli, and Gartner, Inc., or Gartner. Market data attributed to iSuppli is from “Display Driver ICs Q4 2009 Market Tracker” and “Power Management Q4 2009 Market Tracker” and market data attributed to Gartner is from “Semiconductor Forecast Worldwide: Forecast Database, 24 Feb 2010.” Although we believe that this information is reliable, we have not independently verified it. We do not have any obligation to announce or otherwise make publicly available updates or revisions to forecasts contained in these documents. In addition, in many cases, we have made statements in this prospectus regarding our industry and our position in the industry based on our experience in the industry and our own investigation of market conditions.

SPECIAL CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Information concerning us and this offering is subject to risks and uncertainties. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. All statements other than statements of historical facts included in this prospectus that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements.

These forward-looking statements are largely based on our expectations and beliefs concerning future events, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Although we believe our estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure any reader that those statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the factors listed in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections and elsewhere in this prospectus.

All forward-looking statements speak only as of the date of this prospectus. We do not intend to publicly update or revise any forward-looking statements as a result of new information or future events or otherwise, except as required by law. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of the common stock that we are offering will be approximately $      million, after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us (assuming an initial public offering price of $      per share, the midpoint of the range set forth on the cover page of this prospectus). We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

We intend to use the net proceeds to us from this offering as follows:

•	approximately $12 million to fund incentive payments to all of our employees; and

•	approximately $ million to fund working capital and for general corporate purposes.

Pending such uses, we intend to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities.

If we raise more or fewer proceeds from this offering than anticipated, we expect to increase or reduce the amount that we use to fund working capital and for general corporate purposes by a commensurate amount.

DIVIDEND POLICY

We do not intend to pay any cash dividends on our common stock in the foreseeable future after this offering. We anticipate that we will retain all of our future earnings after this offering for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. The payment of cash dividends on our common stock is restricted under the terms of our senior secured credit agreement.

CORPORATE CONVERSION

In connection with this offering, our board of directors will elect to convert MagnaChip Semiconductor LLC from a Delaware limited liability company to a Delaware corporation. In order to consummate such a conversion, a certificate of conversion will be filed with the Secretary of State of the State of Delaware prior to the closing of this offering. In connection with the corporate conversion, outstanding common units of MagnaChip Semiconductor LLC will be automatically converted into shares of common stock of MagnaChip Semiconductor Corporation, outstanding options to purchase common units of MagnaChip Semiconductor LLC will be automatically converted into options to purchase shares of common stock of MagnaChip Semiconductor Corporation and outstanding warrants to purchase common units of MagnaChip Semiconductor LLC will be automatically converted into warrants to purchase shares of common stock of MagnaChip Semiconductor Corporation, all at a ratio of          .

CAPITALIZATION

The following table sets forth the following information:

•	the actual capitalization of MagnaChip Semiconductor LLC as of December 31, 2009; and

•	our pro forma capitalization as of December 31, 2009 after giving effect to (i) the corporate conversion, as adjusted for (ii) the sale of shares of our common stock in this offering at an initial public offering price of $ per share (the midpoint of the range set forth on the front cover of this prospectus), after the deduction of the underwriting discounts and commissions and the estimated offering expenses payable by us, and the application of the related proceeds as described under “Use of Proceeds.”

This table should be read together with “Use of Proceeds,” “Selected Historical Consolidated Financial and Operating Data,” “Unaudited Pro Forma Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of December 31, 2009
	(in millions)
		Pro Forma
	Actual	as Adjusted

Total indebtedness (including current portion of senior secured credit facility)	$61.8	$61.8
Stockholders’ equity:
Common units, no par value; 375,000,000 units authorized, 307,083,996 issued and outstanding, actual; and no units issued and outstanding, pro forma as adjusted	55.1	—
Preferred stock, $0.01 par value, no shares authorized, issued and outstanding, actual; shares authorized, no shares issued and outstanding, pro forma as adjusted.
Common stock, par value $0.01 per share; shares authorized, no shares issued and outstanding, actual; and shares issued and outstanding, pro forma as adjusted	—
Additional paid-in capital	168.7
Accumulated deficit	(2.0)
Accumulated other comprehensive loss	(6.2)

Total unitholders’ / stockholders’ equity	215.7

Total capitalization	$277.4

(1)	A $1.00 decrease or increase in the assumed initial public offering price would result in approximately a $ million decrease or increase in each of pro forma as adjusted additional paid-in capital, total stockholders’ equity and total capitalization, assuming the total number of shares offered by us remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

DILUTION

Our net tangible book value as of December 31, 2009, on a pro forma basis, was approximately $      million, or $      per share of our common stock. Pro forma net tangible book value per share represents our total tangible assets reduced by our total liabilities and divided by the number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share that you pay in this offering and the net tangible book value per share immediately after this offering.

After giving effect to the receipt of the estimated net proceeds from the sale by us of           shares, our net tangible book value at December 31, 2009 on the pro forma basis would have been approximately $      , or $      per share of common stock. This represents an immediate increase in pro forma net tangible book value per share of $      to existing stockholders and an immediate decrease in pro forma net tangible book value per share of $      to you. The following table illustrates the dilution.

Assumed initial public offering price per share		$
Net pro forma tangible book value per share as of December 31, 2009	$
Increase in pro forma net tangible book value per share attributable to new investors	$

Pro forma net tangible book value per share after giving effect to this offering

Dilution per share to new investors		$

A $1.00 increase or decrease in the assumed initial public offering price of $      per share would increase or decrease the pro forma net tangible book value per share after giving effect to this offering by $      per share and would increase or decrease the dilution in pro forma net tangible book value per share to investors in this offering by $      per share. This calculation assumes that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and reflects the deduction of the underwriting discounts and commissions and estimated expenses of this offering.

The following table sets forth, as of December 31, 2009, on the pro forma basis as adjusted to give effect to this offering, the differences between the amounts paid or to be paid by the groups set forth in the table with respect to the aggregate number of shares of our common stock acquired or to be acquired by each group.

	Shares		Total		Average
	Purchased		Consideration		Price
	Number %		Amount %		Per Share
(In millions, except share and % data)

Existing stockholders		%	$	%	$
New investors(1)
Total		%	$	%	$

(1)	Before deduction of the underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters’ option to purchase additional shares from us and the selling stockholders is exercised in full, the number of shares of common stock held by existing stockholders will be reduced to     , or     % of the aggregate number of shares of common stock outstanding after this offering, and the number of shares of common stock held by new investors will be increased to      , or     % of the aggregate number of shares of common stock outstanding after this offering.

To the extent that any outstanding options and warrants to purchase shares of our common stock are exercised, investors in this offering will experience further dilution. The table below sets forth the matters described with respect to the table above and assumes the exercise of all options and warrants outstanding or exercisable as of December 31, 2009. Assuming such exercise, the total number of shares purchased would be increased as a result of the additional shares underlying the options and warrants being issued. Therefore the percentage of shares purchased by the existing stockholders and new investors relative to all three groups would be decreased. Similarly, as a result of the option and warrant exercises, the total consideration to be received by us would be increased because of the additional cash received by us from option and warrant exercises. Such increase in total consideration would have the effect of decreasing the percentage of total consideration paid by the existing stockholders and new investors relative to all three groups. The average price per share for the existing stockholders and new investors would remain unchanged.

Average
	Shares		Total		Price
	Purchased		Consideration		Per
	Number %		Amount %		Share
(In millions, except share and % data)

Existing stockholders		%	$	%	$
New investors(1)
Option and warrant holders(2)
Total		%	$	%	$

(1)	Before deduction of the underwriting discounts and commissions and estimated offering expenses payable by us.

(2)	Includes shares of common stock issuable upon exercise of options previously granted to our officers, directors and employees and warrants issued in connection with our reorganization proceedings.

If the underwriters’ option to purchase additional shares from us and the selling stockholders is exercised in full, the number of shares of common stock held by existing stockholders will be reduced to          , or     % of the aggregate number of shares of common stock outstanding after this offering, and the number of shares of common stock held by new investors will be increased to     , or     % of the aggregate number of shares of common stock outstanding after this offering.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

The following tables set forth selected historical consolidated financial data of MagnaChip Semiconductor LLC (to be converted into MagnaChip Semiconductor Corporation in connection with this offering) on or as of the dates and for the periods indicated. The selected historical consolidated financial data presented below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the notes to those consolidated financial statements, appearing elsewhere in this prospectus.

We have derived the selected consolidated financial data as of December 31, 2009 and 2008 and for the two-month period ended December 31, 2009, the ten-month period ended October 25, 2009 and the years ended December 31, 2008 and 2007 from the historical audited consolidated financial statements of MagnaChip Semiconductor LLC included elsewhere in this prospectus. We have derived the selected consolidated financial data as of December 31, 2007, 2006 and 2005 and for the years ended December 31, 2006 and 2005 from the historical audited consolidated financial statements of MagnaChip Semiconductor LLC not included in this prospectus. The historical results of MagnaChip Semiconductor LLC for any prior period are not necessarily indicative of the results to be expected in any future period.

In connection with our emergence from reorganization proceedings, we implemented fresh-start accounting in accordance with applicable ASC 852 governing reorganizations. We elected to adopt a convenience date of October 25, 2009 (a month end for our financial reporting purposes) for application of fresh-start accounting. In accordance with the ASC 852 governing reorganizations, we recorded largely non-cash reorganization income and expense items directly associated with our reorganization proceedings including professional fees, the revaluation of assets, the effects of our reorganization plan and fresh-start accounting and write-off of debt issuance costs. As a result of the application of fresh-start accounting, our financial statements prior to and including October 25, 2009 represent the operations of our pre-reorganization predecessor company and are presented separately from the financial statements of our post-reorganization successor company. As a result of the application of fresh-start accounting, the financial statements prior to and including October 25, 2009 are not fully comparable with the financial statements for periods on or after October 25, 2009.

	Successor(1)	Predecessor
	Two- Month	Ten- Month
	Period Ended	Period Ended	Years Ended
	December 31,	October 25,	December 31,
	2009	2009	2008	2007	2006	2005
	(Audited)
	(In millions, except per common unit data)
Statements of Operations Data:
Net sales	$111.1	$449.0	$601.7	$709.5	$683.9	$774.3
Cost of sales	90.4	311.1	445.3	578.9	580.4	591.1

Gross profit	20.7	137.8	156.4	130.7	103.4	183.2
Selling, general and administrative expenses	14.5	56.3	81.3	82.7	76.1	119.4
Research and development expenses	14.7	56.1	89.5	90.8	87.2	96.1
Restructuring and impairment charges	—	0.4	13.4	12.1	1.7	36.1

Operating income (loss) from continuing operations	(8.6)	25.0	(27.7)	(54.9)	(61.6)	(68.4)
Interest expense, net	1.3	31.2	76.1	60.3	57.2	57.2
Foreign currency gain (loss), net	9.3	43.4	(210.4)	(4.7)	50.9	16.5
Reorganization items, net	—	804.6	—	—	—	—

	8.1	816.8	(286.5)	(65.0)	(6.3)	(40.7)
Income (loss) from continuing operations before income taxes	(0.5)	841.8	(314.3)	(120.0)	(67.9)	(109.1)
Income tax expenses	1.9	7.3	11.6	8.8	9.1	2.0

Income (loss) from continuing operations	(2.5)	834.5	(325.8)	(128.8)	(76.9)	(111.1)
Income (loss) from discontinued operations, net of taxes	0.5	6.6	(91.5)	(51.7)	(152.4)	10.2

Net income (loss)	$(2.0)	$841.1	$(417.3)	$(180.6)	$(229.3)	$(100.9)

Dividends accrued on preferred units	—	6.3	13.3	12.0	10.9	9.9
Income (loss) from continuing operations attributable to common units	(2.5)	828.2	(339.1)	(140.9)	(87.9)	(121.1)

Net income (loss) attributable to common units	$(2.0)	$834.8	$(430.6)	$(192.6)	$(240.2)	$(110.8)

Per unit data:
Earnings (loss) from continuing operations per common unit — Basic and diluted	(0.01)	15.65	(6.43)	(2.69)	(1.66)	(2.29)
Earnings (loss) from discontinued operations per common unit — Basic and diluted	—	0.12	(1.73)	(0.99)	(2.88)	0.19
Earnings (loss) per common unit — Basic and diluted	(0.01)	15.77	(8.16)	(3.68)	(4.54)	(2.10)
Weighted average number of common units — Basic and diluted	300.863	52.923	52.769	52.297	52.912	52.898
Balance Sheet Data (at period end):
Cash and cash equivalents	$64.9		$4.0	$64.3	$89.2	$86.6
Total assets	453.3		399.2	707.9	770.1	1,040.6
Total indebtedness(2)	61.8		845.0	830.0	750.0	750.0
Long-term obligations(3)	61.5		143.2	879.4	867.4	856.7
Unitholders’ equity	215.7		(787.8)	(477.5)	(284.5)	(46.5)
Supplemental Data (unaudited):
Adjusted EBITDA(4)	22.1	76.6	59.8	111.2
Adjusted Net Income (Loss)(5)	13.3	9.3	(71.7)	(82.6)

(1)	As of October 25, 2009, the fresh-start adoption date, we adopted fresh-start accounting for our consolidated financial statements. Because of the emergence from reorganization proceedings and adoption of fresh-start accounting, the historical financial information for periods after October 25, 2009 is not fully comparable to periods before October 25, 2009. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Changes to Our Business.”

(2)	Total indebtedness is calculated as long and short-term borrowings, including the current portion of long-term borrowings.

(3)	Long-term obligations include long-term borrowings, capital leases and redeemable convertible preferred units.

(4)	We define Adjusted EBITDA as net income (loss) less income (loss) from discontinued operations, net of taxes, adjusted to exclude (i) depreciation and amortization associated with continuing operations, (ii) interest expense, net, (iii) income tax expenses, (iv) restructuring and impairment charges, (v) other restructuring charges, (vi) abandoned IPO expenses, (vii) subcontractor claim settlement, (viii) the increase in cost of sales resulting from the fresh-start inventory accounting step-up, (ix) equity-based compensation expense, (x) reorganization items, net and (xi) foreign currency gain (loss), net. See the footnotes to the table below for further information regarding these items. We present Adjusted EBITDA as a supplemental measure of our performance because:

•	Adjusted EBITDA eliminates the impact of a number of items that may be either one time or recurring items that we do not consider to be indicative of our core ongoing operating performance;

•	we believe that Adjusted EBITDA is an enterprise level performance measure commonly reported and widely used by analysts and investors in our industry;

•	we anticipate that our investor and analyst presentations after we are public will include Adjusted EBITDA; and

•	we believe that Adjusted EBITDA provides investors with a more consistent measurement of period to period performance of our core operations, as well as a comparison of our operating performance to that of other companies in our industry.

We use Adjusted EBITDA in a number of ways, including:

•	for planning purposes, including the preparation of our annual operating budget;

•	to evaluate the effectiveness of our enterprise level business strategies;

•	in communications with our board of directors concerning our consolidated financial performance;

•	in certain of our compensation plans as a performance measure for determining incentive compensation payments; and

•	to measure our compliance with certain covenants in our debt agreements.

We encourage you to evaluate each adjustment and the reasons we consider them appropriate. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Adjusted EBITDA is not a measure defined in accordance with GAAP and should not be construed as an alternative to income from continuing operations, cash flows from operating activities or net income (loss), as determined in accordance with GAAP. A reconciliation of net income (loss) to Adjusted EBITDA is as follows:

	Historical
	Successor	Predecessor
	Two- Month	Ten- Month
	Period Ended	Period Ended	Years Ended
	December 31,	October 25,	December 31,
	2009	2009	2008	2007
	(In millions)
Net income (loss)	$(2.0)	$841.1	$(417.3)	$(180.6)
Less: Income (loss) from discontinued operations, net of taxes	0.5	6.6	(91.5)	(51.7)

Income (loss) from continuing operations	(2.5)	834.5	(325.8)	(128.8)
Adjustments:
Depreciation and amortization associated with continuing operations	11.2	37.7	63.8	152.2
Interest expense, net	1.3	31.2	76.1	60.3
Income tax expense	1.9	7.3	11.6	8.8
Restructuring and impairment charges(a)	—	0.4	13.4	12.1
Other restructuring charges(b)	—	13.3	6.2	—
Abandoned IPO expenses(c)	—	—	3.7	—
Subcontractor claim settlement(d)	—	—	—	1.3
Reorganization items, net(e)	—	(804.6)	—	—
Inventory step-up(f)	17.2	—	—	—
Equity based compensation expense(g)	2.2	0.2	0.5	0.6
Foreign currency gain (loss), net(h)	(9.3)	(43.4)	210.4	4.7

Adjusted EBITDA	$22.1	$76.6	$59.8	$111.2

(a)	This adjustment is comprised of all items included in the restructuring and impairment charges line item on our consolidated statements of operations, and eliminates the impact of restructuring and impairment charges related to (i) for 2009, termination benefits and other related costs, for the ten-month period ended October 25, 2009 in connection with the closure of one of our research and development facilities in Japan, (ii) for 2008, goodwill impairment triggered by the significant adverse change in the revenue of our mobile display solutions, or MDS reporting unit, and a reversal of a portion of the restructuring accrual related to the closure of our Gumi five-inch wafer fabrication facilities in 2007, and (iii) for 2007, the closure of our Gumi five-inch wafer fabrication facilities. We do not believe these restructuring and impairment charges are indicative of our core ongoing operating performance because we do not anticipate similar facility closures and market driven events in our ongoing operations, although we cannot guarantee that similar events will not occur in the future.

(b)	This adjustment relates to certain restructuring charges that are not included in the restructuring and impairment charges line item on our consolidated statements of operations. These items are included in selling, general and administrative expenses in our consolidated statements of operations. These charges are comprised of the following: (i) for 2009, a charge of $13.3 million for restructuring-related professional fees and related expenses, and (ii) for 2008, a charge of $6.2 million for restructuring-related professional fees and related expenses. We do not believe these other restructuring charges are indicative of our core ongoing operating performance because these charges were related, in significant part, to actions we took in response to the impacts on our business resulting from the global economic recession that persisted through 2008 and 2009. We cannot guarantee that similar charges will not be incurred in the future.

(c)	This adjustment eliminates a $3.7 million charge in 2008 related to expenses incurred in connection with our abandoned initial public offering in 2008. We do not believe that these charges are indicative of our core operating performance. We expect to incur similar costs in connection with this offering.

(d)	This adjustment eliminates a $1.3 million charge attributable to a one-time settlement of claims with a subcontractor. We no longer obtain services from this subcontractor and do not expect to incur similar charges in the future.

(e)	This adjustment eliminates the impact of largely non-cash reorganization income and expense items directly associated with our reorganization proceedings from our ongoing operations including, among others, professional fees, the revaluation of assets, the effects of the Chapter 11 reorganization plan and fresh-start accounting principles and the write-off of debt issuance costs. Included in reorganization items, net for the ten-month period ended October 25, 2009 was our predecessor’s gain recognized from the effects of our reorganization proceedings. The gain results from the difference between our predecessor’s carrying value of remaining pre-petition liabilities subject to compromise and the amounts to be distributed pursuant to the reorganization proceedings. The gain from the effects of the reorganization proceedings and the application of fresh-start accounting principles is comprised of the discharge of liabilities subject to compromise, net of the issuance of new common units and new warrants and the accrual of amounts to be settled in cash. For details regarding this adjustment, see note 5 to the consolidated financial statements of MagnaChip Semiconductor LLC for the ten months ended October 25, 2009 and the two months ended December 31, 2009 included elsewhere in this prospectus. We do not believe these items are indicative of our core ongoing operating performance because they were incurred as a result of our Chapter 11 reorganization.

(f)	This adjustment eliminates the one-time impact on cost of sales associated with the write-up of our inventory in accordance with the principles of fresh-start accounting upon consummation of the Chapter 11 reorganization.

(g)	This adjustment eliminates the impact of non-cash equity-based compensation expenses. Although we expect to incur non-cash equity-based compensation expenses in the future, we believe that analysts and investors will find it helpful to review our operating performance without the effects of these non-cash expenses, as supplemental information.

(h)	This adjustment eliminates the impact of non-cash foreign currency translation associated with intercompany debt obligations and foreign currency denominated receivables and payables, as well as the cash impact of foreign currency transaction gains or losses on collection of such receivables and payment of such payables. Although we expect to incur foreign currency translation gains or losses in the future, we believe that analysts and investors will find it helpful to review our operating performance without the effects of these primarily non-cash gains or losses, as supplemental information.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Adjusted EBITDA does not consider the potentially dilutive impact of issuing equity-based compensation to our management team and employees;

•	Adjusted EBITDA does not reflect the costs of holding certain assets and liabilities in foreign currencies; and

•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

(5)	We present Adjusted Net Income as a further supplemental measure of our performance. We prepare Adjusted Net Income by adjusting net income (loss) to eliminate the impact of a number of non-cash expenses and other items that may be either one time or recurring that we do not consider to be indicative of our core ongoing operating performance. We believe that Adjusted Net Income is particularly useful because it reflects the impact of our asset base and capital structure on our operating performance.

We present Adjusted Net Income for a number of reasons, including:

•	we use Adjusted Net Income in communications with our board of directors concerning our consolidated financial performance;

•	we believe that Adjusted Net Income is an enterprise level performance measure commonly reported and widely used by analysts and investors in our industry; and

•	we anticipate that our investor and analyst presentations after we are public will include Adjusted Net Income.

Adjusted Net Income is not a measure defined in accordance with GAAP and should not be construed as an alternative to income from continuing operations, cash flows from operating activities or net income (loss), as determined in accordance with GAAP. We encourage you to evaluate each adjustment and the reasons we consider them appropriate. Other companies in our industry may calculate Adjusted Net Income differently than we do, limiting its usefulness as a comparative measure. In addition, in evaluating Adjusted Net Income, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. We define Adjusted Net Income as net income (loss) less income (loss) from discontinued operations, net of taxes, excluding (i) restructuring and impairment charges, (ii) other restructuring charges, (iii) abandoned IPO expenses, (vi) subcontractor claim settlement, (v) reorganization items, net, (vi) the increase in cost of sales resulting from the fresh-start accounting inventory step-up, (vii) equity based compensation expense, (viii) amortization of intangibles associated with continuing operations and (ix) foreign currency gain (loss).

The following table summarizes the adjustments to net income (loss) that we make in order to calculate Adjusted Net Income for the periods indicated:

	Historical
	Successor	Predecessor
	Two- Month	Ten- Month
	Period Ended	Period Ended	Years Ended
	December 31,	October 25,	December 31,
	2009	2009	2008	2007
	(In millions)
Net income (loss)	$(2.0)	$841.1	$(417.3)	$(180.6)
Less: Income (loss) from discontinued operations, net of taxes	0.5	6.6	(91.5)	(51.7)

Income (loss) from continuing operations	(2.5)	834.5	(325.8)	(128.8)
Adjustments:
Restructuring and impairment charges(a)	—	0.4	13.4	12.1
Other restructuring charges(b)	—	13.3	6.2	—
Abandoned IPO expenses(c)	—	—	3.7	—
Subcontractor claim settlement(d)	—	—	—	1.3
Reorganization items, net(e)	—	(804.6)	—	—
Inventory step-up(f)	17.2	—	—	—
Equity based compensation expense(g)	2.2	0.2	0.5	0.6
Amortization of intangibles associated with continuing operations(h)	5.6	8.8	20.0	27.5
Foreign currency gain (loss), net(i)	(9.3)	(43.4)	210.4	4.7

Adjusted Net Income (Loss)	$13.3	$9.3	$(71.7)	$(82.6)

(a)	This adjustment is comprised of all items included in the restructuring and impairment charges line item on our consolidated statements of operations, and eliminates the impact of restructuring and impairment charges related to (i) for 2009, termination benefits and other related costs, for the ten-month period ended October 25, 2009 in connection with the closure of one of our research and development facilities in Japan, (ii) for 2008, goodwill impairment triggered by the significant adverse change in the revenue of our MDS reporting unit and a reversal of a portion of the restructuring accrual related to the closure of our Gumi five-inch wafer fabrication facilities in 2007, and (iii) for 2007, the closure of our Gumi five-inch wafer fabrication facilities. We do not believe these restructuring and impairment charges are indicative of our core ongoing operating performance because we do not anticipate similar facility closures and market driven events in our ongoing operations, although we cannot guarantee that similar events will not occur in the future.

(b)	This adjustment relates to certain restructuring charges that are not included in the restructuring and impairment charges line item on our consolidated statements of operations. These items are included in selling, general and administrative expenses in our consolidated statements of operations. These charges are comprised of the following: (i) for 2009, a charge of $13.3 million for restructuring-related professional fees and related expenses, and (ii) for 2008, a charge of $6.2 million for restructuring-related professional fees and related expenses. We do not believe these other restructuring charges are indicative of our core ongoing operating performance because these charges were related, in significant part, to actions we took in response to the impacts on our business resulting from the global economic recession that persisted through 2008 and 2009. We cannot guarantee that similar charges will not be incurred in the future.

(c)	This adjustment eliminates a $3.7 million charge in 2008 related to expenses incurred in connection with our abandoned initial public offering in 2008. We do not believe that these charges are indicative of our core operating performance. We expect to incur costs in connection with this offering.

(d)	This adjustment eliminates a $1.3 million charge attributable to a one-time settlement of claims with a subcontractor. We no longer obtain services from this subcontractor and do not expect to incur similar charges in the future.

(e)	This adjustment eliminates the impact of largely non-cash reorganization income and expense items directly associated with our reorganization proceedings from our ongoing operations including, among others, professional fees, the revaluation of assets, the effects of the Chapter 11 reorganization plan and fresh-start accounting principles and the write-off of debt issuance costs. Included in reorganization items, net for the ten-month period ended October 25, 2009 was our predecessor’s gain recognized from the effects of our reorganization proceedings. The gain results from the difference between our predecessor’s carrying value of remaining pre-petition liabilities subject to compromise and the amounts to be distributed pursuant to the reorganization proceedings. The gain from the effects of the reorganization proceedings and the application of fresh-start accounting principles is comprised of the discharge of liabilities subject to compromise, net of the issuance of new common units and new warrants and the accrual of amounts to be settled in cash. For details regarding this adjustment, see note 5 to the consolidated financial statements of MagnaChip Semiconductor LLC for the ten-month period ended October 25, 2009 and the two-month period ended December 31, 2009 included elsewhere in this prospectus. We do not believe these items are indicative of our core ongoing operating performance because they were incurred as a result of our reorganization proceedings.

(f)	This adjustment eliminates the one-time impact on cost of sales associated with the write-up of our inventory in accordance with the principles of fresh-start accounting upon consummation of the Chapter 11 reorganization.

(g)	This adjustment eliminates the impact of non-cash equity-based compensation expenses. Although we expect to incur non-cash equity-based compensation expenses in the future, we believe that analysts and investors will find it helpful to review our operating performance without the effects of these non-cash expenses, as supplemental information.

(h)	This adjustment eliminates the non-cash impact of amortization expense for intangible assets created as a result of the purchase accounting treatment of the Original Acquisition and other subsequent acquisitions, and from the application of fresh-start accounting in connection with the reorganization proceedings. We do not believe these non-cash amortization expenses for intangibles are indicative of our core ongoing operating performance because the assets would not have been capitalized on our balance sheet but for the application of purchase accounting or fresh-start accounting, as applicable.

(i)	This adjustment eliminates the impact of non-cash foreign currency translation associated with intercompany debt obligations and foreign currency denominated receivables and payables, as well as the cash impact of foreign currency transaction gains or losses on collection of such receivables and payment of such payables. Although we expect to incur foreign currency translation gains or losses in the future, we believe that analysts and investors will find it helpful to review our operating performance without the effects of these primarily non-cash gains or losses, as supplemental information.

Adjusted Net Income has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted Net Income does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	Adjusted Net Income does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted Net Income does not consider the potentially dilutive impact of issuing equity-based compensation to our management team and employees;

•	Adjusted Net Income does not reflect the costs of holding certain assets and liabilities in foreign currencies; and

•	other companies in our industry may calculate Adjusted Net Income differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted Net Income should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted Net Income only supplementally.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

We have prepared the unaudited pro forma condensed consolidated financial information of MagnaChip for the year ended December 31, 2009 in accordance with Article II of Regulation S-X. The unaudited pro forma condensed consolidated statement of operations is derived from the historical consolidated financial statements of MagnaChip Semiconductor LLC and gives pro forma effect to the following as if these events had occurred on January 1, 2009:

•	the reorganization proceedings and adoption of fresh-start reporting; and

•	the corporate conversion

The unaudited consolidated pro forma balance sheet as of December 31, 2009 gives effect to the corporate conversion as if it occurred on December 31, 2009.

Basis of Presentation

The following information should be read in conjunction with “Selected Historical Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” “Capitalization” and the audited consolidated financial statements of MagnaChip Semiconductor LLC and the related notes included elsewhere in this prospectus. The unaudited pro forma consolidated financial information is not necessarily indicative of operating results or the financial position that would have been achieved if the transactions identified above had occurred on the dates indicated, nor does it purport to represent the results we will obtain in the future.

Management has prepared the accompanying unaudited pro forma balance sheet as of December 31, 2009 and consolidated statement of operations for the year ended December 31, 2009 in accordance with Article 11 of Regulation S-X for inclusion in this prospectus.

The accounting policies used in the preparation of the unaudited pro forma consolidated financial statements are those disclosed in the audited consolidated financial statements of MagnaChip Semiconductor LLC for the ten-month period ended October 25, 2009 and the two-month period ended December 31, 2009.

The following summary historical and unaudited pro forma condensed consolidated financial information should be read in conjunction with “Capitalization,” “Selected Historical Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the notes to those financial statements, included elsewhere in this prospectus.

The Reorganization Proceedings and Related Events

On June 12, 2009 MagnaChip Semiconductor LLC, along with certain of its subsidiaries, including MagnaChip Semiconductor S.A., filed a voluntary petition for relief in the United States Bankruptcy Court for the District of Delaware under Chapter 11 of the United States Bankruptcy Code. On November 9, 2009, our plan of reorganization became effective and we emerged from the reorganization proceedings.

In connection with our emergence from the reorganization proceedings, we implemented fresh-start accounting in accordance with ASC 852. We elected to adopt a convenience date of October 25, 2009 (a month end for our financial reporting purposes) for application of fresh-start accounting. In accordance with ASC 852, we recorded largely non-cash reorganization income and expense items directly associated with our reorganization proceedings including the revaluation of assets, the effects of our reorganization plan and fresh-start accounting, the write-off of debt issuance costs and professional fees.

In implementing fresh-start accounting, we re-measured our asset values and stated all liabilities, other than deferred taxes and severance benefits, at fair value or at present values of the amounts to be paid using appropriate market interest rates. As of October 25, 2009 the fair value of our assets and the fair value or present value of our liabilities were as follows:

Successor
October 25, 2009

Assets:
Cash and cash equivalents	$67.6
Inventories	69.3
Other current assets	110.5
Property plant and equipment	158.4
Intangible assets	55.2
Other non-current assets	24.5

Total Assets	485.5
Liabilities:
Current portion long term debt	0.5
Other current liabilities	123.9
Long-term debt	61.3
Other non-current liabilities	81.5

Total liabilities	267.2

Net Assets acquired	$218.4

The intangible assets recognized as part of fresh-start accounting and the related estimated useful lives are as follows:

		Estimated
Intangible Assets	Fair Value	Useful lives

Technology	$14.7	1-5
Customer relationships	26.1	0.5-5
Intellectual property assets	4.7	4
In-process research and development	9.7

Total Intangible Assets	$55.2

The adjustments made for the reorganization proceedings in the unaudited pro forma condensed consolidated financial information for the year ended December 31, 2009 assumes the financial effects on us resulting from the implementation of the Chapter 11 plan of reorganization and the adoption of fresh-start accounting as described above.

The Corporate Conversion

Prior to the closing of this offering, MagnaChip Semiconductor LLC will convert from a Delaware limited liability company to a Delaware corporation. The corporate conversion adjustments in the unaudited pro forma consolidated financial information for the year ended December 31, 2009 assume (a) the consummation of the corporate conversion of MagnaChip Semiconductor LLC and the effectiveness of our certificate of incorporation, which is expected to occur prior to the closing of this offering and (b) the automatic conversion of all of the outstanding common units of MagnaChip Semiconductor LLC for shares of our common stock at a ratio of          . No U.S. federal taxable income or taxable gain is expected to be recognized by MagnaChip Semiconductor Corporation as a result of our conversion from a limited liability company to a corporation.

	Audited		Unaudited
	Historical
	Successor	Predecessor
	Two-Month	Ten-Month
	Period	Period			Pro Forma
	Ended	Ended			Year Ended
	December 31,	October 25,			December 31,
	2009	2009	Adjustments		2009
	(In millions, except common unit/share data)

Condensed Pro Forma Statements of Operations:
Net sales	$111.1	$449.0	$—		$560.1
Cost of sales	90.4	311.1	(22.7	)(1)(2)	378.9

Gross profit	20.7	137.8			181.2
Selling, general and administrative expenses	14.5	56.3	0.8	(1)	71.6
Research and development expenses	14.7	56.1	6.4	(1)	77.3
Restructuring and impairment charges	—	0.4	—		0.4

Operating income (loss) from continuing operations	(8.6)	25.0	—		31.9
Interest expense, net	1.3	31.2	(23.0	)(3)	9.4
Foreign currency gain, net	9.3	43.4	—		52.8
Reorganization items, net	—	804.6	(804.6	)(4)	—

	8.1	816.8	—		43.4

Income (loss) from continuing operations before income taxes	(0.5)	841.8	—		75.2
Income tax expenses	1.9	7.3	—	(5)	9.2

Income (loss) from continuing operations	(2.5)	834.5	—		66.0

Dividends accrued on preferred unit	—	6.3	(6.3	)(6)	—

Income (loss) from continuing operations attributable to common unit/share	(2.5)	828.2	—		66.0

Per common unit / share data:(7)
Earnings (loss) from continuing operations per common unit / share—Basic and diluted	(0.01)	15.65
Weighted average number of common units/shares—Basic and diluted	300.863	52.923

	Audited	Unaudited
	Historical		Pro Forma
	As of		As of
	December 31,		December 31,
	2009	Adjustments	2009
	(In millions, except common
	unit/share data)

Condensed Pro Forma Balance Sheet:
Assets
Current assets
Cash and cash equivalents	$64.9	—	$64.9
Accounts receivables, net	74.2	—	74.2
Inventories, net	63.4	—	63.4
Other	19.5	—	19.5

Total current assets	222.1		222.1
Property, plant and equipment, net	156.3	—	156.3
Intangible assets, net	50.2	—	50.2
Other non-current assets	24.8	—	24.8

Total assets	$453.3		$453.3

Liabilities and Unitholders’ / Stockholders’ Equity
Current liabilities
Accounts payable	$59.7	—	$59.7
Other accounts payable	7.2	—	7.2
Accrued expenses	22.1	—	22.1
Current portion of long-term debt	0.6	—	0.6
Other current liabilities	3.9	—	3.9

Total current liabilities	93.6	—	93.6
Long-term borrowings	61.1	—	61.1
Accrued severance benefits, net	72.4	—	72.4
Other non-current liabilities	10.5	—	10.5

Total liabilities	237.6		237.6

Commitments and contingencies
Unitholders’ / stockholders’ equity(8)
Common units; 375,000,000 units authorized, 307,083,996 issued and outstanding at December 31, 2009, actual, 0 units issued and outstanding at December 31, 2009, pro forma	55.1	—	—
Common stock; shares authorized, 0 shares issued and outstanding at December 31, 2009, actual, shares issued and outstanding at December 31, 2009, pro forma	—
Additional paid-in capital	168.7
Accumulated deficit	(2.0)	—	(2.0)
Accumulated other comprehensive (loss)	(6.2)	—	(6.2)

Total unitholders’ / stockholders’ equity	215.7		215.7

Total liabilities and unitholders’ / stockholders’ equity	$453.3		$453.3

Notes to Unaudited Pro Forma Consolidated Financial Information

(1) To reflect the net change in historical cost of sales and selling, general and administrative expenses and research and development expenses of the predecessor company due to the application of fresh-start accounting as of January 1, 2009 which resulted in a reduction of $13.9 million of tangible assets and an increase of $28.3 million in intangible assets. The corresponding change in depreciation and amortization would have been a decrease in depreciation expense for tangible assets by $7.4 million for the ten-month period ended October 25, 2009 and an increase in amortization expense for intangible assets by $9.1 million for the same period. The useful lives were determined for each tangible asset, which are depreciated on a straight-line basis and range from two to 35 years with a weighted average useful life of 14 years. Technology and customer relationships are amortized on a straight-line basis over one-half to five years based on expected benefit periods. Patents, trademarks and property use rights are amortized on a straight-line basis over the periods of benefits for four years. The estimated useful life of tangibles and intangibles were determined based on expected benefits and/or economic availability for service periods. The aggregate depreciation and amortization expense was allocated to cost of sales and selling, general and administrative expenses and research and development expenses by ($5.4) million, $0.8 million, and $6.4 million, respectively, in respect of the purpose of property, plant and equipment and intangible assets.

(2) To eliminate the one-time impact on cost of sales associated with the step up of our inventory of $17.9 million, of which $17.2 million was charged to cost of sales during the two-month period ended December 31, 2009, applying the first in, first out method, or FIFO. This adjustment is considered a material non-recurring adjustment and as such is being eliminated from the unaudited pro forma statements of operations.

(3) To eliminate interest expense of $21.6 million incurred on our notes of $750.0 million and $7.2 million incurred on the senior secured credit facility of $95.0 million which was recognized in the ten-month period ended October 25, 2009. This adjustment further eliminates the amortized debt issuance cost of $0.8 million in relation to this indebtedness which was also recognized in the ten-month period ended October 25, 2009. In addition, the pro forma adjustment assumes the outstanding new term loan of $61.8 million was outstanding as of January 1, 2009. The resulting additional interest expense from our new term loan would have been $6.6 million using the interest rate of 12.6%, which represents the 6 month LIBOR rate of 0.6% as of October 26, 2009, the date of our emergence from bankruptcy plus 12%. If interest rates were one eighth of a percentage point higher or lower, our pro forma interest expense would have increased or decreased respectively by $0.03 million for the ten-month period ended October 25, 2009.

(4) To reflect the elimination of the impact of the reorganization items, net recorded in the predecessor period in accordance with ASC 852 upon emergence from the reorganization proceedings, assumed to have occurred January 1, 2009 for the unaudited pro forma statement of operations. As such no adjustment for reorganization items should be reflected.

(5) We believe that the pro forma adjustments should not have an impact on income tax expense for 2009 due to our foreign subsidiary losses and because MagnaChip Semiconductor Corporation, as converted, would not have had taxable income during 2009. With respect to taxable periods after 2009, MagnaChip Semiconductor Corporation’s corporate status may result in U.S. federal income tax expense.

(6) To eliminate dividends accrued on preferred units, cancelled in connection with our emergence from reorganization proceedings, in the amount of $6.3 million as of October 25, 2009.

(7) Basic and diluted pro forma income per share reflects (a) the consummation of the corporate conversion of MagnaChip Semiconductor LLC and the effectiveness of our certificate of incorporation, which is expected to occur prior to the closing of this offering and (b) the automatic conversion of all of the outstanding common units of MagnaChip Semiconductor LLC for shares of our common stock

at a ratio of          . The following table sets forth the computation of unaudited pro forma basic and diluted income per share:

Year Ended
December 31, 2009
Earnings
	Common Units/	per Common
	Shares	Unit/Share

Weighted average common units — basic and diluted	307,083,996	$

Pro forma weighted average shares — basic and diluted		$

(8) To reflect the change in the capitalization structure of MagnaChip Semiconductor LLC upon its conversion to a corporation by an automatic conversion of all of the outstanding common units of MagnaChip Semiconductor LLC for shares of our common stock at a ratio of          , upon the corporate conversion.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the “Selected Historical Consolidated Financial and Operating Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion and analysis contains, in addition to historical information, forward-looking statements that include risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under the heading “Risk Factors” and elsewhere in this prospectus.

Overview

We are a Korea-based designer and manufacturer of analog and mixed-signal semiconductor products for high-volume consumer applications. We believe we have one of the broadest and deepest analog and mixed-signal semiconductor technology platforms in the industry, supported by our 30-year operating history, large portfolio of approximately 3,600 novel registered and pending patents and extensive engineering and manufacturing process expertise. Our business is comprised of three key segments: Display Solutions, Power Solutions and Semiconductor Manufacturing Services. Our Display Solutions products include display drivers for use in a wide range of flat panel displays and multimedia devices. Our Power Solutions products include discrete and integrated circuit solutions for power management in high-volume consumer applications. Our Semiconductor Manufacturing Services segment provides specialty analog and mixed-signal foundry services for fabless semiconductor companies that serve the consumer, computing and wireless end markets.

Our wide variety of analog and mixed-signal semiconductor products and manufacturing services combined with our deep technology platform allows us to address multiple high-growth end markets and to rapidly develop and introduce new products and services in response to market demands. Our substantial manufacturing operations in Korea and design centers in Korea and Japan place us at the core of the global consumer electronics supply chain. We believe this enables us to quickly and efficiently respond to our customers’ needs and allows us to better service and capture additional demand from existing and new customers.

To maintain and increase our profitability, we must accurately forecast trends in demand for consumer electronics products that incorporate semiconductor products we produce. We must understand our customers’ needs as well the likely end market trends and demand in the markets they serve. We must balance the likely manufacturing utilization demand of our product businesses and foundry business to optimize our facilities utilization. We must also invest in relevant research and development activities and manufacturing capacity and purchase necessary materials on a timely basis to meet our customers’ demand while maintaining our target margins and cash flow.

The semiconductor markets in which we participate are highly competitive. The prices of our products tend to decrease regularly over their useful lives, and such price decreases can be significant as new generations of products are introduced by us or our competitors. We strive to offset the impact of declining selling prices for existing products through cost reductions and the introduction of new products that command selling prices above the average selling price of our existing products. In addition, we seek to manage our inventories and manufacturing capacity so as to mitigate the risk of losses from product obsolescence.

Demand for our products and services is driven primarily by overall demand for consumer electronics products and can be adversely affected by periods of weak consumer spending or by market share losses by our customers. To mitigate the impact of market volatility on our business, we seek to address market segments and geographies with higher growth rates than the overall consumer electronics industry. For example, in recent years, we have experienced increasing demand from OEMs and consumers in China and Taiwan relative to overall demand for our products and services. We expect to derive a meaningful portion of our growth from growing demand in such markets. We also expect that new competitors will emerge in these markets that may place increased pressure on the pricing for our products and services, but we believe that we will be able to successfully compete based upon our higher quality products and services and that the impact from the increased competition will be more than offset by increased demand arising from such markets. Further, we believe we are well-positioned competitively as a result of our long operating history, existing manufacturing capacity and our Korea-based operations.

Within our Display Solutions and Power Solutions segments, net sales are driven by design wins in which we or another company is selected by an electronics OEM or other potential customer to supply its demand for a particular product. A customer will often have more than one supplier designed in to multi-source components for a particular product line. Once designed in, we often specify the pricing of a particular product for a set period of time, with periodic discussions and renegotiations of pricing with our customers. In any given period, our net sales depend heavily upon the end-market demand for the goods in which our products are used, the inventory levels maintained by our customers and in some cases, allocation of demand for components for a particular product among selected qualified suppliers.

Within the Semiconductor Manufacturing Services business, net sales are driven by customers’ decisions on which manufacturing services provider to use for a particular product. Most of our semiconductor manufacturing services customers are fabless and depend upon service providers like us to manufacture their products. A customer will often have more than one supplier of manufacturing services; however, they tend to allocate a majority of manufacturing volume to one of their suppliers. We strive to be the primary supplier of manufacturing services to our customers. Once selected as a primary supplier, we often specify the pricing of a particular service on a per wafer basis for a set period of time, with periodic discussions and renegotiations of pricing with our customers. In any given period, our net sales depend heavily upon the end-market demand for the goods in which the products we manufacture for customers are used, the inventory levels maintained by our customers and in some cases, allocation of demand for manufacturing services among selected qualified suppliers.

Our products and services require investments in capital equipment. Analog and mixed-signal manufacturing facilities and processes are typically distinguished by the design and process implementation expertise rather than the use of the most advanced equipment. As a result, our manufacturing base and strategy does not require substantial investment in leading edge process equipment, allowing us to utilize our facilities and equipment over an extended period of time with moderate required capital investments. Generally, incremental capacity expansions in our segment of the market result in more moderate industry capacity expansion as compared to leading edge processes. As a result, this market, and we, specifically, are less likely to experience significant industry overcapacity, which can cause product prices to plunge dramatically. In general, we seek to invest in manufacturing capacity that can be used for multiple high-value applications over an extended period of time. We believe this capital investment strategy enables us to optimize our capital investments and facilitates deeper and more diversified product and service offerings.

Our success going forward will depend upon our ability to adapt to future challenges such as the emergence of new competitors for our products and services or the consolidation of current competitors. Additionally, we must innovate to remain ahead of, or at least rapidly adapt to, technological breakthroughs that may lead to a significant change in the technology necessary to deliver our products and services. We believe that our established relationships and close collaboration with leading customers, such as LG Display, Sharp, and Samsung, enhance our visibility into new product opportunities, market and technology trends and improve our ability to meet these challenges successfully. In our Semiconductor Manufacturing Services business, we strive to maintain competitiveness and our position as a primary manufacturing services provider to our customers by offering high value added, unique processes, high flexibility and excellent service.

In connection with the audits of our consolidated financial statements for the ten-month period ended October 25, 2009 and two-month period ended December 31, 2009, our independent registered public accounting firm has reported two control deficiencies which represent a material weakness in our internal control over financial reporting. The two control deficiencies that our independent registered public accounting firm reported to our board of directors (as we then did not have a separate audit committee), are that we do not have a sufficient number of financial personnel with requisite financial accounting experience, and that our internal controls over non-routine transactions are not effective to ensure that accounting considerations are identified and appropriately recorded.

Recent Changes to Our Business

Beginning in the second half of 2008, we began to take steps to refocus our business strategy, enhance our operating efficiency and improve our cash flow and profitability. We restructured our continuing operations by reducing our cost structure, increasing our focus on our core, profitable technologies, products and customers, and implemented various initiatives to lower our manufacturing costs and improve our gross margins. In connection with these initiatives, we closed our Imaging Solutions business segment, which had been a source of substantial ongoing operating losses amounting to $91.5 million and $51.7 million in 2008 and 2007, respectively, and which required substantial ongoing capital investment. Our employee headcount has declined from 3,648 as of the end of July 2008 to 3,156 at the end of 2009.

On June 12, 2009, we filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in order to address the growing demands on our cash flow resulting from our long-term indebtedness. Our plan of reorganization went effective and we emerged from the reorganization proceeding on November 9, 2009. As a result of the plan of reorganization, our indebtedness was reduced from $845.0 million immediately prior to the effectiveness of our plan of reorganization to $61.8 million as of December 31, 2009.

During the first half of 2009, we instituted company-wide salary reductions, which resulted in one-time savings for our continuing operations during 2009 and which in turn contributed to the decrease in salaries and related expenses in 2009 relative to 2008. We reinstated salaries to prior levels in July 2009.

In connection with our emergence from reorganization proceedings, we implemented fresh-start accounting in accordance with ASC 852 governing reorganizations. We elected to adopt a convenience date of October 25, 2009 (a month end for our financial reporting purposes) for application of fresh-start accounting. In accordance with ASC 852 governing reorganizations, we recorded largely non-cash reorganization income and expense items directly associated with our reorganization proceedings including professional fees, the revaluation of assets, the effects of our reorganization plan and fresh-start accounting, and write-off of debt issuance costs.

In implementing fresh-start accounting, we re-measured our asset values and stated all liabilities, other than deferred taxes and severance benefits, at fair value or at the present values of the amounts to be paid using appropriate market interest rates. Our reorganization value was determined based on consideration of numerous factors and various valuation methodologies, including discounted cash flows, believed by management and our financial advisors to be representative of our business and industry. Information regarding the determination of the reorganization value and application of fresh-start accounting is included in note 3 to the consolidated financial statements of MagnaChip Semiconductor LLC for the ten months ended October 25, 2009 and the two months ended December 31, 2009 included elsewhere in this prospectus. In addition, under fresh-start accounting, accumulated deficit and accumulated other comprehensive income were eliminated.

Under fresh-start accounting, our inventory, net, and intangible assets, net, increased by $17.9 million and $28.3 million, respectively, and property, plant and equipment decreased by

$13.9 million, in each case to reflect the estimated fair value as of our emergence from our reorganization proceedings. As a result, our cost of sales for the two-month period ended December 31, 2009 included approximately $17.2 million of additional costs from the inventory step-up. This resulted in our gross margin for the two-month period ended December 31, 2009 being significantly lower than for the ten-month period ended October 25, 2009 and prior periods. The increase in intangible assets results in higher amortization expenses following our emergence from our reorganization proceedings which are included in cost of sales, selling general and administrative expenses and research and development expenses. The decrease in property and plant and equipment results in lower depreciation expenses, which are included in cost of sales, selling general and administrative expenses and research and development expenses following our emergence from our reorganization proceedings.

As a result of the application of fresh-start accounting, our consolidated financial statements prior to and including October 25, 2009 represent the operations of our pre-reorganization predecessor company and are presented separately from the consolidated financial statements of our post-reorganization successor company. For the purposes of our discussion and analysis of our results of operations, we often refer to results of operations for 2009 on a combined basis, including both the period before (predecessor company) and after (successor company) effectiveness of the plan of reorganization. We believe this comparison provides useful information as the principal impact of the plan of reorganization was on our debt and capital structure and not on our core operations; and many of the steps taken to improve our core operations had commenced prior to the commencement of our reorganization proceedings.

Business Segments

We report in three separate business segments because we derive our revenues from three principal business lines: Display Solutions, Power Solutions, and Semiconductor Manufacturing Services. We have identified these segments based on how we allocate resources and assess our performance.

•	Display Solutions: Our Display Solutions products include source and gate drivers and timing controllers that cover a wide range of flat panel displays used in LCD televisions and LED televisions and displays, mobile PCs and mobile communications and entertainment devices. Our display solutions support the industry’s most advanced display technologies, such as LTPS and AMOLED, as well as high-volume display technologies such as TFT.

•	Power Solutions: Our Power Solutions segment produces power management semiconductor products including discrete and integrated circuit solutions for power management in high-volume consumer applications. These products include MOSFETs, LED drivers, DC-DC converters, analog switches and linear regulators, such as low-dropout regulators, or LDOs. Our power solutions products are designed for applications such as mobile phones, LCD televisions, and desktop computers, and allow electronics manufacturers to achieve specific design goals of high efficiency and low standby power consumption. Going forward, we expect to continue to expand our power management product portfolio.

•	Semiconductor Manufacturing Services: Our Semiconductor Manufacturing Services segment provides specialty analog and mixed-signal foundry services to fabless semiconductor companies that serve the consumer, computing and wireless end markets. We manufacture wafers based on our customers’ product designs. We do not market these products directly to end customers but rather supply manufactured wafers and products to our customers to market to their end customers. We offer approximately 200 process flows to our manufacturing services customers. We also often partner with key customers to jointly develop or customize specialized processes that enable our customers to improve their products and allow us to develop unique manufacturing expertise. Our manufacturing services are targeted at customers who require differentiated, specialty analog and mixed-signal process technologies such as high voltage CMOS, embedded memory and power. These customers typically serve high-growth and high-volume applications in the consumer, computing and wireless end markets.

Additional Business Metrics Evaluated by Management

Adjusted EBITDA and Adjusted Net Income

We use the terms Adjusted EBITDA and Adjusted Net Income throughout this prospectus. Adjusted EBITDA, as we define it, is a non-GAAP measure. We define Adjusted EBITDA as net income (loss) less income (loss) from discontinued operations, net of taxes excluding (i) depreciation and amortization associated with continuing operations, (ii) interest expense, net, (iii) income tax expense, (iv) restructuring and impairment charges, (v) other restructuring charges, (vi) abandoned IPO expenses, (vii) subcontractor claim settlement, (viii) reorganization items, net, (ix) the increase in cost of sales resulting from the fresh-start inventory accounting step-up, (x) equity-based compensation expense, and (xi) foreign currency gain (loss), net. We define Adjusted Net Income as net income (loss) less income (loss) from discontinued operations, net of taxes excluding (i) restructuring and impairment charges, (ii) other restructuring charges, (iii) reorganization items, net, (iv) the increase in cost of sales resulting from the fresh-start inventory accounting step-up, (v) equity-based compensation expense, (vi) amortization of intangibles, and (vii) foreign currency gain (loss).

We present Adjusted EBITDA as a supplemental measure of our performance because:

•	Adjusted EBITDA eliminates the impact of a number of items that may be either one time or recurring that we do not consider to be indicative of our core ongoing operating performance;

•	we believe that Adjusted EBITDA is an enterprise level performance measure commonly reported and widely used by analysts and investors in our industry;

•	we anticipate that our investor and analyst presentations after we are public will include Adjusted EBITDA; and

•	we believe that Adjusted EBITDA provides investors with a more consistent measurement of period to period performance of our core operations, as well as a comparison of our operating performance to companies in our industry.

We use Adjusted Net Income for a number of reasons, including:

•	we use Adjusted Net Income in communications with our board of directors concerning our consolidated financial performance;

•	we believe that Adjusted Net Income is an enterprise level performance measure commonly reported and widely used by analysts and investors in our industry; and

•	we anticipate that our investor and analyst presentations after we are public will include Adjusted Net Income.

In evaluating Adjusted EBITDA and Adjusted Net Income, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation of Adjusted EBITDA. Our presentation of Adjusted EBITDA and Adjusted Net Income should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA and Adjusted Net Income are not measures defined in accordance with GAAP and should not be construed as an alternative to operating income, cash flows from operating activities or net income (loss), as determined in accordance with GAAP. For additional information regarding how we calculate Adjusted EBITDA and Adjusted Net Income, please see “Prospectus Summary — Summary Historical and Unaudited Pro Forma Consolidated Financial Data.”

On a pro forma basis, our Adjusted EBITDA and Adjusted Net Income for the year ended December 31, 2009 were $98.7 million and $53.0 million, respectively. Our Adjusted EBITDA and Adjusted Net Income for the year ended December 31, 2008 were $59.8 million and a loss of

$71.7 million, respectively. This improvement resulted from the appreciation of the Korean won against the U.S. dollar as described below, our restructuring efforts and improvements in market conditions.

Factors Affecting Our Results of Operations

Net Sales.  We derive a majority of our sales (net of sales returns and allowances) from three reportable segments: Display Solutions, Power Solutions and Semiconductor Manufacturing Services. Our product inventory is primarily located in Korea and is available for drop shipment globally. Outside of Korea, we maintain limited product inventory, and our sales representatives generally relay orders to our factories in Korea for fulfillment. We have strategically located our sales and technical support offices near concentrations of major customers. Our sales offices are located in Hong Kong, Japan, Korea, Taiwan, China, the United Kingdom and the United States. Our network of authorized agents and distributors consists of agents in the United States and Europe and distributors and agents in the Asia Pacific region. Our net sales from All other consist principally of rental income and, for 2007 and to a limited extent in 2008, semiconductor processing services for one customer where we completed a limited number of process steps, rather than the entire production process, which we refer to as unit processing.

We recognize revenue when risk and reward of ownership passes to the customer either upon shipment, upon product delivery at the customer’s location or upon customer acceptance, depending on the terms of the arrangement. For the year ended December 31, 2009, we sold products to over 185 customers, and our net sales to our ten largest customers represented approximately 69% of our aggregate 2009 net sales. We have a combined production capacity of over 131,000 eight-inch equivalent semiconductor wafers per month. We believe our large-scale, cost-effective fabrication facilities enable us to rapidly adjust our production levels to meet shifts in demand by our end customers.

Gross Profit.  Our overall gross profit generally fluctuates as a result of changes in overall sales volumes and in the average selling prices of our products and services. Other factors that influence our gross profit include changes in product mix, the introduction of new products and services and subsequent generations of existing products and services, shifts in the utilization of our manufacturing facilities and the yields achieved by our manufacturing operations, changes in material, labor and other manufacturing costs and variation in depreciation expense.

Average Selling Prices.  Average selling prices for our products tend to be highest at the time of introduction of new products which utilize the latest technology and tend to decrease over time as such products mature in the market and are replaced by next generation products. We strive to offset the impact of declining selling prices for existing products through our product development activities and by introducing new products that command selling prices above the average selling price of our existing products. In addition, we seek to manage our inventories and manufacturing capacity so as to preclude losses from product and productive capacity obsolescence.

Material Costs.  Our cost of sales consists of costs of raw materials, such as silicon wafers, chemicals, gases and tape, packaging supplies, equipment maintenance and depreciation expenses. We use processes that require specialized raw materials, such as silicon wafers, that are generally available from a limited number of suppliers. If demand increases or supplies decrease, the costs of our raw materials could significantly increase.

Labor Costs.  A significant portion of our employees are located in Korea. Under Korean labor laws, most employees and certain executive officers with one or more years of service are entitled to severance benefits upon the termination of their employment based on their length of service and rate of pay. As of December 31, 2009, approximately 98% of our employees were eligible for severance benefits. We have in the past implemented temporary reductions in salaries to manage through downturns in the industry. We expect to and have reversed such temporary reductions when business conditions improve.

Depreciation Expense.  We periodically evaluate the carrying values of long-lived assets, including property, plant and equipment and intangible assets, as well as the related depreciation periods. At December 31, 2009, we depreciated our property, plant and equipment using the straight-line method over the estimated useful lives of our assets. Depreciation rates vary from 30-40 years on buildings to five years for certain equipment and assets. Our evaluation of carrying values is based on various analyses including cash flow and profitability projections. If our projections indicate that future undiscounted cash flows are not sufficient to recover the carrying values of the related long-lived assets, the carrying value of the assets is impaired and will be reduced, with the reduction charged to expense so that the carrying value is equal to fair value.

Selling Expenses.  We sell our products worldwide through a direct sales force as well as a network of sales agents and representatives to OEMs, including major branded customers and contract manufacturers, and indirectly through distributors. Selling expenses consist primarily of the personnel costs for the members of our direct sales force, a network of sales representatives and other costs of distribution. Personnel costs include base salary, benefits and incentive compensation. As incentive compensation is tied to various net sales goals, it will increase or decrease with net sales.

General and Administrative Expenses.  General and administrative expenses consist of the costs of various corporate operations, including finance, legal, human resources and other administrative functions. These expenses primarily consist of payroll-related expenses, consulting and other professional fees and office facility-related expenses. Historically, our selling, general and administrative expenses have remained relatively constant as a percentage of net sales, and we expect this trend to continue in the future.

Research and Development.  The rapid technological change and product obsolescence that characterize our industry require us to make continuous investments in research and development. Product development time frames vary but, in general, we incur research and development costs one to two years before generating sales from the associated new products. These expenses include personnel costs for members of our engineering workforce, cost of photomasks, silicon wafers and other non-recurring engineering charges related to product design. Additionally, we develop base-line process technology through experimentation and through the design and use of characterization wafers that help achieve commercially feasible yields for new products. The majority of research and development expenses are for process development that serves as a common technology platform for all of our product segments. Consequently, we do not allocate these expenses to individual segments. Although our research and development expenses declined significantly from 2008 to 2009, we expect such expenses to increase in 2010 and future periods and to remain a relatively constant percentage of our net sales as we continue to increase our investments in research and development to develop additional products and expand our business.

Restructuring and Impairment Charges.  We evaluate the recoverability of certain long-lived assets on a periodic basis or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. In our efforts to improve our overall profitability in future periods, we have closed or otherwise impaired, and may in the future close or impair, facilities that are underutilized and that are no longer aligned with our long-term business goals. For example, in 2007 we closed our five-inch fabrication facilities in Gumi, Korea and in 2008 we discontinued our Imaging Solutions business segment.

Interest Expense, Net.  Our interest expense is incurred under the Predecessor Company’s senior secured credit facility, the Predecessor Company’s second priority senior secured notes and senior subordinated notes and the Successor Company’s new term loan under the Successor Company. Our new term loan bears interest at six-month LIBOR plus 12%, and was minimally offset by interest income on cash balances. As a result of our reorganization, we expect that our interest expense will decrease in amount and as a percentage of net sales relative to historical periods.

Impact of Foreign Currency Exchange Rates on Reported Results of Operations.  Historically, a portion of our revenues and greater than the majority of our operating expenses and costs of sales have been denominated in non-U.S. currencies, principally the Korean won, and we expect that this will remain true in the future. Because we report our results of operations in U.S. dollars, changes in the exchange rate between the Korean won and the U.S. dollar could materially impact our reported results of operations and distort period to period comparisons. In particular, because of the difference in the amount of our consolidated revenues and expenses that are in U.S. dollars relative to Korean won, depreciation in the U.S. dollar relative to the Korean won could result in a material increase in reported costs relative to revenues, and therefore could cause our profit margins and operating income (loss) from continuing operations to appear to decline materially, particularly relative to prior periods. The converse is true if the U.S. dollar were to appreciate relative to the Korean won. As a result of such foreign currency fluctuations, it could be more difficult to detect underlying trends in our business and results of operations. In addition, to the extent that fluctuations in currency exchange rates cause our results of operations to differ from our expectations or the expectations of our investors, the trading price of our stock could be adversely affected.

For periods ending on or prior to October 25, 2009, we converted our non-U.S. revenues and expenses into U.S. dollars based on cumulative average exchange rates over the periods presented. Beginning on October 25, 2009, we convert our non-U.S. revenues and expenses into U.S. dollars based on monthly average exchange rates. The following table provides the cumulative average exchange rates that we used to convert Korean won into U.S. dollars for each of the periods ending on our prior to October 25, 2009, as well as the monthly average exchange rates used for the two months ended December 31, 2009:

Period	Rate

Year ended December 31, 2007	928:1
Year ended December 31, 2008	1,098:1
Ten months ended October 25, 2009	1,302:1
Two months ended December 31, 2009
November	1,172:1
December	1,165:1

As a result of the depreciation of the Korean won against the U.S. dollar from 2007 to 2008 and from 2008 to 2009, foreign currency fluctuations generally had a materially beneficial impact on our reported profit margins and operating income (loss) from continuing operations for such periods.

From time to time, we may engage in exchange rate hedging activities in an effort to mitigate the impact of exchange rate fluctuations. For example, in January 2010 our Korean subsidiary entered into foreign currency option and forward contracts in order to mitigate a portion of the impact of U.S. dollar-Korean won exchange rate fluctuations on our operating results. These option and forward contracts require us to sell specified notional amounts in U.S. dollars and provide us the option to sell specified notional amounts in U.S. dollars during each month of 2010 commencing February 2010 to our counterparty, in each case, in exchange for Korean won at specified fixed exchange rates. Obligations under these foreign currency option and forward contracts must be cash collateralized if our exposure exceeds certain specified thresholds. These option and forward contracts may be terminated by the counterparty in a number of circumstances, including if our long-term debt rating falls below B-/B3 or if our total cash and cash equivalents is less than $12.5 million at the end of a fiscal quarter. For further information regarding the derivative financial instruments, see note 27 to the consolidated financial statements of MagnaChip Semiconductor LLC for the ten-month period ended October 25, 2009 and the two-month period ended December 31, 2009 elsewhere in this prospectus.

Foreign Currency Gain or Loss.  Foreign currency translation gains or losses on transactions by us or our subsidiaries in a currency other than our or our subsidiaries’ functional currency are included in our statements of operations as a component of other income (expense). A substantial portion of this net foreign currency gain or loss relates to non-cash translation gain or loss related to the principal balance of intercompany borrowings at our Korean subsidiary that are denominated in U.S. dollars. This gain or loss results from fluctuations in the exchange rate between the Korean won and U.S. dollar.

Income Taxes.  We record our income taxes in each of the tax jurisdictions in which we operate. This process involves using an asset and liability approach whereby deferred tax assets and liabilities are recorded for differences in the financial reporting bases and tax bases of our assets and liabilities. We exercise significant management judgment in determining our provision for income taxes, deferred tax assets and liabilities. We periodically evaluate our deferred tax assets to ascertain whether it is more likely than not that the deferred tax assets will be realized. Our income tax expense has been low in absolute dollars and as a percentage of net sales principally due to the availability of tax loss carry-forwards and we expect such rate to remain low for at least the next few years.

Our operations are subject to income and transaction taxes in Korea and in multiple foreign jurisdictions. Significant estimates and judgments are required in determining our worldwide provision for income taxes. Some of these estimates are based on interpretations of existing tax laws or regulations. The ultimate amount of tax liability may be uncertain as a result.

Capital Expenditures.  We invest in manufacturing equipment, software design tools and other tangible and intangible assets for capacity expansion and technology improvement. Capacity expansions and technology improvements typically occur in anticipation of seasonal increases in demand. We typically pay for capital expenditures in partial installments with portions due on order, delivery and final acceptance.

Inventories.  We monitor our inventory levels in light of product development changes and market expectations. We may be required to take additional charges for quantities in excess of demand, cost in excess of market value and product age. Our analysis may take into consideration historical usage, expected demand, anticipated sales price, new product development schedules, the effect new products might have on the sales of existing products, product age, customer design activity, customer concentration and other factors. These forecasts require us to estimate our ability to predict demand for current and future products and compare those estimates with our current inventory levels and inventory purchase commitments. Our forecasts for our inventory may differ from actual inventory use.

Principles of Consolidation.  Our consolidated financial statements include the accounts of our company and our wholly-owned subsidiaries. All significant intercompany transactions and balances are eliminated in consolidation.

Segments.  We operate in three segments: Display Solutions, Power Solutions and Semiconductor Manufacturing Services. Our Power Solutions segment began to generate net sales in the second quarter of 2008. Net sales and gross profit for the All other category primarily relate to certain business activities that do not constitute operating or reportable segments.

Results of Operations

The following table sets forth, for the periods indicated, certain information related to our operations, expressed in U.S. dollars and as a percentage of our net sales:

	Successor		Predecessor Company
	Company		Ten-Month
	Two-Month		Period
	Period		Ended		Years Ended
	Ended December 31,		October 25,		December 31,
	2009		2009		2008		2007
		%of		%of		%of		%of
	Amount	net sales	Amount	net sales	Amount	net sales	Amount	net sales
	(In millions)
Consolidated statements of operations data:
Net sales	$111.1	100.0%	$449.0	100.0%	$601.7	100.0%	$709.5	100.0%
Cost of sales	90.4	81.4	311.1	69.3	445.3	74.0	578.9	81.6

Gross profit	20.7	18.6	137.8	30.7	156.4	26.0	130.7	18.4
Selling, general and administrative expenses	14.5	13.1	56.3	12.5	81.3	13.5	82.7	11.7
Research and development expenses	14.7	13.3	56.1	12.5	89.5	14.9	90.8	12.8
Restructuring and impairment charges	—	—	0.4	0.1	13.4	2.2	12.1	1.7

Operating income (loss) from continuing operations	(8.6)	(7.7)	25.0	5.6	(27.7)	(4.6)	(54.9)	(7.7)
Interest expense, net	1.3	1.1	31.2	6.9	76.1	12.7	60.3	8.5
Foreign currency gain (loss), net	9.3	8.4	43.4	9.7	(210.4)	(35.0)	(4.7)	(0.7)
Reorganization items, net	—	—	804.6	179.2	—	—	—	—

	8.1	7.3	816.8	181.9	(286.5)	(47.6)	(65.0)	(9.2)

Income (loss) continuing operations before income taxes	(0.5)	(0.5)	841.8	187.5	(314.3)	(52.2)	(120.0)	(16.9)
Income tax expenses	1.9	1.8	7.3	1.6	11.6	1.9	8.8	1.2

Income (loss) from continuing operations	(2.5)	(2.2)	834.5	185.9	(325.8)	(54.2)	(128.8)	(18.2)
Income (loss) from discontinued operations, net of taxes	0.5	0.5	6.6	1.5	(91.5)	(15.2)	(51.7)	(7.3)

Net income (loss)	$(2.0)	(1.8)%	$841.1	187.3%	$(417.3)	(69.4)%	$(180.6)	(25.4)%

Net Sales:
Display Solutions	$51.0	46.0%	$231.9	51.6%	$304.1	50.5%	$331.7	46.7%
Power Solutions	4.7	4.3	7.6	1.7	5.4	0.9	—	—
Semiconductor Manufacturing Services	54.8	49.3	206.7	46.0	287.1	47.7	321.0	45.2
All other	0.5	0.5	2.8	0.6	5.0	0.8	56.8	8.0

	$111.1	100.0%	$449.0	100.0%	$601.7	100.0%	$709.5	100.0%

Results of Operations — Comparison of Years ended December 31, 2009 and December 31, 2008

The following table sets forth consolidated results of operations for the two-month period ended December 31, 2009, the ten-month period ended October 25, 2009 and the year ended December 31, 2008:

	Successor
	Company		Predecessor Company
	Two-Month		Ten-Month
	Period		Period		Year
	Ended		Ended		Ended
	December 31,		October 25,		December 31,
	2009		2009		2008
		%of		%of		%of	Change
	Amount	net sales	Amount	net sales	Amount	net sales	Amount
	(In millions)
Net sales	$111.1	100.0%	$449.0	100.0%	$601.7	100.0%	$(41.6)
Cost of sales	90.4	81.4	311.1	69.3	445.3	74.0	(43.7)

Gross profit	20.7	18.6	137.8	30.7	156.4	26.0	2.1

Selling, general and administrative expenses	14.5	13.1	56.3	12.5	81.3	13.5	(10.5)
Research and development expenses	14.7	13.3	56.1	12.5	89.5	14.9	(18.6)
Restructuring and impairment charges	—	—	0.4	0.1	13.4	2.2	(12.9)

Operating income (loss) from continuing operations	(8.6)	(7.7)	25.0	5.6	(27.7)	(4.6)	44.1
Interest expense, net	1.3	1.1	31.2	6.9	76.1	12.7	(43.7)
Foreign currency gain (loss), net	9.3	8.4	43.4	9.7	(210.4)	(35.0)	263.2
Reorganization items, net	—	—	804.6	179.2	—	—	804.6

	8.1	7.3	816.8	181.9	(286.5)	(47.6)	1,111.5

Income (loss) continuing operations before income taxes	(0.5)	(0.5)	841.8	187.5	(314.3)	(52.2)	1,155.5
Income tax expenses	1.9	1.8	7.3	1.6	11.6	1.9	(2.3)

Income (loss) from continuing operations	(2.5)	(2.2)	834.5	185.9	(325.8)	(54.2)	1,157.9
Income (loss) from discontinued operations, net of taxes	0.5	0.5	6.6	1.5	(91.5)	(15.2)	98.6

Net income (loss)	$(2.0)	(1.8)%	$841.1	187.3%	$(417.3)	(69.4)%	$1,256.4

Net Sales

	Successor
	Company		Predecessor Company
	Two-Month		Ten-Month
	Period		Period
	Ended		Ended		Year Ended
	December 31,		October 25,		December 31,
	2009		2009		2008
		%of		%of		%of	Change
	Amount	net sales	Amount	net sales	Amount	net sales	Amount
	(In millions)
Display Solutions	$51.0	46.0%	$231.9	51.6%	$304.1	50.5%	$(21.2)
Power Solutions	4.7	4.3	7.6	1.7	5.4	0.9	6.9
Semiconductor Manufacturing Services	54.8	49.3	206.7	46.0	287.1	47.7	(25.7)
All other	0.5	0.5	2.8	0.6	5.0	0.8	(1.7)

	$111.1	100.0%	$449.0	100.0%	$601.7	100.0%	$(41.6)

Net sales were $111.1 million for the two-month period ended December 31, 2009 and $449.0 million for the ten-month period ended October 25, 2009, or $560.1 million in aggregate, a

$41.6 million, or 6.9%, decrease, compared to $601.7 million in 2008. Net sales generated in our three operating segments during 2009 in aggregate were $556.7 million, a decrease of $39.9 million, or 6.7%, from 2008, due to the worldwide economic slowdown that resulted in lower consumer demand, fewer new customer additions and new product introductions, fewer design wins and the depreciation of the Korean won against the U.S. dollar. Among our segments, net sales decreased for our Display Solutions and our Semiconductor Manufacturing Service segments which was offset in part by an increase in net sales from our Power Solutions segment.

Display Solutions.  Net sales from Display Solutions were $51.0 million for the two-month period ended December 31, 2009 and $231.9 million for the ten-month period ended October 25, 2009, or $282.9 million in aggregate, a $21.2 million, or 7.0%, decrease from $304.1 million for 2008. The decrease resulted from a 24.9% decrease in average selling prices, primarily from display driver products for LCD televisions, PC monitors and mobile devices. The reduction in average selling prices in 2009 resulted in part from reduced demand for consumer electronics products generally, and new products in particular, during the first half of 2009 as a result of the worldwide economic slowdown. These decreases in average selling prices were partially offset by a 24.6% increase in sales volume. Volume increased in the second half of 2009 as the consumer electronics industry began to recover from the economic slowdown.

Power Solutions.  Net sales from Power Solutions were $4.7 million for the two-month period ended December 31, 2009 and $7.6 million for the ten-month period ended October 25, 2009, or $12.4 million in aggregate, a $6.9 million, or 127.6%, increase from $5.4 million for 2008. The increase resulted from a 221.3% increase in sales volume, most of which was attributable to higher demand for MOSFET products driven by our existing and new customers. We were able to attract new customers, largely due to MOSFET products utilized in high voltage technologies and computing solutions.

Semiconductor Manufacturing Services.  Net sales from Semiconductor Manufacturing Services were $54.8 million for the two-month period ended December 31, 2009 and $206.7 million for the ten-month period ended October 25, 2009, or $261.4 million in aggregate, a $25.7 million, or 8.9%, decrease compared to net sales of $287.1 million for 2008. This decrease was primarily due to a 0.5% decrease in sales volume and 3.4% decrease in average selling price of eight-inch equivalent wafers given decreased market demand for such products.

All other.  Net sales from All other were $0.5 million for the two-month period ended December 31, 2009 and $2.8 million for the ten-month period ended October 25, 2009, or $3.3 million in aggregate compared to $5.0 million for 2008. This decrease of $1.7 million, or 33.6%, resulted from lower rental income due to the relocation of one of the lessees of one of our buildings.

Net Sales by Geographic Region

The following table sets forth our net sales by geographic region and the percentage of total net sales represented by each geographic region for the two-month period ended December 31, 2009, the ten-month period ended October 25, 2009 and the year ended December 31, 2008:

	Successor
	Company		Predecessor Company
	Two-Month		Ten-Month
	Period		Period
	Ended		Ended		Year Ended
	December 31,		October 25,		December 31,
	2009		2009		2008
		%of		%of		%of	Change
	Amount	net sales	Amount	net sales	Amount	net sales	Amount
	(In millions)
Korea	$62.2	56.0%	$244.3	54.4%	$301.0	50.0%	$5.5
Asia Pacific	25.6	23.0	116.9	26.0	144.5	24.0	(2.0)
Japan	6.5	5.8	31.6	7.0	79.9	13.3	(41.8)
North America	14.9	13.4	48.5	10.8	61.3	10.2	2.0
Europe	1.9	1.7	7.7	1.7	14.9	2.5	(5.4)

	$111.1	100.0%	$449.0	100.0%	$601.7	100.0%	$(41.6)

Net sales in Japan in 2009 declined as a percentage of total net sales principally as a result of declines in customer sales relating to electronic games due to the overall slowness in that market.

Gross Profit

	Successor
	Company		Predecessor Company
	Two-Month		Ten-Month
	Period		Period
	Ended		Ended		Year Ended
	December 31,		October 25,		December 31,
	2009		2009		2008
		%of		%of		%of	Change
	Amount	net sales	Amount	net sales	Amount	net sales	Amount
	(In millions)
Display Solutions	$8.7	17.1%	$61.8	26.6%	$57.4	18.9%	$13.1
Power Solutions	0.7	15.5	1.4	18.8	(4.3)	(78.6)	6.4
Semiconductor Manufacturing Services	10.7	19.5	71.8	34.8	98.4	34.3	(15.9)
All other	0.5	100.0	2.8	100.0	4.9	97.3	(1.6)

	$20.7	18.6%	$137.8	30.7%	$156.4	26.0%	$2.1

Total gross profit was $20.7 million for the two-month period ended December 31, 2009 and $137.8 million for the ten-month period ended October 25, 2009, or $158.5 million in aggregate as compared to $156.4 million for 2008, a $2.1 million, or 1.3%, increase. Gross margin, or gross profit as a percentage of net sales, in 2009 was 28.3%, an increase of 2.3% from 26.0% for the year ended December 31, 2008. This increase in gross margin was attributable to the depreciation of the Korean won against the U.S. dollar with respect to our costs of sales and an overall decrease in unit costs. These increases were partially offset by lower average selling prices and the impact of a $17.2 million increase in our cost of sales as a result of the write-up of our inventory in accordance with the principles of fresh-start accounting upon the consummation of our reorganization proceedings. The decreases in unit costs were driven by the depreciation of the Korean won against the U.S. dollar, reduced depreciation expenses, lower overhead costs on a per unit basis and a decline in materials prices. Gross margin for the two-month period ended December 31, 2009 was 18.6% as compared to 30.7% for the ten-month period ended October 25, 2009. Gross margin was higher in the ten-month period ended October 25, 2009 compared to the two-month period ended December 31, 2009 principally due to a $17.2 million one-time impact on cost of sales which is recorded in the two-month period ended December 31, 2009 associated with the step up of our inventory as a result of adoption of fresh-start accounting. As of December 31, 2009, $0.7 million of the total increase in inventory valuation remained. We expect to include the remaining increase in inventory valuation in cost of sales for the quarter ending March 31, 2010. As a result, we expect gross margin in future periods to return to historical levels, excluding foreign currency fluctuation impacts.

Display Solutions.  Gross margin for Display Solutions for the combined twelve-month period ended December 31, 2009 improved to 24.9% compared to 18.9% for the year ended December 31, 2008 due to the depreciation of the Korean won against the U.S. dollar, a decrease in unit costs that resulted from an increase in overall production volume which offset lower average selling prices and the impact of the write-up of our inventory in accordance with fresh-start accounting.

Power Solutions.  Gross margin for Power Solutions for the combined twelve-month period ended December 31, 2009 improved to 17.5% compared to (78.6)% for the year ended December 31, 2008 due to the depreciation of the Korean won against the U.S. dollar, increased volume and decreases in unit costs offset by the write-up of our inventory in accordance with fresh-start accounting. Unit cost reductions were primarily driven by our ability to spread depreciation expenses over an increased number of units resulting from a 221.3% increase in sales volume. Gross margin was negative in 2008 as we first began operating the segment in late 2007 and had not yet achieved sales volumes required to generate a positive gross margin.

Semiconductor Manufacturing Services.  Gross margin for Semiconductor Manufacturing Services decreased to 31.6% in the combined twelve-month period ended December 31, 2009 from 34.3% in the year ended December 31, 2008. This decrease was primarily due to an overall decrease in production volume and average selling prices.

All other.  Gross margin for All other for the combined twelve-month period ended December 31, 2009 increased to 100.0% from 97.3% for the year ended December 31, 2008. All net sales included in All other in 2009 represent rent revenues for which there is no cost of sales. For 2008, All other included limited revenue from unit processing which resulted in a gross margin of 97.3%.

Operating Expenses

Selling, General and Administrative Expenses.  Selling, general, and administrative expenses were $70.8 million, or 12.6%, of net sales for the combined twelve-month period ended December 31, 2009 compared to $81.3 million, or 13.5%, for 2008. The decrease of $10.5 million, or 12.9%, from the prior-year period was attributable to the depreciation of the Korean won against the U.S. dollar, a reduction in headcount and a short-term decrease in salaries and related expenses in connection with our cost-reduction efforts in 2009 as well as a decrease in depreciation and amortization expenses of $6.5 million. These decreases were partially offset by a $3.0 million increase in outside service expenses.

Research and Development Expenses.  Research and development expenses for the combined twelve-month period ended December 31, 2009 were $70.9 million, a decrease of $18.6 million, or 20.8%, from $89.5 million for the year ended December 31, 2008. This decrease was due to the depreciation of the Korean won against the U.S. dollar, a $5.2 million decrease in salaries and related expenses due to lower headcount and our short-term decrease in salaries. Through our cost reduction initiatives, material costs decreased by $5.3 million and outside service fees decreased by $3.8 million. The remaining decrease in research and development expenses was attributable to reductions in various overhead expenses. Research and development expenses as a percentage of net sales were 12.7% in 2009, compared to 14.9% in 2008.

Restructuring and Impairment Charges.  Restructuring and impairment charges decreased by $12.9 million in the combined twelve-month period ended December 31, 2009 compared to the year ended December 31, 2008. Restructuring charges of $0.4 million recorded in the ten-month period ended October 25, 2009 were related to the closure of one of our research and development facilities in Japan. Restructuring charges of $13.4 million for the year ended December 31, 2008 reflected an impairment charge of $14.2 million as a result of the significant reduction in net sales attributable to our Display Solutions products, offset in part by an $0.9 million reversal of unused accrued restructuring charges from prior periods.

Other Income (Expense)

Interest Expense, net.  Net interest expense was $32.4 million during the combined twelve-month period ended December 31, 2009, a decrease of $43.7 million compared to $76.1 million for the year ended December 31, 2008. Interest expense was incurred under our $750 million principal amount of notes and our senior secured credit facility. From June 12, 2009, the date of our initial reorganization filing, to October 25, 2009, we did not accrue interest expenses related to our notes, which were categorized as liabilities subject to compromise. Upon our emergence from our reorganization proceedings, our $750.0 million notes were discharged pursuant to the reorganization plan. Net interest expense in 2008 included a write-off of remaining debt issuance costs of $12.3 million related to our notes since we were not compliant with certain financial covenants under the terms of our notes and therefore, amounts outstanding were reclassified as current portion of long-term debt in our balance sheet as of December 31, 2008.

Foreign Currency Gain (Loss), net.  Net foreign currency gain for the combined twelve-month period ended December 31, 2009 was $52.8 million, compared to net foreign exchange loss of $210.4 million for the year ended December 31, 2008. A substantial portion of our net foreign currency gain or loss is non-cash translation gain or loss recorded for intercompany borrowings at our Korean subsidiary and is affected by changes in the exchange rate between the Korean won and the U.S. dollar. Foreign currency translation gain from the intercompany borrowings was included in determining our consolidated net income since the intercompany borrowings were not considered long-term investments in nature because management intended to repay these intercompany borrowings at their respective maturity dates. The Korean won to U.S. dollar exchange rates were 1,167.6:1 and 1,262.0:1 using the first base rate as of December 31, 2009 as quoted by the Korea Exchange Bank and the noon buying rate in effect as of December 31, 2008 as quoted by the Federal Reserve Bank of New York, respectively. The exchange rate quotation from the Federal Reserve Bank was available on or before December 31, 2008.

Reorganization items, net.  Net reorganization gain of $804.6 million in the ten-month period ended October 25, 2009 represents the impact of non-cash reorganization income and expense items directly associated with our reorganization proceedings and primarily reflects the discharge of liabilities of $798.0 million. Net reorganization gain also includes professional fees, the revaluation of assets and the write-off of debt issuance costs. These items are related primarily to our reorganization proceedings, and are not the result of our current operations. Accordingly, we do not expect these items to continue on an ongoing basis. Further information on reorganization related items is discussed in note 5 to the consolidated financial statements of MagnaChip Semiconductor LLC for the ten-month period ended October 25, 2009 and the two-month period ended December 31, 2009 included elsewhere in this prospectus.

Income Tax Expenses

Income Tax Expenses.  Income tax expenses for the combined twelve-month period ended December 31, 2009 were $9.2 million, compared to income tax expenses of $11.6 million for the year ended December 31, 2008. Income tax expense for 2009 was comprised of $6.7 million of withholding taxes mostly paid on intercompany interest payments, $0.8 million of current income taxes incurred in various jurisdictions in which we operate and a $1.7 million income tax effect from the change of deferred tax assets. Due to the uncertainty of the utilization of foreign tax credits, we did not recognize these withholding taxes as deferred tax assets.

Income from discontinued operations, net of tax

Income from discontinued operations, net of taxes.  During 2008, we closed our Imaging Solutions business segment, recognizing a net loss of $91.5 million from discontinued operations, of which $15.9 million was from negative gross margin, $37.5 million was from research and development cost and $34.2 million was attributable to restructuring and impairment charges incurred during the third quarter of 2008. During the combined twelve-month period ended December 31, 2009, we recognized net income of $7.1 million relating to our discontinued operations, largely due to the sale of patents related to our closed Imaging Solutions business segment, which resulted in a $8.3 million gain.

Results of Operations — Comparison of Years ended December 31, 2008 and December 31, 2007

The following table sets forth consolidated results of operations for the years ended December 31, 2008 and December 31, 2007:

	Predecessor Company
	Year Ended		Year Ended
	December 31, 2008		December 31, 2007
		% of		% of	Change
	Amount	net sales	Amount	net sales	Amount
	(In millions)

Net sales	$601.7	100.0%	$709.5	100.0%	$(107.8)
Cost of sales	445.3	74.0	578.9	81.6	(133.6)

Gross profit	156.4	26.0	130.7	18.4	25.8

Selling, general and administrative expenses	81.3	13.5	82.7	11.7	(1.4)
Research and development expenses	89.5	14.9	90.8	12.8	(1.4)
Restructuring and impairment charges	13.4	2.2	12.1	1.7	1.3

Operating income (loss) from continuing operations	(27.7)	(4.6)	(54.9)	(7.7)	27.2
Interest expense, net	76.1	12.7	60.3	8.5	15.8
Foreign currency gain (loss), net	(210.4)	(35.0)	(4.7)	(0.7)	(205.7)

	(286.5)	(47.6)	(65.0)	(9.2)	(221.5)

Income (loss) continuing operations before income taxes	(314.3)	(52.2)	(120.0)	(16.9)	(194.3)
Income tax expenses	11.6	1.9	8.8	1.2	2.8

Income (loss) from continuing operations,	(325.8)	(54.2)	(128.8)	(18.2)	(197.0)
Income (loss) from discontinued operations, net of taxes	(91.5)	(15.2)	(51.7)	(7.3)	(39.7)

Net income (loss)	$(417.3)	(69.4)%	$(180.6)	(25.4)%	$(236.7)

Net Sales

	Predecessor Company
	Year Ended		Year Ended
	December 31,		December 31,
	2008		2007
		% of		% of	Change
	Amount	Total	Amount	total	Amount
	(In millions)

Display Solutions	$304.1	50.5%	$331.7	46.7%	$(27.6)
Power Solutions	5.4	0.9	—	—	5.4
Semiconductor Manufacturing Services	287.1	47.7	321.0	45.2	(33.9)
All other	5.0	0.8	56.8	8.0	(51.8)

	$601.7	100.0%	$709.5	100.0%	$(107.8)

Net sales for the year ended December 31, 2008 decreased $107.8 million, or 15.2%, compared to 2007. Net sales generated in our three operating segments during the year ended December 31, 2008 were $596.6 million, a decrease of $56.1 million, or 8.6%, from the net sales for 2007, primarily due to a $27.6 million, or 8.3%, decrease in net sales from our Display Solutions segment and a $33.9 million, or 10.6%, decrease in net sales from our Semiconductor Manufacturing Services segment. Net sales from All other decreased $51.8 million, or 91.2%, compared to the year ended December 31, 2007. Our Korean-based net sales were also impacted by the depreciation of the Korean won against the U.S. dollar.

Display Solutions.  Net sales from our Display Solutions segment for the year ended December 31, 2008 were $304.1 million, a $27.6 million, or 8.3%, decrease, from $331.7 million for 2007. The decrease resulted primarily from a 15.6% decline in average selling prices which was due to a higher percentage of our net sales of products with lower sales prices.

Power Solutions.  Net sales from our Power Solutions segment for the year ended December 31, 2008 were $5.4 million. No sales occurred for the year ended December 31, 2007 as our Power Solutions segment was launched in late 2007 and did not start making sales until 2008.

Semiconductor Manufacturing Services.  Net sales from our Semiconductor Manufacturing Services segment for the year ended December 31, 2008 were $287.1 million, a $33.9 million, or 10.6%, decrease compared to net sales of $321.0 million for 2007. This decrease was primarily due to a 5.5% decrease in average selling prices and 3.0% decrease in sales volume. During the fourth quarter of 2008 our net sales were adversely impacted by the worldwide economic slowdown.

All other.  Net sales from All other for 2008 were $5.0 million compared to $56.8 million for 2007. This decrease of $51.8 million, or 91.2%, represents the revenue decrease from our unit processing services as such services were no longer required by our sole customer for the service.

Net Sales by Geographic Region

The following table sets forth our net sales by geographic region and the percentage of total net sales represented by each geographic region for the years ended December 31, 2008 and December 31, 2007:

	Predecessor Company
	Year Ended		Year Ended
	December 31, 2008		December 31, 2007		Change
	Amount	% of Total	Amount	% of Total	Amount
	(In millions)

Korea	$301.0	50.0%	$404.3	57.0%	(103.3)
Asia Pacific	144.5	24.0	155.5	21.9	(11.0)
Japan	79.9	13.3	71.2	10.0	8.7
North America	61.3	10.2	58.5	8.2	2.8
Europe	14.9	2.5	20.0	2.8	(5.1)

Total net revenues	$601.7	100.0%	$709.5	100.0%	(107.8)

Net sales in Korea in 2008 declined as a percentage of total net sales, principally due to reduced revenue from unit processing services and the overall slowness in the semiconductor manufacturing market. The sales were also affected by lower demand for large display driver products.

Gross Profit

	Predecessor Company
	Year Ended		Year Ended
	December 31, 2008		December 31, 2007
		% of		% of	Change
	Amount	net sales	Amount	net sales	Amount
	(In millions)

Display Solutions	$57.4	18.9%	$41.5	12.5%	$15.9
Power Solutions	(4.3)	(78.6)	—	—	(4.3)
Semiconductor Manufacturing Services	98.4	34.3	67.1	20.9	31.3
All other	4.9	97.3	22.0	38.7	(17.1)

	$156.4	26.0%	$130.7	18.4%	$25.8

Total gross profit increased $25.8 million for the year ended December 31, 2008, or 19.7%, compared to the gross profit generated for the year ended December 31, 2007. Gross margin for the year ended December 31, 2008 was 26.0% of net sales, an increase of 7.6% from 18.4% for the year ended December 31, 2007. This increase in gross margin was attributable to the depreciation of the Korean won against the U.S. dollar and an overall decrease in unit costs which offset lower average sales prices. The decreases in unit costs were primarily driven by reduced depreciation expenses, lower overhead costs on a per unit basis and a decline in materials prices.

Display Solutions.  Gross margin for our Display Solutions segment for the year ended December 31, 2008 increased to 18.9% compared to 12.5% for 2007. This increase was due to the depreciation of the Korean won against the U.S. dollar and to a decrease in cost of sales resulting from an overall decrease in depreciation and amortization expenses which offset lower average sales prices.

Power Solutions.  Gross margin for our Power Solutions segment for the year ended December 31, 2008 was (78.6)%. This negative gross margin was due to high fixed production costs per unit resulting from low production volume as we commenced sales in our Power Solutions segment in 2008.

Semiconductor Manufacturing Services.  Gross margin for our Semiconductor Manufacturing Services segment increased to 34.3% in the year ended December 31, 2008 from 20.9% for 2007. This increase was due to a decrease in cost of sales, resulting from the depreciation of the Korean won against the U.S. dollar, an overall decrease in depreciation and amortization expenses and an increase in production volume.

All other.  Gross margin for All other for the year ended December 31, 2008 increased to 97.3% from 38.7% for 2007. The improvement was primarily attributable to a decrease in sales volume for unit processing while rental revenue, for which there are no allocated cost of sales, remained comparable to the prior year.

Operating Expenses

Selling, General and Administrative Expenses.  Selling, general, and administrative expenses were $81.3 million, or 13.5%, of net sales for the year ended December 31, 2008 compared to $82.7 million, or 11.7%, for 2007. The decrease of $1.4 million, or 1.7%, was attributable to the depreciation of the Korean won against the U.S. dollar, a decrease in salaries, and a decrease in depreciation and amortization expenses of $6.2 million. These decreases were partially offset by a $6.9 million increase in outside service fees.

Research and Development Expenses.  Research and development expenses for the year ended December 31, 2008 were $89.5 million, a decrease of $1.4 million, or 1.5%, from $90.8 million for 2007. This decrease was attributable to the depreciation of the Korean won against the U.S. dollar and to decreases in overhead expenses.

Restructuring and Impairment Charges.  Restructuring and impairment charges for the year ended December 31, 2008 included an impairment charge of $14.2 million related to our Display Solutions segment. During the three months ended July 1, 2007, we recognized $2.0 million of restructuring accruals related to the closure of our five-inch wafer fabrication facilities, including termination benefits and other associated costs. Through the first quarter of 2008, actual payments of $1.1 million were charged against the restructuring accruals. As of March 30, 2008, the restructuring activities were substantially completed and we reversed $0.9 million of unused restructuring accruals.

During the year ended December 31, 2007, we recognized restructuring and impairment charges of $12.1 million, which consisted of $10.1 million of impairment charges and $2.0 million of restructuring charges. The impairment charges recorded related to the closure of our five-inch wafer fabrication facility.

Other Income (Expense)

Interest Expense, net.  Net interest expense was $76.1 million during the year ended December 31, 2008, compared to $60.3 million for 2007. Interest expense was incurred to service our notes and our senior secured credit facility. At December 31, 2008, the notes and our senior secured credit facility bore interest at a weighted average interest rate of 7.14% and 7.90%, respectively. The increase in net interest expense was mainly due to a write-off of remaining debt issuance costs of $12.3 million related to our notes as of December 31, 2008 since we were not in compliance with certain financial covenants under the terms of our notes and therefore, amounts outstanding were reclassified as current in our balance sheet as of December 31, 2008.

Foreign Currency Gain (Loss), net.  Net foreign currency loss for the year ended December 31, 2008 was $210.4 million, compared to net foreign exchange loss of $4.7 million for the year ended December 31, 2007. A substantial portion of our net foreign currency gain or loss is non-cash translation gain or loss recorded for intercompany borrowings at our Korean subsidiary and is affected by changes in the exchange rate between the Korean won and the U.S. dollar. Foreign currency translation gain from the intercompany borrowings was included in determining our consolidated net income since the intercompany borrowings were not considered long-term investments in nature because management intended to repay these intercompany borrowings at their respective maturity dates. The Korean won to U.S. dollar exchange rates were 1,262.0:1 and 935.8:1 using the noon buying rate in effect as of December 31, 2008 and December 31, 2007, respectively, as quoted by the Federal Reserve Bank of New York.

Income Tax Expenses

Income Tax Expenses.  Income tax expenses for the year ended December 31, 2008 were $11.6 million, compared to income tax expenses of $8.8 million for 2007. Income tax expenses for 2008 were comprised of $6.1 million of withholding taxes mostly paid on intercompany interest payments, $4.0 million of current income taxes incurred in various jurisdictions in which we operate and a $1.5 million income tax effect from a change of deferred tax assets. Due to the uncertainty of the utilization of foreign tax credits, we did not recognize these withholding taxes as deferred tax assets.

Loss from discontinued operations, net of tax

Loss from discontinued operations, net of taxes.  During 2008, we closed our Imaging Solutions business segment that was classified as a discontinued operation, recognizing net losses of $91.5 million and $51.7 million from discontinued operations for 2008 and for 2007, respectively. Of the recorded net loss of $91.5 million in 2008, $15.9 million was from negative gross margin, $37.5 million was from research and development costs and $34.2 million was attributable to restructuring and impairment charges incurred during the third quarter of 2008.

Liquidity and Capital Resources

Our principal capital requirements are to invest in research and development and capital equipment, to make debt service payments and to fund working capital needs.

Our principal sources of liquidity are our cash and cash equivalents, our cash flows from operations and our financing activities, including a portion of the net proceeds from this offering. Although we currently anticipate these sources of liquidity will be sufficient to meet our cash needs through the next twelve months, we may require or choose to obtain additional financing. Our ability to obtain financing will depend, among other things, on our business plans, operating performance, and the condition of the capital markets at the time we seek financing. We cannot assure you that additional financing will be available to us on favorable terms when required, or at all. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our common stock, and our stockholders may experience dilution. If we need to raise additional funds in the future and are unable to do so or obtain additional financing on acceptable terms in the future, it is possible we would have to limit certain planned activities including sales and marketing and research and development activities. As of December 31, 2009, our cash and cash equivalents balance was $64.9 million, a $49.1 million increase from $15.8 million in cash, cash equivalents and restricted cash as of December 31, 2008. The increase in cash and cash equivalents for the combined twelve-month period ended December 31, 2009 was primarily attributable to a cash inflow of $41.5 million from operating activities, coupled with a cash inflow of $11.5 million from investing activities.

Cash Flows from Operating Activities

Cash flows generated by operating activities totaled $41.5 million in the combined twelve-month period ended December 31, 2009, compared to $18.4 million of cash used in operating activities in 2008. This increase in cash flows was primarily attributable to income from continuing operations which improved due to the restructuring of our operations and our reorganization plan as described above. The net operating cash inflow for the combined twelve-month period ended December 31, 2009 principally reflected our net income of $839.1 million adjusted by non-cash charges of $799.4 million, which mainly consisted of non-cash reorganization items derived from our reorganization plan.

In 2008, cash flows used in operating activities totaled $18.4 million, compared to $23.7 million in 2007. The decrease was primarily driven by lower operating results adjusted by non-cash charges, which mainly consisted of depreciation and amortization charges and loss on foreign currency translation.

Our working capital balance as of December 31, 2009 was $128.5 million, compared to negative $814.5 million as of December 31, 2008. The significant increase in our working capital balance was principally due to the discharge of $750.0 million in debt recorded in current liabilities resulting from our reorganization plan in 2009 as well as cash generated from operations and investing activities.

Our working capital balance as of December 31, 2008 was negative $814.5 million, compared to $55.6 million as of December 31, 2007. The significant decrease in our working capital balance was mainly due to the reclassification of long-term debt to current in 2008. In addition, as a result of our operating performance in the quarter ended December 31, 2008, our cash balances, accounts receivable and inventory were significantly lower as compared to December 31, 2007.

Cash Flows from Investing Activities

Cash flows generated by investing activities totaled $11.5 million in the combined twelve-month period ended December 31, 2009, compared to $39.6 million of cash used in investing activities in the 2008. In 2009, we had a decrease in capital expenditures of $20.5 million from $29.7 million in 2008 to $9.2 million in the combined twelve-month period ended December 31, 2009. In 2008, cash of $11.8 million was restricted pursuant to the terms of a forbearance agreement in relation to short-term borrowings; in 2009, it was released from restriction in connection with our reorganization plan. Cash flow from investing activities in 2009 also included cash proceeds of $9.4 million from the sale of intangible assets.

In 2007, cash flows used in investing activities totaled $81.8 million, primarily due to capital expenditures of $86.6 million related to capacity expansion and technology improvements at a fabrication facility in anticipation of sales growth in future periods. A significant portion of this capital investment was originally targeted for use by our discontinued Imaging Solutions segment and has since been repurposed for the other segments of our business, allowing us to maintain a relatively low level of capital investment in 2008 and 2009.

Cash Flows from Financing Activities

Cash flows provided by financing activities totaled $2.0 million in the combined twelve-month period ended December 31, 2009, compared to $14.7 million in 2008. There were no significant financing activities in 2009 other than the repayment of short-term borrowings and the issuance of common units as part of our reorganization in 2009.

During the year ended December 31, 2007, we borrowed $130.1 million under our senior secured credit facility which offset repayments under the same facility of $50.1 million during the same period. At December 31, 2007, we had borrowed $80.0 million under our senior secured credit facility and had additional letters of credit of $15.5 million issued under the facility.

Capital Expenditures

We routinely make capital expenditures to enhance our existing facilities and reinforce our global research and development capability.

For the combined twelve-month period ended December 31, 2009, capital expenditures were $9.2 million, a $20.5 million, or 69.0%, decrease from $29.7 million in 2008.

For the year ended December 31, 2008, capital expenditures were $29.7 million, a $56.9 million, or 65.7%, decrease from $86.6 million in 2007. Significant capital expenditures in 2007 were used to support capacity expansion and technology improvements at our fabrication facilities in anticipation of sales growth in future periods. Since then, these expenditures have been reduced. This year-over-year decrease was a result of managing our capital expenditure timing in order to better support the growth of our business from new customers and to optimize asset utilization and return on capital investments.

Contractual Obligations

The following summarizes our contractual obligations as of December 31, 2009:

	Payments Due by Period
	Total	2010	2011	2012	2013	2014	Thereafter
	(In millions)

New term loan(1)(2)	$91.6	$8.5	$8.4	$8.3	$66.4	$—	$—
Operating lease(3)	51.6	6.8	1.9	1.9	1.9	1.9	37.2
Others(4)	11.5	4.7	4.2	2.4	0.2	—	—

(1)	Includes principal as well as interest payments.

(2)	Assumes constant interest rate of 6-month LIBOR + 12% as of December 31, 2009.

(3)	Assumes constant currency exchange rate for Korean won to U.S. dollars of 1,168:1.

(4)	Includes license agreements and other contractual obligations.

New term loan amounts represent the scheduled maturity of debt at December 31, 2009, assuming that no early optional redemptions occur. The amounts presented include mandatory loan prepayments of $154,000 each quarter from March 31, 2010 to September 30, 2013. We expect to pay the amounts outstanding under the new term loan in full upon maturity. Refer to note 14 to the consolidated financial statements of MagnaChip Semiconductor LLC for the ten-month period ended October 25, 2009 and the two-month period ended December 31, 2009 included elsewhere in this prospectus for additional information on our debt obligations.

The credit agreement governing the new term loan contains covenants that limit our ability and that of our subsidiaries to (i) incur additional indebtedness, (ii) pay dividends or make other distributions on our capital stock or repurchase, repay or redeem our capital stock, (iii) make certain investments, (iv) incur liens, (v) enter into certain types of transactions with affiliates, (vi) create restrictions on the payment of dividends or other amounts to us by our subsidiaries, (vii) sell all or substantially all of our assets or merge with or into other companies, (viii) issue specified equity interests, and (ix) establish, create or acquire any additional subsidiaries.

We follow ASC guidance on uncertain tax positions. Our unrecognized tax benefits totaled $2.0 million as of December 31, 2009. These unrecognized tax benefits have been excluded from the above table because we cannot estimate the period of cash settlement with the respective taxing authorities.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to the market risk that the value of a financial instrument will fluctuate due to changes in market conditions, primarily from changes in foreign currency exchange rates and interest rates. In the normal course of our business, we are subject to market risks associated with interest rate movements and currency movements on our assets and liabilities.

Foreign Currency Exposures

We have exposure to foreign currency exchange rate fluctuations on net income from our subsidiaries denominated in currencies other than U.S. dollars, as our foreign subsidiaries in Korea, Taiwan, China, Japan and Hong Kong use local currency as their functional currency. From time to time these subsidiaries have cash and financial instruments in local currency. The amounts held in Japan, Taiwan, Hong Kong and China are not material in regards to foreign currency movements. However, based on the cash and financial instruments balance at December 31, 2009 for our Korean subsidiary, a 10% devaluation of the Korean won against the U.S. dollar would have resulted in a decrease of $1.2 million in our U.S. dollar financial instruments and cash balances. Based on the Japanese yen cash balance at December 31, 2009, a 10% devaluation of the Japanese yen against the U.S. dollar would have resulted in a decrease of $0.3 million in our U.S. dollar cash balance.

Interest Rate Exposures

Our exposure to interest rate risk relates to interest expenses incurred by long-term borrowings, including the current portion of long term debt. The $61.8 million 6-month LIBOR plus 12% loans under our senior secured credit facility are subject to changes in fair value due to interest rate changes. If the interest rate had increased by 10% and all other variables were held constant from their levels at December 31, 2009, we estimate that we would have had additional interest expense costs of $0.8 million (on a 360-day basis).

Critical Accounting Policies and Estimates

Preparing financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements, the reported amounts of revenues and expenses during the reporting periods and the related disclosures in our consolidated financial statements and accompanying notes.

We believe that our significant accounting policies, which are described in notes 3 and 4 to the consolidated financial statements of MagnaChip Semiconductor LLC for the ten-month period ended October 25, 2009 and the two-month period ended December 31, 2009 included elsewhere in this prospectus, are critical due to the fact that they involve a high degree of judgment and estimates about the effects of matters that are inherently uncertain. We base these estimates and judgments on historical experience, knowledge of current conditions and other assumptions and information that we believe to be reasonable. Estimates and assumptions about future events and their effects cannot be determined with certainty. Accordingly, these estimates may change as new events occur, as more experience is acquired, as additional information is obtained and as the business environment in which we operate changes.

Revenue Recognition and Accounts Receivable Valuation

Our revenue is primarily derived from the sale of semiconductor products that we design and the manufacture of semiconductor wafers for third parties. We recognize revenue when persuasive evidence of an arrangement exists, the product has been delivered and title and risk of loss have transferred, the price is fixed and determinable and collection of resulting receivables is reasonably assured.

We recognize revenue upon shipment, upon delivery of the product at the customer’s location or upon customer acceptance depending on terms of the arrangements, when the risks and rewards of ownership have passed to the customer. Specialty semiconductor manufacturing services are performed pursuant to manufacturing agreements and purchase orders. Standard products are shipped and sold based upon purchase orders from customers. All amounts billed to a customer related to shipping and handling are classified as sales, while all costs incurred by us for shipping and handling are classified as expenses. We currently manufacture a substantial portion of our products internally at our wafer fabrication facilities. In the future, we expect to rely, to some extent, on outside wafer foundries for additional capacity and advanced technologies.

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make payment. If the financial condition of our customers were to deteriorate, additional allowances may be required. The establishment of reserves for sales discounts is based on management judgments that require significant estimates of a variety of factors, including forecasted demand, returns and industry pricing assumptions.

Accrual of Warranty Cost

We record warranty liabilities for the estimated costs that may be incurred under limited warranties. Our warranties generally cover product defects based on compliance with our specifications and is normally applicable for twelve months from the date of product delivery. These liabilities are accrued when revenues are recognized. Warranty costs include the costs to replace the defective products. Factors that affect our warranty liability include historical and anticipated rates of warranty claims on those repairs and the cost per claim to satisfy our warranty obligations. As these factors are impacted by actual experience and future expectations, we periodically assess the adequacy of our recorded warranty liabilities and adjust the amounts as necessary.

Inventory Valuation

Inventories are valued at the lower of cost or market, using the average method, which approximates the first in, first out method. Because of the cyclical nature of the semiconductor industry, changes in inventory levels, obsolescence of technology and product life cycles, we write down inventories to net realizable value. When there is a difference in the carrying value and the net realizable value the difference is recognized as a loss on valuation of inventories within cost of sales. We estimate the net realizable value for such finished goods and work-in-progress based primarily upon the latest invoice prices and current market conditions.

We employ a variety of methodologies to determine the amount of inventory reserves necessary. While a portion of the reserve is determined based upon the age of inventory and lower of cost or market calculations, an element of the reserve is subject to significant judgments made by us about future demand for our inventory. For example, reserves are established for excess inventory based on inventory levels in excess of six months of projected demand, as judged by management, for each specific product. If actual demand for our products is less than our estimates, additional reserves for existing inventories may need to be recorded in future periods.

In addition, as prescribed in ASC guidance on inventory costs, the cost of inventories is determined based on the normal capacity of each fabrication facility. If the capacity utilization is lower than a level that management believes to be normal, the fixed overhead costs per production unit which exceed those which would be incurred when the fabrication facilities are running under normal capacity are charged to cost of sales rather than capitalized as inventories.

Long-Lived Assets

We assess long-lived assets for impairment when events or changes in circumstances indicate that the carrying value of the assets or the asset group may not be recoverable. Factors that we consider in deciding when to perform an impairment review include significant under-performance of a business or product line in relation to expectations, significant negative industry or economic trends, and significant changes or planned changes in our use of the assets. Recoverability of assets that will continue to be used in our operations is measured by comparing the carrying value of the asset group to our estimate of the related total future undiscounted net cash flows. If an asset group’s carrying value is not recoverable through the related undiscounted cash flows, the asset group is considered to be impaired. The impairment is measured by the difference between the asset group’s carrying value and its fair value determined by either a quoted market price, if any, or a value determined by utilizing a discounted cash flow technique.

Impairments of long-lived assets are determined for groups of assets related to the lowest level of identifiable independent cash flows. We must make subjective judgments in determining the independent cash flows that can be related to specific asset groupings. Additionally, an evaluation of impairment of long-lived assets requires estimates of future operating results that are used in the preparation of the expected future undiscounted cash flows. Actual future operating results and the remaining economic lives of our long-lived assets could differ from the estimates used in assessing the recoverability of these assets.

Intangible Assets

The fair value of our intangible assets was recorded in connection with fresh-start reporting on October 25, 2009 and was determined based on the present value of each research project’s projected cash flows using an income approach. Future cash flows are predominately based on the net income forecast of each project, consistent with historical pricing, margins and expense levels of similar products. Revenues are estimated based on relevant market size and growth factors, expected industry trends and individual project life cycles. The resulting cash flows are then discounted at a rate approximating the Company’s weighted average cost of capital.

In-process research and development, or IPR&D, is considered an indefinite-lived intangible asset and is not subject to amortization. IPR&D assets must be tested for impairment annually or more frequently if events or changes in circumstances indicate that the assets might be impaired. The impairment test consists of a comparison of the fair value of the IPR&D asset with its carrying amount. If the carrying amount of the IPR&D asset exceeds its fair value, an impairment loss must be recognized in an amount equal to that excess. After an impairment loss is recognized, the adjusted carrying amount of the IPR&D asset will be its new accounting basis. Subsequent reversal of a previously recognized impairment loss is prohibited. The initial determination and subsequent evaluation for impairment of the IPR&D asset requires management to make significant judgments and estimates. Once the IPR&D projects have been completed or abandoned, the useful life of the IPR&D asset is determined and amortized accordingly.

Technology, customer relationships and intellectual property assets are considered definite-lived assets and are amortized on a straight-line basis over their respective useful lives, ranging from 4 to 10 years.

Income Taxes

We account for income taxes in accordance with ASC guidance addressing accounting for income taxes. The guidance requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in a company’s financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying values and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

We regularly review our deferred tax assets for recoverability considering historical profitability, projected future taxable income, the expected timing of the reversals of existing temporary differences and expiration of tax credits and net operating loss carry-forwards. We established valuation allowances for deferred tax assets at most of our subsidiaries since, other than with respect to one particular subsidiary, it is not probable that a majority of the deferred tax assets will be realizable. The valuation allowance at this particular subsidiary was not established since it is more likely than not that the deferred tax assets at this subsidiary will be realizable based on the current prospects for its future taxable income.

Changes in our evaluation of our deferred income tax assets from period to period could have a significant effect on our net operating results and financial condition.

In addition, beginning January 1, 2007, we account for uncertainties related to income taxes in compliance with ASC guidance on uncertain tax positions. Under this guidance, we evaluate our tax positions taken or expected to be taken in a tax return for recognition and measurement on our consolidated financial statements. Only those tax positions that meet the “more likely than not” threshold are recognized on the consolidated financial statements at the largest amount of benefit that has a greater than 50 percent likelihood of ultimately being realized. Assumptions, judgment and the use of estimates are required in determining if the “more likely than not” standard has been met when developing the provision for income taxes. A change in the assessment of the “more likely than not” standard could materially impact our consolidated financial statements.

Accounting for Unit-based Compensation

In 2006, we adopted ASC guidance addressing accounting for unit-based compensation based on a fair value method. Under this guidance, unit-based compensation cost is estimated at the grant date based on the fair value of the award and is recognized as expense over the requisite service period of the award. We use the Black-Scholes option pricing model to value unit options. In developing assumptions for fair value calculation under the guidance, we use estimates based on historical data and market information. A small change in the assumptions used in the estimate can cause a relatively significant change in the fair value calculation.

The determination of the fair value of our common units on each grant date was a two-step process. First, management estimated our enterprise value in consultation with such advisers as we deemed appropriate. Second, this business enterprise value was allocated to all sources of capital invested in us based on each type of security’s respective rights and claims to our total business enterprise value. This allocation included a calculation of the fair value of our common units on a non-marketable basis. The business enterprise value was determined based on an income approach and a market approach using the revenue multiples of comparable companies, giving appropriate weight to each approach. The income approach was based on the discounted cash flow method and an estimated weighted average cost of capital.

Determination of the fair value of our common units involves complex and subjective judgments regarding projected financial and operating results, our unique business risks, the liquidity of our units and our operating history and prospects at the time of grant. If we make different judgments or adopt different assumptions, material differences could result in the amount of the share-based compensation expenses recorded because the estimated fair value of the underlying units for the options granted would be different.

Fresh-Start Reporting

As required by GAAP, in connection with emergence from Chapter 11 reorganization proceedings, we adopted the fresh-start accounting provisions of ASC 852 effective October 25, 2009. Under ASC 852, the reorganization value represents the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for our assets immediately after restructuring. The reorganization value is allocated to the respective assets. Liabilities, other than deferred taxes and severance benefits, are stated at present values of amounts expected to be paid.

Fair values of assets and liabilities represent our best estimates based on our appraisals and valuations which incorporated industry data and trends and relevant market rates and transactions. These estimates and assumptions are inherently subject to significant uncertainties and contingencies beyond our reasonable control.

Controls and Procedures

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and is effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. As a private company we have designed our internal control over financial reporting to provide reasonable assurance to our management and board of directors regarding the preparation and fair presentation of financial statements. As a public company, under Section 404 of the Sarbanes-Oxley Act, we will also be required to include a report of management on our internal control over financial reporting in our Annual Reports on Form 10-K and the independent registered public accounting firm auditing our financial statements must attest to and report on the effectiveness of our internal control over financial reporting. This requirement will first apply to our Annual Report on Form 10-K for our fiscal year ending December 31, 2011. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

In connection with audits of our consolidated financial statements for the ten-month period ended October 25, 2009 and two-month period ended December 31, 2009, our independent registered public accounting firm has reported two control deficiencies which represent a material weakness in our internal control over financial reporting. The two control deficiencies which represent a material weakness that our independent registered public accounting firm reported to our board of directors (as we then did not have a separate audit committee), are that we do not have a sufficient number of financial personnel with the requisite financial accounting experience and our controls over non-routine transactions are not effective to ensure that accounting considerations are identified and appropriately recorded.

Our management and our board of directors agree that the control deficiencies identified by our independent registered public accounting firm represent a material weakness. We have identified and taken steps intended to remediate this material weakness. Upon being notified of the material weakness, we retained the services of an international accounting firm to temporarily supplement our internal resources. We are also in the process of recruiting a new director of financial reporting to replace the supplemental services provided by the international accounting firm. These actions are subject to ongoing senior management review, as well as audit committee oversight. We do not know the specific timeframe needed to remediate this material weakness. We may incur significant incremental costs associated with this remediation.

BUSINESS

Our Business

We are a Korea-based designer and manufacturer of analog and mixed-signal semiconductor products for high-volume consumer applications. We believe we have one of the broadest and deepest analog and mixed-signal semiconductor technology platforms in the industry, supported by our 30-year operating history, large portfolio of approximately 3,600 novel registered and pending patents and extensive engineering and manufacturing process expertise. Our business is comprised of three key segments: Display Solutions, Power Solutions and Semiconductor Manufacturing Services. Our Display Solutions products include display drivers for use in a wide range of flat panel displays and mobile multimedia devices. Our Power Solutions products include discrete and integrated circuit solutions for power management in high-volume consumer applications. Our Semiconductor Manufacturing Services segment provides specialty analog and mixed-signal foundry services for fabless semiconductor companies that serve the consumer, computing and wireless end markets.

Our wide variety of analog and mixed-signal semiconductor products and manufacturing services combined with our deep technology platform allows us to address multiple high-growth end markets and to rapidly develop and introduce new products and services in response to market demands. Our substantial manufacturing operations in Korea and design centers in Korea and Japan place us at the core of the global consumer electronics supply chain. We believe this enables us to quickly and efficiently respond to our customers’ needs and allows us to better service and capture additional demand from existing and new customers.

We have a long history of supplying and collaborating on product and technology development with leading innovators in the consumer electronics market. As a result, we have been able to strengthen our technology platform and develop products and services that are in high demand by our customers and end consumers. We sold over 2,300 distinct products to over 185 customers for the year ended December 31, 2009, with a substantial portion of our revenues derived from a concentrated number of customers, including LG Display, Sharp and Samsung. Our largest semiconductor manufacturing services customers include some of the fastest growing and leading semiconductor companies that design analog and mixed-signal products for the consumer, computing, and wireless end markets. For 2009 on an aggregate pro forma basis, we generated net sales of $560.1 million, income from continuing operations of $66.0 million, Adjusted EBITDA of $98.7 million and Adjusted Net Income of $53.0 million. See “Unaudited Pro Forma Consolidated Financial Information’’ beginning on page 46 for an explanation regarding our pro forma presentation and “Selected Historical Consolidated Financial and Operating Data’’ beginning on page 8 for an explanation of our use of Adjusted EBITDA and Adjusted Net Income.

Market Opportunity

The consumer electronics market is large and growing rapidly. Growth in this market is being driven by consumers seeking to enjoy a wide variety of available rich media content, such as high definition audio and video, mobile television and games. Consumer electronics manufacturers recognize that the consumer entertainment experience plays a critical role in differentiating their products. To address and further stimulate consumer demand, electronics manufacturers have been driving rapid advances in the technology, functionality, form factor, cost, quality, reliability and power consumption of their products. Electronics manufacturers are continuously implementing advanced technologies in new generations of electronic devices using analog and mixed-signal semiconductor components, such as display drivers that enable display of high resolution images, encoding and decoding devices that allow playback of high definition audio and video, and power management semiconductors that increase power efficiency, thereby reducing heat dissipation and extending battery life. These advanced generations of consumer devices are growing faster than the overall consumer electronics market. For example, according to Gartner, production of LCD televisions, smartphones, mobile PCs, and mini-notebooks is expected to grow from 2009 to 2013 by a compound annual growth rate of 12%, 36%, 24%, and 20%, respectively.

The user experience delivered by a consumer electronic device is substantially driven by the quality of the display, audio and video processing capabilities and power efficiency of the device. Analog and mixed-signal semiconductors enable and enhance these capabilities. Examples of these analog and mixed-signal semiconductors include display drivers, timing controllers, audio encoding and decoding devices, or codecs, and interface circuits, as well as power management semiconductors such as voltage regulators, converters, and switches. According to iSuppli, in 2009, the display driver semiconductor market was $6.0 billion and the power management semiconductor market was $21.9 billion.

Requirements of Leading Consumer Electronics Manufacturers

We believe our target customers view the following characteristics and capabilities as key differentiating factors among available analog and mixed-signal semiconductor suppliers and manufacturing service providers:

•	Broad Offering of Differentiated Products with Advanced System-Level Features and Functions. Leading consumer electronics manufacturers seek to differentiate their products by incorporating innovative semiconductor products that enable unique system-level functionality and enhance performance. These consumer electronics manufacturers seek to closely collaborate with semiconductor solutions providers that continuously develop new and advanced products, technologies, and manufacturing processes that enable state of the art features and functions, such as bright and thin displays, small form factor and energy efficiency.

•	Fast Time to Market with New Products. As a result of rapid technological advancements and short product lifecycles, our target customers typically prefer suppliers who have a compelling pipeline of new products and can leverage a substantial intellectual property and technology base to accelerate product design and manufacturing when needed.

•	Nimble, Stable and Reliable Manufacturing Services. Fabless semiconductor providers who rely on external manufacturing services often face rapidly changing product cycles. If these fabless companies are unable to meet the demand for their products due to issues with their manufacturing services providers, their profitability and market share can be significantly impacted. As a result, they prefer semiconductor manufacturing services providers who can increase production quickly and meet demand consistently through periods of constrained industry capacity. Furthermore, many fabless semiconductor providers serving the consumer electronics and industrial sectors need specialized analog and mixed-signal manufacturing capabilities to address their product performance and cost requirements.

•	Ability to Deliver Cost Competitive Solutions. Electronics manufacturers are under constant pressure to deliver cost competitive solutions. To accomplish this objective, they need strategic semiconductor suppliers that have the ability to provide system-level solutions, highly integrated products, a broad product offering at a range of price points and have the design and manufacturing infrastructure and logistical support to deliver cost competitive products.

•	Focus on Delivering Highly Energy Efficient Products. Consumers increasingly seek longer run time, environmentally friendly and energy efficient consumer electronic products. In addition, there is increasing regulatory focus on reducing energy consumption of consumer electronic products. For instance, the California Energy Commission recently adopted standards that require televisions sold in California to consume 33% less energy by 2011 and 49% less energy by 2013. As a result of global focus on more environmentally friendly products, our customers are seeking analog and mixed-signal semiconductor suppliers that have the technological expertise to deliver solutions that satisfy these ever increasing regulatory and consumer power efficiency demands.

Our Competitive Strengths

Designing and manufacturing analog and mixed-signal semiconductors capable of meeting the evolving functionality requirements for consumer electronics devices is challenging. In order to grow and succeed in the industry, we believe semiconductor suppliers must have a broad, advanced intellectual property portfolio, product design expertise, comprehensive product offerings and specialized manufacturing process technologies and capabilities. Our competitive strengths enable us to offer our customers solutions to solve their key challenges. We believe our strengths include:

•	Advanced Analog and Mixed-Signal Semiconductor Technology and Intellectual Property Platform. We believe we have one of the broadest and deepest analog and mixed-signal semiconductor technology platforms in the industry. Our long operating history, large patent portfolio, extensive engineering and manufacturing process expertise and wide selection of analog and mixed-signal intellectual property libraries allow us to leverage our technology and develop new products across multiple end markets. Our product development efforts are supported by a team of approximately 391 engineers. Our platform allows us to develop and introduce new products quickly as well as to integrate numerous functions into a single product. For example, we were one of the first companies to introduce a commercial AMOLED display driver for mobile phones.

•	Established Relationships and Close Collaboration with Leading Global Electronics Companies. We have a long history of supplying and collaborating on product and technology development with leading innovators in the consumer electronics market, such as LG Display, Sharp and Samsung. Our close customer relationships have been built based on many years of close collaborative product development which provides us with deep system level knowledge and key insights into our customers’ needs. As a result, we are able to continuously strengthen our technology platform in areas of strategic interest for our customers and focus on those products and services that our customers and end consumers demand the most.

•	Longstanding Presence in Asia and Proximity to Global Consumer Electronics Supply Chain. Our presence in Asia facilitates close contact with our customers, fast response to their needs and enhances our visibility into new product opportunities, markets and technology trends. According to Gartner, semiconductor consumption in Asia, excluding Japan, has increased from 49% of global production in 2004 to 60% in 2009 and is projected to grow to 65% by 2013. Our substantial manufacturing operations in Korea and design centers in Korea and Japan place us close to many of our largest customers and to the core of the global consumer electronics supply chain. We have active applications, engineering, product design, and customer support resources, as well as senior management and marketing resources, in geographic locations close to our customers. This allows us to strengthen our relationship with customers through better service, faster turnaround time and improved product design collaboration. We believe this also helps our customers to deliver products faster than their competitors and to solve problems more efficiently than would be possible with other suppliers.

•	Broad Portfolio of Product and Service Offerings Targeting Large, High-Growth Markets. We continue to develop a wide variety of analog and mixed-signal semiconductor solutions for multiple high-growth consumer electronics end markets. We believe our expanding product and service offerings allow us to provide additional products to new and existing customers and to cross-sell our products and services to our established customers. For example, we have leveraged our technology expertise and customer relationships to develop and grow a new business offering power management solutions to customers. Our power management solutions enable our customers to increase system stability and reduce heat dissipation and energy use, resulting in cost savings for our customers, as well as environmental benefits. We have been able to sell these new products to our existing customers as well as expand our customer base.

•	Distinctive Analog and Mixed-Signal Process Technology Expertise and Manufacturing Capabilities. We have developed specialty analog and mixed-signal manufacturing processes such as high voltage CMOS, power and embedded memory. These processes enable us to flexibly ramp mass production of display, power and mixed-signal products, and shorten the duration from design to delivery of highly integrated, high-performance analog and mixed-signal semiconductors. As a result of the depth of our process technology, captive manufacturing facilities and customer support capabilities, we believe the majority of our top twenty manufacturing services customers by revenue currently use us as their primary manufacturing source for the products that we manufacture for them.

•	Highly Efficient Manufacturing Capabilities. Our manufacturing strategy is focused on maintaining the price competitiveness of our products and services through our low-cost operating structure. We believe the location of our primary manufacturing and research and development facilities in Asia and relatively low required ongoing capital expenditures provide us with a number of cost advantages. We offer specialty analog process technologies that do not require substantial investment in leading edge, smaller geometry process equipment. We are able to utilize our manufacturing base over an extended period of time and thereby minimize our capital expenditure requirements. Our internal manufacturing facilities serve both our solutions products and manufacturing services customers, allowing us to optimize our asset utilization and improve our operational efficiency.

•	Strong Financial Model with a Low-Cost Structure. We have executed a significant restructuring over the last 18 months, which combined with our relatively low capital investment requirements, has improved our cash flow and profitability. By closing our Imaging Solutions business, restructuring our balance sheet, and refining our business processes and strategy, we believe we have made significant structural improvements to our operating model and have enabled better flexibility to manage the fluctuations in the economy and our markets. In addition, the long lifecycles of our manufacturing processes, equipment and facilities allow us to keep our new capital requirements relatively low. We believe that our low-cost but highly skilled design and support engineers and manufacturing base position us favorably to compete in the marketplace and provide operating leverage in our operating model.

Our Strategy

Our objective is to grow our business, our cash flow and profitability and to continuously improve our position as a leading provider of analog and mixed-signal semiconductor products and services for high-volume markets. Our business strategy emphasizes the following key elements:

•	Leverage Our Advanced Analog and Mixed-Signal Technology Platform to Innovate and Deliver New Products and Services. We intend to continue to utilize our extensive patent and technology portfolio, analog and mixed-signal design and manufacturing expertise and specific end-market applications and system-level design expertise to deliver products with high levels of performance by utilizing our systems expertise and leveraging our deep knowledge of our customers’ needs. For example, we have recently utilized our extensive patent portfolio, process technologies and analog and mixed-signal technology platform to develop cost-effective Super Junction MOSFETs as well as low power integrated power solutions for AC-DC offline switchers to address more of our customers’ needs. In Display Solutions, we continue to invest in research and development to introduce new technologies to support our customers’ technology roadmaps such as their transition to 240Hz 3D LED televisions. In Semiconductor Manufacturing Services, we are developing cost-effective processes that substantially reduce die size using deep trench isolation.

•	Increase Business with Existing Customers. We have a global customer base consisting of leading consumer electronics OEMs such as LG Display, Sharp and Samsung who sell into multiple end markets. We intend to continue to strengthen our relationships with our customers by collaborating on critical design and product development in order to improve our design win rates. We will seek to increase our customer penetration by more closely aligning our product roadmap with those of our key customers and by taking advantage of our broad product portfolio, our deep knowledge of customer needs and existing relationships to sell more existing and new products. For example, two of our largest display driver customers have display modules in production using our power management products. These power management products have been purchased and evaluated via their key subcontractors for LCD backlight units and LCD integrated power supplies.

•	Broaden Our Customer Base. We expect to continue to expand our global design centers, local application engineering support and sales presence, particularly in China, Hong Kong, Taiwan and Macau, or collectively, Greater China, and other high-growth geographies, to penetrate new accounts. In addition, we intend to introduce new products and variations of existing products to address a broader customer base. In order to broaden our market penetration, we are complementing our direct customer relationships and sales with an expanded base of distributors, especially to aid the growth of our power management business. We expect to continue to expand our distribution channels as we broaden our power management penetration beyond existing customers.

•	Aggressively Grow the Power Business. We have utilized our extensive patent portfolio, process technologies, captive manufacturing facilities and analog and mixed-signal technology platform to develop power management solutions that expand our market opportunity and address more of our customers’ needs. We intend to increase the pace of our new power product introductions by continuing to collaborate closely with our industry-leading customers. For example, we recently began mass production of our first integrated power solution for LCD televisions at one of our major Korean customers. We also intend to capitalize on the market needs and regulatory requirements for power management products that reduce energy consumption of consumer electronic products by introducing products that are more energy efficient than those of competitors. We believe our integrated designs, unique low-cost process technologies and deep customer relationships will enable us to increase sales of our power solutions to our current power solutions customers, and as an extension of our other product offerings, to our other customers.

•	Drive Execution Excellence. We have significantly improved our execution through a number of management initiatives implemented under the direction of our Chief Executive Officer and Chairman, Sang Park. As an example, we have introduced new processes for product development, customer service and personnel development. We expect these ongoing initiatives will continue to improve our new product development and customer service as well as enhance our commitment to a culture of quick action and execution by our workforce. In addition, we have focused on and continually improved our manufacturing efficiency during the past several years. As a result of our focus on execution excellence, we have also meaningfully reduced our time from new product definition to development completion. For example, we have improved our average development turnaround time by over 40% over the last three years for semiconductor manufacturing services by implementing continuous business process improvement initiatives.

•	Optimize Asset Utilization, Return on Capital Investments and Cash Flow Generation. We intend to keep our capital expenditures relatively low by maintaining our focus on specialty process technologies that do not require substantial investment in frequent upgrades to the latest manufacturing equipment. We also believe our power management business should increase our utilization and return on capital as the manufacturing of these products primarily relies on our 0.35µm geometry and low-cost equipment. By utilizing our manufacturing facilities for both our display solutions and power solutions products and our semiconductor manufacturing services customers, we will seek to maximize return on our capital investments and our cash flow generation.

Our Technology

We continuously strengthen our advanced analog and mixed-signal semiconductor technology platform by developing innovative technologies and integrated circuit building blocks that enhance the functionality of consumer electronics products through brighter displays, enhanced image quality, smaller form factor and longer battery life. We seek to further build our technology platform through proprietary research and development and selective licensing and acquisition of complementary technologies, as well as disciplined process improvements in our manufacturing operations. Our goal is to leverage our experience and development initiatives across multiple end markets and utilize our understanding of system-level issues our customers face to introduce new technologies that enable our customers to develop more advanced, higher performance products.

Our display technology portfolio includes building blocks for display drivers and timing controllers, processor and interface technologies, as well as sophisticated production techniques, such as chip-on-glass, or COG, which enables the manufacture of thinner displays. Our advanced display drivers incorporate LTPS and AMOLED panel technologies that enable the highest resolution displays. Furthermore, we are developing a broad intellectual property portfolio to improve the power efficiency of displays, including the development of our smart mobile luminance control, or SMLC, algorithm.

We have a long history of specialized process technology development and have a number of distinctive process implementations. We have approximately 200 process flows we can utilize for our products and offer to our semiconductor manufacturing services customers. Our process technologies include standard CMOS, high voltage CMOS, ultra-low leakage high voltage CMOS and BCDMOS. Our manufacturing processes incorporate embedded memory solutions such as static random access memory, or SRAM, one-time programmable, or OTP, memory, multiple-time programmable, or MTP, memory, electronically erasable programmable read only memory, or EEPROM, and single-transistor random access memory, or 1TRAM. More broadly, we focus extensively on processes that reduce die size across all of the products we manufacture, in order to deliver cost-effective solutions to our customers.

Expertise in high voltage and deep trench BCDMOS process technologies, low power analog and mixed-signal design capabilities and packaging know-how are key requirements in the power management market. We are currently leveraging our capabilities in these areas with products such as DC-DC converters, linear regulators, including LDO, regulators and analog switches, and power MOSFETs. We believe our system level understanding of applications such as LCD televisions and mobile phones will allow us to more quickly develop and customize power management solutions for our customers in these markets.

Our Products and Services

Our broad portfolio of products and services addresses multiple high-growth, consumer-focused end markets. A key component of our product strategy is to supply multiple related product and service offerings to each of the end markets that we serve.

Display Solutions

Display Driver Characteristics.  Display drivers deliver defined analog voltages and currents that activate pixels to exhibit images on displays. The following key characteristics determine display driver performance and end-market application:

•	Resolution and Number of Channels. Resolution determines the level of detail displayed within an image and is defined by the number of pixels per line multiplied by the number of lines on a display. For large displays, higher resolution typically requires more display drivers for each panel. Display drivers that have a greater number of channels, however, generally require fewer display drivers for each panel and command a higher selling price per unit. Mobile displays, conversely, are typically single chip solutions designed to deliver a specific resolution. We cover resolutions ranging from QVGA (240RGB x 320) to QHD (960RGB x 540).

•	Color Depth. Color depth is the number of colors that can be displayed on a panel. For example, for TFT-LCD panels, 262 thousand colors are supported by 6-bit source drivers; 16 million colors are supported by 8-bit source drivers; and 1 billion colors are supported by 10-bit and 12-bit source drivers.

•	Operational Voltage. Display drivers are characterized by input and output voltages. Source drivers typically operate at input voltages from 2.0 to 3.6 volts and output voltages between 4.5 and 18 volts. Gate drivers typically operate at input voltages from 2.0 to 3.6 volts and output voltages of up to 40 volts. Lower input voltage results in lower power consumption and electromagnetic interference, or EMI.

•	Gamma Curve. The relationship between the light passing through a pixel and the voltage applied to the pixel by the source driver is referred to as the gamma curve. The gamma curve of the source driver can correct some imperfections in picture quality in a process generally known as gamma correction. Some advanced display drivers feature up to three independent gamma curves to facilitate this correction.

•	Driver Interface. Driver interface refers to the connection between the timing controller and the display drivers. Display drivers increasingly require higher bandwidth interface technology to address the larger data transfer rate necessary for higher definition images. The principal types of interface technologies are transistor-to-transistor logic, or TTL, reduced swing differential signaling, or RSDS, advance intra panel I/F, or AIPI, and mini-low voltage differential signaling, or m-LVDS.

•	Package Type. The assembly of display drivers typically uses chip-on-film, or COF, tape carrier package, or TCP, and COG package types.

Large Display Solutions.  We provide display solutions for a wide range of flat panel display sizes used in LCD televisions, including high definition televisions, or HDTVs, LED TVs, LCD monitors and mobile PCs.

Our large display solutions include source and gate drivers and timing controllers with a variety of interfaces, voltages, frequencies and packages to meet customers’ needs. These products include advanced technologies such as high channel count, with products under development to provide up to 960 channels. We also offer a distinctive interface technology known as LCDS, which supports thinner displays for mobile PCs. Our large display solutions are designed to allow customers to cost-effectively meet the increasing demand for high resolution displays. We focus extensively on reducing the die size of our large display drivers and other solutions products, and we have recently introduced a number of new large display drivers with reduced die size.

The table below sets forth the features of our products, both in mass production and in development, for large-sized displays:

Product	Key Features	Applications

TFT-LCD Source Drivers	• 480 to 960 output channels	• LCD monitors, including
	• 6-bit (262 thousand colors),	widescreens
	8-bit (16 million colors), 10-bit	• Mobile PCs, including
	(1 billion colors)	netbooks
	• Output voltage ranging from	• Digital televisions, including
	3.3V to 18V	LED TVs
• Low power consumption and
low EMI
• Supports COF package types
• Supports RSDS, m-LVDS,
AiPi interface technologies
• Geometries of 0.18mum to
0.22µm
TFT-LCD Gate Drivers	• 272 to 768 output channels	• LCD monitors, including
	• Output voltage ranging up to	widescreens
	40V	• Mobile PCs, including
	• Supports COF and COG	netbooks
	package types	• Digital televisions, including
	• Geometries of 0.35µm	LED TVs
Timing Controllers	• Product portfolio supports a	• LCD monitors, including
	wide range of resolutions	widescreens
	• Supports m-LVDS interface	• Mobile PCs, including
	technologies	netbooks
• Input voltage ranging from
2.3V to 3.6V
• Geometries of 0.18µm

Mobile Display Solutions.  Our mobile display solutions incorporate the industry’s most advanced display technologies, such as LTPS and AMOLED, as well as high-volume technologies such as a-Si (amorphous silicon) TFT. Our mobile display products offer specialized capabilities, including high speed serial interfaces, such as mobile display digital interface, or MDDI, and mobile industry processor interface, or MIPI, as well as multi-time programmable, or MTP, memories, using EEPROM and logic-based OTP memory. Further, we are building a distinctive intellectual property portfolio that allows us to provide features that reduce power consumption, such as SMLC, ambient light-based brightness control, or LABC, automatic brightness control, or ABC, and automatic current limit, or ACL. This intellectual property portfolio will also support our power management product development initiatives, as we leverage our system level understanding of power efficiency.

The following table summarizes the features of our products, both in mass production and in development, for mobile displays:

Product	Key Features	Applications

LTPS	• Resolutions of QVGA,	• Mobile phones
	WQVGA, VGA, NHD, SVGA	• Digital still cameras
• Color depth ranging from 262
thousand to 16 million
• MDDI, MIPI interface
• EEPROM and logic-based
OTP, separated gamma
control
AMOLED	• Resolutions of WQVGA,	• Mobile phones
	HVGA, NHD, WVGA, QHD	• Game consoles
	• Color depth ranging from 262	• Digital still cameras
	thousand to 16 million	• Personal digital assistants
	• Geometries of 0.11µm to	• Portable media players
0.15µm
• MDDI, MIPI interface
• EEPROM and logic-based
OTP
• ABC, ACL, Pentile
a-Si TFT	• Resolutions of QVGA,	• Mobile phones
	WQVGA, HVGA, WVGA,	• Game consoles
	WSVGA, HD	• Netbooks
	• Color depth ranging from 262	• Portable navigation devices
thousand to 16 million
• MDDI, MIPI interface
• Content adaptive brightness
control, or CABC
• LVDS, I2C, DCDC
• Separated gamma control

Power Solutions

We develop, manufacture and market power management solutions for a wide range of end market customers. The products include MOSFETs, LED Drivers, DC-DC converters, analog switches and linear regulators, such as LDOs.

•	MOSFET. Our MOSFETs include low-voltage Trench MOSFETs, 20V to 100V, and high-voltage Planar MOSFETs, 400V through 600V. MOSFETs are used in applications to switch, shape or transfer electricity under varying power requirements. The key application segments are mobile phones, LCD televisions, desktop computers and power supplies for consumer electronics and industrial equipment. MOSFETs allow electronics manufacturers to achieve specific design goals of high efficiency and low standby power consumption. For example, computing solutions focus on delivering efficient controllers and MOSFETs for power management in VCORE, DDR and chipsets for audio, video and graphics processing systems.

•	LED Drivers. LED driver solutions serve the fast-growing LCD panel backlighting market for LCD televisions and mobile PCs. Our products are designed to provide high efficiency and wide input voltage range as well as PWM dimming for accurate white LED dimming control.

•	DC-DC Converters. We plan to release DC-DC converters targeting mobile applications and high power applications like LCD televisions, set-top boxes, DVD/Blu-ray players and display modules. We expect our DC-DC converters will meet customer green power requirements by featuring wide input voltage ranges, high efficiency and small size.

•	Analog Switches and Linear Regulators. We also provide analog switches and linear regulators for mobile applications. Our products are designed for high efficiency and low power consumption in mobile applications.

Our power management solutions enable customers to increase system stability and reduce heat dissipation and energy use, resulting in cost savings for our customers and consumers, as well as environmental benefits. Our in-house process technology capabilities and eight-inch wafer production lines increase efficiency and contribute to the competitiveness of our products.

The following table summarizes the features of our products, both in mass production and in development:

Product	Key Features	Applications

Low Voltage MOSFET	• Vds(V) options of 20V–100V	• Mobile phones
	• Rds(on) options of Max 5m	• Desktop computers
	Ω–50m Ω at 10V	• Mobile PCs
	• Advanced 0.35µm Trench	• Digital TVs
MOSFET Process
• High cell density of
268Mcell/inch[2]
• Advanced packages to enable
reduction of PCB mounting
area
High Voltage MOSFET	• Voltage options of 400, 500,	• Power supplies for consumer
	and 600V	electronics
	• Drain current options of	• Industrial charger and
	1A–18A.	adaptors
	• Rds(on) options of 0.22~8.0	• Lighting (ballast, HID, LED)
	Ω (typical)	• Industrial equipment
• R2FET (rapid recovery) option
to shorten reverse diode
recovery time
• Zenor FET option for
MOSFET protection for
abnormal input
• Advanced 0.50µm Planar
MOSFET Process
LED Drivers	• High efficiency, wide input	• LED backlights
voltage range
• Proven 0.35mum BCDMOS
process
• 40V modular BCDMOS
• OCP, SCP, OVP and UVLO
protections
• Accurate LED current control
and multi-channel matching
• Programmable current limit,
boost up frequency

Product	Key Features	Applications

DC-DC Converters	• High efficiency, wide input voltage range	• LCD TVs • Set-top boxes
	• Proven 0.35µm BCDMOS process	• DVD/Blu-ray players
• 30V modular BCDMOS
• Fast load and line regulation
• Accurate output voltage
• OCP, SCP and thermal protections
Analog Switches	USB Switches	• Mobile phones
• Low Con, 7.0pF (typical) limits signal distortion
• Low Ron, 4.0 Ω (typical)
• 0.35µm CMOS process
Audio Switches
• Negative Swing Support
• Low Ron, 0.4 Ω (typical)
• High ESD protection, 13kV
• 0.35µm CMOS process
Linear Regulators	• Single and dual LDOs	• Mobile phones
• Low Noise Output Linear µCap LDO Regulator
• 2.3V to 5.5V input voltage and 150mA, 300mA output current
• Small package size of DFN type
• 0.35µm CMOS process

Semiconductor Manufacturing Services

We provide semiconductor manufacturing services to analog and mixed-signal semiconductor companies. We have approximately 200 process flows we offer to our semiconductor manufacturing services customers. We also often partner with key customers to jointly develop or customize specialized processes that enable our customers to improve their products and allow us to develop unique manufacturing expertise.

Our semiconductor manufacturing services offering is targeted at customers who require differentiated, specialty analog and mixed-signal process technologies such as high voltage CMOS, embedded memory and power. We refer to our approach of delivering specialized services to our customers as our application-specific technology, or AS Tech, strategy. We differentiate ourselves through the depth of our intellectual property portfolio, ability to customize process technology to meet the customers’ requirements effectively, long history in this business and reputation for excellence.

Our semiconductor manufacturing services customers typically serve high-growth and high-volume applications in the consumer, computing and wireless end markets. We strive to be the primary manufacturing source for our semiconductor manufacturing services customers.

Process Technology Overview

•	Mixed-Signal. Mixed-signal process technology is used in devices that require conversion of light and sound into electrical signals for processing and display. Our mixed-signal processes include advanced technologies such as low noise process using triple gate, which uses less power at any given performance level. MEMS process technology allows the manufacture of components that use electrical energy to generate a mechanical response. For example, MEMS devices are used in the accelerometers and gyroscopes of mobile phones.

•	Power. Power process technology, such as BCD, includes high voltage capabilities as well as the ability to integrate functionality such as self-regulation, internal protection, and other intelligent features. The unique process features such as deep trench isolation are suited for chip shrink and device performance enhancement.

•	High Voltage CMOS. High voltage CMOS process technology facilitates the use of high voltage levels in conjunction with smaller transistor sizes. This process technology includes several variations, such as bipolar processes, which use transistors with qualities well suited for amplifying and switching applications, mixed mode processes, which incorporate denser, more power efficient FETs, and thick metal processes.

•	Non-Volatile Memory. Non-volatile memory, or NVM, process technology enables the integration of non-volatile memory cells that allow retention of the stored information even when power is removed from the circuit. This type of memory is typically used for long-term persistent storage.

The table below sets forth the key process technologies in Semiconductor Manufacturing Services currently in mass production or development.

Process	Technology	Device	End Markets

Mixed-signal	• 0.13-0.8µm	• Analog to digital converter	• Consumer
	• Multipurpose	• Digital to analog converter	• Wireless
	• Low noise	• Audio codec	• Computing
	• Ultra low power	• Chipset
• Triple gate
Power	• 0.18-0.35µm	• Power management	• Consumer
	• aBCD	• Mobile PMIC	• Wireless
	• Deep Trench Isolation	• LED drivers	• Computing
• Trench MOSFET
• Planar MOSFET
• Schottky Diode
• Zener Diode
High Voltage CMOS	• 0.13-2.0µm	• Display drivers	• Consumer
	• 5V-250V	• CSTN drivers	• Wireless
	• Bipolar, Thick Metal		• Computing
NVM	• 0.18-0.5µm	• Microcontroller	• Consumer
	• EEPROM	• Touch screen controller	• Medical
	• eFlash	• Electronic tag	• Automotive
	• OTP	• Hearing aid

Manufacturing and Facilities

Our manufacturing operations consist of three fabrication facilities located at two sites in Cheongju and Gumi in Korea. These sites have a combined capacity of approximately 131,000 eight-inch equivalent wafers per month. We manufacture wafers utilizing geometries ranging from 0.11 to 2.0 micron. The Cheongju facilities have three main buildings totaling 164,058 square meters devoted to manufacturing and development. The Gumi facilities have one main building with 41,022 square meters devoted to manufacturing, testing and packaging.

In addition to our fabrication facilities, we lease facilities in Seoul, Korea, Cupertino, California, and Osaka, Japan. Each of these facilities includes administration, sales and marketing and research and development functions. We lease sales and marketing offices at our subsidiaries in several other countries.

The ownership of our wafer manufacturing assets is an important component of our business strategy. Maintaining manufacturing control enables us to develop proprietary, differentiated products and results in higher production yields, as well as shortened design and production cycles. We believe our properties are adequate for the conduct of our business for the foreseeable future.

We use a combination of in-house and outsourced assembly, test and packaging services. Our independent providers of these services are located in Korea, China, Taiwan, Malaysia and Thailand.

We use processes that require specialized raw materials that are generally available from a limited number of suppliers. Tape is one of the process materials required for our display drivers. We continue to attempt to qualify additional suppliers for our raw materials.

Although we own our manufacturing facilities, we are party to a land lease and easement agreement with Hynix pursuant to which we lease the land for our facilities in Cheongju, Korea from Hynix for an indefinite term. Because we share certain facilities with Hynix, several services that are essential to our business are provided to us by or through Hynix under our general service supply agreement with Hynix. These services include electricity, bulk gases and de-ionized water, campus facilities and housing, wastewater and sewage management, environmental safety and certain utilities and infrastructure support services. These services generally continue until the general service supply agreement is terminated.

Sales and Marketing

We focus our sales and marketing strategy on creating and strengthening our relationships with leading consumer electronics OEMs, such as LG Display, Sharp and Samsung, as well as analog and mixed-signal semiconductor companies. We believe our close collaboration with customers allows us to align our product and process technology development with our customers’ existing and future needs. Because our customers often service multiple end markets, our product sales teams are organized by customers within the major geographies. We believe this facilitates the sale of products that address multiple end-market applications to each of our customers. Our semiconductor manufacturing services sales teams focus on marketing our services to analog and mixed-signal semiconductor companies that require specialty manufacturing processes.

We sell our products through a direct sales force and a network of authorized agents and distributors. We have strategically located our sales and technical support offices near our customers. Our direct sales force consists primarily of representatives co-located with our design centers in Korea and Japan, as well as our local sales and support offices in Greater China and Europe. We have a network of agents and distributors in Korea, Japan, Europe and Greater China. With the expansion of the Power Solutions division portfolio, we expect to expand our sales agents and distributor franchises into Europe and the United States in 2010. On a combined basis for the ten months ended October 25, 2009 and the two months ended December 31, 2009, we derived 82% of net sales through our direct sales force and 18% of net sales through our network of authorized agents and distributors.

Research and Development

Our research and development efforts focus on intellectual property, design methodology and process technology for our complex analog and mixed-signal semiconductor products and services. Research and development expenses for the combined twelve-month period ended December 31, 2009 were $70.9 million, representing 12.7% of net sales, compared to $89.5 million, representing 14.9% of net sales for the year ended December 31, 2008, and $90.8 million, representing 12.8% of net sales for the year ended December 31, 2007.

Customers

We sell our display solutions and power solutions products to consumer electronics OEMs as well as subsystem designers and contract manufacturers. We sell our semiconductor manufacturing services to analog and mixed-signal semiconductor companies. For the year ended December 31, 2009, our ten largest customers accounted for 69% of our net sales, and we had one customer, LG Display, representing greater than 10% of our net sales. For the year December 31, 2009, we received revenues of $59.0 million from customers in the United States and $501.1 million from all foreign countries, of which 61.2% was from Korea, 18.5% from Taiwan, 7.6% from Japan and 9.6% from China, Hong Kong and Macau.

Intellectual Property

As of December 31, 2009, our portfolio of intellectual property assets included approximately 3,600 novel registered and pending patents. Because we file patents in multiple jurisdictions, we additionally have approximately 1,000 registered and pending patents that relate to identical technical claims in our base patent portfolio. Our patents expire at various times over the next 18 years. While these patents are in the aggregate important to our competitive position, we do not believe that any single registered or pending patent is material to us.

We have entered into exclusive and non-exclusive licenses and development agreements with third parties relating to the use of intellectual property of the third parties in our products and our design processes, including licenses related to embedded memory technology, design tools, process simulation tools, circuit designs and processor cores. Some of these licenses, including our agreements with Silicon Works Co., Ltd. and ARM Limited, are material to our business and may be terminated prior to the expiration of these licenses by the licensors should we fail to cure any breach under such licenses. Additionally, in connection with the Original Acquisition, Hynix retained a perpetual license to use the intellectual property that we acquired from Hynix in the Original Acquisition. Under this license, Hynix and its subsidiaries are free to develop products that may incorporate or embody intellectual property developed by us prior to October 2004.

Competition

We operate in highly competitive markets characterized by rapid technological change and continually advancing customer requirements. Although no one company competes with us in all of our product lines, we face significant competition in each of our market segments. Our competitors include other independent and captive manufacturers and designers of analog and mixed-signal integrated circuits including display driver and power management semiconductor devices, as well as companies providing specialty manufacturing services.

We compete based on design experience, manufacturing capabilities, the ability to service customer needs from the design phase through the shipping of a completed product, length of design cycle and quality of technical support and sales personnel. Our ability to compete successfully will depend on internal and external variables, both within and outside of our control. These variables include the timeliness with which we can develop new products and technologies, product performance and quality, manufacturing yields, capacity availability, customer service, pricing, industry trends and general economic trends.

Employees

Our worldwide workforce consisted of 3,155 employees (full- and part-time) as of January 31, 2010, of which 391 were involved in sales, marketing, general and administrative, 391 were in research and development (including 207 with advanced degrees), 74 were in quality, reliability and assurance and 2,299 were in manufacturing (comprised of 347 in engineering and 1,952 in operations). As of January 31, 2010, 2,037 employees, or approximately 64.6% of our workforce, were represented by the MagnaChip Semiconductor Labor Union, which is a member of the Federation of Korean Metal Workers Trade Unions. We believe our labor relations are good.

Environmental

Our operations are subject to a variety of environmental, health and safety laws and regulations in each of the jurisdictions in which we operate, governing, among other things, air emissions, wastewater discharges, the generation, use, handling, storage and disposal of, and exposure to, hazardous substances (including asbestos) and waste, soil and groundwater contamination and employee health and safety. These laws and regulations are complex, constantly changing and have tended to become more stringent over time. There can be no assurance that we have been or will be in compliance with all these laws and regulations, or that we will not incur material costs or liabilities in connection with these laws and regulations in the future. The adoption of new environmental, health and safety laws, any failure to comply with new or existing laws or issues relating to hazardous substances could subject us to material liability (including substantial fines or penalties), impose the need for additional capital equipment or other process requirements upon us, curtail our operations or restrict our ability to expand operations.

Legal Proceedings

We are subject to lawsuits and claims that arise in the ordinary course of business and intellectual property litigation and infringement claims. Intellectual property litigation and infringement claims, in particular, could cause us to incur significant expenses or prevent us from selling our products. We are currently not involved in any legal proceedings the outcome of which we believe would have a material adverse effect on our business, financial condition or results of operations.

Segments

For a description of our business and the distribution of our assets by geographic regions and reporting segments, see note 23 to the consolidated financial statements of MagnaChip Semiconductor LLC for the ten-month period ended October 25, 2009 and the two-month period ended December 31, 2009 included elsewhere in this prospectus.

MANAGEMENT

Directors and Executive Officers and Corporate Governance.

The following table is a list of the current directors and executive officers of MagnaChip and their respective ages as of December 31, 2009:

Name	Age	Position

Sang Park	62	Chairman of the Board of Directors and Chief Executive Officer
Tae Young Hwang	53	Chief Operating Officer and President
Brent Rowe	48	Senior Vice President, Worldwide Sales
Margaret Sakai	52	Senior Vice President and Chief Financial Officer
Heung Kyu Kim	46	Senior Vice President and General Manager, Power Solutions Division
Tae Jong Lee	47	Senior Vice President and General Manager, Corporate Engineering
John McFarland	43	Senior Vice President, General Counsel and Secretary
Michael Elkins	41	Director
Randal Klein	44	Director
R. Douglas Norby	74	Director
Gidu Shroff	64	Director
Steven Tan	33	Director
Nader Tavakoli	51	Director

Sang Park, Chairman of the Board of Directors and Chief Executive Officer.  Mr. Park became our Chairman of the board of directors and Chief Executive Officer on January 1, 2007, after serving as President, Chief Executive Officer and director since May 2006. Mr. Park served as an executive fellow for iSuppli Corporation from January 2005 to May 2006. Prior to joining iSuppli, he was founder and president of SP Associates, a consulting services provider for technology companies, from September 2003 to December 2004. Mr. Park served as Chief Executive Officer of Hynix from May 2002 to March 2003, and as Chief Operating Officer and President of the Semiconductor Division of Hynix from July 1999 to April 2002. Prior to his service at Hynix, Mr. Park was Vice President of Procurement Engineering at IBM in New York from 1995 to 1999, and he held various positions in procurement and operations at Hewlett Packard in California from 1979 to 1995. Our board of directors has concluded that Mr. Park should serve as a director and as chairman of the board of directors based on his extensive experience as an executive, investor and director in our industry and his experience and insight as our Chief Executive Officer.

Tae Young Hwang, Chief Operating Officer and President.  Mr. Hwang became our Chief Operating Officer and President in November 2009. He previously served as our Executive Vice President, Manufacturing Division, and General Manager, Display Solutions from January 2007, and our Executive Vice President of Manufacturing Operations from October 2004. Prior to that time, Mr. Hwang served as Hynix’s Senior Vice President of Manufacturing Operations, System IC, from 2002 to 2003. From 1999 to 2001, he was Vice President of Cheongju Operations for Hynix. Mr. Hwang holds a B.S. degree in Mechanical Engineering from Pusan National University and an M.B.A. from Cheongju University.

Brent Rowe, Senior Vice President, Worldwide Sales.  Mr. Rowe became our Senior Vice President, Worldwide Sales in April 2006. Prior to joining our company, Mr. Rowe served at Fairchild Semiconductor International, Inc., a semiconductor manufacturer, as Vice President, Americas Sales and Marketing from August 2003 to October 2005; Vice President, Europe Sales and Marketing from

August 2002 to August 2003; and Vice President, Japan Sales and Marketing from April 2002 to August 2002. Mr. Rowe holds a B.S. degree in Chemical Engineering from the University of Illinois.

Margaret Sakai, Senior Vice President and Chief Financial Officer.  Ms. Sakai became our Senior Vice President, Finance, on November 1, 2006 and our Chief Financial Officer on April 10, 2009. Prior to joining our company, she served as Chief Financial Officer of Asia Finance and Vice President of Photronics, Inc., a manufacturer of reticles and photomasks for semiconductor and microelectronic applications, since November 2003. From June 1999 to October 2003, Ms. Sakai was Executive Vice President and Chief Financial Officer of PKL Corporation, a photomask manufacturer. From October 1995 to May 1999, Ms. Sakai served as Director of Finance of Acqutek International Limited, a lead-frame manufacturer, and from March 1992 to September 1995, Ms. Sakai served as Financial Manager at National Semiconductor Corporation. Ms. Sakai worked as an Audit Supervisor at Coopers & Lybrand from January 1988 to March 1992. Ms. Sakai is a Certified Public Accountant in the State of California and holds a B.A. degree in Accounting from Babson College.

Heung Kyu Kim, Senior Vice President and General Manager, Power Solutions Division.  Mr. Kim became our Senior Vice President and General Manager, Power Solutions Division, in July 2007. Prior to joining our company, Mr. Kim served at Fairchild Semiconductor International, Inc., a semiconductor manufacturer, as Vice President of the Power Conversion Product Line from July 2003 to June 2007, and as Director of Korea Sales and Marketing from April 1999 to June 2003. Mr. Kim holds a B.S. degree in Metallurgical Engineering from Korea University.

Tae Jong Lee, Senior Vice President and General Manager, Corporate Engineering.  Mr. Lee became our Senior Vice President and General Manager, Corporate Engineering, in August 2009. He previously served as our Vice President, Corporate Engineering from September 2007. Prior to joining our company, Mr. Lee served as Director of the Technology Development Division, Chartered Semiconductor Manufacturing, in Singapore from 1999 to August 2007. Mr. Lee holds B.S. and M.S. degrees from Seoul National University, and a Ph.D in Physics from the University of Texas at Dallas.

John McFarland, Senior Vice President, General Counsel and Secretary.  Mr. McFarland became our Senior Vice President, General Counsel and Secretary in April 2006, after serving as Vice President, General Counsel and Secretary since November 2004. Prior to joining our company, Mr. McFarland served as a foreign legal consultant at Bae, Kim & Lee, a law firm, from August 2003 to November 2004 and an associate at Wilson Sonsini Goodrich & Rosati, P.C., a law firm, from August 2000 to July 2003. Mr. McFarland holds a B.A. degree in Asian Studies, conferred with highest distinction from the University of Michigan, and a J.D. degree from the University of California, Los Angeles, School of Law.

Michael Elkins, Director.  Mr. Elkins became our director in November 2009. Mr. Elkins joined Avenue in 2004 and is currently a Portfolio Manager of the Avenue U.S. Funds. In such capacity, Mr. Elkins is responsible for assisting with the direction of the investment activities of the Avenue U.S. strategy. Prior to joining Avenue, Mr. Elkins was a Portfolio Manager and Trader with ABP Investments US, Inc. While at ABP, he was responsible for actively managing high yield investments using a total return-special situations overlay strategy. Prior to ABP, Mr. Elkins served as a Portfolio Manager and Trader for UBK Asset Management, after joining the company as a High Yield Credit Analyst. Previously, Mr. Elkins was a Credit Analyst for both Oppenheimer & Co., Inc. and Smith Barney, Inc. Mr. Elkins holds a B.A. in Marketing from George Washington University and an M.B.A. in Finance from the Goizueta Business School at Emory University. Our board of directors has concluded that Mr. Elkins should serve on the board based upon his extensive investing and management experience.

Randal Klein, Director.  Mr. Klein became our director in November 2009. Mr. Klein joined Avenue in 2004 and is currently a Senior Vice President of the Avenue U.S. Funds. In such capacity, Mr. Klein is responsible for identifying, analyzing and modeling investment opportunities for the Avenue U.S. strategy. Prior to joining Avenue, Mr. Klein was a Senior Vice President at Lehman

Brothers, where his responsibilities included restructuring advisory work, financial sponsors coverage, mergers and acquisitions and corporate finance. Prior to Lehman, Mr. Klein worked in sales, marketing and engineering as an aerospace engineer for The Boeing Company. Mr. Klein holds a B.S. in Aerospace Engineering, conferred with Highest Distinction from the University of Virginia, and an M.B.A. in Finance from the Wharton School of the University of Pennsylvania. Our board of directors has concluded that Mr. Klein should serve on the board based upon his extensive experience in finance, accounting and investing.

R. Douglas Norby, Director and Chairman of the Audit Committee.  Mr. Norby became our director and Chairman of the Audit Committee in March 2010. Mr. Norby previously served as our director and Chairman of the Audit Committee from May 2006 until October 2008. Mr. Norby served as Senior Vice President and Chief Financial Officer of Tessera Technologies, Inc., a public semiconductor intellectual property company, from July 2003 to January 2006. Mr. Norby worked as a management consultant with Tessera from May 2003 until July 2003. Mr. Norby served as Chief Financial Officer of Zambeel, Inc., a data storage systems company, from March 2002 until February 2003, and as Senior Vice President and Chief Financial Officer of Novalux, Inc., an optoelectronics company, from December 2000 to March 2002. Prior to his tenure with Novalux, Inc., Mr. Norby served as Executive Vice President and Chief Financial Officer of LSI Logic Corporation from November 1996 to December 2000. Mr. Norby is a director of Alexion Pharmaceuticals, Inc. and STATS ChipPAC Ltd. Mr. Norby received a B.A. degree in Economics from Harvard University and an M.B.A. from Harvard Business School. Our board of directors has concluded that Mr. Norby should serve on our board based upon his extensive experience as a chief financial officer, his extensive experience in accounting and his experience as a public company director and audit committee chair.

Gidu Shroff, Director.  Mr. Shroff became our director in March 2010. Mr. Shroff served in various positions at Intel Corporation from 1980 to July 2009. He served as a Corporate Vice President from January 2002 to July 2009, as Vice President of Materials from December 1997 to January 2002, and as General Manager of Outsourcing from January 1990 until December 1997. Mr. Shroff holds a B.S. in Metallurgy from Poona Engineering University in India, an M.S. in Materials Science from Stanford University and an M.B.A. from Santa Clara University. Our board of directors has concluded that Mr. Shroff should serve on the board based upon his extensive experience in the semiconductor industry.

Steven Tan, Director.  Mr. Tan became our director in November 2009. Mr. Tan joined Avenue in 2005 and is currently a Vice President of the Avenue U.S. Funds. In such capacity, Mr. Tan is responsible for identifying and analyzing investment opportunities in the technology and telecommunications sectors for the Avenue U.S. strategy. Previously, Mr. Tan was a research analyst in the Avenue Event Driven Group where he was responsible for investments related to long/short equity, special situations and risk arbitrage. Prior to Avenue, Mr. Tan worked at Wasserstein Perella & Co., an investment and merchant bank, where he was a Mergers & Acquisitions analyst with the Industrial Group focusing on the automotive and industrial sectors. Mr. Tan holds a B.A. in Mathematics and Economics from Wesleyan University and an M.B.A. from the Harvard Business School. Our board of directors has concluded that Mr. Tan should serve on the board based on his extensive experience in finance and accounting and his experience as an investor in the technology sector.

Nader Tavakoli, Director.  Mr. Tavakoli became our director in November 2009. Mr. Tavakoli has been Chairman and Chief Executive Officer of EagleRock Capital Management, a private investment firm based in New York City since January 2002. Prior to founding EagleRock, Mr. Tavakoli was a portfolio manager at Odyssey Partners, Highbridge Capital and Cowen and Co.  Mr. Tavakoli holds a B.A. in History from Montclair State University and a J.D. from Rutgers School of Law. Our board of directors has concluded that Mr. Tavakoli should serve on the board based upon his extensive investing experience.

Involvement in Certain Legal Proceedings

Sang Park was the Chairman of our board of directors and Chief Executive Officer and Tae Young Hwang, Brent Rowe, Margaret Sakai, Heung Kyu Kim, Tae Jong Lee and John McFarland were each officers during our Chapter 11 reorganization proceedings. R. Douglas Norby was one of our directors until September 2008. Mr. Norby was also an officer of Novalux, Inc., a private company, which was subject to bankruptcy proceedings in March 2003, approximately one year after Mr. Norby’s departure from Novalux, Inc.

Board Composition

Our bylaws will provide that our board of directors will consist of seven members. Mr. Park, our Chief Executive Officer, is the Chairman of our board of directors. Messrs. Elkins, Klein, and Tan have been designated to serve on our board by our largest equity holder, which consists of funds affiliated with Avenue Capital Management II, L.P. Messrs. Norby, Shroff and Tavakoli serve as independent directors elected by the affirmative vote of holders of more than 50% of our outstanding common equity.

Audit Committee

Our audit committee consists of Mr. Norby as Chairman and Messrs. Klein and Tavakoli. Our board of directors has determined that Mr. Norby is an audit committee financial expert as defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Act. Our board has also determined that Messrs. Norby and Tavakoli are “independent” as that term is defined in both Rule 303A of the NYSE rules and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, upon the closing of this offering, will each be an “independent director” as that term is defined in Rule 303A of the NYSE rules. In making this determination, our board of directors considered the relationships that Messrs. Norby and Tavakoli have with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including any beneficial ownership of our equity. In accordance with applicable rules of the NYSE, we are relying upon an exception that allows us to phase in our compliance with the independent audit committee requirement as follows, (i) one independent member at the time of listing; (ii) a majority of independent members within 90 days of listing; and (iii) all independent members within one year of listing.

Compensation Committee

The compensation committee of the board will be appointed prior to the closing of this offering. The compensation committee will have overall responsibility for evaluating and approving our executive officer and director compensation plans, policies and programs, as well as all equity-based compensation plans and policies.

Nominating and Governance Committee

The nominating and governance committee will be appointed prior to the closing of this offering. The nominating and governance committee’s mandate will be to identify qualified individuals to become members of the board, to oversee an annual evaluation of the board of directors and its committees, to periodically review and recommend to the board any proposed changes to our corporate governance guidelines and to monitor our corporate governance structure.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees. We will provide a copy of our Code of Business Conduct and Ethics without charge to any person upon written request made to our Senior Vice President, General Counsel and Secretary at c/o MagnaChip Semiconductor, Ltd., 891 Daechi-dong, Gangnam-gu, Seoul, 135-738,

Korea. Our Code of Business Conduct and Ethics is also available on our website at www.magnachip.com.

Assessment of Risk

Our board of directors believes that our compensation programs are designed such that they will not incentivize unnecessary risk-taking. The base salary component of our compensation program is a fixed amount and does not depend on performance. Our cash incentive program takes into account multiple metrics, thus diversifying the risk associated with any single performance metric, and we believe it does not incentivize our executive officers to focus exclusively on short-term outcomes. Our equity awards are limited by the terms of our equity plans to a fixed maximum specified in the plan, and are subject to vesting to align the long-term interests of our executive officers with those of our equityholders.

Compensation Discussion and Analysis

Executive Compensation

Compensation Philosophy and Objectives

The compensation committee of our board of directors, or the Committee, has overall responsibility for administering our compensation program for our “named executive officers.” The Committee’s responsibilities consist of evaluating, approving and monitoring our executive officer and director compensation plans, policies and programs, as well as each of our equity-based compensation plans and policies. Prior to 2010, compensation decisions were made by the entire board of directors and for the discussion that follows, references to the Committee during such period refer to the entire board. For 2009, our named executive officers who continue to serve as executive officers were:

•	Sang Park, Chairman of the Board of Directors and Chief Executive Officer;

•	Tae Young Hwang, Chief Operating Officer and President;

•	Brent Rowe, Senior Vice President, Worldwide Sales;

•	Margaret Sakai, Senior Vice President and Chief Financial Officer; and

•	John McFarland, Senior Vice President, General Counsel and Secretary.

The Committee seeks to establish total compensation for executive officers that is fair, reasonable and competitive. The Committee evaluates our compensation packages to ensure that:

•	we maintain our ability to attract and retain superior executives in critical positions;

•	our executives are incentivized and rewarded for aggressive corporate growth, achievement of long-term corporate objectives and individual performance that meets or exceeds our expectations without encouraging unnecessary risk-taking; and

•	compensation provided to critical executives remains competitive relative to the compensation paid to similarly situated executives of companies in the semiconductor industry.

The Committee believes that the most effective executive compensation packages align executives’ interests with those of our unitholders by rewarding performance that exceeds specific annual, long-term and strategic goals that are intended to improve unitholder value. These objectives include the achievement of financial performance goals and progress on projects that our board of directors anticipates will lead to future growth, as discussed more fully below.

The information set forth below in this Compensation Discussion and Analysis describes the Committee’s general philosophy and historical approach. However, given our financial challenges, in the beginning of 2009, the Committee determined to continue the arrangements from the prior year and did not perform any in depth analysis.

Until April 2009, Robert J. Krakauer served as our President, Chief Financial Officer, and director. In April 2009, we entered into a Senior Advisor Agreement with Mr. Krakauer pursuant to which he resigned from his employment and as a director but remains available to consult with us in a limited capacity until April 2010 to one year thereafter. Although Mr. Krakauer is no longer one our executive officers, his 2009 compensation is reported herein in accordance with SEC rules.

Role of Executive Officers in Compensation Decisions

For named executive officers other than our chief executive officer, we have historically sought and considered input from our chief executive officer in making determinations regarding executive compensation. Our chief executive officer annually reviews the performance of our other named executive officers. Our chief executive officer subsequently presents conclusions and recommendations regarding such officers, including proposed salary adjustments and incentive amounts, to the Committee. The Committee then makes final decisions regarding any adjustments or awards.

The review of performance by the Committee and our chief executive officer of other executive officers is both an objective and subjective assessment of each executive’s contribution to our performance, leadership qualities, strengths and weaknesses and the individual’s performance relative to goals set by the Committee or our chief executive officer, as applicable. The Committee and our chief executive officer do not systematically assign a weight to the factors, and may, in their discretion, consider or disregard any one factor which, in their sole discretion, is important to or irrelevant for a particular executive.

The Committee’s annual determinations regarding executive compensation are subject to the terms of the respective service agreements between us and the named executive officers (as set forth in more detail below). In addition to the annual reviews, the Committee also typically considers compensation changes upon a named executive officer’s promotion or other change in job responsibility. Neither our chief executive officer nor any of our other executives participates in deliberations relating to their own compensation.

Role of Compensation Consultants

The Committee has the authority to retain the services of third-party executive compensation specialists in connection with the establishment of cash and equity compensation and related policies. Historically, we have engaged compensation consultants to provide information and recommendations relating to executive pay and equity compensation or otherwise obtained third party compensation surveys. In light of the financial challenges we were facing, we did not use a compensation consultant, or review any formal industry data, in connection with setting 2009 executive compensation. The Committee has not retained a compensation consultant for 2010.

Timing of Compensation Decisions

At the end of each fiscal year, our chief executive officer will review the performance of the other executive officers and present his conclusions and recommendations to the Committee. At that time and throughout the year, the Committee will also evaluate the performance of our chief executive officer, which is measured in substantial part against our consolidated financial performance. In January of the following fiscal year, the Committee will then assess the overall functioning of our compensation plans against our goals, and determine whether any changes to the allocation of compensation elements, or the structure or level of any particular compensation element, are warranted.

In connection with this process, our Committee generally establishes the elements of its performance-based cash bonus plan for the upcoming year. With respect to newly hired employees, our practice is typically to approve equity grants at the first meeting of the Committee following such employee’s hire date. We do not have any program, plan or practice to time equity award grants in coordination with the release of material non-public information. From time to time, additional equity awards may be granted to executive officers during the fiscal year. For example, in December 2009, our executive officers were granted restricted unit bonuses and nonstatutory options for common units, as further described below.

Elements of Compensation

In making decisions regarding the pay of the named executive officers, the Committee looks to set a total compensation package for each officer that will retain high-quality talent and motivate executives to achieve the goals set by our board of directors. Our 2009 compensation package was composed of the following elements:

•	annual base salary;

•	short-term cash incentives;

•	long-term equity incentives;

•	a benefits package that is generally available to all of our employees; and

•	expatriate and other executive benefits.

Determination of Amount of Each Element of Compensation

General Background

In 2009, our board of directors assessed the overall functioning of our compensation plans against our goals, and, due to our financial condition and impending reorganization proceedings, determined no changes to the allocation of compensation elements, or the structure or level of any particular compensation element, were warranted for 2009.

The Committee seeks to establish a total cash compensation package for our named executive officers that is competitive and within the ranges reflected in compensation data reviewed by the Committee, subject to adjustments based on each executive’s experience and performance. Historically, based on the recommendations provided by outside advisors, our review of industry specific survey data and the professional and market experience of our board of directors, we measured total cash compensation for our named executive officers against cash compensation paid to similarly situated executives in the semiconductor industry. Base salaries for our named executive officers were benchmarked to median levels for companies in the semiconductor industry, and short-term cash incentives were put in place to raise total cash compensation targets above median levels if the Committee were to determine that our performance and that of our named executive officers exceeded expectations and the goals established by the Committee.

Historically, in determining the total cash and other compensation for each named executive officer, we benchmarked compensation based on data from other major Korean semiconductor companies, including Fairchild Korea, Dongbu Hitek, ChipPac Korea and Hynix Semiconductor, and

we reviewed compensation data from TowersPerrin Korea, an independent compensation consultant, which surveyed the following companies:

• Accenture • Advanced Micro Devices • Applied Materials • ASML • Blizzard • Cisco Systems • CJ Internet	• CommVerge • CSR • Dell • Electronic Arts • GCT Semiconductor • Gravity • JCEntertainment • KLA-Tencor	• Lam Research • Lexmark International • Microsoft • NCsoft • Neowiz Games • NHN Games • Npluto	• NXP Semiconductors • Orange Business Services • Sony Computer Entertainment • Tokyo Electron • Toshiba Group • Verizon Business

Equity awards are not tied to base salary or cash incentive amounts and will constitute lesser or greater proportions of total compensation depending on the fair value of the awards. The Committee, relying on the professional and market experience of our Committee members, generally seeks to set equity awards at levels which are within the ranges offered at other companies in the semiconductor industry. The Committee does not apply a formula or assign relative weight in making its determination. Instead, it makes a subjective determination after considering all information collectively.

The Committee establishes guidelines regarding the aggregate actual and expected cash and other compensation for each of our executive officers. The Committee develops these annual guidelines based on our annual operating plan, which is adopted in the December preceding each fiscal year, including the expected conduct of our business in the coming fiscal year, and then modifies the guidance as-needed to adjust for changes in our business during the year. The Committee makes all equity compensation decisions for our officers based on existing compensation arrangements for other of our executives at the same level of responsibility and based on our review of the market with a view to maintaining internal consistency and parity. The Committee may make additional equity compensation grants from time to time in its discretion.

Base Salary

Base salary is the guaranteed element of an employee’s annual cash compensation. Increases in base salary reflect the employee’s long-term performance, skill set and the value of that skill set, as well as changes to the compensation arrangements of the companies we benchmark. The Committee evaluates the performance of each named executive officer on an annual basis based on the accomplishment of performance objectives that were established at the beginning of the prior fiscal year as well as its own subjective evaluation of the officer’s performance. In making its evaluation, the Committee determines changes in the base salary of each named executive officer based on a subjective qualitative assessment of the officer’s contribution to our performance during the preceding year, including leadership, success in attaining particular goals of a division for which that officer has responsibility, our overall financial performance and such other criteria as the Committee may deem relevant, including input from the Company’s Chief Executive Officer. The Committee then makes a subjective decision based on these factors. The Committee does not systematically assign weights to any of the factors it considers, and may, in its discretion, ignore any factors or deem any one factor to have greater importance for a particular executive officer.

Based upon our financial condition at the time, the Committee determined not to change compensation arrangements at the beginning of 2009. Our employees, including our executive officers, voluntarily accepted a 20% reduction in base salary from 2008 levels from January to March 2009, and an additional 10% reduction from April to June 2009, as part of austerity measures implemented to assist in our recovery. Mr. Park voluntarily accepted a 40% reduction in base salary from January to March 2009, and an additional 20% pay reduction from April to June 2009. We restored salaries to 2008 levels in July 2009. In December 2009, as a reward for the successful completion of our reorganization proceedings, our board of directors granted a one-time incentive of 30% of monthly base salary to all employees, and granted special discretionary incentives to Mr. Park, Mr. Hwang, Ms. Sakai and Mr. McFarland, as described in more detail below.

Cash Incentives

Short-term cash incentives comprise a significant portion of the total target compensation package and are designed to reward executives for their contributions to meeting and exceeding our goals and to recognize and reward our executives in achieving these goals. Incentives are designed as a percentage of base salary and are awarded based on individual performance and our achievement of the annual, long-term and strategic quantitative goals set by our Committee.

Given our financial position at the beginning of 2009, we did not set new targets for our cash incentive plans for 2009. As a result, our short-term cash incentive plan was effectively suspended through most of the year. In December 2009, our board of directors implemented a cash incentive plan effective as of January 1, 2010, which we call the Profit Sharing Plan. Each of our employees is eligible to participate in the Profit Sharing Plan, and our board of directors intends for the Profit Sharing Plan to incentivize our named executive officers, officers and employees to exceed expectations throughout our entire fiscal year. Our board of directors has empowered the Committee to administer the Profit Sharing Plan.

Under the Profit Sharing Plan, the Committee will review our business plan in December of each year and determine an annual consolidated Adjusted EBITDA target, or the Base Target, for the upcoming fiscal year and set the targeted amount to be awarded to our named executive officers and employees, or the Profit Share, for meeting the Base Target and for achievement in excess of the Base Target.

The Base Target is calculated as a percentage of our forecasted gross annual revenue for the upcoming fiscal year. We determine our revenue forecast by looking at several factors, including existing orders from our customers, quarterly and annual forecasts from our customers, our product roadmap and how it corresponds with our projected customer needs, and the overall industry forecasts for the semiconductor market. The Committee’s goal is to set a Base Target that is difficult but not unreasonable to achieve. To determine the percentage of gross annual revenue for purposes of setting the Base Target, the Committee, in consultation with our board of directors, first determines a range of Adjusted EBITDA growth and gross margin that is competitive and will ensure that we build unitholder value, then sets a percentage such that the forecasted Adjusted EBITDA growth and gross margin is within that range. See “Prospectus Summary — Summary Historical and Unaudited Pro Forma Consolidated Financial Data” for a discussion of how we define Adjusted EBITDA. We believe that Adjusted EBITDA is an appropriate measure of our performance because Adjusted EBITDA eliminates the impact of a number of items that we do not consider to be indicative of our core ongoing operating performance, is an enterprise level performance measure commonly reported and widely used by analysts and investors in our industry, and provides a more consistent measurement of period to period performance of our core operations, as well as a comparison of our operating performance to companies in our industry. For additional information regarding how we calculate Adjusted EBITDA and Adjusted Net Income, please see “Prospectus Summary — Summary Historical and Unaudited Pro Forma Consolidated Financial Data.”

Each named executive officer receives as a Profit Share a set percentage of their annual base salary once the Base Target is achieved. For 2010, our Chief Executive Officer is eligible to receive 40% of annual base salary, our President is eligible to receive 33.3% of annual base salary, our General Managers are eligible to receive 26.7% of annual base salary, our Senior Vice Presidents are eligible to receive 23.3% of annual base salary and our Vice Presidents are eligible to receive 20% of annual base salary. In the event we exceed the Base Target, we will pay to our executive officers and employees an additional Profit Share of 25% of our annual consolidated Adjusted EBITDA in excess of the Base Target.

We pay the Profit Share during the normal pay period in the January following the conclusion of each fiscal year for which the Profit Share is calculated, and the Profit Share is only payable to those executives who have been employed by us during the entire fiscal year for which the Profit Share is calculated and who are employed by us on the Profit Share payment date, provided that the Profit Share is payable pro rata to any named executive officers who begin their employment during the fiscal year for which the Profit Share is calculated.

The Committee retains the sole discretion to (i) authorize the payment of the Profit Share in December of the relevant fiscal year when the Committee believes the Base Target will be achieved, (ii) pay Profit Shares when we achieve slightly less than the Base Target, and (iii) make interim Profit Share payments during the fiscal year. In addition to the Profit Sharing Plan, the Committee retains the right to grant discretionary incentives to our named executive officers as a reward for extraordinary performance. For example, as discussed above, Mr. Park, Mr. Hwang, Ms. Sakai and Mr. McFarland were paid a discretionary incentive in December 2009 in recognition of their role in our successful reorganization proceedings.

For 2010, the implementation of the Profit Sharing Plan has been modified to provide our employees with an opportunity to share in company success earlier in the fiscal year than under the existing Profit Sharing Plan. In addition to setting the Base Target, two interim targets for our first and second fiscal quarters have been set. We will pay a Profit Share distribution in the first normal pay period following the conclusion of each fiscal quarter for each interim target that we reach. The total Profit Share payable for meeting the Base Target will be offset by any profit share paid in 2010 for reaching either or both of the interim targets. In addition, for 2010, we will not pay a Profit Share of 25% of our annual consolidated Adjusted EBITDA in excess of the Base Target.

Equity Compensation

In addition to cash incentives, we offer equity incentives as a way to enhance the link between the creation of unitholder value and executive incentive compensation and to give our executives appropriate motivation and rewards for achieving increases in enterprise value. Under our 2009 Common Unit Plan, our board of directors granted options to acquire MagnaChip Semiconductor LLC common units and restricted unit bonus awards. Awards under our 2009 Common Unit Plan will be converted into options for common stock and restricted common stock of MagnaChip Semiconductor Corporation upon our corporate conversion. Such options vest in installments over three years following grant, with approximately one-third of the restricted unit awards vested at grant and the remainder vesting in two subsequent annual installments, as set forth in more detail below.

Under our 2010 Equity Incentive Plan, which will replace the 2009 Common Unit Plan immediately following our corporation conversion, the Committee may grant participants stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and units, and other stock-based and cash-based awards. In granting equity awards, the Committee may establish any conditions or restrictions it deems appropriate. Stock options and stock appreciation rights must have exercise prices at least equal to the fair market value of the stock at the time of their grant pursuant to the 2010 Equity Incentive Plan. The fair market value of the stock at the time of grant will generally be the closing price of a share of stock as quoted on the national or regional securities exchange or quotation system constituting the primary market for the stock on the date any grant is made. Prior to the exercise of a stock option or stock appreciation or settlement of an award denominated in units, the holder has no rights as a stockholder with respect to the stock subject to the award, including voting rights and the right to receive dividends. Participants receiving restricted stock awards are stockholders and have both voting rights and the right to receive dividends, except that dividends paid on unvested shares may remain subject to forfeiture until vested. Award vesting ceases upon termination of employment, and vested options and stock appreciation rights remain exercisable only for a limited period following such termination.

The Committee considers granting additional equity compensation in the event of new employment, or a promotion or change in job responsibility or in its discretion to reward or incentivize individual officers. The option award levels vary among participants based on their job grade and position. The Committee makes subjective determinations regarding award amounts in light of the available pool, and will provide higher awards to those executives in positions considered by the Committee to be more critical to our long-term success. The Committee will generally maintain substantially equivalent award levels for executives at equivalent job grades in positions with no material difference in criticality. Stock option awards are not tied to base salary or cash incentive amounts.

We generally expect to grant equity compensation in the form of unit options. However, in December 2009, in recognition of services provided in guiding us through our reorganization proceedings, our board of directors granted each of our current named executive officers a restricted unit bonus in addition to an option. We granted restricted unit bonuses in order to provide our executives with an embedded value while still incentivizing them to contribute toward increasing our enterprise value. See additional details below in “Grant of Plan-Based Awards.” Thirty-four percent of each restricted unit bonus vested upon grant, with the remaining portion vesting in equal installments on the first and second anniversary of the grant date. Thirty-four percent of the common units subject to the options will vest and become exercisable on the first anniversary of grant date, with 8 or 9% of the common units subject to the options vesting on completion of each three-month period thereafter through December 2012.

Upon the recommendation of our board of directors or chief executive officer, or otherwise, the Committee may in the future consider granting additional performance-based equity incentives.

Perquisites and Other Benefits

We provide the named executive officers with perquisites and other personal benefits, including expatriate benefits, that the Committee believes are reasonable and consistent with its overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee determines the level and types of expatriate benefits for the officers based on local market surveys taken by our human resources group. Attributed costs of the personal benefits for the named executive officers are as set forth in the Summary Compensation Table below.

Mr. Park, Ms. Sakai and Mr. McFarland were expatriates during all or part of 2009 and received expatriate benefits commensurate with market practice in Korea. These perquisites, which were determined on an individual basis, included housing allowances, relocation allowances, insurance premiums, reimbursement for the use of a car, home leave flights, living expenses, tax equalization payments and tax advisory services, each as we deemed appropriate.

In addition, pursuant to the Employee Retirement Benefit Security Act, certain executive officers resident in Korea with one or more years of service are entitled to severance benefits upon the termination of their employment for any reason. For purposes of this section, we call this benefit “statutory severance.” The base statutory severance is approximately one month of base salary per year of service. Mr. Hwang, Ms. Sakai and Mr. McFarland accrue statutory severance.

Summary Compensation Table

The following table sets forth certain information concerning the compensation earned during the years ended December 31, 2007, 2008 and 2009, of our named executive officers:

							Change in
							Pension
							Value
							and Non-
							qualified
							Deferred
							Compen-	All Other
					Stock	Option	sation	Compen-
Name and Principal		Salary	Bonus		Awards	Awards	Earnings	sation		Total
Position	Year	($)	($)		($)(1)	($)(1)	($)(2)	($)		($)

Sang Park	2009	376,980	613,893		1,769,600	488,070		314,785	(3)	3,563,328
Chairman and	2008	442,128						351,897	(4)	794,025
Chief Executive Officer	2007	450,148	309,330					244,468	(5)	1,003,946
Tae Young Hwang,	2009	189,748	106,544		663,600	305,044	119,541	10,884	(6)	1,395,361
Chief Operating	2008	212,307					99,095	20,293	(7)	331,695
Officer and President	2007	236,830	119,339				19,735	11,476	(8)	387,380
Brent Rowe	2009	293,054	176,000	(9)	442,400	183,026		12,231	(10)	1,106,711
Senior Vice President,	2008	226,308	176,000	(11)				25,673	(12)	427,981
Worldwide Sales	2007	220,846	176,000	(13)				142,191	(14)	539,037
Margaret Sakai	2009	238,347	46,549		265,440	73,211	12,143	163,668	(15)	799,358
Senior Vice President,	2008	250,934					37,683	180,025	(16)	468,642
Chief Financial Officer	2007	250,082	21,569				24,086	167,791	(17)	463,528
John McFarland,	2009	172,229	44,764		265,440	48,807	14,369	99,615	(18)	645,224
Senior Vice President,	2008	191,147					21,492	79,790	(19)	292,429
General Counsel and	2007	201,839	75,930			23,195	22,802	97,334	(20)	421,100
Secretary
Robert J. Krakauer,	2009	467,265						176,554	(21)	643,819
Former President	2008	468,426						820,236	(22)	1,288,662
and Chief Financial Officer	2007	375,123	270,903					707,831	(23)	1,353,857

Note: Amounts set forth in the above table that were originally paid in Korean won from January 1 to October 25, 2009 and during the fiscal years ended December 31, 2008 and 2007 have been converted into U.S. dollars using an average exchange rates during the respective periods. After October 25, 2009, a monthly average exchange rate was used.

Footnotes:

(1)	Represents grant date fair value with respect to the fiscal year determined in accordance with FASB ASC 718. See “Note 4 Summary of Significant Accounting Policies — Unit-Based Compensation,” and “Note 19 Equity Incentive Plans,” to the MagnaChip Semiconductor LLC audited consolidated financial statements for the two months ended December 31, 2009, the ten months ended October 25, 2009 and the years ended 2008 and 2007.

(2)	Consists of statutory severance accrued during the two months ended December 31, 2009, ten months ended October 25, 2009 and the years ended December 31, 2008 and 2007, as applicable. See the section subtitled “Compensation Discussion and Analysis” for a description of the statutory severance benefit.

(3)	Includes the following personal benefits paid to Mr. Park: (a) $125,073 equivalent to one year prepayment of housing expenses for Mr. Park’s amended housing lease; (b) $28,386 for insurance premiums; (c) $48,319 for other personal benefits (including reimbursement of the use of a car, home leave flights, living expenses and personal tax advisory expenses); and (d) $89,252 of reimbursement for the difference between the actual tax Mr. Park already paid and the hypothetical tax he had to pay for the fiscal year 2008; and (e) $23,755 for reimbursement of Korean tax.

(4)	Includes the following personal benefits paid to Mr. Park: (a) $70,838 equivalent to six months from $301,410 for prepayment of Mr. Park’s housing expenses for two years, $82,828 for seven months’ rent for Mr. Park’s new housing lease for two years and $8,192 equivalent to housing expenses for six months calculated from the key money deposit for Mr. Park’s new housing lease for two years; (b) $27,290 for insurance premiums; (c) $35,787 for other personal benefits (including reimbursement of the use of a car, home leave flights and personal tax advisory expenses); (d) $78,913 of reimbursement for the difference between the actual tax Mr. Park already paid and the hypothetical tax he had to pay for the fiscal year 2006 and 2007; (e) $24,962 for Mr. Park’s living expenses; and (f) $23,087 for reimbursement of Korean tax and employee fringe benefits.

(5)	Includes the following personal benefits paid to Mr. Park: (a) $154,798 equivalent to one year prepayment of Mr. Park’s housing expenses for two years; (b) $42,684 for insurance premiums; (c) $31,750 for other personal benefits (including personal tax advisory expenses); (d) $1,188 of reimbursement in relation to a Korean tax payment in 2006; and (e) $14,048 for reimbursement of Korean tax, the employee contribution portion of the Korean national health insurance program and employee fringe benefits.

(6)	Includes the following personal benefits paid to Mr. Hwang: (a) $7,832 for reimbursement of the use of a car; and (b) $3,052 for insurance premiums.

(7)	Includes the following personal benefits paid to Mr. Hwang: (a) $9,541 for reimbursement of the use of a car; (b) $9,070 for insurance premiums; and (c) $1,682 for employee fringe benefits.

(8)	Includes the following personal benefits paid to Mr. Hwang: (a) $11,056 for reimbursement of the use of a car; and (b) $420 for employee fringe benefits.

(9)	Under Mr. Rowe’s offer letter (as supplemented), in 2007, Mr. Rowe elected to receive a $528,000 advance on his first three years of potential annual bonus payments at a rate of 80% of base pay. One-third of this amount ($176,000) was earned in 2009.

(10)	Includes the following personal benefits paid to Mr. Rowe: (a) $1,597 for reimbursement of the use of a car; and (b) $10,634 for insurance premiums.

(11)	Under Mr. Rowe’s offer letter (as supplemented), in 2007, Mr. Rowe elected to receive a $528,000 advance on his first three years of potential annual bonus payments at a rate of 80% of base pay. One-third of this amount ($176,000) was earned in 2008.

(12)	Includes the following personal benefits paid to Mr. Rowe: (a) $1,983 for reimbursement of the use of a car; (b) $13,027 for insurance premiums; and (c) $10,663 for personal tax advisory expenses.

(13)	Under Mr. Rowe’s offer letter (as supplemented), in 2007, Mr. Rowe elected to receive a $528,000 advance on his first three years of potential annual bonus payments at a rate of 80% of base pay. One-third of this amount ($176,000) was earned in 2007.

(14)	Includes the following personal benefits paid to Mr. Rowe: (a) $121,826 of Mr. Rowe’s relocation allowance when he returned to the U.S. from an expatriate assignment in Korea; (b) $3,000 for contributions to a pension plan; (c) $4,967 for personal tax advisory expenses; (d) $12,130 for insurance premiums; and (e) $268 for reimbursement of the use of a car.

(15)	Includes the following personal benefits paid to Ms. Sakai: (a) $25,590 for four months’ rent for Ms. Sakai’s new housing lease and $32,650 equivalent to housing expenses for eight months calculated from the key money deposit for Ms. Sakai’s housing lease for two years; (b) $33,735 for reimbursement of tuition expenses for Ms. Sakai’s children; (c) $21,352 for Ms. Sakai’s home leave flights; (d) $28,238 for insurance premiums; (e) $8,568 for other personal benefits (including reimbursement of the use of a car, personal tax advisory expenses, and communication expenses); and (f) $13,535 for reimbursement of Korean tax.

(16)	Includes the following personal benefits paid to Ms. Sakai: (a) $61,438 equivalent to housing expenses for one year calculated from the key money deposit for Ms. Sakai’s housing lease for two years; (b) $38,046 for reimbursement of tuition expenses for Ms. Sakai’s children; (c) $23,420 for Ms. Sakai’s home leave flights; (d) $27,211 for insurance premiums; (e) $21,460 for other personal benefits (including reimbursement of the use of a car, personal tax advisory expenses, and communication expenses); and (f) $8,450 for reimbursement of Korean tax and employee fringe benefits.

(17)	Includes the following personal benefits paid to Ms. Sakai: (a) $72,661 equivalent to housing expenses for one year calculated from the key money deposit for Ms. Sakai’s housing lease for two years; (b) $30,649 for reimbursement of tuition expenses for Ms. Sakai’s children; (c) $18,709 for Ms. Sakai’s home leave flights; (d) $28,140 for insurance premiums; (e) $13,673 for other personal benefits (including reimbursement of the use of a car, personal tax advisory expenses, and communication expenses); and (f) $3,959 for reimbursement of the employee contribution portion of the Korean national health insurance program and employee fringe benefits.

(18)	Includes the following personal benefits paid to Mr. McFarland: (a) $23,351 for reimbursement of tuition expenses for Mr. McFarland’s child; (b) $19,978 of reimbursement for the difference between the actual tax Mr. McFarland already paid and the hypothetical tax he had to pay for the fiscal year 2008; (c) $20,227 for insurance premiums; (d) $1,089 for other personal benefits (including reimbursement of the use of a car and personal tax advisory expenses); and (e) $34,970 for reimbursement of Korean tax.

(19)	Includes the following personal benefits paid to Mr. McFarland: (a) $21,334 for reimbursement of tuition expenses for Mr. McFarland’s child; (b) $13,382 of reimbursement for the difference between the actual tax Mr. McFarland already paid and the hypothetical tax he had to pay for the fiscal year 2007; (c) $19,736 for insurance premiums paid; (d) $12,296 for other personal benefits (including reimbursement of the use of a car and personal tax advisory expenses); and (e) $13,042 for reimbursement of Korean tax and employee fringe benefits.

(20)	Includes the following personal benefits paid to Mr. McFarland: (a) $35,837 for reimbursement of tuition expenses for Mr. McFarland’s child; (b) $20,292 of reimbursement for the difference between the actual tax Mr. McFarland already paid and the hypothetical tax he had to pay for the fiscal year 2006; (c) $23,534 for insurance premiums; (d) $5,050 for other personal benefits (including reimbursement of the use of a car and personal tax advisory expenses); and (e) $12,621 for reimbursement of Korean tax, the employee contribution portion of the Korean national health insurance program and employee fringe benefits.

(21)	Includes the following personal benefits paid to Mr. Krakauer: (a) $145,460 for Mr. Krakauer’s housing expenses; (b) $24,329 for insurance premiums; and (c) $6,765 for other personal benefits (including reimbursement of the use of a car and living expenses).

(22)	Includes the following personal benefits paid to Mr. Krakauer: (a) $225,940 for Mr. Krakauer’s housing expenses; (b) $97,827 for reimbursement of living expenses; (c) $29,246 for reimbursement of tuition expenses for Mr. Krakauer’s children; (d) $23,860 for Mr. Krakauer’s home leave flights; (e) $22,842 for insurance premiums; (f) $22,404 for reimbursement of the use of two cars; (g) $49,789 for personal tax advisory expenses; (h) $248,302 of reimbursement for the difference between the actual tax Mr. Krakauer already paid and the hypothetical tax he had to pay for the fiscal year 2006, 2007 and 2008; (i) $29,604 for repatriation allowance paid to Mr. Krakauer; and (j) $70,422 for reimbursement of Korean tax and employee fringe benefits.

(23)	Includes the following personal benefits paid to Mr. Krakauer: (a) $107,088 equivalent to seven months from Mr. Krakauer’s old lease contract and $101,874 equivalent to five months from $697,547 for prepayment of his new lease contract for three years; (b) $30,643 for reimbursement of living expenses; (c) $71,683 for reimbursement of tuition expenses for Mr. Krakauer’s children; (d) $20,242 for Mr. Krakauer’s home leave flights; (e) $43,823 for insurance premiums; (f) $63,791 of reimbursement for all commission and closing costs for the sale of Mr. Krakauer’s house in the United States; (g) $12,581 for personal tax advisory expenses; (h) $21,748 for reimbursement of the use of two cars; (i) $147,490 of reimbursement for the difference between the actual tax Mr. Krakauer already paid and the hypothetical tax he had to pay for the fiscal year 2006; and (j) $86,868 for reimbursement of Korean tax, the employee contribution portion of the Korean national health insurance program and employee fringe benefits.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to stock and option awards and other plan-based awards granted during the year ended December 31, 2009 to our named executive officers:

			All Other
		All Other	Option
		Stock	Awards:	Exercise or
		Awards:	Number of	Base
		Number of	Securities	Price of	Grant Date Fair
		Shares of	Underlying	Option	Value of Stock
		Stock or	Options	Awards	and Option
Name	Grant Date	Units (#)(1)	(#)(1)	($/sh)(2)	Awards ($)(3)

Sang Park	12/08/2009	2,240,000			$1,769,600
	12/08/2009		2,240,000	1.16	$488,070
Tae Young Hwang,	12/08/2009	840,000			$663,600
	12/08/2009		1,400,000	1.16	$305,044
Brent Rowe	12/08/2009	560,000			$442,400
	12/08/2009		840,000	1.16	$183,026
Margaret Sakai	12/08/2009	336,000			$265,440
	12/08/2009		336,000	1.16	$73,211
John McFarland	12/08/2009	336,000			$265,440
	12/08/2009		224,000	1.16	$48,807

(1)	The vesting schedule applicable to each award is set forth below in the section entitled “Outstanding Equity Awards at Fiscal Year End 2009.”

(2)	Exceeds the per share fair market value of our common stock on the grant date ($0.79), as determined by our board of directors on such date based on various factors, including independent third party valuations of our common stock.

(3)	Represents ASC 718 grant date fair value. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Accounting for Unit-based Compensation” for a description of how we valued our units as a private company.

Outstanding Equity Awards at Fiscal Year End 2009(1)
	Option Awards				Stock Awards
					Number of	Market
	Number of	Number of			Shares or	Value of
	Securities	Securities			Units of	Shares or
	Underlying	Underlying			Stock That	Units of
	Unexercised	Unexercised	Option	Option	Have Not	Stock That
	Options (#)	Options (#)	Exercise	Expiration	Vested	Have Not
Name	Exercisable	Unexercisable(2)	Price ($)	Date	(#)(3)	Vested ($)(4)

Sang Park	—	2,240,000	1.16	12/8/2019	1,478,400	1,167,936
Tae Young Hwang	—	1,400,000	1.16	12/8/2019	554,400	437,976
Brent Rowe	—	840,000	1.16	12/8/2019	369,600	291,984
Margaret Sakai	—	336,000	1.16	12/8/2019	221,760	175,190
John McFarland	—	224,000	1.16	12/8/2019	221,760	175,190

(1)	All of our outstanding common and preferred units and outstanding options as of November 9, 2009 were terminated as of November 9, 2009 pursuant to our reorganization proceedings.

(2)	An installment of 34% of the common units subject to the options will vest and become exercisable on December 8, 2010, an additional 9% of the options vest on the completion of the next period of three months, an additional 8% of the options vest upon the completion of each of the next three-month periods, an additional 9% of the options vest upon the completion of the next quarter, and an additional 8% of the options vest upon the completion of each of the next three quarters.

(3)	The restrictions on the units lapse on December 8, 2010 as to 33% of the total amount of restricted common units originally awarded and on December 8, 2011 as to 33% of the total amount of restricted common units originally awarded.

(4)	During fiscal year 2009, there was no established public trading market for our outstanding common equity. The reported value represents the product of multiplying the number of unvested restricted units by the value of our units of $0.79 as of December 31, 2009, the last day of our fiscal year. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Accounting for Unit-based Compensation” for a description of how we valued our units while as a private company.

(5)	Mr. Krakauer resigned as our President, Chief Financial Officer and director on April 10, 2009.

Option Exercises and Stock Vested at Fiscal Year End 2009(1)
	Number of
	Shares
	Acquired on	Value Realized
	Vesting	on Vesting
Name	(#)(2)	($)(3)

Sang Park	761,600	601,664
Tae Young Hwang	285,600	225,624
Brent Rowe	190,400	150,416
John McFarland	114,240	90,250
Margaret Sakai	114,240	90,250

(1)	All of our outstanding common and preferred units and outstanding options as of November 9, 2009 were terminated as of November 9, 2009 pursuant to our reorganization proceedings.

(2)	The restrictions on the units lapsed on December 8, 2009 as to 34% of the total amount of restricted common units originally awarded.

(3)	During fiscal year 2009, there was no established public trading market for our outstanding common equity. The reported value represents the product of multiplying the number of vested units by the value of our units of $0.79 as of the date of vesting.

MagnaChip Semiconductor LLC 2009 Common Unit Plan

All of our outstanding common and preferred units and options and related plans were terminated as of November 9, 2009 pursuant to our reorganization proceedings. Following our emergence from our reorganization proceedings, in December 2009, our board of directors adopted, and our equityholders approved, the MagnaChip Semiconductor LLC 2009 Common Unit Plan, which we refer to as the 2009 Plan. The 2009 Plan provides for the grant of nonstatutory options, restricted unit bonus and purchase right awards, and deferred unit awards to employees and consultants of the company and its subsidiaries and to members of our board of directors. However, only options and restricted unit bonus awards have been granted under the 2009 Plan. Subject to adjustment in the event of certain changes in capital structure, the maximum aggregate number of MagnaChip Semiconductor LLC common units that are available for grant under the 2009 Plan is 30,000,000. Units subject to awards that expire, are forfeited or otherwise terminate will again be available for grant under the 2009 Plan.

In connection with our corporate conversion, we will assume the rights and obligations of the company under the 2009 Plan and convert MagnaChip Semiconductor LLC common unit options and restricted common units outstanding under the 2009 Plan into options to acquire a number of shares

of our common stock and shares of restricted common stock at a ratio of      on substantially equivalent terms and conditions. Following the corporate conversion, a total of           shares of common stock will be reserved for issuance under the 2009 Plan. As of December 31, 2009, based upon the common units of the company outstanding as of December 31, 2009, and after giving effect to the corporate conversion pursuant to which each common unit will be automatically converted into shares of our common stock at a ratio of          , there would have been outstanding under the 2009 Plan options to purchase           shares of common stock, at a weighted average exercise price of $      per share. The 2009 Plan will terminate immediately following our corporate conversion, and no additional options or other equity awards may be granted under the 2009 Plan following its termination. However, options granted under the 2009 Plan prior to its termination will remain outstanding until they are either exercised or expire.

The 2009 Plan is administered by the Committee. Subject to the provisions of the 2009 Plan, the Committee determines in its discretion the persons to whom and the times at which awards are granted, the sizes of such awards, and all of their terms and conditions. All awards are evidenced by a written agreement between us and the holder of the award. The Committee has the authority to construe and interpret the terms of the 2009 Plan and awards granted under it.

In the event of a change in control of our company, the vesting of all outstanding awards held by participants whose employment has not previously terminated will accelerate in full. In addition, the Committee has the authority to require that outstanding awards be assumed or replaced with substantially equivalent awards by the successor corporation or to cancel the outstanding awards in exchange for a payment in cash or other property equal to the fair market value of restricted units or the excess, if any, of the fair market value of the shares subject to an option over the exercise price per share of such option.

2010 Equity Incentive Plan

Our 2010 Equity Incentive Plan, or the 2010 Plan, was approved by our board of directors in March 2010 and will be effective upon our corporate conversion, subject to its approval by our equityholders, which is expected prior to the completion of this offering.

A number of shares of our common stock equal to the total number of shares of common stock (as adjusted by the conversion ratio in the corporate conversion) remaining available for grant under the 2009 Plan upon its termination immediately following the corporate conversion will be initially authorized and reserved for issuance under the 2010 Plan. This reserve will automatically increase on January 1, 2011 and each subsequent anniversary through 2020, by an amount equal to the smaller of 2% of the number of shares of common stock issued and outstanding on the immediately preceding December 31 or an amount determined by our board of directors. The number of shares authorized for issuance under the 2010 Plan will also be increased from time to time by up to that number of shares of common stock (as adjusted by the conversion ratio in corporate conversion) remaining subject to options and restricted stock awards outstanding under the 2009 Plan at the time of its termination immediately following the corporate conversion that expire or terminate or are forfeited for any reason after the effective date of the 2010 Plan. Appropriate adjustments will be made in the number of authorized shares and other numerical limits in the 2010 Plan and in outstanding awards to prevent dilution or enlargement of participants’ rights in the event of a stock split or other change in our capital structure. Shares subject to awards granted under our 2010 Plan which expire, are repurchased, or are cancelled or forfeited will again become available for issuance under the 2010 Plan. The shares available will not be reduced by awards settled in cash. Shares withheld to satisfy tax withholding obligations will not again become available for grant. The gross number of shares issued upon the exercise of stock appreciation rights or options exercised by means of a net exercise or by tender of previously owned shares will be deducted from the shares available under the 2010 Plan.

Awards may be granted under the 2010 Plan to our employees, including officers, directors, or consultants or those of any present or future parent or subsidiary corporation or other affiliated entity. While we may grant incentive stock options only to employees, we may grant nonstatutory stock options, stock appreciation rights, restricted stock purchase rights or bonuses, restricted stock units, performance shares, performance units and cash-based awards or other stock-based awards to any eligible participant.

The 2010 Plan is administered by the Committee. Subject to the provisions of the 2010 Plan, the Committee determines in its discretion the persons to whom and the times at which awards are granted, the sizes of such awards, and all of their terms and conditions. All awards are evidenced by a written agreement between us and the holder of the award. The Committee has the authority to construe and interpret the terms of the 2010 Plan and awards granted under it.

In the event of a change in control as described in the 2010 Plan, the acquiring or successor entity may assume or continue all or any awards outstanding under the 2010 Plan or substitute substantially equivalent awards. Any awards which are not assumed or continued in connection with a change in control or are not exercised or settled prior to the change in control will terminate effective as of the time of the change in control. The Committee may provide for the acceleration of vesting of any or all outstanding awards upon such terms and to such extent as it determines, except that the vesting of all awards held by members of our board of directors who are not employees will automatically be accelerated in full. The 2010 Plan also authorizes the Committee, in its discretion and without the consent of any participant, to cancel each or any outstanding award denominated in shares upon a change in control in exchange for a payment to the participant with respect to each share subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the change in control transaction over the exercise price per share, if any, under the award.

2010 Employee Stock Purchase Plan

Our 2010 Employee Stock Purchase Plan, or the Purchase Plan, was approved by our board of directors in March 2010 and, subject to its approval by our equityholders, will become effective upon the commencement of this offering.

A number of shares of our common stock equal to 2% of the number of shares of common stock estimated to be outstanding immediately after completion of this offering, including the exercise of the underwriters’ option to purchase additional shares will be initially authorized and reserved for sale under the Purchase Plan. In addition, the Purchase Plan provides for an automatic annual increase in the number of shares available for issuance under the plan on January 1 of each year beginning in 2011 and continuing through and including January 1, 2020 equal to the lesser of (i) 1% of our then issued and outstanding shares of common stock on the immediately preceding December 31, (ii) a number of shares of our common stock equal to 2% of the number of shares of common stock estimated to be outstanding immediately after completion of this offering, including the exercise of the underwriters’ option to purchase additional shares or (c) a number of shares as our board may determine. Appropriate adjustments will be made in the number of authorized shares and in outstanding purchase rights to prevent dilution or enlargement of participants’ rights in the event of a stock split or other change in our capital structure. Shares subject to purchase rights which expire or are canceled will again become available for issuance under the Purchase Plan.

Our employees and employees of any parent or subsidiary corporation designated by the Committee are eligible to participate in the Purchase Plan if they are customarily employed by us for more than 20 hours per week and more than five months in any calendar year. However, an employee may not be granted a right to purchase stock under the Purchase Plan if: (i) the employee immediately after such grant would own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock or of any parent or subsidiary corporation, or (ii) the employee’s rights to purchase stock under all of our employee stock purchase plans would accrue at a rate that exceeds $25,000 in value for each calendar year of participation in such plans.

The Purchase Plan is implemented through a series of sequential offering periods, generally three months in duration beginning on the first trading days of February, May, August, and November each year. However, the Committee may establish an offering period to commence on the effective date of the Purchase Plan that will end on a date, on or about July 31, 2010, determined by the Committee. The Committee is authorized to establish additional or alternative concurrent, sequential or overlapping offering periods and offering periods having a different duration or different starting or ending dates, provided that no offering period may have a duration exceeding 27 months.

Amounts accumulated for each participant, generally through payroll deductions, are credited toward the purchase of shares of our common stock at the end of each offering period at a price generally equal to 95% of the fair market value of our common stock on the purchase date. Prior to commencement of an offering period, the Committee is authorized to change the purchase price discount for that offering period, but the purchase price may not be less than 85% of the lower of the fair market value of our common stock at the beginning of the offering period or on the purchase date.

No participant may purchase under the Purchase Plan in any calendar year shares having a value of more than $25,000 measured by the fair market value per share of our common stock on the first day of the applicable offering period. Prior to the beginning of any offering period, the Committee may alter the maximum number of shares that may be purchased by any participant during the offering period or specify a maximum aggregate number of shares that may be purchased by all participants in the offering period. If insufficient shares remain available under the plan to permit all participants to purchase the number of shares to which they would otherwise be entitled, the Committee will make a pro rata allocation of the available shares. Any amounts withheld from participants’ compensation in excess of the amounts used to purchase shares will be refunded, without interest.

In the event of a change in control, an acquiring or successor corporation may assume our rights and obligations under the Purchase Plan. If the acquiring or successor corporation does not assume such rights and obligations, then the purchase date of the offering periods then in progress will be accelerated to a date prior to the change in control as specified by the Committee, but the number of shares subject to outstanding purchase rights shall not be adjusted.

Agreements with Executives and Potential Payments Upon Termination or Change in Control

We are obligated to make certain payments to our named executive officers upon termination or a change in control as further described below.

Sang Park.  We are party to an Amended and Restated Services Agreement, dated as of May 8, 2008, with Mr. Park pursuant to which he serves as our Chairman and Chief Executive Officer. Under the agreement, Mr. Park was to receive an initial base salary of $450,000 and a one-time performance bonus payment of $900,000. Mr. Park is also entitled to an annual incentive award of 100% of his annual salary based upon the achievement of performance goals, provided that the actual bonus paid may be higher or lower dependent on over- or under-achievement of his performance goals, as determined by the Committee. Mr. Park is entitled to customary employee benefits and certain expatriate, repatriation and international service benefits, including relocation benefits, tax equalization benefits, the cost of housing accommodations and expenses, transportation benefits and repatriation benefits. Pursuant to the agreement Mr. Park was granted options to purchase restricted common units but they were subsequently terminated in connection with our reorganization proceedings. The restated service agreement also contains customary non-competition and non-solicitation covenants lasting two and three years, respectively, from the date of termination of employment and confidentiality covenants of unlimited duration.

If Mr. Park’s employment is terminated without Cause or if he resigns for good reason, Mr. Park is entitled to receive (i) payment of all salary and benefits accrued up to the date of termination, (ii) payment of his then-current base salary for twelve months, (iii) the annual incentive award to which Mr. Park would have been entitled for the year in which his employment terminates, (iv) twelve months’ accelerated vesting on outstanding equity awards and a twelve-month post-termination equity award exercise period, and (v) continued participation for Mr. Park and his eligible dependents in our benefit plans for twelve months, including certain international service benefits.

If such termination occurs within nine months of a change in control, Mr. Park is entitled to receive (i) payment of all salary and benefits accrued and unpaid up to the date of termination, (ii) payment of his then-current base salary for twenty-four months, (iii) the annual incentive award to which Mr. Park would have been entitled for the year in which his employment terminates, (iv) two years’ accelerated vesting on outstanding equity awards, other than awards granted pursuant to the 2009 Plan, which accelerate in full, (v) a twelve-month post-termination equity award exercise period, and (vi) continued participation for Mr. Park and his eligible dependents in our benefit plans for two years, including certain international service benefits.

The severance described above payable to Mr. Park upon his termination without Cause or in connection with a change in control shall be reduced to the extent that we pay any statutory severance payments to Mr. Park pursuant to the Korean Commercial Code or any other statute.

As used in the agreement, the term “Cause” means the termination of Mr. Park’s employment because of (i) a failure by Mr. Park to substantially perform his customary duties (other than such failure resulting from incapacity due to physical or mental illness); (ii) Mr. Park’s gross negligence, intentional misconduct or material fraud in the performance of Mr. Park’s employment; (iii) Mr. Park’s conviction of, or plea of nolo contendre to, a felony or to a crime involving fraud or dishonesty; (iv) a judicial determination that Mr. Park committed fraud or dishonesty against any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity; or (v) Mr. Park’s material violation of the agreement or of one or more of the material policies applicable to his employment. Resignation for “good reason” means a resignation upon any of the following events that remains uncured for 30 days after Mr. Park delivers a demand to us: (i) a salary reduction other than a reduction of less than 10% applied to our other officers, (ii) material reduction in benefits, (iii) failure to provide housing, (iv) nature or status of Mr. Park’s authorities, duties or responsibilities are materially and adversely altered, (v) removal from our board of directors without cause, or (vi) Mr. Park is not reappointed as Chief Executive Officer following our initial public offering.

In the event we terminate Mr. Park’s employment due to Disability, Mr. Park shall be entitled to (i) payment of his Salary and accrued vacation up to and including the date of termination, (ii) payment of any unpaid expense reimbursements, (iii) the prorated amount of any cash incentive to which Mr. Park would have been entitled, and (iv) other benefits due to Mr. Park through his termination date. As used in the agreement, the term “Disability” means that the we determine that due to physical or mental illness or incapacity, whether total or partial, Mr. Park is substantially unable to perform his duties for a period of 180 consecutive days or shorter periods aggregating 180 days during any period of 365 consecutive days.

In the event of Mr. Park’s death while employed by us, Mr. Park’s estate or named beneficiary shall be entitled to (i) payment of Mr. Park’s salary and accrued vacation up to and including the date of termination, (ii) payment of any unpaid expense reimbursements, (iii) the prorated amount of any cash incentive to which Mr. Park would have been entitled, and (iv) other benefits due to Mr. Park through his termination date.

Tae Young Hwang.  We entered into an Entrustment Agreement with Mr. Hwang, effective as of October 1, 2004, under which he serves as our Chief Operating Officer and President, with an initial base salary of 220 million Korean won per year and with a target annual incentive bonus to be determined by management based on performance. Mr. Hwang is entitled to customary employee benefits and expatriate benefits. The agreement also contains customary non-competition covenants lasting one year from the date of termination of employment and confidentiality covenants of unlimited duration.

If Mr. Hwang’s employment is terminated for any reason, he is entitled to statutory severance payments pursuant to the Korean Commercial Code.

Brent Rowe.  We entered into an Offer Letter with Mr. Rowe, dated as of March 7, 2006, pursuant to which Mr. Rowe serves as our Senior Vice President, Worldwide Sales, with an initial base salary of $220,000 per year, a sign on bonus of $50,000 and with a target annual incentive bonus opportunity of 80% of his base salary. Mr. Rowe is entitled to customary employee benefits. Pursuant to the Offer Letter, Mr. Rowe received an initial grant of options to purchase our common units, but the grant was subsequently terminated in connection with our reorganization proceedings.

If Mr. Rowe’s employment is terminated without cause, he is entitled to a severance payment equal to six months’ salary.

Margaret Sakai.  We entered into an Offer Letter with Ms. Sakai, dated as of September 5, 2006, pursuant to which Ms. Sakai served as our Senior Vice President, Finance, with an initial base salary of $250,000 per year and with a target annual incentive bonus opportunity of 50% of her base salary. Ms. Sakai’s title was changed to Senior Vice President and Chief Financial officer in 2009. Ms. Sakai is entitled to customary employee benefits and expatriate benefits. Pursuant to her Offer Letter, Ms. Sakai received an initial grant of options to purchase our common units, but the grant was subsequently terminated in connection with our reorganization proceedings.

If Ms. Sakai’s employment is terminated by us without cause, Ms. Sakai is entitled to receive payment of all salary and benefits accrued and unpaid up to the date of termination, continued payment of her salary for six months at the rate in effect on the date of termination, payment of a prorated portion of the annual incentive bonus for the year in which termination occurs and paid benefits for Ms. Sakai and her dependents for six months. The severance payable to Ms. Sakai under her Offer Letter will be reduced to the extent we make any statutory severance payments to Ms. Sakai pursuant to the Korean Commercial Code or any other statute.

John McFarland.  We are party to a Service Agreement, dated as of April 1, 2006, with Mr. McFarland pursuant to which he serves as our Senior Vice President, General Counsel and Secretary. Under the agreement, Mr. McFarland was eligible to receive an initial base salary of 175 million Korean won per year, with a target annual incentive bonus opportunity of 50% of his base salary. Mr. McFarland is entitled to customary employee benefits and certain expatriate, repatriation and international service benefits. Mr. McFarland received an initial grant of options to purchase our common units, but the grant was subsequently terminated in connection with our reorganization proceedings. The agreement also contains customary non-competition and non-solicitation covenants lasting one and two years, respectively, from the date of termination of employment and confidentiality covenants of unlimited duration.

Pursuant to the agreement, if Mr. McFarland’s employment is terminated for any reason other than Disability, death or Cause, he shall be entitled to (i) payment of all salary and benefits accrued up to the date of termination, (ii) a severance payment, consisting of the continuation of his then current salary for a period of six months, (iii) six months of paid benefits for Mr. McFarland and his eligible dependents and (iv) the prorated amount of any cash incentive to which Mr. McFarland would have been entitled. The severance payable to Mr. McFarland under his agreement will be reduced to the extent we make any statutory severance payments to Mr. McFarland pursuant to the Korean Commercial Code or any other statute.

In the event we terminate Mr. McFarland’s employment due to Disability, Mr. McFarland shall be entitled to (i) payment of his then current salary up to and including the date of termination, (ii) the dollar value of all accrued and unused vacation benefits based upon Mr. McFarland’s most recent level of salary, (iii) any cash incentive amount actually earned but not previously paid to

Mr. McFarland, (iv) payment of any unpaid expense reimbursements, and (v) the prorated amount of any cash incentive to which Mr. McFarland would have been entitled. As used in the agreement, the term “Disability” means that we reasonably determine that due to physical or mental illness or incapacity, whether total or partial, Mr. McFarland is substantially unable to perform his duties for a period of 180 consecutive days or shorter periods aggregating 180 days during any period of 365 consecutive days.

In the event of Mr. McFarland’s death while employed by us, Mr. McFarland’s estate or named beneficiary shall be entitled to (i) payment of Mr. McFarland’s then current salary up to and including the date of termination, (ii) the dollar value of all accrued and unused vacation benefits based upon Mr. McFarland’s then current salary, (iii) any cash incentive amount actually earned but not previously paid to Mr. McFarland, (iv) payment of any unpaid expense reimbursements, and (v) the prorated amount of any cash incentive to which Mr. McFarland would have been entitled.

If Mr. McFarland’s employment is terminated for Cause, he will be entitled to receive payment of all salary and benefits and unreimbursed expenses accrued up to the date of termination and will not be entitled to any other compensation. As used in the agreement, the term “Cause” has substantially the same definition as that in Mr. Park’s agreement.

Robert J. Krakauer.  Until April 10, 2009, Robert J. Krakauer served as our President, Chief Financial Officer and director. In April 2009, we entered into a Senior Advisor Agreement with Mr. Krakauer. Under this agreement, Mr. Krakauer resigned from employment and as a director with us but remains available to consult with us on a limited capacity until April 10, 2010. Pursuant to the Senior Advisor Agreement, Mr. Krakauer is entitled to payments in the aggregate amount of $375,000, payable over a one-year period, plus the re-payment of amounts of reduced salary for the first three months of 2009, in addition to the continuation of certain benefits and perquisites, including health insurance benefits, and the continuation of auto lease payments for a certain number of months. In addition, we waived any right we had to repurchase any restricted units held by Mr. Krakauer at the time of his resignation. All common units held by Mr. Krakauer were terminated in connection with our reorganization proceedings.

Potential Payments upon Termination or Change in Control.

Change in Control.  In the event of a change in control of our company, the vesting of all outstanding awards issued under the 2009 Plan held by participants whose employment has not previously terminated will accelerate in full. In addition, the Committee has the authority to require that outstanding awards be assumed or replaced with substantially equivalent awards by the successor corporation or to cancel the outstanding awards in exchange for a payment in cash or other property equal to the fair market value of restricted units or the excess, if any, of the fair market value of the shares subject to an option over the exercise price per share of such option.

Our named executive officers are eligible to receive certain payments and benefits in connection with certain events pursuant to the terms of our employment agreements with them. The terms “cause,” “change in control” and “resignation for good reason” used below have the meanings given to them in the applicable agreements with us.

The following table presents our estimate of the dollar value of the payments and benefits payable to our named executive officers upon the occurrence of the following events, assuming that each such event occurred on December 31, 2009. The disclosure in the following table does not include:

•	any accrued benefits that were earned and payable as of December 31, 2009, including any short-term cash incentive amounts earned by, or any discretionary bonus amounts payable to, the executive officer for 2009 performance; or

•	payments and benefits to the extent they are provided generally to all salaried employees and do not discriminate in scope, terms or operation in favor of the named executive officers.

						Value of
			Cash			Equity
			Severance	Continuation		Award
			Payment	of Benefits		Acceleration	Total
Name	Event		($)(1)	($)(2)		($)(3)	($)

Sang Park	(a	)(4)	450,000	314,785	(5)	583,968	1,348,753
	(b	)(4)	900,000	629,570	(6)	1,167,936	2,697,506
	(c	)	—	—		1,167,936	1,167,936
Tae Young Hwang	(c	)	—	—		437,976	437,976
Brent Rowe	(a	)	110,000	—		—	110,000
	(c	)	—	—		291,984	291,984
Margaret Sakai	(a	)	130,000	81,834	(7)	—	211,834
	(c	)	—	—		175,190	175,190
John McFarland	(a	)	94,210	49,808	(8)	—	144,018
	(c	)	—	—		175,190	175,190

(a)	Termination without cause in absence of change in control

(b)	Termination without cause within 9 months following a change in control

(c)	Change in control

(1)	Represents cash severance payments payable to our named executive officers pursuant to our employment agreements with them, prior to giving effect to the terms thereof relating to the Employee Retirement Benefit Security Act of Korea. Other than Mr. Rowe, who is entitled to a lump sum cash severance payment, cash severance payments are paid monthly in accordance with our regular payroll procedures.

Pursuant to the Employee Retirement Benefit Security Act, Mr. Hwang, Ms. Sakai and Mr. McFarland are entitled to certain statutory severance benefits from us upon the termination of their employment with us for any reason. See “Management — Compensation Discussion and Analysis — Perquisites and Other Benefits” for additional information. For these executives, the amounts reflected in this column would be reduced to the extent we are obligated to make these statutory severance payments.

(2)	Calculated assuming the continuation of benefits for the applicable period at the same dollar value of 2009 benefits.

(3)	Reflects the aggregate value of the accelerated vesting of the named executive officer’s unvested stock options and restricted common units, as applicable.

Because all of our options to purchase common units outstanding as of December 31, 2009 have an exercise price greater than the fair market value of our common units of $0.79 as of December 31, 2009, no additional value is represented by the acceleration of outstanding unvested common units subject to such awards and therefore, the value of accelerated vesting of unvested stock options is $0.00.

Because all of our restricted common units issued under the 2009 Plan outstanding as of December 31, 2009 were issued without any required monetary payment, the amounts were calculated by multiplying (i) the number of outstanding restricted common units subject to award vesting on December 31, 2009 by (ii) the fair market value of our common units of $0.79 as of December 31, 2009.

(4)	Reflected benefits are also payable in connection with Mr. Park’s resignation for good reason. See “Management — Agreements with Executives and Potential Payments Upon Termination or Change in Control — Sang Park.”

(5)	Represents the aggregate value of the continuation of health insurance benefits for Mr. Park and his eligible dependents for twelve months following the date of termination. Mr. Park is also entitled to tax equalization benefits, tax preparation services, the reimbursement of costs associated with one home leave flight and, for a period of twelve months post-termination, international health insurance benefits, paid housing and the use of a car and a driver.

(6)	Represents the aggregate value of the continuation of health insurance benefits for Mr. Park and his eligible dependents for twenty-four months following the date of termination. Mr. Park is also entitled to tax equalization benefits, tax preparation services, the reimbursement of costs associated with two home leave flights and, for a period of twenty-four months post-termination, international health insurance benefits, paid housing and the use of a car and a driver.

(7)	Represents the aggregate value of the continuation of health insurance benefits for Ms. Sakai and her eligible dependents for six months following the date of termination. Ms. Sakai is also entitled to tax equalization benefits, tax preparation services, reimbursement of costs associated with one home leave flight and, for a period of six months post-termination, paid housing, the use of a car and a driver and child tuition benefits.

(8)	Represents the aggregate value of continuation of health insurance benefits for Mr. McFarland and his eligible dependents for six months following the date of termination. Mr. McFarland is also entitled to tax equalization, tax preparation services and, for a period of six months post-termination, child tuition benefits.

Pension Benefits for the Fiscal Year Ended December 31, 2009

		Number	Present	Payments
		of Years	Value of	During
		of Credited	Accumulated	the Last
Name	Plan Name	Service (#)	Benefit ($)(1)	Fiscal Year

Tae Young Hwang	Statutory Severance with
	Multiplier for Partial Period	14	686,058
Margaret Sakai	Statutory Severance	3	68,155
John McFarland	Statutory Severance	5	81,129

Footnote:

(1)	Actual present value of the accumulated benefit, as if the employment of the named executive officer had been terminated on the last day of our fiscal year ended December 31, 2009.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

Director Compensation for the Fiscal Year Ended December 31, 2009

Fees
Earned
	or Paid	Option	All Other
	in Cash	Awards	Compensation	Total
Name	($)	($)(1)	($)	($)

Jerry M. Baker(2)(3)	50,000	—	25,751(4)	75,751
Armando Geday(2)(3)	50,000	—	—	50,000
Michael Elkins(5)	—	—	—	—
Randal Klein(5)	—	—	—	—
Steven Tan(5)	—	—	—	—
Nader Tavakoli(5)	—	—	—	—

Note: Amounts set forth in the above table that were originally paid in Korean won have been converted into U.S. dollars at the exchange rate as of each payment date during the two-month period ended December 31, 2009 and the ten-month period ended October 25, 2009.

Footnotes:

(1)	All of our common and preferred units and outstanding options, including grants made to our directors outstanding prior to the effective date of our Chapter 11 reorganization of November 9, 2009, were terminated as of such date pursuant to our reorganization proceedings.

(2)	Resigned as a director effective November 9, 2009.

(3)	Consists of annual retainer of $50,000 paid to non-employee directors prior to our reorganization proceedings.

(4)	Represents payments for insurance premiums.

(5)	Each of our non-employee directors appointed to our board of directors subsequent to the effective date of our Chapter 11 reorganization did not receive any compensation in 2009.

Further Information Regarding Director Compensation Table

Each of our non-employee directors is entitled to receive an annual fee of $50,000. In addition, the chairman of our audit committee is entitled to an additional fee of $5,000. We expect to issue each non-employee director an option to purchase 200,000 common units of MagnaChip Semiconductor LLC, which, after giving effect to the corporate conversion, will be automatically converted into shares of our common stock, and which shall vest on the same terms as option grants to our other grantees.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee will be appointed prior to the completion of this offering. We do not anticipate that any of the members of the Compensation Committee will have been an officer or employee of our company during the last fiscal year. During 2009, decisions regarding executive officer compensation were made by our full board of directors. Mr. Sang Park, Chairman of our board of directors and our Chief Executive Officer, participated in deliberations of our board of directors regarding the determination of compensation of our executive officers other than himself. None of our executive officers currently serves, or in the past has served, as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving on our board of directors.

PRINCIPAL AND SELLING STOCKHOLDERS

Selling Stockholders

The following table and accompanying footnotes set forth information regarding the beneficial ownership of our common stock by each of the following selling stockholders based on the outstanding common units of MagnaChip Semiconductor LLC as of December 31, 2009 as adjusted to reflect the corporate conversion.

As of December 31, 2009, MagnaChip Semiconductor LLC’s outstanding securities consisted of 307,083,996 common units, options to purchase 15,365,000 common units and warrants to purchase 15,000,000 common units and, after giving effect to the corporate conversion, we would have had outstanding           shares of common stock, options to purchase           shares of common stock and warrants to purchase           shares of common stock.

The amounts and percentages of common stock beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic interest.

Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the address of each person listed in the table below is c/o MagnaChip Semiconductor Ltd., 1 Hyang jeong-dong, Hungduk-gu, Cheongju-si, 361-725, Korea.

					Shares of		Shares of
					Common Stock		Common Stock
	Shares of				Beneficially		Beneficially
	Common Stock			Shares of	Owned Following		Owned Following
	Beneficially			Common	Offering Assuming		Offering Assuming
	Owned		Shares of	Stock	No Exercise of		Exercise of
	Prior to		Common	Subject to	Underwriters’		Underwriters’
Name and Address	Offering(1)		Stock Being	Underwriters’	Option(1)		Option in Full(1)
of Beneficial Owner	Amount	Percent	Offered	Option	Amount	Percent	Amount	Percent

Selling Stockholders

*	Less than one percent.

(1)	Includes any outstanding shares of common stock held and, to the extent applicable, shares issuable upon the exercise or conversion of any securities that are exercisable or convertible within 60 days of , 2010.

Each of the selling stockholders acquired the shares of common stock to be sold by such stockholders in this offering pursuant to the conversion of common units of MagnaChip Semiconductor LLC into common shares of MagnaChip Semiconductor Corporation pursuant to the corporate conversion, which will occur immediately prior to the closing of this offering. Such selling stockholders acquired such common units of MagnaChip Semiconductor LLC pursuant to our reorganization proceedings on November 9, 2009.

Principal Unitholders of MagnaChip Semiconductor LLC

The following table sets forth information regarding the beneficial ownership of the outstanding equity interests of MagnaChip Semiconductor LLC as of December 31, 2009 by: (1) each person or entity known to us to beneficially own more than 5% of any class of our outstanding securities; (2) each member of our board of directors; (3) each of our named executive officers; and (4) all of the members of our board of directors and executive officers, as a group. As of December 31, 2009, MagnaChip Semiconductor LLC’s outstanding securities consisted of 307,083,996 common units, options to purchase 15,365,000 common units and warrants to purchase 15,000,000 common units.

The amounts and percentages of equity interests beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic interest.

Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the address of each person listed in the table below is c/o MagnaChip Semiconductor Ltd., 1 Hyang jeong-dong, Hungduk-gu, Cheongju-si, 361-725, Korea.

	Amount and
	Nature of
Name and Address	Beneficial	Percent of
of Beneficial Owner	Ownership(1)	Class(1)

Principal Unitholders
Funds managed by Avenue Capital Management II, L.P(2)	218,927,386	70.3%
Funds and accounts managed by Southpaw Asset Management LP(3)	23,555,229	7.7%
Tennenbaum Multi-Strategy Fund SPV (Cayman) Ltd.(4)	20,710,045	6.7%
Directors and Executive Officers
Sang Park(5)	2,240,000	*
Tae Young Hwang(6)	840,000	*
Brent Rowe(7)	560,000	*
Margaret Sakai(8)	336,000	*
John McFarland(9)	336,000	*
Michael Elkins(10)	—	*
Randal Klein(10)	—	*
Steven Tan(10)	—	*
Nader Tavakoli	—	*
R. Douglas Norby	—	*
Gidu Shroff	—	*
Robert Krakauer(11)	—	*
Directors and executive officers as a group (13 persons)(12)	4,760,000	1.6%

*	Less than one percent.

(1)	Includes any outstanding common units held and, to the extent applicable, shares issuable upon the exercise or conversion of any securities that are exercisable or convertible within 60 days of December 31, 2009.

(2)	The following entities and person are collectively referred to in this table as the “Avenue Capital Group”: (i) Avenue Investments, L.P. (“Avenue Investments”), (ii) Avenue International Master, L.P. (“Avenue International Master”), (iii) Avenue International, Ltd. (“Avenue International”), the sole limited partner of Avenue International Master, (iv) Avenue International Master GenPar, Ltd. (“Avenue International GenPar”), the general partner of Avenue International Master, (v) Avenue Partners, LLC (“Avenue Partners”), the general partner of Avenue Investments and the sole shareholder of Avenue International GenPar, (vi) Avenue-CDP Global Opportunities Fund, L.P. (“CDP Global”), (vii) Avenue Global Opportunities Fund GenPar, LLC (“CDP Global GenPar”), the general partner of CDP Global, (viii) Avenue Special Situations Fund IV, L.P. (“Avenue Fund IV”), (ix) Avenue Capital Partners IV, LLC (“Avenue Capital IV”), the general partner of Avenue Fund IV, (x) GL Partners IV, LLC (“GL IV”), the managing member of Avenue Capital IV, (xi) Avenue Special Situations Fund V, L.P. (“Avenue Fund V”), (xii) Avenue Capital Partners V, LLC (“Avenue Capital V”), the general partner of Avenue Fund V, (xiii) GL Partners V, LLC (“GL V”), the managing member of Avenue Capital V, (xiv) Avenue Capital Management II, L.P. (“Avenue Capital II”), the investment advisor to Avenue Investments, Avenue International Master, CDP Global, Avenue Fund IV and Avenue Fund V (collectively, the “Avenue Funds”), (xv) Avenue Capital Management II GenPar, LLC (“GenPar”), the general partner of Avenue Capital II, and (xvi) Marc Lasry, the managing member of GenPar, GL V, GL IV, CDP Global GenPar and Avenue Partners and a director of Avenue International GenPar.

The Avenue Capital Group beneficially owns 218,927,386 common units, including the 4,447,680 common units the Avenue Capital Group may receive through the exercise of outstanding warrants.

The Avenue Funds have the sole power to vote and dispose of the common units held by them. Avenue International, Avenue International GenPar, Avenue Partners, CDP Global GenPar, Avenue Capital IV, GL IV, Avenue Capital V, GL V, Avenue Capital II, GenPar and Marc Lasry have the shared power to vote and dispose of the common units held by the Avenue Funds, all of whom disclaim any beneficial ownership except to the extent of their respective pecuniary interest. The address for all of the Avenue Funds is 535 Madison Avenue, New York, NY 10022.

Avenue Fund V beneficially owns 88,938,119 common units, or 28.8%, which represents 86,756,399 common units and 2,181,720 common units issuable upon the exercise of warrants held by Avenue Fund V. The securities owned by Avenue Fund V may also be deemed to be beneficially owned by Avenue Capital V, its general partner; GL V, the managing member of Avenue Capital V; Avenue Capital II, its investment adviser; GenPar, the general partner of Avenue Capital II; and Mr. Lasry, the managing member of GenPar and GL V; all of whom disclaim any beneficial ownership except to the extent of their respective pecuniary interest. For further information regarding Avenue Fund V, please see above.

Avenue Fund IV beneficially owns 70,458,255 common units, or 22.8%, which represents 69,186,975 common units and 1,271,280 common units issuable upon the exercise of warrants held by Avenue Fund IV. The securities owned by Avenue Fund IV may also be deemed to be beneficially owned by Avenue Capital IV, its general partner; GL IV, the managing member of Avenue Capital IV; Avenue Capital II, its investment adviser; GenPar, the general partner of Avenue Capital II; and Mr. Lasry, the managing member of GenPar and GL IV; all of whom disclaim any beneficial ownership except to the extent of their respective pecuniary interest. For further information regarding Avenue Fund IV, please see above.

Avenue International Master beneficially owns 35,568,286 common units, or 11.6%, which represents 35,004,706 common units and 563,580 common units issuable upon the exercise of warrants held by Avenue International Master. The securities owned by Avenue International Master may also be deemed to be beneficially owned by Avenue International, its sole limited partner; Avenue International GenPar, its general partner; Avenue Partners, the sole shareholder of Avenue International GenPar; Avenue Capital II, its investment adviser; GenPar, the general partner of Avenue Capital II; and Mr. Lasry, the managing member of GenPar and Avenue Partners and a director of Avenue International GenPar; all of whom disclaim any beneficial ownership except to the extent of their respective pecuniary interest. For further information regarding Avenue International Master, please see above.

CDP Global beneficially owns 12,104,679 common units, or 3.9%, which represents 11,862,159 common units and 242,520 common units issuable upon the exercise of warrants held by CDP Global. The securities owned by CDP Global may also be deemed to be beneficially owned by CDP Global GenPar, its general partner; Avenue Capital II, its investment adviser; GenPar, the general partner of Avenue Capital II; and Mr. Lasry, the managing member of GenPar and CDP Global GenPar; all of whom disclaim any beneficial ownership except to the extent of their respective pecuniary interest. For further information regarding CDP Global, please see above.

Avenue Investments beneficially owns 11,858,047 common units, or 3.9%, which represents 11,669,467 common units and 188,580 common units issuable upon the exercise of warrants held by Avenue Investments. The securities owned by Avenue Investments may also be deemed to be beneficially owned by Avenue Partners, its general partner; Avenue Capital II, its investment adviser; GenPar, the general partner of Avenue Capital II; and Mr. Lasry, the managing member of GenPar and Avenue Partners; all of whom disclaim any beneficial ownership except to the extent of their respective pecuniary interest. For further information regarding Avenue Investments, please see above.

(3)	Represents 23,555,229 common units that may be deemed to be beneficially owned by Southpaw Asset Management LP (“Southpaw Management”) as it serves as the discretionary investment manager for several funds and accounts (the “Managed Accounts”). The common units deemed beneficially owned by Southpaw Management may be deemed beneficially owned by Southpaw Holdings LLC (“Southpaw Holdings”), which is the general partner of Southpaw Management, and by each of Kevin Wyman and Howard Golden, who are principals of Southpaw Holdings.

Southpaw Credit Opportunity Master Fund, L.P (“Southpaw Master Fund”) beneficially owns 22,885,269 common units. The securities owned by Southpaw Master Fund may also be deemed beneficially owned by Southpaw Management, in its capacity as the investment manager of Southpaw Master Fund, and Southpaw GP LLC (“Southpaw GP”), in its capacity as general partner of Southpaw Master Fund. The shares deemed beneficially owned by Southpaw Management may also be deemed beneficially owned by Southpaw Holdings, which is the general partner of Southpaw Management, and by each of Kevin Wyman and Howard Golden, who are principals of Southpaw Holdings and Southpaw GP.

The business address of each of Southpaw Master Fund, Southpaw Management, Southpaw GP, Southpaw Holdings, and Messrs. Wyman and Golden is 2 Greenwich Office Park, 1st floor, Greenwich, CT 06831. For the avoidance of doubt, none of Southpaw Management, Southpaw GP, Southpaw Holdings, or Messrs. Wyman and Golden hold common units for their personal accounts, and each reports beneficial ownership of common units held by Southpaw Master Fund and the Managed Accounts due solely to the fact that such persons have the ability to vote and/or dispose of the common units held by Southpaw Master Fund and the Managed Accounts.

(4)	Represents 20,710,045 common units held by Tennenbaum Multi-Strategy Fund SPV (Cayman) Ltd. (“Tennenbaum Cayman SPV”). Tennenbaum Capital Partners, LLC is the investment manager of Tennenbaum Cayman SPV, and may be deemed to be the beneficial owner of the common units held by such principal unitholders. Tennenbaum Capital Partners, LLC, however, disclaims beneficial ownership of these common units, except to the extent of its pecuniary interest therein. The address for Tennenbaum Cayman SPV is 2951 28th Street, Suite 1000, Santa Monica, CA 90405.

(5)	Represents 2,240,000 common units, of which 1,478,400 are subject to a right of repurchase by MagnaChip.

(6)	Represents 840,000 common units, of which 554,400 are subject to a right of repurchase by MagnaChip.

(7)	Represents 560,000 common units, of which 369,600 are subject to a right of repurchase by MagnaChip.

(8)	Represents 336,000 common units, of which 221,760 are subject to a right of repurchase by MagnaChip.

(9)	Represents 336,000 common units, of which 221,760 are subject to a right of repurchase by MagnaChip.

(10)	The address for Messrs. Elkins, Klein and Tan is 535 Madison Avenue, New York, NY 10022.

(11)	Mr. Krakauer resigned as our President, Chief Financial Officer and director on April 10, 2009.

(12)	Represents 4,760,000 common units, of which 3,141,600 are subject to a right of repurchase by MagnaChip.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Code of Business Conduct and Ethics

Under our Code of Business Conduct and Ethics, all conflicts of interest and related party transactions that are determined to be material by the Chief Financial Officer must be reviewed and approved in writing by our audit committee. All conflicts of interest and related party transactions involving our directors or executive officers must be reviewed and approved in writing by our full board of directors. In the approval process, the approving authority will review all aspects of the conflict of interest or related party transaction, including but not limited to: (i) compliance with laws, rules and regulations, (ii) the adverse affect on our business and results of operations, (iii) the adverse affect on our relationships with third parties such as customers, vendors and potential investors, (iv) the benefit to the director, officer or employee at issue, and (v) the creation of morale problems among other employees.

Senior Secured Facility

Avenue Investments, L.P. (one of the Funds affiliated with Avenue Capital Management II, L.P., which is, together with other affiliates, our majority stockholder, and an affiliate of our directors Messrs. Elkins, Klein and Tan) is a lender under our senior secured credit facility. On November 6, 2009, in connection with the reorganization proceedings, our senior secured credit agreement was amended and restated to, among other things, reduce the outstanding principal amount from $95 million to $61.8 million, pursuant to which we repaid $33.2 million in principal, $22.7 million of which was paid to Avenue Investments, L.P. As of December 31, 2009, the outstanding indebtedness under our senior secured credit facility was $61.8 million, of which $42.1 million is held by Avenue Investments, L.P. As of December 31, 2009, the interest rate for all borrowings under the senior secured credit facility was 6 month LIBOR plus 12% per annum and we accrued $1.2 million in interest under the senior secured credit facility for the year ended December 31, 2009, of which $0.8 million was accrued for Avenue Investments, L.P. Other Funds affiliated with Avenue Capital Management II, L.P. participate in the loan from Avenue Investments, L.P. under our senior secured credit agreement pursuant to a master participation agreement. See “Description of Certain Indebtedness” for additional information.

Registration Rights Agreement

On November 9, 2009, we entered into a registration rights agreement with the holders of MagnaChip Semiconductor LLC’s common units issued in our reorganization proceedings, including Avenue, where we granted them registration rights with respect to our common stock. See “Description of Capital Stock — Registration Rights.”

Warrant Agreement

On November 9, 2009, we entered into a warrant agreement with American Stock Transfer & Trust Company, LLC whereby we issued warrants to purchase an aggregate of 15,000,000 common units pursuant to the reorganization proceedings to certain former creditors, which included Avenue.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and provisions of our certificate of incorporation and our bylaws are summaries and are qualified by reference to the certificate of incorporation and the bylaws that will be in effect upon the closing of this offering. We have filed copies of these documents with the SEC as exhibits to our registration statement of which this prospectus forms a part. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will occur immediately prior to and upon the closing of this offering.

Upon the closing of this offering, our authorized capital stock will consist of           shares of common stock, par value $0.01 per share, and           shares of undesignated preferred stock, par value $0.01 per share, the rights and preferences of which may be established from time to time by our board of directors.

As of December 31, 2009, MagnaChip Semiconductor LLC had issued and outstanding 307,083,996 common units held by 133 holders of record. As of December 31, 2009, MagnaChip Semiconductor LLC also had outstanding options to purchase 15,365,000 common units at a weighted average exercise price of $1.16 per unit and warrants to purchase 15,000,000 common units at an exercise price of $1.97 per unit.

Prior to the closing of this offering, we will consummate the corporate conversion. As part of the corporate conversion:

•	all of the outstanding common units of MagnaChip Semiconductor LLC will be automatically converted into shares of our common stock at a ratio of ;

•	each outstanding option to purchase common units of MagnaChip Semiconductor LLC will be automatically converted into an option to purchase shares of our common stock at an exercise price of $ per share; and

•	each outstanding warrant to purchase common units of MagnaChip Semiconductor LLC will be automatically converted into a warrant to purchase shares of our common stock at an exercise price of $ per share.

The following description summarizes the terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our certificate of incorporation and bylaws, as in effect immediately following the closing of this offering, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Assuming the automatic conversion of all of the common units of MagnaChip Semiconductor LLC for our common stock immediately prior to the closing of this offering, there will be           shares of our common stock outstanding upon the closing of this offering. MagnaChip Semiconductor LLC has reserved an aggregate of 30,000,000 common units for issuance to current and future directors, employees and consultants of MagnaChip Semiconductor LLC and its subsidiaries pursuant to the MagnaChip Semiconductor LLC 2009 Common Unit Plan. Of this amount, at December 31, 2009, 15,365,000 common units were subject to outstanding options, 7,551,000 were available for future issuance and no common units have been purchased in connection with the exercise of previously issued options. In connection with the corporate conversion, the existing options will be automatically converted into options to acquire           shares of our common stock and we have reserved           shares of our common stock for future issuance. In addition, our board of directors may issue options exercisable for up to           shares of our common stock under our 2010 Equity Incentive Plan and 2010 Employee Stock Purchase Plan. MagnaChip Semiconductor LLC issued warrants to purchase an aggregate of 15,000,000 common units pursuant to the reorganization proceedings, which are subject to a warrant agreement dated November 9, 2009 between us and

American Stock Transfer & Trust Company, LLC, our warrant agent. At December 31, 2009, 15,000,000 common units were subject to outstanding warrants and no common units had been purchased in connection with the exercise of previously issued warrants. In connection with the corporate conversion, the existing warrants will be automatically converted into warrants to acquire           shares of our common stock.

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Our stockholders do not have cumulative voting rights in the election of directors. Except as required by law or our certificate of incorporation and bylaws, the vote of a majority of the shares represented in person or by proxy at any meeting at which a quorum is present will be sufficient for the transaction of any business at a meeting. Subject to preferences held by, or that may be granted to, any outstanding shares of preferred stock, holders of our common stock will be entitled to receive ratably those dividends as may be declared by our board of directors out of funds legally available for such distributions, as well as any other distributions made to our stockholders. See “Dividend Policy.” In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all of our assets remaining after we pay our liabilities and any liquidation preferences granted to the holders of outstanding shares of preferred stock. Holders of our common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to our common stock. All shares of our common stock that will be outstanding at the time of the completion of the offering will be fully paid and non-assessable.

Preferred Stock

Our certificate of incorporation authorizes the issuance of shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock are being issued or registered in this offering. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. The preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, there can be no assurance that we will not do so in the future.

Registration Rights

Upon the closing of this offering, holders of           shares of our common stock will be entitled to certain rights with respect to the registration of their shares under the Securities Act.

Demand Registration Rights.  Commencing 90 days following the effective date of the registration statement relating to this prospectus, any holder who is a party to the registration rights agreement and who holds a minimum of 20% of the common stock covered by the registration rights agreement, has the right to demand that we file a registration statement covering the resale of its common stock, subject to a maximum of four such demands in the aggregate for all holders and to other specified exceptions. After we become eligible for the use of SEC Form S-3, any holder who is a party to the registration rights agreement, has the right to demand that we file with the SEC a registration statement under SEC Form S-3 or any similar short-form registration statement covering the shares of common stock held by these stockholders to be offered to the public, subject to specified exceptions. At the request of the holders, a demand registration may be a shelf registration pursuant to Rule 415 of the Securities Act. The underwriters of any such offerings will have the right to limit the number of shares to be offered except that if a limit is imposed, then only shares held by holders who are parties to the registration rights agreement will be included in such offering and the number of shares to be included in such offering will be allocated pro rata among those same parties. In any event, we will not include any securities of any other person (including us) in any demand registration statement without the prior written consent of the holders of a majority of the shares of common stock covered by such demand registration statement.

In no event will we be required to effect more than one demand registration under the registration rights agreement within any three-month period (or within a given one-month period, in the case of any registration under Form S-3 or any similar short-form registration statement), and we will not be obligated to effect any demand registration unless the aggregate gross proceeds to be received from the sale of common stock equals or exceeds $10.0 million (or $1.0 million, in the case of any registration under Form S-3 or any similar short-form registration statement).

Piggyback Registration Rights.  If we register any equity securities for our own account for public sale, stockholders with registration rights will, with specified exceptions, have the right to include their shares in the registration statement. The underwriters of any underwritten offering will have the right to limit the number of such shares to be included in the registration statement if the inclusion of all common stock of the holders who are a party to the registration rights agreement proposed to be included in such offering would materially and adversely interfere with the successful marketing of the Company’s securities. Priority of inclusion in the registration shall be given first to us, second to stockholders with registration rights, pro rata on the basis of the relative number of securities requested to be registered by such stockholder, and third to any other participating person on such basis as we determine.

Expenses of Registration.  Other than underwriting fees, discounts, commissions, stock transfer taxes and fees and disbursements of legal counsel to participating holders (excluding the fees of one firm of legal counsel to all of the participating holders participating in an underwritten public offering), we will pay all expenses relating to demand registrations and all expenses relating to piggyback registrations.

Indemnification and Contribution.  The registration rights agreement contains indemnification and contribution arrangements between us and stockholders who are a party to the registration rights agreement with respect to each registration statement.

Anti-takeover Effects of Delaware Law and our Certificate of Incorporation and Bylaws

The provisions of Delaware law, our certificate of incorporation and our bylaws described below may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Delaware Law.  We will be subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, those provisions prohibit a public Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	on or after the date the business combination is approved by the board of directors and authorized at a meeting of stockholders, and not by written consent, by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any such entity or person.

A Delaware corporation may opt out of this provision by express provision in its original certificate of incorporation or by amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out of, and do not currently intend to opt out of, this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Charter and Bylaws.  Our certificate of incorporation and bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless such takeover or change in control is approved by the board of directors, including:

•	Authorized but Unissued Preferred Stock. Our board of directors is authorized to issue, without stockholder approval, preferred stock with such terms as the board of directors may determine. For more information, see “Description of Capital Stock — Preferred Stock.”

•	Calling Special Stockholder Meetings. Our bylaws provide that special meetings of our stockholders may be called only pursuant to the request of our board of directors, by the chairman of our board of directors, by our chief executive officer or by the holders of at least 25% of the voting power of all then outstanding shares of common stock of the company. In addition, stockholders may not fill vacancies on the board of directors and may not act by written consent.

•	Advanced Notice Procedures. Stockholders must timely provide advance notice, with specific requirements as to form and content, of nominations of directors or the proposal of business to be voted on at an annual meeting.

•	Classified Board of Directors. Our bylaws provide that our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. Prior to consummation of this offering, our board will assign each of the current members to their respective class as the board shall determine in its sole discretion, subject to the foregoing requirement that the classes be nearly equal in size. We anticipate we will have a classified board, with two directors in Class I, two directors in Class II and three directors in Class III. The members of each class will serve for a term expiring at the third succeeding annual meeting of stockholders. As a result, approximately one-third of our board will be elected each year. A replacement director shall serve in the same class as the former director he or she is replacing. The classification of our board will have the effect of making it more difficult for stockholders to change the composition of our board.

•	Other Board of Director Requirements. Our authorized number of directors may be changed only by resolution of the board of directors and all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum. In addition, directors may only be removed for cause and then only by a vote of holders of a majority of the shares entitled to vote at an election of directors.

•	Conflicts of Interest. Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our certificate of incorporation renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities. Our certificate of incorporation provides that none of our non-employee directors, non-employee 5% or greater stockholders or their affiliates will have any duty to refrain from engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage. In addition, in the event that any such director, stockholder or affiliate acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us and may take any such opportunity for themselves or offer it to another person or entity. Our certificate of incorporation does not renounce our interest in any business opportunity that is expressly offered to a director solely in his or her capacity as a director of the company.

•	Director and Officer Indemnification. We will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

•	Supermajority Voting Requirements. The affirmative vote of the holders of at least 66 2/3% in voting power of all shares of our stock entitled to vote generally in the election of directors, voting together as a single class, is required in order for our stockholders to alter, amend or repeal the provisions of our bylaws or amend or repeal of certain provisions of our certificate of incorporation including the following:

•	classified board (the election and term of our directors);

•	the resignation and removal of directors;

•	the provisions regarding competition and corporate opportunities;

•	the provisions regarding stockholder action by written consent;

•	the provisions regarding calling special meetings of stockholders;

•	filling vacancies on our board and newly created directorships;

•	the advance notice requirements for stockholder proposals and director nominations; and

•	indemnification provisions.

In addition, our certificate of incorporation grants our board the authority to amend and repeal our bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our certificate of incorporation.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except to the extent such exemption from liability is not permitted by the DGCL.

Our certificate of incorporation and bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL. We are also expressly obligated to advance certain expenses (including attorneys’ fees and disbursements and court costs) and carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Listing

We intend to apply to have our depositary shares and common stock quoted on the NYSE under the symbol “MX.”

Transfer Agent and Registrar; Warrant Agent

The transfer agent and registrar for our common stock and the warrant agent for our warrants is American Stock Transfer & Trust Company, LLC and its telephone number is (800) 937-5449.

DESCRIPTION OF DEPOSITARY SHARES

General

All of the shares of common stock sold in this offering will be sold in the form of depositary shares. Each depositary share represents an ownership interest in one share of common stock and will be evidenced by a depositary receipt. The shares of common stock represented by depositary shares will be deposited under a deposit agreement among MagnaChip Semiconductor LLC, American Stock Transfer & Trust Company, LLC, as the depositary, and the holders from time to time of the depositary receipts evidencing the depositary shares. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, through the depositary, to all the rights and preferences of the shares of common stock represented thereby (including dividend, voting, redemption and liquidation rights).

To enable the selling stockholders to obtain the preferred income tax treatment for the corporate conversion, this offering has been structured so that each purchaser will purchase a combination of shares sold by us (primary shares) and shares sold by the selling stockholders (secondary shares) in a specified ratio. Each depositary share sold in this offering represents a fraction of a primary share and a fraction of a secondary share in such specified ratio. The offering of depositary shares will enable us and the selling stockholders to establish that each purchaser will purchase such fixed ratio of primary to secondary shares.

All of the shares of common stock sold in this offering will be deposited with the depositary prior to the completion of this offering. The depositary then will issue the depositary shares to the underwriters. Copies of the forms of the deposit agreement and the depositary receipt have been filed as exhibits to the registration statement of which this prospectus is a part.

Cancellation of Depositary Shares

On          , 2010, each holder of depositary shares will be credited with a number of shares of common stock equal to the number of depositary shares held by such holder on that date, and the depositary shares will be canceled.

For U.S. tax purposes holders of our depositary shares are treated as if they hold the underlying common shares represented by the depositary shares. The exchange of depositary shares for shares of our common stock should not be a taxable event for U.S. federal income tax purposes.

Fees and Expenses

Except as described under “Withdrawal,” we will pay all fees, charges and expenses of the depositary and any agent of the depositary, including any fees, charges and expenses payable in connection with the cancellation of the depositary shares on          , 2010.

Dividends and Other Distributions

We do not expect to pay any dividends or other distribution prior to the cancellation of the depositary shares on          , 2010.

Listing

We intend to apply to have our depositary shares and our common stock quoted on the New York Stock Exchange under the symbol “MX.” Before the cancellation of the depositary shares on          , 2010, all of the shares of common stock sold in this offering will be deposited with the depositary, and there will not be any separate public trading market for our shares of common stock, except as represented by the depositary shares. After the cancellation of the depositary shares on          , 2010, our shares of common stock will be listed on the New York Stock Exchange under the symbol “MX.”

Withdrawal

Holders of depositary shares have the right to cancel their depositary shares and withdraw the underlying common shares at any time subject only to:

•	temporary delays caused by closing of our or the depositary’s transfer books;

•	the payment of fees, charges, taxes and other governmental charges; or

•	where deemed necessary or advisable by the depositary or us in good faith due to any requirement of any U.S. or foreign laws, government, governmental body or commission, any securities exchange on which the depositary shares are listed or governmental regulations relating to the depositary shares or the withdrawal of the underlying shares of common stock.

U.S. securities laws provide that this right of withdrawal may not be limited by any other provision of the deposit agreement. However, until           , 2010, our common stock will not be listed on any exchange. Therefore, until that date, it may be more difficult to dispose of our shares of common stock than it will be to dispose of our depositary shares.

If you elect to withdraw the shares of common stock underlying your depositary shares from the depositary, you will be required to pay the depositary a fee of up to $      per depositary share surrendered, together with expenses incurred by the depositary and any taxes or charges, such as stamp taxes or stock transfer taxes or fees, in connection with the withdrawal. We will not receive any portion of the fee payable to the depositary upon a withdrawal of shares from the depositary.

Form of Depositary Shares

The depositary shares shall be issued in book-entry form through American Stock Transfer & Trust Company, LLC as depositary. The shares of common stock sold in this offering will be issued in registered form to the depositary.

Limitations on Obligations and Liability

The deposit agreement expressly limits our and the depositary’s obligations and liability.

We and the depositary:

•	have agreed to perform our respective obligations specifically set forth in the deposit agreement without gross negligence or bad faith;

•	are not liable if either of us by law or circumstances beyond our control is prevented from, or delayed in, performing any obligation under the deposit agreement, including, without limitation, requirements of any present or future law, regulation, governmental or regulatory authority or stock exchange of any applicable jurisdiction, any present or future provision of our certificate of incorporation and bylaws, on account of possible civil or criminal penalties or restraint, any provisions of or governing the deposited securities, any act of God, war or other circumstances beyond each of our control as set forth in the deposit agreement;

•	are not liable if either of us exercises or fails to exercise the discretion permitted under the deposit agreement, the provisions of or governing the deposited shares of common stock or our certificate of incorporation and bylaws;

•	are not liable for any action or inaction on the advice or information of legal counsel, accountants, any person presenting common shares for deposit, holders and beneficial owners (or authorized representatives) of depositary shares, or any person believed in good faith to be competent to give such advice or information;

•	are not liable for the inability of any holder to benefit from any distribution, offering, right or other benefit if made in accordance with the provisions of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to any deposited shares of common stock or the depositary shares or the deposit agreement on behalf of holders of depositary shares or on behalf of any other party;

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party; and

•	shall not incur any liability for any indirect, special, punitive or consequential damages for any breach of the terms of the deposit agreement.

The depositary and its agents will not incur any liability under the deposit agreement for the failure to determine that any action may be lawful or reasonably practicable, allowing any rights to lapse in accordance with the provisions of the deposit agreement, the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to holders of depositary shares, any investment risk associated with the acquisition of an interest in our shares of common stock, the validity or worth of the deposited shares of common stock, any tax consequences that may result from ownership of depositary shares or shares of common stock, the creditworthiness of any third party and for any indirect, special, punitive or consequential damage. We also have agreed to indemnify the depositary under certain circumstances. The depositary may own and deal in any class of our securities, including the depositary shares.

Notwithstanding the foregoing, the deposit agreement does not limit our liability under federal securities laws.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following discussion is a summary and is not complete and is subject in its entirety by reference to the actual provisions of the documents referred to below.

On December 23, 2004, MagnaChip Semiconductor LLC and its subsidiaries entered into a senior secured credit agreement with a syndicate of banks, financial institutions and other entities, as lenders, providing for a $100 million senior secured revolving credit facility. The borrowers under the senior secured credit facility are MagnaChip Semiconductor S.A. and MagnaChip Semiconductor Finance Company, two of our wholly-owned subsidiaries. On November 6, 2009, in connection with the reorganization proceedings, our senior secured credit agreement was amended and restated to, among other things, terminate any unused commitments, reduce the outstanding principal amount to $61,750,000, redenominate the outstanding revolving loans as outstanding term loans, and appoint Wilmington Trust FSB as administrative agent and collateral agent.

MagnaChip Semiconductor LLC and each of its current direct and indirect subsidiaries are (and each future direct and indirect subsidiary will be) guarantors of the senior secured credit facility (except for MagnaChip Semiconductor (Shanghai) Company Limited). The senior secured credit facility is secured on a first-priority basis by substantially all of the assets of the borrowers and guarantors, including but not limited to, pledges of the equity interests of the subsidiaries of MagnaChip Semiconductor LLC that are guarantors.

Loans made under the senior secured credit facility bear interest at the following rates: (i) for base rate loans, the greater of (A) the corporate base rate determined by the administrative agent and (B) the Federal Funds Effective Rate plus 0.50% (such greater interest rate, the “ABR”), in each case plus 11.0% per annum; and (ii) for Eurodollar loans, the adjusted LIBOR rate plus 12% per annum. If at any time an event of default has occurred and is continuing, all outstanding obligations will bear interest at the ABR plus 13.0% per annum. Default interest is payable on demand. All other interest on all loans under the senior secured credit facility is payable at maturity and, with respect to Eurodollar loans, at the end of the applicable interest periods (which may be 1, 2, 3, 6 or, with lender consent, 9 months), but in any event at least every three months, and with respect to the base rate loans, on the last business day of each calendar quarter.

The unpaid principal amount of the loans under the senior secured credit facility is payable at maturity. In addition, principal installments are to be paid on the last day of each calendar quarter beginning with the quarter ending March 31, 2010. Finally, under certain circumstances, loans outstanding under the senior secured credit facility must be prepaid in conjunction with excess cash flow, asset sales, dividend or subordinated debt payments, and casualty events.

The senior secured credit facility agreement contains certain restrictive covenants, including those with respect to the future maintenance and conduct of the business, the incurrence of debt or liens, the making of certain investments, the repayment of other indebtedness, the issuance of specified capital stock and the consummation of sale/leaseback transactions, affiliate transactions, mergers and consolidations, asset sales, distributions and dividends on capital stock, and certain acquisitions. The senior secured credit facility also contains a minimum liquidity financial covenant.

The senior secured credit facility includes certain events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, material judgments, the invalidity of the documentation with respect to the senior secured credit facility in any material respect, the failure of the security interests in any material collateral created under the security documents for the senior secured credit facility to be enforceable or to have the purported priority thereunder, or the occurrence of a change of control. If an event of default occurs (other than in designated cases such as bankruptcy or a similar proceeding, in which case acceleration of the indebtedness will be automatic), the senior lenders will be entitled to take certain actions, including the acceleration of all amounts due under the senior secured credit facility and all actions permitted to be taken by a secured creditor.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock, and a significant public market for our common stock may not develop or be sustained after this offering. Future sales of significant amounts of our common stock, including shares of our outstanding common stock and shares of our common stock issued upon exercise of outstanding options and warrants, in the public market after this offering could adversely affect the prevailing market price of our common stock and could impair our future ability to raise capital through the sale of securities.

Sale of Restricted Shares and Lock-Up Agreements

Upon the closing of this offering, we will have outstanding           shares of common stock, based upon the common units of MagnaChip Semiconductor LLC outstanding as of December 31, 2009 after giving effect to the corporate conversion pursuant to which each common unit will be automatically converted into shares of our common stock at a ratio of          .

Of these shares, the           shares of common stock sold in this offering, or           shares if the underwriters exercise their option to purchase additional shares in full, will be freely tradable without restriction under the Securities Act, unless purchased by affiliates of our company, as that term is defined in Rule 144 under the Securities Act.

Of the           remaining shares of common stock,           were converted in the corporate conversion from common units of MagnaChip Semiconductor LLC issued under Section 1145 of the U.S. Bankruptcy Code in connection with our reorganization proceedings and were deemed to have been issued in a public offering and may be resold as freely tradeable securities under Section 4(1) of the Securities Act, except for such shares held by our affiliates or holders deemed to be “underwriters,” as that term is defined in Section 1145(b) of the U.S. Bankruptcy Code, who may be subject to applicable resale limitations under Rule 144; and           shares of common stock are eligible for public sale if registered under the Securities Act or sold in accordance with Rule 144 of the Securities Act. These shares are subject to a registration rights agreement, an agreement and plan of conversion or restricted unit agreements that restricts their sale for 180 days after the date of this prospectus unless Goldman, Sachs & Co. and Barclays Capital Inc., the representatives of the underwriters, agree to a lesser period. Furthermore,           of these remaining shares of common stock are held by officers, directors and existing stockholders who are subject to lock-up agreements and other trading restrictions for a period of 180 days after the date of this prospectus. These lock-up agreements do not restrict the ability of the stockholders party to the registration rights agreement to cause a resale registration statement to be filed in accordance with the demand registration rights described above under “Description of Capital Stock — Registration Rights.”

Goldman, Sachs & Co. and Barclays Capital Inc., as representatives of the underwriters, may, at any time without notice, release all or any portion of the securities subject to the lock-up agreements. We have been advised by the representatives of the underwriters that, when determining whether or not to release shares from the lock-up agreements, the representatives of the underwriters will consider, among other factors, the stockholder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time. The representatives of the underwriters have advised us that they have no present intention to release any of the shares subject to the lock-up agreements prior to the expiration of the lock-up period.

Rule 144

In general, Rule 144 allows a stockholder (or stockholders where shares of common stock are aggregated) who has beneficially owned shares of our common stock for at least six months to sell an unlimited number of shares of our common stock provided current public information about us is available and, after one year, an unlimited number of shares of our common stock without restriction. Our affiliates who have beneficially owned shares of our common stock for at least six months are entitled to sell within any three-month period commencing 90 days after the date of this prospectus a number of those shares that does not exceed the greater of:

•	one percent of the number of shares of common stock then outstanding, which will equal approximately shares immediately after this offering; or

•	the average weekly trading volume of the common stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the sale.

Sales under Rule 144 by our affiliates are subject to specific manner of sales provisions, notice requirements and the availability of current information about us. We cannot estimate the number of shares of common stock our existing stockholders will sell under Rule 144, as this will depend on the market price for our common stock, the personal circumstances of the stockholders and other factors.

Options

In addition to the           shares of common stock outstanding immediately after this offering, based upon the common units of MagnaChip Semiconductor LLC outstanding as of December 31, 2009 after giving effect to the corporate conversion pursuant to which each common unit will be automatically converted into shares of our common stock at a ratio of          , there were outstanding options to purchase           shares of our common stock. As soon as practicable after the closing of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering shares of our common stock reserved for issuance upon exercise of stock options outstanding as of           at a weighted average exercise price of           per share and           shares of our common stock reserved as of           for issuance pursuant to future grants under our 2010 Equity Incentive Plan and 2010 Employee Stock Purchase Plan. Accordingly, shares of our common stock registered under such registration statement will be available for sale in the open market upon exercise by the holders, subject to vesting restrictions with us, contractual lock-up restrictions, our securities trading policy and/or market stand-off provisions applicable to each other agreement that prohibits the sale or other disposition of the shares of common stock underlying the options for a period of 180 days after the date of this prospectus without the prior written consent from us or Goldman, Sachs & Co. and Barclays Capital Inc.

Warrants

In addition to the           shares of common stock outstanding immediately after this offering after giving effect to the corporate conversion, as of December 31, 2009, there were outstanding warrants to purchase           shares of our common stock. The warrants were issued under Section 1145 of the U.S. Bankruptcy Code in connection with our reorganization proceedings and such warrants were deemed to have been issued, and shares of common stock issued upon exercise of such warrants will be deemed to be issued, in a public offering and may be resold as freely tradeable securities under Section 4(1) of the Securities Act, except for such warrants and shares of common stock issued upon exercise of such warrants held by our affiliates or holders deemed to be “underwriters,” as that term is defined in Section 1145(b) of the U.S. Bankruptcy Code, who may be subject to applicable resale limitations under Rule 144. The warrants and shares of common stock issued upon exercise of such warrants are subject to a warrant agreement that restricts their sale for 180 days after the date of this prospectus unless we and the managing underwriters, agree to a lesser period.

Registration Rights

Upon the closing of this offering, certain holders of our shares of common stock will have the right to register their remaining shares of common stock pursuant to a registration rights agreement. In addition, some holders will have certain “piggyback” registration rights, pursuant to that agreement. See “Description of Capital Stock.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of shares of our common stock to a non-U.S. holder who purchases our common stock in this offering. For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that for U.S. federal income tax purposes is not a U.S. person (other than a partnership, as discussed below); the term U.S. person means:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person.

If a partnership or other pass-through entity holds common stock, the tax treatment of a partner or member in the partnership or other entity will generally depend on the status of the partner or member and upon the activities of the partnership or other entity. Accordingly, we urge partnerships or other pass-through entities which hold shares of our common stock and partners or members in these partnerships or other entities to consult their tax advisors.

This discussion assumes that non-U.S. holders will hold shares of our common stock issued pursuant to the offering as a capital asset (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant in light of a non-U.S. holder’s special tax status or special tax situations. U.S. expatriates, life insurance companies, tax-exempt organizations, dealers in securities or currency, banks or other financial institutions, pension funds and investors that hold shares of common stock as part of a hedge, straddle or conversion transaction are among those categories of potential investors that are subject to special rules not covered in this discussion. This discussion does not address any non-income tax consequences or any income tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code, Treasury Regulations and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. Additionally, we have not sought any ruling from the Internal Revenue Service or IRS, with respect to statements made and conclusions reached in this discussion, and there can be no assurance that the IRS will agree with these statements and conclusions. We urge each prospective purchaser to consult a tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

Distributions

If we make distributions on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will first constitute a return of capital and will reduce a holder’s basis, but not below zero, and then will be treated as gain from the sale of shares and may be subject to U.S. federal income tax as described below.

Any distribution that is a dividend, as defined above, paid to a non-U.S. holder of common shares generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder must timely provide us with an IRS Form W-8BEN or other appropriate version of IRS Form W-8 properly certifying qualification for the reduced rate.

Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder (and dividends attributable to a non-U.S. holder’s permanent establishment in the United States if a tax treaty applies) are exempt from this withholding tax. In order to obtain this exemption, a non-U.S. holder must timely provide us with an IRS Form W-8ECI properly certifying this exemption. Dividends that are so effectively connected (and, if required by an applicable tax treaty, attributable to a permanent establishment), although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of specified deductions and credits. In addition, such dividends received by a corporate non-U.S. holder may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified in a tax treaty).

A non-U.S. holder of common stock that is eligible for a reduced rate of withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts withheld if an appropriate claim for refund is filed with the IRS.

Gain on Disposition of Shares of Common Stock

A non-U.S. holder generally will not be subject to United States federal income tax on gain realized upon the sale or other disposition of shares of our common stock unless:

•	the gain is effectively connected with a U.S. trade or business of the non-U.S. holder (and attributable to a permanent establishment in the United States if a tax treaty applies);

•	the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which the sale or disposition occurs and certain other conditions are met; or

•	our common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the date of disposition or the holder’s holding period for shares of our common stock. We believe that we will not be, immediately after our conversion to a corporation, and we believe that we will not become, a “United States real property holding corporation” for U.S. federal income tax purposes. If we become a “United States real property holding corporation,” so long as our common stock is “regularly traded” on an established securities market, only a non-U.S. holder who, actually or constructively, holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder’s holding period) more than 5% of shares of our common stock will be subject to U.S. federal income tax on the disposition of shares of our common stock.

If the recipient is a non-U.S. holder described in the first bullet above, the recipient will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and corporate non-U.S. holders described in the first bullet above may be subject to the branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

If the recipient is an individual non-U.S. holder described in the second bullet above, the recipient will be required to pay a flat 30% tax on the gain derived from the sale, which gain may be offset by U.S. source capital losses provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Payments of dividends or of proceeds on the disposition of shares made to a non-U.S. holder may be subject to information reporting and backup withholding at the then effective rate unless the non-U.S. holder establishes an exemption, for example, by properly certifying its non-U.S. status on a Form W-8BEN or another appropriate version of Form W-8. Notwithstanding the foregoing, information reporting and backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, so long as the required information is furnished to the IRS in a timely manner.

Proposed Legislation Relating to Foreign Accounts

Legislation has been introduced into the U.S. Congress (and the U.S. House of Representatives and Senate have passed versions of this legislation) that would impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. If this legislation or other similar legislation is enacted, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to foreign intermediaries and certain non-U.S. holders. Any such legislation could substantially change some of the rules discussed above relating to certification requirements, information reporting and withholding. No assurances can be given whether, or in what form, this legislation will be enacted. Prospective investors should consult their tax advisors regarding this legislation and similar proposals.

UNDERWRITING

We, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and Barclays Capital Inc. are the representatives of the underwriters.

Number of
Underwriters	Shares

Goldman, Sachs & Co.
Barclays Capital Inc.
Deutsche Bank Securities Inc.
Citigroup Global Markets Inc.
UBS Securities LLC
Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised. If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional           shares from us and           shares from the selling stockholders. They may exercise that option in whole or in part and from time to time for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discount to be paid to the underwriters by us and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase           additional shares.

	No	Full
Paid by Us	Exercise	Exercise

Per share	$	$
Total	$	$

	No	Full
Paid by the Selling Stockholders	Exercise	Exercise

Per share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $      per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We and our officers, directors, selling stockholders and certain other stockholders have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives; provided, that this agreement does not restrict the ability of the stockholders party to the registration rights agreement to cause a resale registration statement to be filed in accordance with the demand registration rights described above under “Description of Capital Stock — Registration Rights.” See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

The Company intends to apply to have its depositary shares and common stock quoted on the NYSE under the symbol “MX.”

In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us and the selling stockholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the closing of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, or a Relevant Member State, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43 million and (3) an annual net turnover of more than €50 million, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services Markets Act 2000, or the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA would not, if the issuer was not an authorized person, apply to the issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Securities and Exchange Law of Japan, or the Securities and Exchange Law, and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

A prospectus in electronic format will be available on the websites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that make internet distributions on the same basis as other allocations.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

We estimate that our share of the total expenses of the offering, excluding underwriting discount but including the expenses of the selling stockholders, will be approximately $      million.

We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that the underwriters may be required to make for any such liabilities.

If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Certain of the underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses. Goldman Sachs Credit Partners LP (an affiliate of Goldman, Sachs & Co.) and Citicorp North America LLC (an affiliate of Citigroup Global Markets Inc.) serve as lenders under our senior secured credit facility for which they receive customary fees and expenses. An affiliate of Goldman, Sachs & Co. is the counterparty to our currency hedging transactions. Goldman, Sachs & Co. and Citigroup Global Markets Inc. are managing underwriters in this offering.

In the ordinary course of their various business activities, certain of the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the issuer.

LEGAL MATTERS

The validity of our depositary shares and common stock offered hereby will be passed on for us by DLA Piper LLP (US), East Palo Alto, California. Certain legal matters in connection with this offering will be passed on for the underwriters by Latham & Watkins LLP, New York, New York.

EXPERTS

Our consolidated financial statements as of and for the two-month period ended December 31, 2009, and consolidated financial statements as of December 31, 2008 and for the ten-month period ended October 25, 2009 and for each of the two years in the periods ended December 31, 2008 and 2007 included in this prospectus have been so included in reliance on the reports of Samil PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing. The address of Samil PricewaterhouseCoopers is LS Yongsan Tower, 191 Hangangro 2ga, Yongsan-gu, Seoul 140-702, Korea. Samil PricewaterhouseCoopers is a member of the Korean Institute of Certified Public Accountants.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, covering our common stock to be issued pursuant to this offering (Registration No. 333-      ). This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. For further information regarding MagnaChip and the depositary shares to be issued in the offering, please refer to the registration statement, including its exhibits. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the documents or matters involved.

You may read and copy any reports or other information filed by us at the SEC’s public reference room at 100 F Street N.E., Washington, DC 20549. Copies of this material can be obtained from the Public Reference Section of the SEC upon payment of fees prescribed by the SEC. You may call the SEC at 800-SEC-0350 for further information on the operation of the public reference room. Our filings will also be available to the public from commercial document retrieval services and at the SEC website at “www.sec.gov.” In addition, you may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or phone number: c/o MagnaChip Semiconductor, Inc., 20400 Stevens Creek Boulevard, Suite 370 Cupertino, CA 95014, attention: Senior Vice President, General Counsel and Secretary; the telephone number at that address is 408-625-5999.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2
MagnaChip Semiconductor LLC Consolidated Balance Sheets as of December 31, 2009 (Successor Company) and as of December 31, 2008 (Predecessor Company)	F-4
MagnaChip Semiconductor LLC Consolidated Statements of Operations for the Two-Month Period Ended December 31, 2009 (Successor Company), and the Ten-Month Period Ended October 25, 2009 and the Years Ended December 31, 2008 and 2007 (Predecessor Company)
F-5
MagnaChip Semiconductor LLC Consolidated Statements of Changes in Unitholders’ Equity For the Two-Month Period Ended December 31, 2009 (Successor Company), and the Ten-Month Period Ended October 25, 2009 and the Years Ended December 31, 2008 and 2007 (Predecessor Company)
F-6
MagnaChip Semiconductor LLC Consolidated Statements of Cash Flows for the Two-Month Period Ended December 31, 2009 (Successor Company), and the Ten-Month Period Ended October 25, 2009 and the Years Ended December 31, 2008 and 2007 (Predecessor Company)
F-8
MagnaChip Semiconductor LLC Notes to Consolidated Financial Statements	F-10

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Unitholders of
MagnaChip Semiconductor LLC

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in unitholders’ equity and of cash flows present fairly, in all material respects, the financial position of MagnaChip Semiconductor LLC and its subsidiaries (the “Company”) at December 31, 2009 (Successor Company) and the results of their operations and their cash flows for the two-month period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the United States Bankruptcy Court for the District of Delaware confirmed the Creditors’ Committee’s reorganization plan (the “Plan”) on September 25, 2009. Confirmation of the Plan resulted in the discharge of all claims against the Company that arose before June 12, 2009 and substantially terminates all rights and interests of equity security holders as provided for in the Plan. The Plan was substantially consummated on November 9, 2009 and the Company emerged from bankruptcy. In connection with its emergence from bankruptcy, the Company adopted fresh-start accounting as of October 25, 2009.

/s/ Samil PricewaterhouseCoopers

Seoul, Korea
March 13, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Unitholders of
MagnaChip Semiconductor LLC

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in unitholders’ equity and of cash flows present fairly, in all material respects, the financial position of MagnaChip Semiconductor LLC and its subsidiaries (the “Company”) at December 31, 2008 (Predecessor Company), and the results of their operations and their cash flows for the ten-month period ended October 25, 2009 and for each of the two years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the Company filed a petition on June 12, 2009 with the United States Bankruptcy Court for the District of Delaware for reorganization under the provisions of Chapter 11 of the Bankruptcy Code. The Company’s Creditors’ Committee’s reorganization plan was substantially consummated on November 9, 2009 and the Company emerged from bankruptcy. In connection with its emergence from bankruptcy, the Company adopted fresh-start accounting.

As discussed in Note 4 to the consolidated financial statements, the Company changed the manner in which it accounts for business combinations in 2009.

/s/  Samil PricewaterhouseCoopers

Seoul, Korea

March 13, 2010

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	Successor	Predecessor
	December 31,	December 31,
	2009	2008
	(In thousands of US dollars, except unit data)
Assets
Current assets
Cash and cash equivalents	$64,925	$4,037
Restricted cash	—	11,768
Accounts receivable, net	74,233	76,295
Inventories, net	63,407	47,110
Other receivables	3,433	4,701
Prepaid expenses	12,625	9,268
Other current assets	3,433	4,799

Total current assets	222,056	157,978

Property, plant and equipment, net	156,337	183,955
Intangible assets, net	50,158	34,892
Long-term prepaid expenses	10,542	7,714
Other non-current assets	14,238	14,631

Total assets	$453,331	$399,170

Liabilities and Unitholders’ Equity
Current liabilities
Accounts payable	$59,705	$70,158
Other accounts payable	7,190	15,040
Accrued expenses	22,114	38,554
Short-term borrowings	—	95,000
Current portion of long-term debt	618	750,000
Other current liabilities	3,937	3,735

Total current liabilities	93,564	972,487

Long-term borrowings	61,132	—
Accrued severance benefits, net	72,409	61,939
Other non-current liabilities	10,536	9,874

Total liabilities	237,641	1,044,300

Commitments and contingencies
Series A redeemable convertible preferred units, $1,000 par value; 60,000 units authorized, 50,091 units issued and 0 unit outstanding at December 31, 2008	—	—
Series B redeemable convertible preferred units, $1,000 par value; 550,000 units authorized, 450,692 units issued, 93,997 units outstanding at December 31, 2008	—	142,669

Total redeemable convertible preferred units	—	142,669

Unitholders’ equity
Successor common units, no par value, 375,000,000 units authorized, 307,083,996 units issued and outstanding at December 31, 2009	55,135	—
Predecessor common units, $1 par value; 65,000,000 units authorized, 52,923,483 units issued and outstanding at December 31, 2008	—	52,923
Additional paid-in capital	168,700	3,150
Accumulated deficit	(1,963)	(995,007)
Accumulated other comprehensive income (loss)	(6,182)	151,135

Total unitholders’ equity (deficit)	215,690	(787,799)

Total liabilities, redeemable convertible preferred units and unitholders’ equity	$453,331	$399,170

The accompanying notes are an integral part of these consolidated financial statements

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor	Predecessor
		Ten-Month
	Two-Month	Period
	Period Ended	Ended	Year Ended	Year Ended
	December 31,	October 25,	December 31,	December 31,
	2009	2009	2008	2007
	(In thousands of US dollars, except unit data)
Net sales	$111,082	$448,984	$601,664	$709,508
Cost of sales	90,408	311,139	445,254	578,857

Gross profit	20,674	137,845	156,410	130,651

Selling, general and administrative expenses	14,540	56,288	81,314	82,710
Research and development expenses	14,741	56,148	89,455	90,805
Restructuring and impairment charges	—	439	13,370	12,084

Operating income (loss) from continuing operations	(8,607)	24,970	(27,729)	(54,948)

Other income (expenses)
Interest expense, net (contractual interest, net of $47,828 for the ten-month period ended October 25, 2009)	(1,258)	(31,165)	(76,119)	(60,311)
Foreign currency gain (loss), net	9,338	43,437	(210,406)	(4,732)
Reorganization items, net	—	804,573	—	—

	8,080	816,845	(286,525)	(65,043)

Income (loss) from continuing operations before income taxes	(527)	841,815	(314,254)	(119,991)

Income tax expenses	1,946	7,295	11,585	8,835

Income (loss) from continuing operations	(2,473)	834,520	(325,839)	(128,826)

Income (loss) from discontinued operations, net of taxes	510	6,586	(91,455)	(51,724)

Net income (loss)	$(1,963)	$841,106	$(417,294)	$(180,550)

Dividends accrued on preferred units (contractual dividends of $11,819 for the ten-month period ended October 25, 2009)	—	6,317	13,264	12,031

Income (loss) from continuing operations attributable to common units	$(2,473)	$828,203	$(339,103)	$(140,857)

Net income (loss) attributable to common units	$(1,963)	$834,789	$(430,558)	$(192,581)

Earnings (loss) per common unit from continuing operations — Basic and diluted	$(0.01)	$15.65	$(6.43)	$(2.69)

Earnings (loss) per common unit from discontinued operations — Basic and diluted	$0.00	$0.12	$(1.73)	$(0.99)

Earnings (loss) per common unit — Basic and diluted	$(0.01)	$15.77	$(8.16)	$(3.68)

Weighted average number of units — Basic and diluted	300,862,764	52,923,483	52,768,614	52,297,192

The accompanying notes are an integral part of these consolidated financial statements

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN UNITHOLDERS’ EQUITY

					Accumulated
			Additional		Other
	Common Units		Paid-In	Accumulated	Comprehensive
	Units	Amount	Capital	deficit	Income (loss)	Total
	(In thousands of US dollars, except unit data)

Balance at January 1, 2007	52,720,784	$52,721	$2,451	$(370,314)	$30,601	$(284,541)

(Predecessor Company)
Exercise of unit options	124,938	125	26	—	—	151
Repurchase of common units	(1,500)	(2)	(4)	—	—	(6)
Unit-based compensation	—	—	604	—	—	604
Dividends accrued on preferred units	—	—	—	(12,031)	—	(12,031)
Impact on beginning accumulated deficit upon adoption of FIN 48	—	—	—	(1,554)	—	(1,554)
Comprehensive loss:
Net loss	—	—	—	(180,550)	—	(180,550)
Fair valuation of derivatives	—	—	—	—	(3,477)	(3,477)
Foreign currency translation adjustments	—	—	—	—	3,925	3,925

Total comprehensive loss						(180,102)

Balance at December 31, 2007	52,844,222	$52,844	$3,077	$(564,449)	$31,049	$(477,479)

(Predecessor Company)
Exercise of unit options	161,460	161	22	—	—	183
Repurchase of common units	(82,199)	(82)	(414)	—	—	(496)
Unit-based compensation	—	—	465	—	—	465
Dividends accrued on preferred units	—	—	—	(13,264)	—	(13,264)
Comprehensive loss:
Net loss	—	—	—	(417,294)	—	(417,294)
Fair valuation of derivatives	—	—	—	—	(864)	(864)
Foreign currency translation adjustments	—	—	—	—	120,950	120,950

Total comprehensive loss						(297,208)

Balance at December 31, 2008	52,923,483	$52,923	$3,150	$(995,007)	$151,135	$(787,799)

(Predecessor Company)
Unit-based compensation	—	—	233	—	—	233
Cancellation of the Predecessor Company’s unit options	—	—	166	—	—	166
Dividends accrued on preferred units	—	—	—	(6,317)	—	(6,317)
Comprehensive income:
Net income	—	—	—	841,106	—	841,106
Foreign currency translation adjustments	—	—	—	—	(30,395)	(30,395)
Unrealized gains on investments	—	—	—	—	340	340

Total comprehensive income						811,051

Balance at October 25, 2009	52,923,483	$52,923	$3,549	$(160,218)	$121,080	$17,334

(Predecessor Company)

					Accumulated
			Additional		Other
	Common Units		Paid-In	Accumulated	Comprehensive
	Units	Amount	Capital	deficit	Income (loss)	Total
	(In thousands of US dollars, except unit data)

Fresh-start adjustments:
Cancellation of the Predecessor Company’s common units	(52,923,483)	(52,923)	(3,549)	—	—	(56,472)
Elimination of the Predecessor Company’s accumulated deficit and accumulated other comprehensive income	—	—	—	160,218	(121,080)	39,138
Issuance of new equity interests in connection with emergence from Chapter 11	299,999,996	49,539	166,322	—	—	215,861
Issuance of new warrants in connection with emergence from Chapter 11	—	—	2,533	—	—	2,533

Balance at October 25, 2009	299,999,996	$49,539	$168,855	$—	$—	$218,394

(Successor Company)
Unit-based compensation	7,084,000	5,596	(155)	—	—	5,441
Comprehensive income:
Net loss	—	—	—	(1,963)	—	(1,963)
Foreign currency translation adjustments	—	—	—	—	(6,298)	(6,298)
Unrealized gains on investments	—	—	—	—	116	116

Total comprehensive loss						(8,145)

Balance at December 31, 2009	307,083,996	$55,135	$168,700	$(1,963)	$(6,182)	$215,690

(Successor Company)

The accompanying notes are an integral part of these consolidated financial statements

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor	Predecessor
	Two-Month
	Period	Ten-Month
	Ended	Period Ended	Year Ended	Year Ended
	December 31,	October 25,	December 31,	December 31,
	2009	2009	2008	2007
	(In thousands of US dollars)
Cash flows from operating activities
Net income (loss)	$(1,963)	$841,106	$(417,294)	$(180,550)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	11,218	38,255	71,960	163,434
Provision for severance benefits	1,851	8,835	14,026	18,834
Amortization of debt issuance costs	—	836	16,290	3,919
Loss (gain) on foreign currency translation, net	(10,077)	(44,224)	215,571	5,398
Loss (gain) on disposal of property, plant and equipment, net	17	95	(3,094)	(68)
Loss (gain) on disposal of intangible assets, net	5	(9,230)	—	(3,630)
Restructuring and impairment charges	—	(1,120)	42,539	10,106
Unit-based compensation	2,199	233	465	604
Cash used for reorganization items	4,263	1,076	—	—
Noncash reorganization items	—	(805,649)	—	—
Other	(667)	2,722	(400)	51
Changes in operating assets and liabilities
Accounts receivable	16,443	(12,930)	31,025	(46,504)
Inventories	6,739	(1,163)	11,174	(18,398)
Other receivables	1,755	31	1,016	971
Deferred tax assets	678	1,054	1,490	952
Accounts payable	(14,144)	6,316	(5,063)	26,442
Other accounts payable	(12,511)	(11,452)	(19,887)	(6,021)
Accrued expenses	(5,687)	28,295	23,953	(5,504)
Long term other payable	(877)	507	121	114
Other current assets	3,192	5,896	7,401	9,840
Other current liabilities	1,188	39	1,295	5,007
Payment of severance benefits	(1,389)	(4,320)	(6,505)	(7,151)
Other	(125)	(516)	(4,471)	(1,557)

Net cash provided by (used in) operating activities before reorganization items	2,108	44,692	(18,388)	(23,711)

Cash used for reorganization items	(4,263)	(1,076)	—	—

Net cash provided by (used in) operating activities	(2,155)	43,616	(18,388)	(23,711)

	Successor	Predecessor
	Two-Month
	Period	Ten-Month
	Ended	Period Ended	Year Ended	Year Ended
	December 31,	October 25,	December 31,	December 31,
	2009	2009	2008	2007
	(In thousands of US dollars)
Cash flows from investing activities
Proceeds from disposal of plant, property and equipment	37	329	3,122	364
Proceeds from disposal of intangible assets	—	9,375	—	4,204
Purchase of plant, property and equipment	(1,258)	(7,513)	(28,608)	(85,294)
Payment for intellectual property registration	(70)	(366)	(1,052)	(1,256)
Decrease (increase) in restricted cash	—	11,409	(13,517)	—
Purchase of short-term financial instruments	(329)	—	—	—
Other	23	(96)	484	176

Net cash provided by (used in) investing activities	(1,597)	13,138	(39,571)	(81,806)

Cash flows from financing activities
Proceeds from short-term borrowings	—	—	180,000	130,100
Issuance of new common units pursuant to the reorganization plan	—	35,280	—	—
Issuance of old common units	—	—	183	151
Repayment of short-term borrowings	—	(33,250)	(165,000)	(50,100)
Repurchase of old common units	—	—	(496)	(6)

Net cash provided by financing activities	—	2,030	14,687	80,145
Effect of exchange rates on cash and cash equivalents	1,098	4,758	(17,036)	544

Net increase (decrease) in cash and cash equivalents	(2,654)	63,542	(60,308)	(24,828)

Cash and cash equivalents
Beginning of the period	67,579	4,037	64,345	89,173

End of the period	$64,925	$67,579	$4,037	$64,345

Supplemental cash flow information
Cash paid for interest	$955	$7,962	$39,276	$57,468

Cash paid for income taxes	$669	$8,074	$13,207	$5,680

The accompanying notes are an integral part of these consolidated financial statements

MagnaChip Semiconductor LLC and Subsidiaries

Notes to Consolidated Financial Statements
(Tabular dollars in thousands, except unit data)

1.	General

The Company

MagnaChip Semiconductor LLC (together with its subsidiaries, the “Company”) is a Korea-based designer and manufacturer of analog and mixed-signal semiconductor products for high-volume consumer applications. The Company’s business is comprised of three key segments: Display Solutions, Power Solutions and Semiconductor Manufacturing Services. The Company’s Display Solutions products include display drivers for use in a wide range of flat panel displays and mobile multimedia devices. The Company’s Power Solutions products include discrete and integrated circuit solutions for power management in high-volume consumer applications. The Company’s Semiconductor Manufacturing Services segment provides specialty analog and mixed-signal foundry services for fabless semiconductor companies that serve the consumer, computing and wireless end markets.

2.	Voluntary Reorganization under Chapter 11

On June 12, 2009, MagnaChip Semiconductor LLC (the “Parent”), MagnaChip Semiconductor B.V., MagnaChip Semiconductor S.A. and certain other subsidiaries of the Parent in the U.S. (the “Debtors”), filed a voluntary petition for relief in the U.S. Bankruptcy Court for the District of Delaware under Chapter 11 of the U.S. Bankruptcy Code. The court approved a plan of reorganization proposed by the Creditors’ Committee on September 25, 2009 (the “Plan of Reorganization”), and the Plan of Reorganization became effective and the Debtors emerged from Chapter 11 reorganization proceedings (the “Reorganization Proceedings”) on November 9, 2009 (the “Reorganization Effective Date”). On the Reorganization Effective Date, the Company implemented fresh-start reporting in accordance with Accounting Standards Codification (“ASC”) Topic 852, “Reorganizations,” formerly the American Institute of Certified Public Accountants’ Statement of Position (“SOP”) 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“ASC 852”).

All conditions required for the adoption of fresh-start reporting were met upon emergence from the Reorganization Proceedings on the Reorganization Effective Date. However, in light of the proximity of that date to the Company’s October accounting period close, which was October 25, 2009, the Company elected to adopt a convenience date of October 25, 2009, (the “Fresh-Start Adoption Date”) for application of fresh-start reporting. The Company believes the impact of using this convenience date is not material to the consolidated financial statements. As a result, the fair value of the Predecessor Company’s assets became the new basis for the Successor Company’s consolidated statement of financial position as of the Fresh-Start Adoption Date, and all operations beginning on or after October 26, 2009 are related to the Successor Company.

As a result of the application of fresh-start reporting in accordance with ASC 852, the financial statements prior to and including October 25, 2009 represent the operations of the Predecessor Company and are not comparable with the financial statements for periods on or after October 25, 2009. References to the “Successor Company” refer to the Company on or after October 25, 2009, after giving effect to the application of fresh-start reporting. References to the “Predecessor Company” refer to the Company prior to and including October 25, 2009. See “Note 3 Fresh-Start Reporting” for further details.

The Plan of Reorganization provided for the satisfaction of claims against the Debtors through (i) the issuance of a new term loan in the amount of approximately $61.8 million in complete satisfaction of the first lien lender claims arising from the senior secured credit facility, (ii) the conversion to Parent equity of all claims arising from the Second Priority Senior Secured Notes and

MagnaChip Semiconductor LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

Senior Subordinated Notes, (iii) an offering of equity to the holders of the Second Priority Senior Secured Notes and (iv) a cash payment to holders of unsecured claims. On the Reorganization Effective Date, among other events, (i) the liens and guarantees securing the Second Priority Senior Secured Notes and Senior Subordinated Notes were released and extinguished, (ii) funds affiliated with Avenue Capital Management II, L.P. became the majority unitholder of Parent and (iii) the new term loan was evidenced by the Amended and Restated Credit Agreement dated as of November 6, 2009, by and among MagnaChip Semiconductor S.A., MagnaChip Semiconductor Finance Company, Parent, the Subsidiary Guarantors, the Lenders party thereto, and Wilmington Trust FSB, as administrative agent for the Lenders and collateral agent for the secured parties.

During the period from the date of its Chapter 11 filing to the Fresh-Start Adoption Date (the “Pre-Emergence Period”), the Company recorded interest expense on pre-petition obligations only to the extent it believed the interest would be paid during the Reorganization Proceedings. Had the Company recorded interest expense based on its pre-petition contractual obligations pursuant to its Second Priority Senior Notes and Senior Subordinated Notes, interest expense would have increased by $16,663 thousand during the ten-month period ended October 25, 2009.

In addition, the Company’s Series B redeemable convertible preferred units were also subject to compromise and no dividends were accrued during the Pre-Emergence Period. Had the Company recorded dividends based on pre-petition contractual obligations, dividends accrued on preferred units would have increased by $5,502 thousand during the ten-month period ended October 25, 2009.

3.	Fresh-Start Reporting

Upon emergence from the Reorganization Proceedings, the Company adopted fresh-start reporting in accordance with ASC 852. The Company’s emergence from the Reorganization Proceedings resulted in a new reporting entity with no retained earnings or accumulated deficit. Accordingly, the Company’s consolidated financial statements for periods prior to and including October 25, 2009 are not comparable to consolidated financial statements presented on or after October 25, 2009.

Fresh-start reporting reflects the value of the Company as determined in the confirmed Plan of Reorganization. Under fresh-start reporting, the Company’s asset values were remeasured and allocated in conformity with ASC 805, “Business Combinations,” formerly Statements of Financial Accounting Standards (“SFAS”) No. 141(R) “Business Combinations ” (“ASC 805”). Fresh-start reporting required that all liabilities, other than deferred taxes and severance benefits, be stated at fair value or at the present values of the amounts to be paid using appropriate market interest rates. Deferred taxes are determined in conformity with ASC 740, “Income Taxes,” formerly SFAS No. 109, “Accounting for Income Taxes” (“ASC 740”).

Estimates of fair value represent the Company’s best estimates based on its valuation models, which incorporated industry data and trends and relevant market rates and transactions. The estimates and assumptions are inherently subject to significant uncertainties and contingencies beyond the control of the Company. Accordingly, the Company cannot provide assurance that the estimates, assumptions and values reflected in the valuations will be realized, and actual results could vary materially.

To facilitate the calculation of the enterprise value of the Successor Company, the Company prepared a valuation analysis for the Successor Company’s common units as of the Reorganization Effective Date. The enterprise valuation used a discounted cash flow analysis which measures the projected multi-year free cash flows of the Company to arrive at an enterprise value.

MagnaChip Semiconductor LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

In the course of valuation analysis, financial and other information, including prospective financial information obtained from management and from various public, financial and industry sources was relied upon. The basis of the discounted cash flow analysis used in developing the total enterprise value was based on the Company’s prepared projections, which included a variety of estimates and assumptions. While the Company considers such estimates and assumptions reasonable, they are inherently subject to significant business, economic and competitive uncertainties, many of which are beyond the Company’s control and, therefore, may not be realized. Changes in these estimates and assumptions may have had a significant effect on the determination of the Company’s fair value. The assumptions used in the calculations for the discounted cash flow analysis included projected revenue, costs and cash flows for the period from October 25, 2009 to December 31, 2009 and for the fiscal years 2010 through 2014, and represented the Company’s best estimates at the time the analysis was prepared. The Company’s estimates implicit in the cash flow analysis included a compound annual net sales growth rate for each reporting unit based on the Company’s forecast and analysts’ industry outlook and cost of sales was projected within a range on the basis of percentage of net sales from 2009 to 2014, considering current and expected cost structures. Operating expenses were projected as a percentage of net sales from 2009 to 2014 using a growth rate at a lower rate than revenue. Income taxes were calculated based on the effective tax rate, which was estimated based on the statutory tax rate and the utilization of net operating losses. The analysis also included anticipated levels of reinvestment in the Company’s operations through capital expenditures and working capital investment and incremental revenue growth over the projection period. In calculating terminal value, a normalized cash flow was estimated based on the last year of the projection period and was estimated to grow in each year beyond the projection period. The discount rate was determined using the weighted average cost of capital.

The following fresh-start condensed consolidated balance sheet illustrates the financial effects on the Company resulting from the implementation of the Plan of Reorganization and the adoption of fresh-start reporting. This fresh-start condensed consolidated balance sheet reflects the effect of consummating the transactions contemplated in the Plan of Reorganization, including issuance of certain securities, incurrence of new indebtedness, discharge and repayment of old indebtedness and other cash payments.

MagnaChip Semiconductor LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

The effects of the Plan of Reorganization and fresh-start reporting on the Company’s condensed consolidated balance sheet are as follows:

	Predecessor					Successor (*)
	October 25,	Effects of		Fresh-Start		October 25,
	2009	Plan		Valuation		2009

Assets
Current assets
Cash and cash equivalents	$14,610	$52,969	(a,b,f,j)	$—		$67,579
Restricted cash	52,015	(52,015	)(b)	—		—
Accounts receivable, net	89,314	—		—		89,314
Inventories, net	51,389	—		17,903	(n)	69,292
Other receivables	5,189	—		—		5,189
Other current assets	17,477	(179	)(c)	(1,233	)(o)	16,065

Total current assets	229,994	775		16,670		247,439

Property, plant and equipment, net	172,358	—		(13,940	)(p)	158,418
Intangible assets, net	26,886	—		28,314	(q)	55,200
Other non-current assets	23,947	235	(d)	355	(r)	24,537

Total assets	$453,185	$1,010		$31,399		$485,594

Liabilities and Unitholders’ Equity
Current liabilities
Accounts payable	$77,395	$—		$—		$77,395
Other accounts payable	13,515	506	(e)	—		14,021
Accrued expenses	22,621	6,383	(f)	—		29,004
Short-term borrowings	95,000	(95,000	)(a)	—		—
Current portion of long-term debt-new	—	463	(a)	—		463
Other current liabilities	3,533	—		—		3,533
Liabilities subject to compromise	798,043	(798,043	)(g)	—		—

Total current liabilities	1,010,107	(885,691)		—		124,416

Long-term debt-new	—	61,287	(a)	—		61,287
Accrued severance benefits, net	71,029	—		—		71,029
Other non-current liabilities	10,468	—		—		10,468

Total liabilities	1,091,604	(824,404)		—		267,200

MagnaChip Semiconductor LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

	Predecessor					Successor (*)
	October 25,	Effects of		Fresh-Start		October 25,
	2009	Plan		Valuation		2009

Commitments and contingencies
Series A redeemable convertible preferred units	—	—		—		—
Series B redeemable convertible preferred units subject to compromise	148,986	(148,986	)(h)	—		—

Total redeemable convertible preferred units	148,986	(148,986)		—		—

Unitholders’ equity
Common units-old	52,923	(52,923	)(i)	—		—
Common units-new	—	49,539	(g,j)	—		49,539
Additional paid-in capital	3,383	166	(s)	—		—
		(3,549	)(i)	—		—
	—	2,533	(g)	—		—
	—	166,322	(m)	—		168,855
Retained earnings (accumulated deficit)	(964,791)	160,218	(k)	—		—
	—	773,174	(l)	31,399	(l)	—
Accumulated other comprehensive income	121,080	(121,080	)(k)	—		—

Total unitholders’ equity	(787,405)	974,400		31,399		218,394

Total liabilities, redeemable convertible preferred units and unitholders’ equity	$453,185	$1,010		$31,399		$485,594

(a)	To record the issuance of a new term loan in the amount of $61,750 thousand and 35% cash payment of $33,250 thousand in complete satisfaction of the first lien lender claims arising from the senior secured credit facility (short-term borrowings) of $95,000 thousand. The new term loan was accounted for as current portion of long-term debt of $463 thousand and long-term debt of $61,287 thousand.

(b)	Cash in Korea Exchange Bank account of $52,015 thousand, restricted under forbearance agreement, was released from restriction according to the debt restructuring by the Plan of Reorganization.

(c)	To record impairment of remaining capitalized costs of $166 thousand in connection with entering into the senior secured credit facility, impairment of prepaid agency fee of $14 thousand of the senior secured credit facility and capitalization of costs of $1 thousand in connection with the issuance of the new term loan.

(d)	To record capitalization of costs of $235 thousand in connection with the issuance of the new term loan.

(e)	To record capitalization of costs incurred in connection with the issuance of the new term loan of $236 thousand and 10% of the general unsecured claims of $270 thousand to be settled in cash.

(f)	To record professional fees of $7,459 thousand incurred in relation to the Reorganization Proceeding of which $1,076 thousand was paid in cash with the remainder of $6,383 thousand recorded as accrued expenses.

MagnaChip Semiconductor LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

(g)	To record the discharge of liabilities subject to compromise of $798,043 thousand and the issuances of new common units of $14,259 thousand and new warrants of $2,533 thousand. Current portion of long-term debt of $750,000 thousand and its accrued interest of $45,341 thousand as of October 25, 2009 were discharged in exchange for new common units representing 6% of the Successor Company’s outstanding common units of $14,259 thousand to two classes of creditors of the Company and new warrants representing 5% of the Successor Company’s outstanding common units of $2,533 thousand to two classes of creditors of the Company. General unsecured claims of $2,702 thousand were also discharged in exchange for a cash payment equal to 10% of the allowed claims of $270 thousand.

(h)	To record the retirement of Series B redeemable convertible preferred units of $148,986 thousand without consideration in accordance with the Plan of Reorganization.

(i)	To record the retirement of old equity interests without consideration in accordance with the Plan of Reorganization.

(j)	To record the issuances of new common units of $35,280 thousand.

(k)	To record the elimination of the Predecessor Company’s accumulated deficit of $160,218 thousand and accumulated other comprehensive income of $121,080 thousand.

(l)	To record reorganization items, net of $804,573 thousand.

(m)	To record $166,322 thousand of additional paid-in capital. Reconciliation of total enterprise value to the reorganization value of the Company, determination of goodwill and additional paid-in capital and allocation of the total enterprise value to common unitholders are as below:

Total value attributable to debt and equity (1)	$212,564
Plus: cash and cash equivalents	67,579
Plus: liabilities	205,451

Reorganization value of the Company’s total assets	485,594
Fair value of the Company’s total assets	485,594

Goodwill	$—

Reorganization value of the Company’s total assets	$485,594
Less: liabilities	(205,450)
Less: new term loan	(61,750)

New warrants issued	2,533
New common units	49,539

Additional paid-in capital	$166,322
Enterprise value allocated to common unitholders	$215,861

(1)	The Plan of Reorganization, which was confirmed by the bankruptcy court, includes an estimated total value attributable to debt and equity of $225.0 million. This amount does not include cash balances and non-financial liabilities as of the Reorganization Effective Date.

(n)	To record the fair value of inventories, net, as estimated by the Predecessor Company, fair value of finished goods was estimated by subtracting from average selling prices the sum of costs of disposal and a reasonable profit allowance for the selling effort. Fair value of work-in-process was estimated by subtracting from average selling prices the sum of costs to complete, costs of disposal and a reasonable profit allowance for the completing and selling effort based on profit for similar finished goods. Fair value of raw materials was estimated by current replacement costs.

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Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

(o)	To record the fair value of advance payments as estimated by the Predecessor Company in conjunction with an independent third party valuation specialist. For the value of advance payments, the Orderly Liquidation Value (“OLV”) was estimated using the cost and market approaches.

(p)	To record the fair value of property, plant and equipment, net as estimated by the Predecessor Company in conjunction with an independent third party valuation specialist. For the value of certain fixed assets, the OLV was estimated using the cost and market approaches. This premise of value was chosen given the fact that the Company was just emerging from bankruptcy proceedings.

(q)	To record the fair value of intangible assets, net as estimated by the Predecessor Company. Discrete valuations of each of the reporting units’ identified intangible assets related to technology, contracts, trade names, customer-based intangible assets and acquired in-process research and development (“IPR&D”) were performed using the excess earnings method or the royalty savings method.

(r)	To record the Predecessor Company’s other non-current assets at their estimated fair value using observable market data.

(s)	To record the immediately recognized unit-based compensation of $166 thousand, which is attributable to old unit options which were cancelled without consideration in accordance with the Plan of Reorganization.

(*)	The following table summarizes the allocation of fair value of the assets and liabilities at emergence as shown in the reorganized consolidated balance sheet as of October 25, 2009:

Cash and cash equivalents	$67,579
Accounts receivable, net	89,314
Inventories, net	69,292
Other receivables	5,189
Other current assets	16,065
Property, plant and equipment, net	158,418
Intangible assets, net	55,200
Other non-current assets	24,537

Total assets	485,594
Less: current liabilities (including current portion of long-term debt)	(124,416)
Less: long-term debt	(61,287)
Less: non-current liabilities	(81,497)

Total liabilities assumed	(267,200)

Net assets acquired	$218,394

4.	Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

In preparing the consolidated financial statements for the Predecessor Company and Successor Company, the Company applied ASC 852, which requires that the financial statements for periods

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Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

subsequent to the Chapter 11 filing distinguish transactions and events that were directly associated with the reorganization from the ongoing operations of the business. Accordingly, certain expenses, realized gains and losses and provisions for losses that were realized or incurred in the Reorganization Proceedings were recorded in reorganization items, net on the accompanying consolidated statements of operations.

Significant accounting policies followed by the Company in the preparation of the accompanying consolidated financial statements are summarized below.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company including its wholly-owned subsidiaries. All significant intercompany transactions and balances are eliminated in consolidation.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported in the accompanying consolidated financial statements and disclosures. The most significant estimates and assumptions relate to the fair valuation of acquired assets and assumed liabilities, fair valuation of common units, the useful life of property, plant and equipment, allowance for uncollectible accounts receivable, contingent liabilities, inventory valuation, restructuring accrual and impairment of long-lived assets. Although these estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future, actual results may be different from the estimates.

Foreign Currency Translation

The Company has assessed in accordance with ASC Topic 830, “Foreign Currency Matters,” formerly SFAS No. 52, “Foreign Currency Translation” (“ASC 830”), the functional currency of each of its subsidiaries in Luxembourg, the Netherlands and the United Kingdom and has designated the U.S. dollar to be their respective functional currencies. The Company and its other subsidiaries are utilizing their local currencies as their functional currencies. The financial statements of the subsidiaries in functional currencies other than the U.S. dollar are translated into the U.S. dollar in accordance with ASC 830. All the assets and liabilities are translated to the U.S. dollar at the end-of-period exchange rates. Capital accounts are determined to be of a permanent nature and are therefore translated using historical exchange rates. Revenues and expenses are translated using average exchange rates for the respective periods. Foreign currency translation adjustments arising from differences in exchange rates from period to period are included in the foreign currency translation adjustment account in accumulated comprehensive income (loss) of unitholders’ equity. Gains and losses due to transactions in currencies other than the functional currency are included as a component of other income (expense) in the statement of operations.

Cash and Cash Equivalents

Cash equivalents consist of highly liquid investments with an original maturity date of three months or less.

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Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

Restricted Cash

Restricted cash of $11,768 thousand as of December 31, 2008 was cash in Korea Exchange Bank account and restricted in use according to the forbearance agreement with secured parties in relation to short-term borrowings of $95,000 thousand. Deposit accounts maintained with Korea Exchange Bank were subject to a perfected lien in the name of the collateral trustee for the benefit of the secured parties and were frozen pursuant to the terms of an acceleration notice.

According to the debt restructuring by the Plan of Reorganization as described in Note 3, cash in Korea Exchange Bank account of $52,015 thousand was released from restriction on the Reorganization Effective Date.

Accounts Receivable Reserves

An allowance for doubtful accounts is provided based on the aggregate estimated uncollectability of the Company’s accounts receivable. The Company records an allowance for cash returns, included within accounts receivable, net, based on the historical experience of the amount of goods that will be returned and refunded. In addition, the Company also includes in accounts receivable, an allowance for additional products that may have to be provided, free of charge, to compensate customers for products that do not meet previously agreed yield criteria, the low yield compensative reserve.

Inventories

Inventories are stated at the lower of cost or market, using the average cost method, which approximates the first in, first out method (“FIFO”). If net realizable value is less than cost at the balance sheet date, the carrying amount is reduced to the realizable value, and the difference is recognized as a loss on valuation of inventories within cost of sales. Inventory reserves are established when conditions indicate that the net realizable value is less than costs due to physical deterioration, obsolescence, changes in price levels, or other causes based on individual facts and circumstances. Reserves are also established for excess inventory based on inventory levels in excess of six months of projected demand, as judged by management, for each specific product.

In addition, as prescribed in ASC 330, “Inventory,” formerly SFAS No. 151 “Inventory costs,” the cost of inventories is determined based on the normal capacity of each fabrication facility. In case the capacity utilization is lower than a certain level that management believes to be normal, the fixed overhead costs per production unit which exceeds those under normal capacity are charged to cost of sales rather than capitalized as inventories.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as set forth below.

Buildings	30 - 40 years
Building related structures	10 - 20 years
Machinery and equipment	5 - 10 years
Vehicles and others	5 years

Routine maintenance and repairs are charged to expense as incurred. Expenditures that enhance the value or significantly extend the useful lives of the related assets are capitalized.

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Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

Borrowing costs incurred during the construction period of assets are capitalized as part of the related assets.

Impairment of Long-Lived Assets

The Company reviews property, plant and equipment and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable in accordance with ASC 360, “Property, Plant and Equipment,” formerly SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“ASC 360”). Recoverability is measured by comparing its carrying amount with the future net cash flows the assets are expected to generate. If such assets are considered to be impaired, the impairment is measured as the difference between the carrying amount of the assets and the fair value of assets using the present value of the future net cash flows generated by the respective long-lived assets.

Restructuring Charges

The Company recognizes restructuring charges in accordance with ASC 420, “Exit or Disposal Cost Obligations,” formerly SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“ASC 420”). Certain costs and expenses related to exit or disposal activities are recorded as restructuring charges when liabilities for those costs and expenses are incurred.

Lease Transactions

The Company accounts for lease transactions as either operating leases or capital leases, depending on the terms of the underlying lease agreements. Machinery and equipment acquired under capital lease agreements are recorded at the lower of the present value of future minimum lease payments and estimated fair value of leased property. Property, plant and equipment are depreciated using the straight-line method over their estimated useful lives. In addition, the aggregate lease payments are recorded as capital lease obligations, net of unaccrued interest. Interest is amortized over the lease period using the effective interest rate method. Leases that do not qualify as capital leases are classified as operating leases, and the related rental payments are expensed on a straight-line basis over the shorter of the estimated useful lives of leased property and lease term.

Software

The Company capitalizes certain external costs that are incurred to purchase and implement internal-use computer software. Direct costs relating to the development of software for internal use are capitalized after technological feasibility has been established, in accordance with ASC 350, “Intangibles-Goodwill and Other,” formerly Statements of Position (“SOP”) No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (“ASC 350”). Depreciation is calculated on a straight-line basis over the software’s estimated useful life, which is usually five years.

Intangible Assets

Intangible assets other than intellectual property include technology and customer relationships which are amortized on a straight-line basis over periods ranging from four to eight years. Other intellectual property assets acquired represent rights under patents, trademarks and property use rights and are amortized over the periods of benefit, ranging up to ten years, on a straight-line basis.

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Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

Goodwill

Goodwill is evaluated for impairment by comparing the fair value and carrying amount of the reporting unit to which the goodwill relates. Specifically, the Company uses the two-step method for evaluating goodwill for impairment as prescribed in ASC 350, “Intangibles-Goodwill and Other,” formerly SFAS No. 142 “Goodwill and Other Intangible Assets” (“ASC 350”). In the first step, the fair value of a reporting unit is compared to the carrying amount of such reporting unit. If the carrying amount exceeds the fair value, a potential impairment condition exists. In the second step, impairment is measured as the excess of the carrying amount of reporting unit goodwill over the implied fair value of reporting unit goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired, and thus the second step of the impairment test is unnecessary.

Fair Value Disclosures of Financial Instruments

The Company has adopted and follows ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”) for measurement and disclosures about fair value of its financial instruments. ASC 820 establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of fair value hierarchy defined by ASC 820 are:

Level 1 — Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 — Inputs (other than quoted market prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 — Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model. Valuation of instruments includes unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

As defined by ASC 820, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale, which was further clarified as the price that would be received to sell an asset or paid to transfer a liability (“an exit price”) in an orderly transaction between market participants at the measurement date. The carrying amounts of the Company’s financial assets and liabilities, such as cash and cash equivalents, accounts receivable, other receivables, accounts payable and other accounts payable approximate their fair values because of the short maturity of these instruments.

The fair value of the Successor Company’s available for sale securities is based on the quoted prices in an active market and was $0.7 million as of December 31, 2009. The estimated fair value of the Predecessor Company’s debt was $33.5 million as of December 31, 2008. The fair value estimates presented herein were based on market interest rates and other market information available to management as of each balance sheet date presented. The use of different market assumptions and/or estimation methodologies could have a material effect on the estimated fair value amounts. Approximate fair values do not take into consideration expenses that could be incurred in an

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Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

actual settlement. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

Accrued Severance Benefits

The majority of accrued severance benefits is for employees in the Company’s Korean subsidiary. Pursuant to the Employee Retirement Benefit Security Act of Korea, most employees and executive officers with one or more years of service are entitled to severance benefits upon the termination of their employment based on their length of service and rate of pay. As of December 31, 2009, 98% of all employees of the Company were eligible for severance benefits.

Accrued severance benefits are funded through a group severance insurance plan. The amounts funded under this insurance plan are classified as a reduction of the accrued severance benefits. Subsequent accruals are to be funded at the discretion of the Company.

In accordance with the National Pension Act of the Republic of Korea, a certain portion of accrued severance benefits is deposited with the National Pension Fund and deducted from the accrued severance benefits. The contributed amount is paid to employees from the National Pension Fund upon their retirement.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, the product has been delivered and title and risk of loss have transferred, the price is fixed and determinable, and collection of the resulting receivable is reasonably assured. Utilizing these criteria, product revenue is recognized either upon shipment, upon delivery of the product at the customer’s location or upon customer acceptance, depending on the terms of the arrangements, when the risks and rewards of ownership have passed to the customer. In accordance with revenue recognition guidance, any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer is presented in the statements of income on a net basis (excluded from revenues).

The Company’s customers can return defective products, including products that do not meet the yield criteria. The Company accrues for the estimated costs that may be incurred for the defective products. In addition, the Company offers discounts to customers who make early payments. The Company estimates the amount to be paid to customers based on historical experience and expected rate of discount. The estimated discount amount is recorded as a deduction from net sales.

All amounts billed to a customer related to shipping and handling are classified as sales while all costs incurred by the Company for shipping and handling are classified as selling expenses. The amounts charged to selling expenses were $207 thousand, $752 thousand, $1,295 thousand and $1,407 thousand for the two-month period ended December 31, 2009, for the ten-month period ended October 25, 2009 and for the years ended December 31, 2008 and 2007, respectively.

Derivative Financial instruments

The Company applies the provisions of ASC 815, “Derivatives and Hedging,” formerly SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“ASC 815”). This Statement requires the recognition of all derivative instruments as either assets or liabilities measured at fair value.

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Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

Under the provisions of ASC 815, the Company may designate a derivative instrument as hedging the exposure to variability in expected future cash flows that are attributable to a particular risk (a “cash flow hedge”) or hedging the exposure to changes in the fair value of an asset or a liability (a “fair value hedge”). Special accounting for qualifying hedges allows the effective portion of a derivative instrument’s gains and losses to offset related results on the hedged item in the consolidated statements of operations and requires that a company formally document, designate and assess the effectiveness of the transactions that receive hedge accounting treatment. Both at the inception of a hedge and on an ongoing basis, a hedge must be expected to be highly effective in achieving offsetting changes in cash flows or fair value attributable to the underlying risk being hedged. If the Company determines that a derivative instrument is no longer highly effective as a hedge, it discontinues hedge accounting prospectively and future changes in the fair value of the derivative are recognized in current earnings. The Company assesses hedge effectiveness at the end of each quarter.

In accordance with ASC 815, changes in the fair value of derivative instruments that are cash flows hedges are recognized in accumulated other comprehensive income (loss) and reclassified into earnings in the period in which the hedged item affects earnings. Ineffective portions of a derivative instrument’s change in fair value are immediately recognized in earnings. Derivative instruments that do not qualify, or cease to qualify, as hedges must be adjusted to fair value and the adjustments are recorded through net income (loss).

Advertising

The Company expenses advertising costs as incurred. Advertising expense was approximately $25 thousand, $70 thousand, $165 thousand and $146 thousand for the two-month period ended December 31, 2009, for the ten-month period ended October 25, 2009 and for the years ended December 31, 2008 and 2007, respectively.

Product Warranties

The Company records, in other current liabilities, warranty liabilities for the estimated costs that may be incurred under its basic limited warranty. This warranty covers defective products, and related liabilities are accrued when product revenues are recognized. Factors that affect the Company’s warranty liability include historical and anticipated rates of warranty claims and repair costs per claim to satisfy the Company’s warranty obligation. As these factors are impacted by actual experience and future expectations, the Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts when necessary.

Research and Development

Research and development costs are expensed as incurred and include wafers, masks, employee expenses, contractor fees, building costs, utilities and administrative expenses. Acquired IPR&D assets are considered indefinite-lived intangible assets and are not subject to amortization. An IPR&D asset must be tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test consists of a comparison of the fair value of the IPR&D asset with its carrying amount. If the carrying amount of the IPR&D asset exceeds its fair value, an impairment loss must be recognized in an amount equal to that excess. After an impairment loss is recognized, the adjusted carrying amount of the IPR&D asset will be its new accounting basis. Subsequent reversal of a previously recognized impairment loss is prohibited. The initial determination and subsequent evaluation for impairment of the IPR&D asset

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Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

requires management to make significant judgments and estimates. Once the IPR&D projects have been completed or abandoned, the useful life of the IPR&D asset is determined and amortized accordingly.

Licensed Patents and Technologies

The Company has entered into a number of royalty agreements to license patents and technology used in the design and manufacture of its products. The payments under these agreements include an initial payment to acquire the rights, and a royalty payment calculated based upon the sales of the related products. The initial payments, usually paid in installments, represent a non-refundable commitment, such that the total present value of these payments is recorded as a liability upon execution of the agreement, and the costs are deferred over the period of the agreement. The royalty payments are charged to the statements of operations as incurred.

Unit-Based Compensation

The Company follows the provisions of ASC 718, “Compensation-Stock Compensation,” formerly SFAS 123(R), “Share-Based Payment (revised 2004)” (“ASC 718”). Under ASC 718, unit-based compensation cost is measured at grant date, based on the fair value of the award, and is recognized as expense over the requisite service period. As permitted under ASC 718, the Company elected to recognize compensation expense for all options with graded vesting based on the graded attribution method.

The Company uses the Black-Scholes option pricing-model to measure the grant-date-fair-value of options. The Black-Scholes model requires certain assumptions to determine an option’s fair value, including expected term, risk free interest, expected volatility and fair value of underlying common unit. The expected term of each option grant was based on employees’ expected exercises and post-vesting employment termination behavior and the risk free interest rate was based on the U.S. Treasury yield curve for the period corresponding with the expected term at the time of grant. The expected volatility was estimated using historical volatility of share prices of similar public entities. No dividends were assumed for this calculation of option value. The Company estimates the fair value of the underlying common unit because there is no public trading market for its common units.

Earnings per Unit

In accordance with ASC 260, “Earnings Per Share,” formerly SFAS No. 128, “Earnings Per Share” (ASC 260), the Company computes basic earnings from continuing operations per unit and basic earnings per unit by dividing income from continuing operations available to common unitholders and net income available to common unitholders, respectively, by the weighted average number of common units outstanding during the period which would include, to the extent their effect is dilutive, redeemable convertible preferred units, options to purchase common units and restricted units. Diluted earnings per unit reflect the dilution of potential common units outstanding during the period. In determining the hypothetical units repurchased, the Company uses the average unit price for the period.

Income Taxes

MagnaChip Semiconductor LLC has elected to be treated as a partnership for U.S. federal income tax purposes and therefore is not subject to income taxes on its income. Taxes on its income are the responsibility of the individual equity owners of MagnaChip Semiconductor LLC. The Company operates a number of subsidiaries that are subject to local income taxes in those markets.

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Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes,” formerly SFAS No. 109, “Accounting for Income Taxes” (“ASC 740”). ASC 740 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in a company’s financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based upon the difference between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

The Company follows Financial Accounting Standards Board (“FASB”) interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109,” codified as ASC 740, which prescribes a recognition threshold and measurement attribute for tax positions taken or expected to be taken in a tax return. This interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The evaluation of a tax position in accordance with this interpretation is a two-step process. In the first step, recognition, the Company determines whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The second step addresses measurement of a tax position that meets the more-likely-than-not criteria. The tax position is measured at the largest amount of benefit that has a likelihood of greater than 50 percent of being realized upon ultimate settlement. Differences between tax positions taken in a tax return and amounts recognized in the financial statements will generally result in (a) an increase in a liability for income taxes payable or a reduction of an income tax refund receivable, (b) a reduction in a deferred tax asset or an increase in a deferred tax liability or (c) both (a) and (b). Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be de-recognized in the first subsequent financial reporting period in which that threshold is no longer met. Use of a valuation allowance as described in ASC 740 is not an appropriate substitute for the de-recognition of a tax position. The requirement to assess the need for a valuation allowance for deferred tax assets based on sufficiency of future taxable income is unchanged by this interpretation.

Segment Information

The Company has determined, based on the nature of its operations and products offered to customers, that its reportable segments are Display Solutions, Semiconductor Manufacturing Services and Power Solutions. The Display Solutions segment’s primary products are flat panel display drivers and the Semiconductor Manufacturing Services segment provides for wafer foundry services to clients. The Power Solutions segment’s products are designed for applications such as mobile phones, LCD televisions and desktop computers, and allow electronics manufacturers to achieve specific design goals of high efficiency and low standby power consumption. Net sales and gross profit for the “All other” category primarily relate to certain business activities that do not constitute operating or reportable segments.

The Company’s chief operating decision maker (“CODM”) as defined by ASC 280, “Segment Reporting,” formerly SFAS 131, “Disclosure about Segments of an Enterprise and Related Information” (“ASC 280”), allocates resources to and assesses the performance of each segment using information about its revenue and gross profit. The Company does not identify or allocate assets by segments, nor does the CODM evaluate operating segments using discrete asset information. In

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Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

addition, the Company does not allocate operating expenses, interest income or expense, other income or expense, or income tax expenses to the segments. Management does not evaluate segments based on these criteria.

On October 6, 2008, the Company announced the closure of its Imaging Solutions reporting unit. As of December 31, 2008, the Imaging Solutions business segment qualified as a discontinued operation component of the Company under ASC 360, “Property, Plant and Equipment,” formerly SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“ASC 360”). Accordingly, the results of operations of the Imaging Solutions business and reportable segment have been classified as discontinued operations. All prior period information has been reclassified to reflect this presentation on the statements of operations. Unless noted otherwise, discussions in these notes pertain to the Company’s continuing operations.

Concentration of Credit Risk

The Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral for customers on accounts receivable. The Company maintains reserves for potential credit losses, but historically has not experienced significant losses related to individual customers or groups of customers in any particular industry or geographic area. The Company derives a substantial portion of its revenues from export sales through its overseas subsidiaries in Asia, North America and Europe.

Recent Accounting Pronouncements

In June 2009, the FASB issued the Accounting Standards Codification (“ASC”) Subtopic 105 “Generally Accepted Accounting Principles,” which establishes the Accounting Standards Codification as the single source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The subsequent issuances of new standards will be in the form of Accounting Standards Updates that will be included in the codification. This guidance is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of this guidance did not have a material effect on the Company’s consolidated financial position, results of operations or cash flows, since the codification is not intended to change GAAP.

In May 2009, the FASB issued authoritative guidance included in ASC Subtopic 855 “Subsequent Events,” which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date, but before financial statements are issued or are available to be issued. Specifically, this guidance provides (i) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and (iii) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. This guidance is effective for interim or annual financial periods ending after June 15, 2009, and is to be applied prospectively. The adoption of this guidance did not have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued ASC 805, “Business Combinations,” formerly Statements of Financial Accounting Standards (“SFAS”) No. 141 (revised 2007), “Business Combinations” (“ASC

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Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

805”), which replaces FASB Statement No. 141. ASC 805 establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. This guidance also establishes disclosure requirements that enable users to evaluate the nature and financial effects of the business combination. ASC 805 is effective as of the beginning of an entity’s fiscal year that begins after December 15, 2008. This guidance requires the fair value of acquired IPR&D to be recorded as indefinite lived intangibles. IPR&D was previously expensed at the time of the acquisition. The adoption of ASC 805 had a material impact on the Company’s consolidated financial position and results of operations through the recognition of $9.7 million of IPR&D as intangibles.

In December 2007, the FASB issued ASC 810, “Consolidation,” formerly SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statement — amendments of ARB No. 51” (“ASC 810”). ASC 810 states that accounting and reporting for minority interests will be recharacterized as noncontrolling interests and classified as a component of equity. ASC 810 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. ASC 810 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. This guidance is effective as of the beginning of an entity’s first fiscal year beginning after December 15, 2008. The adoption of ASC 810 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

The Company adopted the provisions of ASC 820, “Fair Value Measurements and Disclosures,” formerly SFAS No. 157, “Fair Value Measurements” (“ASC 820”) on January 1, 2008 and January 1, 2009 for financial assets and liabilities and for nonfinancial assets and liabilities, respectively. ASC 820 defines fair value, establishes a market-based framework or hierarchy for measuring fair value and expands disclosures about fair value measurements. ASC 820 is applicable whenever another accounting pronouncement requires or permits assets and liabilities to be measured at fair value. ASC 820 does not expand or require any new fair value measures, however the application of this guidance may change current practice. The adoption of ASC 820 did not have a material effect on the Company’s financial condition or results of operations.

In April 2008, the FASB issued ASC 350, “Intangibles-Goodwill and Other,” formerly FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets.” ASC 350 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets.” ASC 350 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The adoption of ASC 350 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In June 2009, the FASB issued ASC 810, “Consolidation,” formerly SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS No. 167”) (“ASC 810”), which (1) replaces the quantitative-based risks and rewards calculation for determining whether an enterprise is the primary beneficiary in a variable interest entity with an approach that is primarily qualitative, (2) requires ongoing assessments of whether an enterprise is the primary beneficiary of a variable interest entity and (3) requires additional disclosures about an enterprise’s involvement in variable interest entities. The Company is required to adopt ASC 810 as of the beginning of 2010. The Company is evaluating the potential impact the adoption of ASC 810 will have on its consolidated financial statements.

MagnaChip Semiconductor LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

5.	Reorganization Related Items

In accordance with ASC 852, the financial statements for the Predecessor Company periods distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the Company. In connection with the bankruptcy proceedings, implementation of the Plan of Reorganization and adoption of fresh-start reporting, the Company recorded the following reorganization income (expense) items:

Predecessor
Ten-Month Period
Ended October 25,
2009

Professional fees	$(7,459)
Revaluation of assets	31,399
Effects of the plan of reorganization	780,981
Write-off of debt issuance costs	(166)
Others	(182)

Total	$804,573

Included in reorganization items, net for the ten-month period ended October 25, 2009 was the Predecessor Company’s gain recognized from the effects of the Plan of Reorganization. The gain results from the difference between the Predecessor Company’s carrying amount of remaining pre-petition liabilities subject to compromise and the amounts to be distributed pursuant to the Plan of Reorganization. The gain from the effects of the Plan of Reorganization is comprised of the following:

Predecessor
Ten-Month Period
Ended October 25,
2009

Discharge of liabilities subject to compromise	$798,043
Issuance of new common units	(14,259)
Issuance of new warrants	(2,533)
Accrual of amounts to be settled in cash	(270)

Gain from the effects of the Plan of Reorganization	$780,981

Liabilities subject to compromise represent the liabilities of the Company incurred prior to the petition date, except those that will not be impaired under the Plan of Reorganization. Liabilities subject to compromise consisted of the following at October 25, 2009.

Predecessor
October 25,
2009

General unsecured claims	$2,702
Current portion of long-term debt-old	750,000
Accrued interest on current portion of long-term debt	45,341

Total	$798,043

MagnaChip Semiconductor LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

6.	Fair Value Measurements

ASC 820 defines fair value, establishes a consistent framework for measuring fair value and expands disclosure requirements about fair value measurements. The Company adopted ASC 820 on January 1, 2008 for financial assets and liabilities and non-financial assets and liabilities. ASC 820 requires, among other things, the Company’s valuation techniques used to measure fair value to maximize the use of observable inputs and minimize the use of unobservable inputs. This guidance was applied prospectively to the valuation of assets and liabilities on and after the effective dates of this guidance.

There are three general valuation techniques that may be used to measure fair value, as described below:

(A) Market approach — Uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities;

(B) Cost approach — Based on the amount that currently would be required to reproduce or replace the service capacity of an asset (reproduction cost or replacement cost); and

(C) Income approach — Uses valuation techniques to convert future amounts to a single present amount based on current market expectations about the future amounts (includes present value techniques, option-pricing models, the excess earnings method, and the royalty savings method).

I. Net present value method is an income approach where a stream of expected cash flows is discounted at an appropriate discount rate.

II. The excess earnings method is a variation of the income approach where the value of a specific asset is isolated from its contributory assets.

III. The royalty savings method is a variation of the income approach where the underlying premise is that an intangible asset’s fair value is equal to the present value of the cost savings (royalties) achieved by owning the asset.

Fair value information for each major category of assets and liabilities measured on a nonrecurring basis as part of fresh-start reporting during the period is listed in the following table. The Company remeasured its assets and liabilities at fair value on the Reorganization Effective Date as required by ASC 852 using the guidance for measurement found in ASC 805. The gains and losses

MagnaChip Semiconductor LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

related to these fair value adjustments were recorded by the Predecessor Company. Assets and liabilities measured at fair value on a nonrecurring basis during the period included:

	Successor
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
	As of	Identical	Observable	Unobservable	Total
	October 25,	Assets	Inputs	Inputs	Gains	Valuation
	2009	(Level 1)	(Level 2)	(Level 3)	(Losses)	Technique

ASSETS
Other current assets	$439			$439	$(1,233)	(B), (C)-I
Inventories
Finished goods	10,078		$10,078		2,557	(A), (C)-I
Semi-finished goods and work-in-process	52,309		52,309		15,346	(A), (B), (C)-I
Property, plant and equipment
Land	14,902			14,902	5,091	(A), (C)-I
Building	71,007			71,007	(25,113)	(A), (C)-I
Furniture and fixture	1,435			1,435	(4,771)	(B), (C)-I
Machinery and equipment	69,664			69,664	14,867	(B), (C)-I
Structure	119			119	(1,814)	(B), (C)-I
Other tangible assets	1,291			1,291	(2,200)	((B), (C)-I
Intangible assets
Core technology	5,200			5,200	1,295	(C)-I, III
Existing technology	11,800			11,800	11,800	(C)-I, II
In-process research and development	9,700			9,700	9,700	(C)-I, II
Backlog	6,400			6,400	6,400	(C)-I, II
Customer relationships	19,700			19,700	(3,268)	(C)-I, II
Trademarks	2,400			2,400	2,387	(C)-I, III
Other non-current assets	2,270		2,270		355	(A)

					$31,399

Carrying amounts of the other assets and liabilities except those in the above table equal their fair values.

For details of key assumptions and inputs applied by the Company for above fair valuation, see “Note 3 Fresh-Start Reporting.”

MagnaChip Semiconductor LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

7.	Accounts Receivable

Accounts receivable as of December 31, 2009 and 2008 consisted of the following:

	Successor	Predecessor
	December 31,	December 31,
	2009	2008
Accounts receivable	$74,516	$67,186
Notes receivable	3,260	12,450
Less:
Allowances for doubtful accounts	(377)	(1,569)
Cash return reserve	(1,729)	(671)
Low yield compensation reserve	(1,437)	(1,101)

Accounts receivable, net	$74,233	$76,295

Changes in allowance for doubtful accounts for each period are as follows:

	Successor	Predecessor
	Two-Month	Ten-Month
	Period Ended	Period Ended	Year Ended	Year Ended
	December 31,	October 25,	December 31,	December 31,
	2009	2009	2008	2007
Beginning balance	$—	$(1,569)	$(1,367)	$(1,418)
Bad debt expense	(379)	(723)	(503)	(161)
Write off	—	—	104	208
Translation adjustments	2	(40)	197	4

Ending balance	$(377)	$(2,332)	$(1,569)	$(1,367)

Changes in cash return reserve for each period are as follows:

	Successor	Predecessor
	Two-Month	Ten-Month
	Period Ended	Period Ended	Year Ended	Year Ended
	December 31,	October 25,	December 31,	December 31,
	2009	2009	2008	2007
Beginning balance	$(1,545)	$(671)	$(914)	$(1,450)
Addition to reserve	(648)	(4,476)	(3,385)	(2,509)
Payment made	484	3,722	3,393	3,040
Translation adjustments	(20)	(120)	235	5

Ending balance	$(1,729)	$(1,545)	$(671)	$(914)

MagnaChip Semiconductor LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

Changes in low yield compensation reserve for each period are as follows:

	Successor	Predecessor
	Two-Month	Ten-Month
	Period Ended	Period Ended	Year Ended	Year Ended
	December 31,	October 25,	December 31,	December 31,
	2009	2009	2008	2007
Beginning balance	$(1,213)	$(1,101)	$(1,260)	$(2,482)
Addition to reserve	(715)	(1,759)	(1,854)	(1,307)
Payment made	507	1,724	1,663	2,523
Translation adjustments	(16)	(77)	350	6

Ending balance	$(1,437)	$(1,213)	$(1,101)	$(1,260)

8.	Inventories

Inventories as of December 31, 2009 and 2008 consist of the following:

	Successor	Predecessor
	December 31,	December 31,
	2009	2008
Finished goods	$19,474	$22,694
Semi-finished goods and work-in-process	42,604	49,814
Raw materials	5,844	7,471
Materials in-transit	64	206
Less: inventory reserve	(4,579)	(33,075)

Inventories, net	$63,407	$47,110

Changes in inventory reserve for each period are as follows:

	Successor	Predecessor
	Two-Month	Ten-Month
	Period Ended	Period Ended	Year Ended	Year Ended
	December 31,	October 25,	December 31,	December 31,
	2009	2009	2008	2007
Beginning balance	$—	$(33,075)	$(8,620)	$(11,652)
Reversal of (addition to) reserve	(4,952)	8,081	(34,869)	1,101
Write off	391	11,297	4,992	1,888
Translation adjustments	(18)	17	5,422	43

Ending balance	$(4,579)	$(13,680)	$(33,075)	$(8,620)

MagnaChip Semiconductor LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

9.	Property, Plant and Equipment

Property, plant and equipment as of December 31, 2009 and 2008 are comprised of the following:

	Successor	Predecessor
	December 31,	December 31,
	2009	2008
Buildings and related structures	$72,076	$111,933
Machinery and equipment	71,505	318,440
Vehicles and others	3,043	40,422

	146,624	470,795
Less: accumulated depreciation	(5,388)	(296,038)
Land	15,101	9,198

Property, plant and equipment, net	$156,337	$183,955

Aggregate depreciation expenses totaled $5,389 thousand, $28,649 thousand, $47,707 thousand and $129,870 thousand for the two-month period ended December 31, 2009, for the ten-month period ended October 25, 2009 and for the years ended December 31, 2008 and 2007, respectively.

Property, plant and equipment are pledged as collateral for the new term loan of Successor Company and for the senior secured revolving credit facility and Second Priority Senior Secured Notes of Predecessor Company to a maximum of $780 million as of December 31, 2009 and 2008, respectively.

10.	Intangible assets

Intangible assets at December 31, 2009 and 2008 are as follows:

	Successor	Predecessor
	December 31,	December 31,
	2009	2008
Technology	$14,942	$14,156
Customer relationships	26,448	112,167
Intellectual property assets	4,779	6,011
In-process research and development	9,829	—
Less: accumulated amortization	(5,840)	(97,442)

Intangible assets, net	$50,158	$34,892

Aggregate amortization expenses for intangible assets totaled $5,829 thousand, $9,606 thousand, $24,254 thousand and $33,564 thousand for the two-month period ended December 31, 2009, for the ten-month period ended October 25, 2009 and for the years ended December 31, 2008 and 2007, respectively. The estimated aggregate amortization expense of intangible assets for the next five years is $25,182 thousand in 2010, $11,328 thousand in 2011, $6,402 thousand in 2012, $5,554 thousand in 2013 and $1,096 thousand in 2014.

Intangible assets are pledged as collateral for the new term loan of the Successor Company and for the senior secured revolving credit facility and Second Priority Senior Secured Notes of the Predecessor Company as of December 31, 2009 and 2008, respectively.

MagnaChip Semiconductor LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

As part of its application of fresh-start reporting, the Company recognized fair value associated with IPR&D of $9,700 thousand. Fair value of IPR&D was based on estimating the future cash flows by the Company’s semiconductor manufacturing services (“SMS”) and large display solution (“LDS”) reporting units using the excess earnings method and discounting the net cash flows back to their present values. The revenues were allocated to IPR&D of the SMS reporting unit on the basis of percentage of projected SMS revenues for 2010, 2011 and thereafter. Selling, general and administrative (“SG&A”) expenses as a percentage of revenue were determined to be consistent with the cost structure of SMS. Research and development (“R&D”) expenses as a percentage of revenue were determined to be a percentage of the projected R&D expenses. This percentage represents the cost to maintain IPR&D. The cost to complete the IPR&D was derived based on the R&D expenses in the subsequent period not used to maintain existing technology. The estimated cash flows attributable to the IPR&D were converted to a present value equivalent. IPR&D of the LDS reporting unit is expected to generate revenue over a two-year time frame starting with its introduction to the market in 2010. The revenues allocated to IPR&D of the LDS reporting unit were determined to be a percentage of the projected LDS revenues in 2010 and 2011. Costs of revenues and operating expenses were deducted from the revenues based on LDS cost structure as a percentage of revenue. While SG&A expenses as a percentage of revenue were determined to be the same as the whole business, maintenance R&D expenses were determined to be a percentage of the projected R&D expenses. The cost to complete the IPR&D project was estimated based on the R&D budget less the amount of R&D dedicated to maintaining the existing technology. The estimated cash flows attributable to the IPR&D of LDS reporting unit were converted to a present value equivalent.

The Company recorded goodwill as a result from the acquisition of ISRON Corporation on March 6, 2005. On an ongoing basis, the Company evaluates goodwill at the reporting unit level for indications of potential impairment. Goodwill is tested for impairment based on the present value of discounted cash flows, and, if impaired, goodwill is written down to fair value. The Company performs its annual goodwill impairment test during the first quarter of each fiscal year, as well as additional impairment tests, if any, required on an event-driven basis. In the first quarter of each of fiscal year 2008, 2007 and 2006, the Company performed its annual goodwill impairment test and determined that goodwill was not impaired. As of December 31, 2008, the Company performed an additional goodwill impairment test triggered by the significant adverse change in the revenue of the mobile display solutions, or MDS, reporting unit, and determined that goodwill was impaired. At the time of impairment, revenue of the MDS reporting unit was expected to decrease due to the deterioration of the Company’s financial credit status and the decline of the semiconductor sector resulting from the world-wide economic slowdown. Accordingly, an impairment charge of $14,245 thousand, which represents the entire balance of goodwill, was recorded for the year ended December 31, 2008.

MagnaChip Semiconductor LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

11.	Product Warranties

Changes in accrued warranty liabilities for each period are as follows:

	Successor	Predecessor
	Two-Month	Ten-Month
	Period Ended	Period Ended	Year Ended	Year Ended
	December 31,	October 25,	December 31,	December 31,
	2009	2009	2008	2007
Beginning balance	$929	$474	$211	$112
Addition to warranty reserve	(16)	1,928	2,608	586
Payments made	(4)	(1,544)	(2,243)	(486)
Translation adjustments	12	71	(102)	(1)

Ending balance	$921	$929	$474	$211

12.	Short-term Borrowings

Predecessor Company

On December 23, 2004, the Company and its subsidiaries, including MagnaChip Semiconductor S.A. and MagnaChip Semiconductor Finance Company, as borrowers, entered into a senior credit agreement with a syndicate of banks, financial institutions and other entities providing for a $100 million senior secured revolving credit facility. Interest was charged at current rates when drawn upon.

Short-term borrowings under this facility were comprised of the following as of December 31, 2008:

		Annual Interest	Amount of
	Maturity	Rate (%)	Principal

Euro dollar revolving loan	January 15, 2009	3 month LIBOR + 6.75	$10,000
Alternate Base Rate (“ABR”) revolving loan	March 31, 2009	ABR + 5.75	85,000

			$95,000

As discussed in Note 2, on the Reorganization Effective Date, $61,750 thousand of these short-term borrowings was refinanced with a new term loan and the remainder of $33,250 thousand was repaid in cash as part of the Company’s reorganization.

13.	Current Portion of Long-term Debt

Successor Company

The current portion of the new term loan issued in connection with the Company’s reorganization was $618 thousand as of December 31, 2009, as described in Note 14.

Predecessor Company

On December 23, 2004, two of the Company’s subsidiaries, MagnaChip Semiconductor S.A. and MagnaChip Semiconductor Finance Company, issued $500 million aggregate principal amount of Second Priority Senior Secured Notes consisting of $300 million aggregate principal amount of Floating Rate Second Priority Senior Secured Notes and $200 million aggregate principal amount of

MagnaChip Semiconductor LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

6 7/8% Second Priority Senior Secured Notes. At the same time, these subsidiaries issued $250 million aggregate principal amount of 8% Senior Subordinated Notes.

Details of the current portion of long-term debt as of December 31, 2008 are presented as below:

		Annual Interest	Amount of
	Maturity	Rate (%)	Principal

Floating Rate Second Priority Senior Secured Notes	2011	3 month LIBOR + 3.250	$300,000
6 7/8% Second Priority Senior Secured Notes	2011	6.875	200,000
8% Senior Subordinated Notes	2014	8.000	250,000

			$750,000

The senior secured revolving credit facility and Second Priority Senior Secured Notes were collateralized by substantially all of the assets of the Company. This indebtedness was initially expected to be paid in full upon maturity.

Each indenture governing the notes contained covenants that limited the ability of the Company and its subsidiaries to (i) incur additional indebtedness, (ii) pay dividends or make other distributions on its capital stock or repurchase, repay or redeem its capital stock, (iii) make certain investments, (iv) incur liens, (v) enter into certain types of transactions with affiliates, (vi) create restrictions on the payment of dividends or other amounts to the Company by its subsidiaries, and (vii) sell all or substantially all of its assets or merge with or into other companies.

As of December 31, 2008, the Company and all of its subsidiaries except for MagnaChip Semiconductor (Shanghai) Company Limited jointly and severally guaranteed each series of the Second Priority Senior Secured Notes on a second priority senior secured basis. As of December 31, 2008, the Company and all of its subsidiaries except for MagnaChip Semiconductor Ltd. (Korea) and MagnaChip Semiconductor (Shanghai) Company Limited jointly and severally guaranteed the Senior Subordinated Notes on an unsecured, senior subordinated basis. In addition, the Company and each of its then current and future direct and indirect subsidiaries (subject to certain exceptions) were required to be guarantors of Second Priority Senior Secured Notes and Senior Subordinated Notes.

During December 2008, the Company failed to make interest payments under its Second Priority Senior Secured Notes and Senior Subordinated Notes. Additionally, as of December 31, 2008, the Company was not in compliance with certain of its financial covenants under the terms of its senior secured credit facility, and the indentures governing the Second Priority Senior Secured Notes and the Senior Subordinated Notes. Accordingly, amounts outstanding under the Second Priority Senior Secured Notes and Senior Subordinated Notes were reclassified as current portion of long-term debt in the Company’s accompanying balance sheet as of December 31, 2008.

In connection with the issuance of the notes and entering into the credit facility, the Company capitalized certain costs and fees, which were being amortized using the effective interest method or straight-line method over their respective terms. As a result of not being in compliance with certain of its financial covenants under the terms of its senior secured credit facility and the indentures governing the Second Priority Senior Secured Notes and Senior Subordinated Notes, the remaining capitalized costs of $12,319 thousand in connection with the issuance of the Second Priority Senior Secured Notes and Senior Subordinated Notes as of December 31, 2008 were written off and included in interest expense. Amortization costs, which were included in interest expense in the

MagnaChip Semiconductor LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

accompanying consolidated statements of operations, amounted to $836 thousand for the ten-month period ended October 25, 2009, and $16,290 thousand and $3,919 thousand for the years ended December 31, 2008 and 2007, respectively. As of October 25, 2009, the remaining capitalized costs of $166 thousand in connection with the entrance into the credit facility were written off and included in reorganization items, net, in accordance with the Plan of Reorganization as described in Notes 3 and 5. The remaining capitalized costs as of December 31, 2008 and 2007 were $1,004 thousand and $17,917 thousand, respectively.

As of October 25, 2009, the current portion of long-term debt of $750,000 thousand and accrued interest of $45,341 thousand were discharged in exchange for new common units with a fair value of $14,259 thousand and new warrants with a fair value of $2,533 thousand as part of the Company’s reorganization as described in Notes 3 and 5.

Interest Rate Swap

Effective June 27, 2005, the Company entered into an interest rate swap agreement (the “Swap”) to hedge the effect of the volatility of the 3-month London Inter-Bank Offering Rate (“LIBOR”) resulting from the Company’s $300 million of Floating Rate Second Priority Senior Secured Notes. Under the terms of the Swap, the Company received a variable interest rate equal to the three-month LIBOR rate plus 3.25%. In exchange, the Company paid interest at a fixed rate of 7.34%. The Swap effectively replaced the variable interest rate on the notes with a fixed interest rate through the expiration date of the Swap on June 15, 2008.

The Swap qualified as a cash flow hedge under ASC 815, since at both the inception of the hedge and on an ongoing basis, the hedging relationship was expected to be highly effective in achieving offsetting cash flows attributable to the hedged risk during the term of the hedge. The Company utilized the “hypothetical derivative method” to measure the effectiveness by comparing the changes in value of the actual derivative versus the change in fair value of the “hypothetical derivative.”

14.	Long-term Debt

Successor Company

In connection with the Predecessor Company’s reorganization as described in Note 3, in complete satisfaction of the first lien lender claims arising from the senior secured credit facility (included in short-term borrowings) of $95,000 thousand, the Company made a cash payment of $33,250 thousand to the senior secured credit facility lenders and, together with its subsidiaries, including MagnaChip Semiconductor S.A. and MagnaChip Semiconductor Finance Company, as borrowers, entered into a $61,750 thousand Amended and Restated Credit Agreement (the “Credit Agreement” or the “new term loan”) with Avenue Investments, LP, Goldman Sachs Lending Partners LLC and Citicorp North America, Inc.

Long-term borrowings as of December 31, 2009 consisted of Eurodollar loans at an annual interest rate of 6 month LIBOR + 12% to Avenue Investments, LP, Goldman Sachs Lending Partners LLC and Citicorp North America, Inc. in the principal amount of $42,055 thousand, $12,285 thousand and $7,410 thousand, respectively. After deducting the current portion of long-term debt of $618 thousand, long-term borrowings as of December 31, 2009 were $61,132 thousand.

The Company may by written notice to the administrative agent elect to request the establishment of one or more new term loan or revolving loan commitments (the “Incremental Loan

MagnaChip Semiconductor LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

Commitments”) by an amount not in excess of $23,250 thousand in the aggregate less any incremental loans incurred after the effective date of the new term loan.

The principal balance of the new term loan is to be paid in quarterly installments of approximately $154 thousand with the first installment due on March 31, 2010, and ending with the last installment due on September 30, 2013. In addition, the Credit Agreement has optional and mandatory loan prepayment provisions as follows:

Optional Prepayments. The Company has the right at any time and from time to time to prepay the new term loan, in whole or in part.

Excess Cash Flow Prepayments. Not later than 90 days after the end of each fiscal year (commencing with the fiscal year ending December 31, 2010), the Company shall calculate the amount of Excess Cash Flow (as defined in the Credit Agreement) for such fiscal year, and shall prepay the new loan in an amount equal to the amount by which (A) 50% of such Excess Cash Flow exceeds (B) the sum of (x) the aggregate principal amount of voluntary prepayments of the new term loan during such fiscal year, and (y) in the case of the fiscal year ending December 31, 2010, the aggregate principal amount of any Early Excess Cash Flow Prepayments (as defined in the Credit Agreement), which is equal to the amount of dividends paid and the amount of subordinated indebtedness payments made on or prior to 90 days after the end of such fiscal year, or an Excess Cash Flow Prepayment; provided, that if the amount in clause (B) exceeds the amount in clause (A), no such prepayment of the new term loan is required.

Asset Sales. Not later than three business days following the receipt of any net cash proceeds of any asset sale, the Company shall make (with certain exceptions) prepayments in an aggregate amount equal to 100% of such net cash proceeds from such asset sale.

Dividend or Subordinated Indebtedness Payment. Concurrently with the making of any dividend and any subordinated indebtedness payment, in each case from any Cumulative Credit (as defined in the Credit Agreement) prior to the date that the first Excess Cash Flow Prepayment is required to be made, the Company shall make prepayments of the outstanding term loan in an amount equal to the amount of such dividend or subordinated indebtedness payment, as the case may be.

Casualty Events. Not later than three business days following the receipt by the Company of any net cash proceeds from a casualty event in excess of $3,000 thousand, the Company must use the full amount of such net cash proceeds to: (i) make prepayments of the outstanding term loan, or (ii) so long as no default shall have occurred and be continuing, repair, replace or restore the property in respect of which such net cash proceeds were repaid or reinvested in other fixed or capital assets no later than 360 days following receipt thereof.

The Company is required to pay the balance of the Credit Agreement, if any, on November 6, 2013. The Credit Agreement is collateralized by substantially all of the assets of the Company.

The Credit Agreement contains covenants that limit the ability of the Company and its subsidiaries to (i) incur additional indebtedness, (ii) pay dividends or make other distributions on its capital stock or repurchase, repay or redeem its capital stock, (iii) make certain investments, (iv) incur liens, (v) enter into certain types of transactions with affiliates, (vi) create restrictions on the payment of dividends or other amounts to the Company by its subsidiaries, (vii) sell all or substantially all of its assets or merge with or into other companies, (viii) issue specific equity interests and (ix) establish, create or acquire any additional subsidiaries. It also contains a minimum liquidity financial covenant and compliance with financial ratios.

MagnaChip Semiconductor LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

As of December 31, 2009, the Company and all of its subsidiaries except for MagnaChip Semiconductor (Shanghai) Company Limited jointly and severally guaranteed, as a primary obligor, the payment and performance of the borrower’s obligations under the Credit Agreement.

In connection with the entrance into the Credit Agreement, the Company capitalized certain costs and fees, which are being amortized using the straight-line method over the term of loan. Amortization costs, which were included in interest expense in the accompanying consolidated statements of operations, amounted to $0.3 thousand for the two-month period ended December 31, 2009, and total remaining capitalized costs as of December 31, 2009 were $235 thousand.

15.	Accrued Severance Benefits

The majority of accrued severance benefits is for employees in the Company’s Korean subsidiary, MagnaChip Semiconductor Ltd. (Korea). Pursuant to the Employee Retirement Benefit Security Act of Korea, most employees and executive officers with one or more years of service are entitled to severance benefits upon the termination of their employment based on their length of service and rate of pay. As of December 31, 2009, 98% of all employees of the Company were eligible for severance benefits.

Changes in accrued severance benefits for each period are as follows:

	Successor	Predecessor
	Two-Month	Ten-Month
	Period Ended	Period Ended	Year Ended	Year Ended
	December 31,	October 25,	December 31,	December 31,
	2009	2009	2008	2007
Beginning balance	$72,243	$63,147	$75,869	$64,642
Provisions	1,851	8,835	14,026	18,834
Severance payments	(1,389)	(4,320)	(6,505)	(7,151)
Translation adjustments	941	4,581	(20,243)	(456)

	73,646	72,243	63,147	75,869
Less: Cumulative contributions to the National Pension Fund	(530)	(533)	(539)	(784)
Group severance insurance plan	(707)	(681)	(669)	(909)

	$72,409	$71,029	$61,939	$74,176

The severance benefits are funded approximately 1.68%, 1.91% and 2.23% as of December 31, 2009, 2008 and 2007, respectively, through the Company’s National Pension Fund and group severance insurance plan which will be used exclusively for payment of severance benefits to eligible employees. These amounts have been deducted from the accrued severance benefit balance.

MagnaChip Semiconductor LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

The Company is liable to pay the following future benefits to its employees upon their normal retirement age:

Severance
Benefit

2010	$33
2011	69
2012	135
2013	—
2014	279
2015 - 2019	8,332

The above amounts were determined based on the employees’ current salary rates and the number of service years that will be accumulated upon their retirement dates. These amounts do not include amounts that might be paid to employees that will cease working with the Company before their normal retirement ages.

16.	Redeemable Convertible Preferred Units

Predecessor Company

The Company issued 49,727 units as Series A redeemable convertible preferred units (the “Series A units”) and 447,420 units as Series B redeemable convertible preferred units (the “Series B units”) on September 23, 2004 and an additional 364 units of Series A units and 3,272 units of Series B units on November 30, 2004, respectively. Each Series A and Series B unit had a stated value of $1,000 per unit. As the Series A and B units were redeemable at the option of the holders, the Company classified the Series A units and B units outside of permanent equity. All Series A units were redeemed by cash on December 27, 2004 and a portion of the Series B units were redeemed by cash on December 15, 2004 and December 27, 2004.

Changes in Series B units for each period are as follows:

	Predecessor
	Ten-Month		Year Ended		Year Ended
	Period Ended		December 31,		December 31,
	October 25, 2009		2008		2007
	Units	Amount	Units	Amount	Units	Amount

Series B Units
Beginning of the period	93,997	$142,669	93,997	$129,405	93,997	$117,374
Accrual of preferred dividends	—	6,317	—	13,264	—	12,031

End of the period	93,997	$148,986	93,997	$142,669	93,997	$129,405

The Series B units were issued to the original purchasers of the Company in 2004. Holders of Series B units were entitled to receive cumulative dividends, whether or not earned or declared by the board of directors. The cumulative cash dividends accrued at the rate of 10% per unit per annum on the Series B units’ original issue price, compounded semi-annually.

The Series B units, which had a carrying amount of $148,986 thousand, were retired without consideration as part of the Company’s reorganization as described in Note 3.

MagnaChip Semiconductor LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

Conversion

The outstanding Series B units were convertible, in whole or in part, into common equity interests upon or concurrently with the first public offering of the common equity interests of the Company at the Company’s option or the holder’s option based on a formula, represented by the conversion ratio. The conversion ratio for the Series B units was an amount equal to the original issue price per unit plus an amount per unit equal to full cumulative dividends accrued and unpaid to the date of the consummation of the first public offering, divided by the per common equity interest price to the public in the Company’s first public offering of equity securities.

Dividends

Holders of Series B units were entitled to receive cumulative dividends, whether or not earned or declared by the board of directors. The cumulative cash dividends accrued at the rate of 10% per unit per annum on the Series B units original issue price, compounded semi-annually. Such dividends were payable in semi-annual installments in arrears commencing March 15, 2005.

Liquidation

In the event of liquidation, the holders of Series B units were entitled to receive after all creditors of the Company have been paid in full but before any amounts were paid to the holders of any units ranking junior to the Series B units with respect to dividends or upon liquidation (including common units), out of the assets of the Company legally available for distribution to its members, whether from capital, surplus or earnings, an amount equal to the Series B units original issue price in cash per unit plus an amount equal to full cumulative dividends accrued and unpaid thereon to the date of final distribution, and no more. If the net assets of the Company were insufficient to pay the holders of all outstanding Series B units and of any units ranking on parity with the Series B units, the full amounts to which they respectively were entitled, such assets, or the proceeds thereof, were to be distributed ratably among the holders of the Series B units and any units ranking on parity with the Series B units in accordance with the amounts which would be payable on such distribution if the amount to which the holders of the Series B units and any units ranking on a parity with the Series B units were entitled to be paid in full.

Voting

As provided in Predecessor Company’s operating agreement, the holders of Series B units were not entitled to vote on any matter submitted to a vote of the Predecessor Company’s members, and were not entitled to notice of any meeting of members.

Redemption

If any outstanding Series B units had remained outstanding on the 14th anniversary after issuance of the Series B units, then the holders of a majority of the then outstanding Series B units had the right to elect to have the Company redeem all outstanding Series B units from funds legally available, at a price per unit equal to $1,000 plus an amount per unit equal to full cumulative dividends accrued and unpaid thereon to the redemption date.

Also the Series B units were redeemable from funds legally available, in whole or in part, at the election of the Company, expressed by resolution of its board of directors, at any time and from time to time at a price of $1,000 per unit plus any cumulative accrued and unpaid dividends.

MagnaChip Semiconductor LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

17.	Warrants

Successor Company

In connection with the Company’s reorganization, the Company issued warrants to purchase 15,000 thousand of the Company’s new common units. The warrants were issued in partial satisfaction of the claims of the holders of the Company’s Senior Subordinated Notes and are exercisable at a price of $1.97 per unit at any time following the issue date of the warrants, so long as the exercise of the warrants is exempt from the registration requirements of the Securities Act of 1933, as amended. The value of each warrant to purchase one common unit is $0.169, which was estimated using the Black-Scholes option pricing model using the following assumptions: fair value of $0.79 per common unit, exercise price of $1.97 per unit, risk free rate of interest of 2.3%, volatility of 50%, dividend rate of 0% and term of 5 years.

18.	Common Units

Successor Company

New common units with no par value were authorized in the amount of 375,000 thousand units, of which 307,084 thousand units were issued and outstanding as of December 31, 2009. Details of new common units as of December 31, 2009 are as follows:

	As of December 31,
	2009
	Units	Amount

Common units at the beginning of the period	299,999,996	$49,539
Restricted unit bonuses issued	7,084,000	5,596

Total common units issued and outstanding at the end of the period	307,083,996	$55,135

19.	Equity Incentive Plans

Successor Company

The Successor Company adopted its 2009 Common Unit Plan effective December 8, 2009, which is administered by the board of directors. Under the plan, employees, consultants and non-employee directors are eligible for equity incentives, including grants of options to purchase the Company’s common units or restricted unit bonuses or restricted unit purchase rights and deferred units awards, subject to terms and conditions determined by the board of directors. The term of options shall not exceed ten years from the date of grant. Restricted unit purchase rights shall be exercisable within a period established by the board of directors, which shall in no event exceed thirty days from the effective date of the grant. As of December 31, 2009, an aggregate maximum of 30,000,000 units were authorized and 7,551,000 units were reserved for all future grants of units.

Unit options are generally granted with exercise prices of no less than the fair market value of the Company’s common units on the grant date. The requisite service period, or the period during which a grantee is required to provide service in exchange for option grants, coincides with the vesting period.

The purchase price for units issuable under each restricted unit purchase right shall be established by the board of directors in its discretion. No monetary payment (other than applicable tax

MagnaChip Semiconductor LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

withholding) shall be required as a condition of receiving units pursuant to a restricted unit bonus, the consideration for which shall be services actually rendered to a participating company or for its benefit. Units issued pursuant to any restricted unit award may (but need not) be made subject to vesting conditions based upon the satisfaction of such service requirements, conditions, restrictions or performance criteria as shall be established by the board of directors and set forth in the award agreement evidencing such award. During any period in which units acquired pursuant to a restricted unit award remain subject to vesting conditions, such units may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than pursuant to an ownership change event or transfer by will or the laws of descent and distribution. The grantee shall have all of the rights of a member of the Company holding units, including the right to vote such units and to receive all dividends and other distributions paid with respect to such units; provided, however, that if so determined by the board of directors and provided by the award agreement, such dividends and distributions shall be subject to the same vesting conditions as the units subject to the restricted unit award with respect to which such dividends or distributions were paid. If a grantee’s service terminates for any reason, whether voluntary or involuntary (including the grantee’s death or disability), then (a) the Company (or its assignee) has the option to repurchase for the purchase price paid by the grantee any units acquired by the grantee pursuant to a restricted unit purchase right which remain subject to vesting conditions as of the date of the grantee’s termination of service and (b) the grantee shall forfeit to the Company any units acquired by the grantee pursuant to a restricted unit bonus which remain subject to vesting conditions as of the date of the grantee’s termination of service. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.

No monetary payment (other than applicable tax withholding, if any) is required as a condition of receiving a deferred unit award, the consideration for which shall be services actually rendered to a participating company or for its benefit. Deferred unit awards may (but need not) be made subject to vesting conditions based upon the satisfaction of such service requirements, conditions, restrictions or performance criteria as shall be established by the Committee and set forth in the award agreement evidencing such award. Grantees have no voting rights with respect to units represented by deferred unit awards until the date of the issuance of such units (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). If a grantee’s service terminates for any reason, whether voluntary or involuntary (including the grantee’s death or disability), then the grantee shall forfeit to the Company any deferred units pursuant to the award which remain subject to vesting conditions as of the date of the grantee’s termination of service, and, in the event of the grantee’s termination for cause, such deferred unit award to the extent not yet settled. The Company shall issue to a grantee on the date on which deferred units subject to the grantee’s deferred unit award vest or on such other date determined by the board of directors, in its discretion, and set forth in the award agreement one unit (and/or any other new, substituted or additional securities or other property) for each deferred unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes, if any.

MagnaChip Semiconductor LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

The following summarizes unit option and restricted unit bonus activities for the two-month period ended December 31, 2009. At the date of grant, all options had an exercise price above the fair value of common units:

	Successor Company
					Weighted
			Weighted	Aggregate	Average
			Average	Intrinsic	Remaining
	Number of		Exercise	Value of	Contractual
	Restricted Unit	Number of	Price of Unit	Unit	Life of
	Bonuses	Options	Options	Options	Unit Options

Outstanding at October 25, 2009	—	—	—
Granted	7,084,000	15,365,000	$1.16
Released from restriction	2,408,560	—

Outstanding at December 31, 2009	4,675,440	15,365,000	1.16	—	9.9 years

Vested and expected to vest at December 31, 2009		13,553,302		—	9.9 years
Exercisable at December 31, 2009		—		—	—

Total compensation expenses recorded for the restricted unit bonuses and unit options pursuant to ASC 718 for the two-month period ended December 31, 2009 was $2,073 thousand and $126 thousand, respectively. As of December 31, 2009, there were $3,243 thousand and $2,811 thousand of total unrecognized compensation cost related to unvested restricted unit bonuses and unit options, which are expected to be recognized over a weighted average future periods of 1.4 years and 1.7 years, respectively. Total fair value of restricted unit bonuses released from restriction for the period from October 25 to December 31, 2009 is $1,903 thousand.

The Company utilizes the Black-Scholes option-pricing model to measure the fair value of each option grant. The following summarizes the grant-date fair value of options granted for the two-month period ended December 31, 2009 and assumptions used in the Black-Scholes option-pricing model on a weighted average basis:

Two-Month Period Ended
December 31, 2009

Grant-date fair value of option (in US dollars)	$0.22
Expected term	2.9 Years
Risk-free interest rate	0.6%
Expected volatility	59.1%
Expected dividends	—

MagnaChip Semiconductor LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

The number and weighted average grant-date fair value of the unit options are as follows:

	Two-Month Period
	Ended December 31, 2009
		Weighted Average
	Number	Grant-Date Fair Value

Unvested options at the beginning of the period	—	$—
Granted options during the period	15,365,000	0.22
Vested options during the period	—	—
Unvested options at the end of the period	15,365,000	0.22

Predecessor Company

The Predecessor Company adopted two equity incentive plans effective October 6, 2004 and March 21, 2005, respectively, which were administered by the compensation committee designated by the board of directors. Employees, consultants and non-employee directors were eligible for the grant of options to purchase the Company’s common units or restricted common units subject to terms and conditions determined by the compensation committee. The term of options could in no event exceed ten years from the date of grant. As of December 31, 2008, an aggregate maximum of 7,890,864 common units were authorized and reserved for all future and outstanding grants of options.

Unit options were generally granted with exercise prices of no less than the fair market value of the Company’s common units on the grant date. Generally, options vested and became exercisable in periodic installments, with 25% of the options vesting on the first anniversary of the grant date and 6.25% of options vesting on the last day of each calendar quarter thereafter. In most cases, the requisite service period, or the period during which a grantee was required to provide service in exchange for option grants, coincided with the vesting period.

Upon the termination of a unit option grantee’s employment prior to a public offering, the Company had the right to repurchase all or any of the common units acquired by the grantee upon exercise of any of his or her options for a cash payment equal to the fair market value of such common units on the date of repurchase. The Company’s repurchase right would terminate ninety days after the termination date.

During the three months ended December 31, 2004, restricted units were issued upon the exercise of certain options to purchase restricted common units at the exercise price of $1 per unit. Restricted units issued were subject to restrictions which generally lapsed in installments over a four-year period. Under the terms and conditions of these restricted units, the restricted units were subject to forfeiture upon the termination of the restricted unitholder’s employment with the Company. Upon termination, the Company could repurchase all, or any portion of the restricted common units for either $1 per unit (the exercise price) or the fair market value of the restricted common units at the time of repurchase. If the termination was for cause, as defined in the service agreements entered into with each restricted unitholder, the repurchase price per unit would be $1. However, if the termination was for any other reason, then the Company could repurchase all or any portion of the restricted units for which the restricted period had not lapsed as of the date of termination for a repurchase price per unit of $1, and could repurchase all or any portion of the restricted common units for which the restricted period had lapsed as of the date of termination for a repurchase price per unit equal to fair market value. Termination for “cause” was defined in the service agreements to mean a termination of the restricted unitholder’s employment with the Company because of (a) a failure by the restricted unitholder to substantially perform the restricted unitholder’s customary duties

MagnaChip Semiconductor LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

with the Company in the ordinary course (other than in certain specified circumstances); (b) the restricted unitholder’s gross negligence, intentional misconduct or fraud in the performance of his or her employment; (c) the restricted unitholder’s indictment for a felony or to a crime involving fraud or dishonesty; (d) a judicial determination that the restricted unitholder committed fraud or dishonesty against any person or entity; or (e) the restricted unitholder’s material violation of one or more of the Company’s policies applicable to the restricted unitholder’s employment as may be in effect from time to time.

The Predecessor Company adopted fresh-start reporting (see Note 3) as of October 25, 2009, at which time it effectively cancelled all unit options under the Predecessor Company’s equity incentive plans.

The following summarizes unit option and restricted unit activities for the ten-month period ended October 25, 2009 and for the year ended December 31, 2008. At the date of grant, all options had an exercise price at or above the fair value of common units:

	Predecessor Company
				Aggregate	Weighted
			Weighted	Intrinsic	Average
	Number of		Average Exercise	Value of	Remaining
	Restricted	Number of	Price of Unit	Unit	Contractual Life
	Units	Options	Options	Options	of Unit Options

Outstanding at January 1, 2008	268,343	4,916,840	$1.9
Granted	—	315,000	5.8
Exercised	—	161,460	1.1	$787
Forfeited/Repurchased	—	853,780	3.1
Released from restriction	268,343	—

Outstanding at December 31, 2008	—	4,216,600	1.9	15,118	6.9 years

Vested and expected to vest at December 31, 2008		3,973,510	1.9	14,412	6.9 years
Exercisable at December 31, 2008		3,085,038	1.7	11,827	6.6 years
Outstanding at January 1, 2009	—	4,216,600	1.9
Granted	—	—	—
Exercised	—	—	—	—
Forfeited / Repurchased	—	391,500	2.5
Released from restriction	—	—

Outstanding at October 25, 2009 (Predecessor Company)	—	3,825,100	1.9	—	6.1 years

Application of fresh-start reporting (Note 4)	—	(3,825,100)
Outstanding at October 25, 2009 (Successor Company)	—	—

Total compensation expenses recorded for the restricted units and unit options pursuant to ASC 718 were $0 and $233 thousand for the ten-month period ended October 25, 2009, $16 thousand and $449 thousand for the year ended December 31, 2008 and $328 thousand and $276 thousand for the year ended December 31, 2007, respectively. As of October 25, 2009, total unrecognized compensation cost related to unvested unit options of $166 thousand, which were expected to be recognized over a weighted average future period of 0.7 years, was recognized as reorganization items, net, according to the Company’s reorganization. As of December 31, 2008, there was $335

MagnaChip Semiconductor LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

thousand of total unrecognized compensation cost related to unvested unit options, which were expected to be recognized over a weighted average future period of 1.0 years. Total fair value of restricted units released from restriction for the year ended December 31, 2008 was $152 thousand. Total fair value of options vested for the ten-month period ended October 25, 2009 and for the year ended December 31, 2008 was $266 thousand and $408 thousand, respectively.

The Company utilizes the Black-Scholes option-pricing model to measure the fair value of each option grant. The following summarizes the grant-date fair value of options granted during the specified periods and assumptions used in the Black-Scholes option-pricing model on a weighted average basis:

	Predecessor
	Year Ended	December 31,
	December 31,	Year Ended
	2008	2007

Grant-date fair value of option	$0.87	$0.67
Expected term	2.2 Years	2.1 Years
Risk-free interest rate	2.5%	4.4%
Expected volatility	42.0%	46.6%
Expected dividends	—	—

The total cash received from employees as a result of option exercises was $0, $184 thousand and $151 thousand for the ten-month period ended October 25, 2009 and for the years ended December 31, 2008 and 2007, respectively.

The number and weighted average grant-date fair value of the unit options are as follows:

	Ten-Month Period		Year Ended		Year Ended
	Ended October 25, 2009		December 31, 2008		December 31, 2007
		Weighted Average		Weighted Average		Weighted Average
		Grant-Date		Grant-Date		Grant-Date
	Number	Fair Value	Number	Fair Value	Number	Fair Value

Unvested options at the beginning of the period	1,131,563	$0.65	2,374,896	$0.43	3,481,528	$0.29
Granted options during the period	—	—	315,000	0.87	710,000	0.67
Vested options during the period	520,969	0.51	1,108,772	0.31	1,339,570	0.23
Forfeited options during the period	391,500	0.17	853,780	0.51	737,750	0.23
Unvested options at the end of the period	547,438	0.88	1,131,563	0.65	2,374,896	0.43

20.	Discontinued Operations

On October 6, 2008, the Company announced the closure of its Imaging Solutions business segment. As of December 31, 2008, Imaging Solutions business segment qualified as a discontinued operation component of the Company under ASC 360, “Property, Plant and Equipment,” formerly SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“ASC 360”). As a

MagnaChip Semiconductor LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

result, the results of operations of the Imaging Solutions business segment were classified as discontinued operations. All prior period information has been reclassified to reflect this presentation on the statements of operations.

The results of operations of the Company’s discontinued Imaging Solutions business consist of the following:

	Successor	Predecessor
	Two-Month	Ten-Month
	Period Ended	Period Ended	Year Ended	Year Ended
	December 31,	October 25,	December 31,	December 31,
	2009	2009	2008	2007
Net sales	$947	$2,728	$65,862	$82,848
Cost of sales	369	3,617	81,789	75,930
Selling, general and administrative expenses	68	(6,355)	3,491	10,280
Research and development expenses	—	—	37,506	48,058
Restructuring and impairment charges	—	(1,120)	34,158	—
Income tax expenses	—	—	373	304

Income (loss) from discontinued operations, net of taxes	$510	$6,586	$(91,455)	$(51,724)

During the third quarter ended September 27, 2009, the Company renewed the CAD software license use agreement with Synopsys. During the quarter ended December 31, 2008, the Company recorded as restructuring charges the remaining license fee of the agreement, which was applied to the Imaging Solutions business segment due to the closure of the segment. However, given the renewal of the agreement during the third quarter of 2009, the Company reversed $1,120 thousand of accrued restructuring charges.

In connection with the closure of its Imaging Solutions business segment, the Company recorded impairment charges of $26,285 thousand during the third quarter ended September 28, 2008, in accordance with ASC 360. Also, the Company recorded restructuring charges of $7,873 thousand during the fourth quarter ended December 31, 2008, in accordance with ASC 420, “Exit or Disposal Cost Obligations,” formerly SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“ASC 420”), related to one-time employee termination benefits, costs associated with the closing of the facilities and contract terminations. Actual payments of $4,989 thousand were charged against the restructuring accruals and the remaining accrual balance as of December 31, 2008 was $2,584 thousand.

21.	Restructuring and Impairment Charges

Predecessor Company

2009 Restructuring and Impairment Charges

On March 31, 2009, the Company announced the closure of the Tokyo office of its subsidiary, MagnaChip Semiconductor Inc. (Japan). In connection with this closure, the Company recognized $439 thousand of restructuring charges, which consisted of one-time termination benefits and other related costs under ASC 420 for the ten-month period ended October 25, 2009. Actual payments of $439 thousand were charged against the restructuring accruals and there were no remaining restructuring accruals as of December 31, 2009.

MagnaChip Semiconductor LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

2008 Restructuring and Impairment Charges

During the three months ended July 1, 2007, the Company recognized $1,978 thousand of restructuring accruals under ASC 420. The restructuring charges were related to the closure of the Company’s five-inch wafer fabrication facilities located in Gumi and those charges consisted of one-time termination benefits and other associated costs. Up to the first quarter of 2008, actual payments of $1,103 were charged against the restructuring accruals and the Company believes the restructuring activities were substantially completed as of March 30, 2008. Accordingly, the Company reversed $875 thousand of unused restructuring accruals.

As of December 31, 2008, the Company performed an additional goodwill impairment test triggered by the significant adverse change in the revenue of the MDS reporting unit, and determined that total amount of goodwill was impaired. Revenue of the MDS reporting unit was expected to decrease due to the deterioration of the Company’s financial credit status and the recession in the semiconductor industry resulting from the world-wide economic crisis beginning in the third quarter of 2008. Accordingly, an impairment charge of $14,245 thousand was recorded for the year ended December 31, 2008.

2007 Restructuring and Impairment Charges

During the year ended December 31, 2007, the Company recorded restructuring and impairment charges totaling $12,084 thousand, which included $10,106 thousand of impairment charges under ASC 360 and $1,978 thousand of restructuring charges under ASC 420. The impairment charges and restructuring charges that were recorded related to the closure of the Company’s five-inch wafer fabrication facilities located in Gumi (the “asset group”) that had generated losses and no longer supported the Company’s strategic technology roadmap.

ASC 360 requires the Company to evaluate the recoverability of certain long-lived assets whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The net book value of the asset group before the impairment charges as of July 1, 2007 was approximately $10,228 thousand.

The impairment charge was measured as the excess of the carrying amount of the asset group over its fair value. The fair value of the asset group was estimated using a present value technique, where expected future cash flows from the use and eventual disposal of the asset group were discounted by an interest rate commensurate with the risk of the cash flows.

22.	Income Taxes

The Company’s income tax expenses are composed of domestic and foreign income taxes depending on the relevant tax jurisdiction. “Domestic” refers to the income before taxes, current income taxes and deferred income taxes generated or incurred in the United States, where the Parent resides.

MagnaChip Semiconductor LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

The components of income tax expense are as follows:

	Successor	Predecessor
	Two-Month	Ten-Month
	Period Ended	Period Ended	Year Ended	Year Ended
	December 31,	October 25,	December 31,	December 31,
	2009	2009	2008	2007
Income (loss) from continuing operations before income taxes
Domestic	$(4)	$774,188	$18,442	$16,031
Foreign	(523)	67,627	(332,696)	(136,022)

	$(527)	$841,815	$(314,254)	$(119,991)

Current income taxes expense (benefits)
Domestic	$16	$(143)	$1,335	$230
Foreign	1,244	6,033	8,530	8,103
Uncertain tax position liability (domestic)	9	256	92	—
Uncertain tax position liability (foreign)	23	95	138	163

	1,292	6,241	10,095	8,496

Deferred income taxes expense (benefits)
Domestic	—	—	—	—
Foreign	654	1,054	1,490	339

	654	1,054	1,490	339

Total income tax expense	$1,946	$7,295	$11,585	$8,835

The Parent is a limited liability company and a non-taxable entity for US tax purposes, and thus the Company expects statutory income tax rate to be zero. MagnaChip Semiconductor, Ltd. (Korea) is the principal operating entity within the consolidated Company. The statutory income tax rate of MagnaChip Semiconductor, Ltd. (Korea), including tax surcharges, applicable to the consolidated Company was approximately 24.2% in 2009 and 27.5% in 2008 and 2007. MagnaChip Semiconductor, Ltd. (Korea) was eligible for a tax exemption for companies qualified as direct foreign investments under the Korean tax code until 2008, and, accordingly, its corporate income tax was reduced by 30% from 2007 to 2008.

MagnaChip Semiconductor LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

The provision for domestic and foreign income taxes incurred is different from the amount calculated by applying the statutory tax rate to the net income before income taxes. The significant items causing this difference are as follows:

	Successor	Predecessor
	Two-Month	Ten-Month
	Period Ended	Period Ended	Year Ended	Year Ended
	December 31,	October 25,	December 31,	December 31,
	2009	2009	2008	2007
Provision computed at statutory rate	$—	$—	$—	$—
Permanent differences	(693)	(19,500)	(1,076)	4,831
Change in statutory tax rate	(265)	118	8,173	(18,242)
Adjustment for overseas tax rate	3,139	8,192	(52,569)	(27,028)
Change in valuation allowance	(267)	18,134	56,827	49,111
Uncertain tax positions liability	32	351	230	163

Income tax expenses	$1,946	$7,295	$11,585	$8,835

A summary of the composition of net deferred income tax assets (liabilities) at December 31, 2009 and 2008 are as follows:

	Successor	Predecessor
	December 31,	December 31,
	2009	2008
Deferred tax assets
Inventories	$—	$9,086
Accrued expenses	2,056	1,419
Product warranties	322	152
Other reserves	530	356
Accumulated severance benefits	12,042	9,908
Property, plant and equipments	15,503	13,981
NOL carry-forwards	146,833	98,745
Tax credit	31,558	23,947
Royalty income	5,985	10,629
Foreign currency translation loss	30,198	40,916
Debt issuance costs	284	397
Others	3,081	1,402

Total deferred tax assets	248,392	210,938
Less: valuation allowance	(225,704)	(196,093)

	22,688	14,845
Deferred tax liabilities
Inventories	1,721	—
Intangible assets	12,247	—
Others	243	4,450

Total deferred tax liabilities	14,211	4,450

Net deferred tax assets	$8,477	$10,395

MagnaChip Semiconductor LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

Changes in valuation allowance for deferred tax assets for the two-month period ended December 31, 2009, for the ten-month period ended October 25, 2009 and for the year ended December 31, 2008 are as follows:

	Successor	Predecessor
	Two-Month	Ten-Month
	Period Ended	Period Ended	Year Ended
	December 31,	October 25,	December 31,
	2009	2009	2008
Beginning balance	$223,367	$196,093	$165,977
Charge to expenses	(409)	17,090	79,438
Translation adjustment	2,746	10,184	(49,322)

Ending balance	$225,704	$223,367	$196,093

Deferred income tax assets are recognized only to the extent that realization of the related tax benefit is more likely than not. Realization of the future tax benefits related to the deferred tax assets is dependent on many factors, including the Company’s ability to generate taxable income within the period during which the temporary differences reverse, the outlook for the economic environment in which the Company operates and the overall future industry outlook. Based on the Company’s historical accounting and tax losses, management determined that it was more likely than not that the Company would realize benefits related to its deferred tax assets in the amount of $8,477 thousand, $9,238 thousand and $10,395 thousand as of December 31, 2009, October 25, 2009 and December 31, 2008, respectively. Accordingly, the Company recorded a valuation allowance of $225,704 thousand, $223,367 thousand and $196,093 thousand on its net deferred tax assets as of December 31, 2009, October 25, 2009 and December 31, 2008, respectively.

At December 31, 2009, the Company had approximately $625,616 thousand of net operating loss carry-forwards available to offset future taxable income. The majority of net operating loss is related to MagnaChip Korea, which expires in varying amounts starting from 2010 to 2019. The Company also has Korean and Dutch tax credit carry-forwards of approximately $11,446 thousand and $20,103 thousand, respectively, as of December 31, 2009. The Korean tax credits expire at various dates starting from 2010 to 2013, and the Dutch tax credits are carried forward to be used for an indefinite period of time.

Uncertainty in Income Taxes

The Company’s subsidiaries file income tax returns in Korea, Japan, Taiwan, the U.S. and in various other jurisdictions. The Company is subject to income tax examinations by tax authorities of these jurisdictions for all years since the beginning of its operation as an independent company in October 2004.

The Company adopted the provisions of ASC 740 guidance on uncertain tax positions on January 1, 2007. As a result of the implementation of ASC 740 guidance on uncertain tax positions, the Company recognized $1,554 thousand of liabilities for unrecognized tax benefits, which are related to the temporary difference arising from the timing of expensing certain inventories. Such liabilities were accounted for as an increase to the January 1, 2007 balance of accumulated deficits. As of December 31, 2009 and 2008, the Company recorded $1,997 thousand and $1,490 thousand of liabilities for unrecognized tax benefits, respectively.

MagnaChip Semiconductor LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

The Company recognizes interest and penalties accrued related to unrecognized tax benefits as income tax expenses. The Company recognized $26 thousand, $206 thousand and $155 thousand of interest and penalties as income tax expense for the two-month period ended December 31, 2009, for the ten-month period ended October 25, 2009 and for the year ended December 31, 2008, respectively. Total interest and penalties accrued as of December 31, 2009, December 31, 2008 and as of the ASC 740 guidance on uncertain tax positions adoption date were $946 thousand, $652 thousand and $530 thousand, respectively.

A tabular reconciliation of the total amounts of unrecognized tax benefits at the beginning and end of each period is as follows:

	Successor	Predecessor
	Two-Month	Ten-Month
	Period Ended	Period Ended	Year Ended
	December 31,	October 25,	December 31,
	2009	2009	2008
Unrecognized tax benefits, balance at the beginning	$2,874	$2,293	$1,593
Additions based on tax positions related to the current year	—	33	—
Additions for tax positions of prior years	123	635	748
Reductions for tax positions of prior years	(18)	(88)	(64)
Settlements	—	—	—
Lapse of statute of limitations	—	—	—
Translation adjustment	—	1	16

Unrecognized tax benefits, balance at the ending	$2,979	$2,874	$2,293

23.	Geographic and Segment Information

On October 6, 2008, the Company announced the closure of its Imaging Solutions business segment, subject to support for existing customers. As of December 31, 2008, the Imaging Solutions business segment qualified as a discontinued operation component of the Company under ASC 360. As a result, the results of operations of the Imaging Solutions business and reportable segment have been classified as discontinued operations. Accordingly, the Company has restated prior periods’ segment information to conform to the current presentation.

MagnaChip Semiconductor LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

The following sets forth information relating to the reportable segments:

	Successor	Predecessor
	Two-Month	Ten-Month
	Period Ended	Period Ended	Year Ended	Year Ended
	December 31,	October 25,	December 31,	December 31,
	2009	2009	2008	2007
Net Sales
Display Solutions	$51,044	$231,894	$304,095	$331,684
Semiconductor Manufacturing Services	54,759	206,662	287,111	321,034
Power Solutions	4,746	7,627	5,437	—
All other	533	2,801	5,021	56,790

Total segment net sales	$111,082	$448,984	$601,664	$709,508

Gross Profit
Display Solutions	$8,747	$61,788	$57,386	$41,524
Semiconductor Manufacturing Services	10,657	71,825	98,411	67,127
Power Solutions	736	1,431	(4,272)	—
All other	534	2,801	4,885	22,000

Total segment gross profit	$20,674	$137,845	$156,410	$130,651

The following is a summary of net sales by region, based on the location of the customer:

	Successor	Predecessor
	Two-Month	Ten-Month
	Period Ended	Period Ended	Year Ended	Year Ended
	December 31,	October 25,	December 31,	December 31,
	2009	2009	2008	2007
Korea	$62,241	$244,309	$301,006	$404,276
Asia Pacific	25,573	116,920	144,482	155,488
Japan	6,477	31,641	79,892	71,211
North America	14,910	48,458	61,346	58,506
Europe	1,881	7,656	14,938	20,027

	$111,082	$448,984	$601,664	$709,508

Over 99% of the Company’s property, plant and equipment are located in Korea as of December 31, 2009.

Net sales from the Company’s top ten largest customers accounted for 66%, 69%, 63% and 63% for the two-month period ended December 31, 2009, for the ten-month period ended October 25, 2009 and for the years ended December 31, 2008 and 2007, respectively.

The Company recorded $25.3 million, $121.5 million, $152.4 million and $182.6 million of sales to one customer within its Display Solutions segment, which represents greater than 10% of net sales, for the two-month period ended December 31, 2009, for the ten-month period ended October 25, 2009 and for the years ended December 31, 2008 and 2007, respectively.

MagnaChip Semiconductor LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

24.	Commitments and Contingencies

Operating Agreements with Hynix

In connection with the acquisition of the non-memory semiconductor business from Hynix on October 4, 2004 (the “Original Acquisition”), the Company entered into several agreements with Hynix, including a non-exclusive cross license that provides the Company with access to certain of Hynix’s intellectual property for use in the manufacture and sale of non-memory semiconductor products. The Company also agreed to provide certain utilities and infrastructure support services to Hynix. The obligation to provide certain of these services lasts indefinitely.

Upon the closing of the Original Acquisition, MagnaChip Korea and Hynix also entered into lease agreements under which MagnaChip Korea leases space from Hynix in several buildings, primarily warehouses and utility facilities, in Cheongju, Korea. These leases are generally for an initial term of 20 years plus an indefinite number of renewal terms of 10 years each. Each of the leases is cancelable upon 90 days’ notice by the lessee. The Company also leases certain land from Hynix located in Cheongju, Korea. The term of this lease is indefinite unless otherwise agreed by the parties, and as long as the buildings remain on the lease site and are owned and used by the Company for permitted uses.

Operating Leases

The Company leases land, office building and equipment under various operating lease agreements that expire through 2034. Rental expenses were approximately $2,472 thousand, $11,775 thousand, $13,380 thousand and $11,614 thousand for the two-month period ended December 31, 2009, for the ten-month period ended October 25, 2009 and for the years ended December 31, 2008 and 2007, respectively.

As of December 31, 2009, the minimum aggregate rental payments due under non-cancelable lease contracts are as follows:

2010	6,840
2011	1,883
2012	1,883
2013	1,883
2014	1,883
2015 and thereafter	37,244

$51,616

Payments of Guarantee

As of December 31, 2009 and 2008, the Company has provided guarantees for bank loans that employees borrowed to participate in the issuance of new shares of Hynix in 1999. The outstanding balances of guarantees for payments provided by the Company amounted to approximately $163 thousand and $138 thousand as of December 31, 2009 and 2008, respectively.

Loss contingency

Samsung Fiber Optics has made a claim against the Company for the infringement of the certain patent rights of Caltech in relation to imaging sensor products provided by the Company to Samsung Fiber Optics. The Company accrued $718 thousand of estimated liabilities as of October 25 and December 31, 2009 applying guidance under ASC 450 “Contingencies” (“ASC 450”). Accordingly,

MagnaChip Semiconductor LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

the Company cannot provide assurance that the estimated liabilities will be realized, and actual results could vary materially.

25.	Related Party Transactions

Unitholders

Funds affiliated with Avenue Capital Management II, L.P. are the majority unitholders of the Company, owning 69.8% of the common units outstanding at December 31, 2009.

Backstop Commitment Agreement

Funds affiliated with Avenue Capital Management II, L.P. were paid an amount in new common units equal to 10% of the new common units (the “standby commitment fee”), or 30,000,000 units. The standby commitment fee was deemed fully earned and payable upon the Reorganization Effective Date, regardless of whether the offering was fully subscribed by eligible holders of the second lien noteholder claims.

Loans to employees

Loans to employees as of December 31, 2009 and 2008 were as follows:

	Successor	Predecessor
	December 31,	December 31,
	2009	2008

Short-term loans	$40	$94
Long-term loans	45	46

Total	$85	$140

New Term Loan

A portion of the new term loan equal to $42,055 thousand was borrowed from Avenue Investments, LP, which is an affiliate of Avenue Capital Management II, L.P., and related interest expense of $822 thousand was recorded in relation to this new term loan and remains as accrued interest as of December 31, 2009.

Warrants

Funds affiliated with Avenue Capital Management II, L.P. own warrants for the purchase of 4,447,680 common units out of the total warrants for the purchase of 15,000,000 units outstanding as of December 31, 2009.

MagnaChip Semiconductor LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

26.	Earnings (loss) per Unit

The following table illustrates the computation of basic and diluted earnings (loss) per common unit:

	Successor	Predecessor
	Two-Month	Ten-Month
	Period Ended	Period Ended	Year Ended	Year Ended
	December 31,	October 25,	December 31,	December 31,
	2009	2009	2008	2007
Income (loss) from continuing operations	$(2,473)	$834,520	$(325,839)	$(128,826)
Income (loss) from discontinued operations, net of taxes	510	6,586	(91,455)	(51,724)
Net income (loss)	(1,963)	841,116	(417,294)	(180,550)
Dividends accrued on preferred unitholders	—	(6,317)	(13,264)	(12,031)

Income (loss) from continuing operations attributable to common units	$(2,473)	$828,203	$(339,103)	$(140,857)

Net income (loss) attributable to common units	$(1,963)	$834,789	$(430,558)	$(192,581)

Weighted average common units outstanding	300,862,764	52,923,483	52,768,614	52,297,192

Basic and diluted earnings (loss) per unit from continuing operations	$(0.01)	$15.65	$(6.43)	$(2.69)

Basic and diluted earnings (loss) per unit from discontinued operations	0.00	0.12	(1.73)	(0.99)

Basic and diluted net earnings (loss) per unit	$(0.01)	$15.77	$(8.16)	$(3.68)

The following outstanding redeemable convertible preferred units, unit options, restricted units and warrants were excluded from the computation of diluted earnings (loss) per unit, as they would have an anti-dilutive effect on the calculation:

	Successor	Predecessor
	Two-Month	Ten-Month
	Period Ended	Period Ended	Year Ended	Year Ended
	December 31,	October 25,	December 31,	December 31,
	2009	2009	2008	2007
Redeemable convertible preferred units	NA	93,997	93,997	93,997
Options	15,365,000	3,825,100	4,216,600	4,916,840
Restricted Units	4,675,440	—	—	268,343
Warrants	15,000,000	—	—	—

MagnaChip Semiconductor LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
(Tabular dollars in thousands, except unit data)

27.	Subsequent Events

The Company has evaluated subsequent events requiring recognition or disclosure in the consolidated financial statements during the period from January 1, 2010 through March 13, 2010, the date the consolidated financial statements were available to be issued.

Effective January 11, 2010, the Company’s Korean subsidiary entered into option and forward contracts to hedge the risk of changes in the functional-currency-equivalent cash flows attributable to currency rate changes on U.S. dollar denominated revenues. Total notional amounts for the options and forward contracts were $50,000 thousand and $135,000 thousand, respectively, and monthly settlements for the contracts will be made from February to December 2010.

MagnaChip Semiconductor Corporation
           Depositary Shares

Representing          Shares of Common Stock

Goldman, Sachs & Co.	Barclays Capital	Deutsche Bank Securities

Citi	UBS Investment Bank

Through and including          , 2010 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	Other Expenses of Issuance and Distribution.

The following table sets forth all expenses other than the underwriting discount, payable by the registrant in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee.

SEC Registration Fee		$17,825
FINRA Fees		$25,500
New York Stock Exchange Listing Fee	$	*
Legal Fees and Expenses	$	*
Printing Expenses	$	*
Blue Sky Fees	$	*
Transfer Agent’s Fees	$	*
Accounting Fees and Expenses	$	*
Miscellaneous	$	*

Total	$	*

*	To be provided by amendment

ITEM 14.	Indemnification of Officers and Directors.

Section 145 of the Delaware General Corporation Law (DGCL) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party or who is threatened to be made a party by reason of such person being or having been a director, officer, employee of or agent to the registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

As permitted by the DGCL, our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability is not permitted by DGCL.

As permitted by the DGCL, our bylaws provide that (1) we are required to indemnify our directors and officers to the fullest extent permitted by the DGCL, subject to certain exceptions; (2) we are permitted to indemnify our other employees and agents to the extent that we indemnify our officers and directors; (3) we are required to advance expenses, as incurred, to our directors and officers in connection with any legal proceeding, subject to certain exceptions; and (4) the rights conferred in our bylaws are not exclusive.

We intend to enter into indemnification agreements with our directors and officers. The indemnification agreements will provide for indemnification and advancement of expenses to our directors and officers under certain circumstances for acts or omissions to the extent permissible under Delaware law. We also obtained directors’ and officers’ liability insurance, which insures against liabilities that our directors or officers may incur in such capacities. At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification would be required or permitted. We believe that our charter and bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

Item 15.	Recent Sales of Unregistered Securities.

The following relates to sales of securities that have occurred since January 1, 2007 and that have not been registered under the Securities Act:

Prior to the closing of the offering, we will convert from a Delaware limited liability company into a Delaware corporation. At the time of the corporate conversion, all of the outstanding common units of MagnaChip Semiconductor LLC will be automatically converted into shares of our common stock and all of the outstanding warrants to purchase common units of MagnaChip Semiconductor LLC will be automatically converted into warrants to purchase shares of our common stock. The issuance of common stock and warrants to purchase common stock to our members in the corporate conversion will be exempt from registration under the Securities Act by virtue of the exemption provided under Section 3(a)(9) thereof as the common stock and warrants will be exchanged by us with our existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. The issuance of common stock and warrants will also be exempt from registration under the Securities Act by virtue of Section 4(2) thereof as a transaction not involving a public offering or, with respect to certain of our existing security holders, Regulation S thereof as an issuance to non-U.S. persons in transactions that will take place outside of the U.S. In addition, as part of our corporate conversion, we will convert outstanding options to purchase common units of MagnaChip Semiconductor LLC into options to purchase shares of our common stock. The issuance of such options to purchase shares of our stock pursuant to such corporate conversion will be exempt from registration in reliance upon exemptions from the registration requirements provided by Rule 701 under the Securities Act relating to transactions occurring under compensatory benefit plans or provided by Regulation S to non-U.S. persons in transactions that will take place outside of the U.S.

In December 2009, we issued to certain of our employees restricted unit bonuses for an aggregate of 7,084,000 common units pursuant to the MagnaChip Semiconductor LLC 2009 Common Unit Plan. In December 2009, we also issued to certain of our employees options to purchase up to 15,365,000 common units pursuant to the MagnaChip Semiconductor LLC 2009 Common Unit Plan at an exercise price of $1.16 per unit. The issuance of such restricted unit bonuses and options to purchase our common units was exempt from registration in reliance upon exemptions from the registration requirements provided by Rule 701 under the Securities Act relating to transactions occurring under compensatory benefit plans or provided by Regulation S to non-U.S. persons in transactions that took place outside of the U.S.

In November 2009, in connection with our emergence from reorganization proceedings, we issued an aggregate of 17,999,996 common units and warrants to purchase 15,000,000 common units to certain of our former creditors in satisfaction and retirement of their claims. The issuance of such common units and warrants and the distribution thereof was exempt from registration under applicable securities laws pursuant to Section 1145(a) of the U.S. Bankruptcy Code.

In November 2009, in connection with our emergence from reorganization proceedings, we issued an aggregate of 252,000,000 common units in a rights offering to affiliated funds of Avenue Capital Management II, L.P. and certain of our other former creditors who were accredited investors, as defined in Regulation D of the Securities Act, for an aggregate purchase price of $35,280,000. In connection with such rights offering we issued an additional 30,000,000 common units to affiliated funds of Avenue Capital Management II, L.P. as payment of a backstop commitment fee payable pursuant to our Chapter 11 plan of reorganization. The sale and issuance of such securities was exempt from registration under applicable securities laws pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

On July 4, 2008, one of our former employees exercised options to acquire 4,375 of our common units at a purchase price of $12,040.87. The issuance of these securities was exempt from registration under Section 4(2) of the Securities Act, by reason of the fact that the offering was a limited private placement to one knowledgeable investor who agreed not to resell the securities to the public.

On April 14, 2008, one of our former executives exercised options to acquire 143,272.50 of our common units at a purchase price of $143,272.50. Because the offering transaction took place outside the U.S. and the optionee was not a U.S. person, the issuance of these securities was exempt from registration under Regulation S.

On March 12, 2008, one of our former employees exercised options to acquire 2,437.50 of our common units at a purchase price of $7,312.50. Because the offering transaction took place outside the U.S. and the optionee was not a U.S. person, the issuance of these securities was exempt from registration under Regulation S.

On February 19, 2008, two of our former employees exercised options to acquire 11,375 of our common units for an aggregate purchase price of $20,890. Because the offering transactions took place outside the U.S. and neither of the optionees was a U.S. person, the issuance of these securities was exempt from registration under Regulation S.

On December 24, 2007, one of our former executives exercised options to acquire 12,500 of our common units at a purchase price of $37,500. Because the offering transaction took place outside the U.S. and the optionee was not a U.S. person, the issuance of these securities was exempt from registration under Regulation S.

On October 25, 2007, one of our former employees exercised options to acquire 1,500 of our common units at a purchase price of $3,000. Because the offering transaction took place outside the U.S. and the optionee was not a U.S. person, the issuance of these securities was exempt from registration under Regulation S.

On August 22, 2007, one of our former executives exercised options to acquire 30,937.50 of our common units at a purchase price of $30,937. Because the offering transaction took place outside the U.S. and the optionee was not a U.S. person, the issuance of these securities was exempt from registration under Regulation S.

On May 4, 2007, one of our former executives exercised options to acquire 80,000 of our common units for an aggregate purchase price of $80,000. The issuance of these securities was exempt from registration under Section 4(2) of the Securities Act, by reason of the fact that the offering was a limited private placement to one knowledgeable investor who agreed not to resell the securities to the public.

ITEM 16.	Exhibits.

1.1	Form of Underwriting Agreement*
3.1	Certificate of Formation of MagnaChip Semiconductor LLC (formerly System Semiconductor Holding LLC)
3.2	Certificate of Amendment to Certificate of Formation of MagnaChip Semiconductor LLC
3.3	Fifth Amended and Restated Limited Liability Company Operating Agreement of MagnaChip Semiconductor LLC
3.4	Form of Certificate of Incorporation of MagnaChip Semiconductor Corporation
3.5	Form of Bylaws of MagnaChip Semiconductor Corporation
3.6	Agreement and Plan of Conversion by and among the Members of MagnaChip Semiconductor LLC*
4.1	Registration Rights Agreement, dated as of November 9, 2009, by and among MagnaChip Semiconductor LLC and each of the securityholders named therein
4.2	Form of Deposit Agreement, among MagnaChip Semiconductor LLC, American Stock Transfer & Trust Company, LLC, as the depositary, and the holders from time to time of the depositary receipts evidencing the depositary shares*
4.3	Specimen Depositary Share (included in Exhibit 4.2)*
5.1	Form of Opinion of DLA Piper LLP (US)*
10.1	Amended and Restated Credit Agreement, dated as of November 6, 2009, among MagnaChip Semiconductor S.A., MagnaChip Semiconductor Finance Company, the guarantors named therein, the lenders named therein, and Wilmington Trust FSB, as Administrative Agent
10.2	Intellectual Property License Agreement, dated as of October 6, 2004, by and between Hynix Semiconductor Inc. and MagnaChip Semiconductor, Ltd. (Korea)
10.3	Land Lease and Easement Agreement, dated as of October 6, 2004, by and between Hynix Semiconductor Inc. and MagnaChip Semiconductor, Ltd. (Korea)(1)
10.4	First Amendment to Land Lease and Easement Agreement, dated as of December 30, 2005, by and between Hynix Semiconductor Inc. and MagnaChip Semiconductor, Ltd. (Korea)
10.5	General Service Supply Agreement, dated as of October 6, 2004, by and between Hynix Semiconductor Inc. and MagnaChip Semiconductor, Ltd. (Korea)
10.6	First Amendment to the General Service Supply Agreement, dated as of December 30, 2005, by and between Hynix Semiconductor Inc. and MagnaChip Semiconductor, Ltd. (Korea)
10.7	License Agreement (ModularBCD), dated as of March 18, 2005, by and between Advanced Analogic Technologies, Inc. and MagnaChip Semiconductor, Ltd. (Korea)(2)
10.8	Amended & Restated License Agreement (TrenchDMOS), dated as of September 19, 2007, by and between Advanced Analogic Technologies, Inc. and MagnaChip Semiconductor, Ltd. (Korea)(2)
10.9	Technology License Agreement, dated as of December 16, 1996, by and between Advanced RISC Machines Limited and MagnaChip Semiconductor, Ltd. (Korea) (successor in interest to LG Semicon Company Limited)(1)
10.10	Amendment to the Technology License Agreement, dated as of October 16, 2006, by and between ARM Limited and MagnaChip Semiconductor, Ltd. (Korea)(2)
10.11	ARM7201TDSP Device License Agreement, dated as of August 26, 1997, by and between Advanced RISC Machines Limited and MagnaChip Semiconductor, Ltd. (Korea) (successor in interest to LG Semicon Company Limited)(1)
10.12	Technology License Agreement, dated as of October 5, 1995, by and between Advanced RISC Machines Limited and MagnaChip Semiconductor, Ltd. (Korea) (successor in interest to LG Semicon Company Limited)(2)
10.13	Technology License Agreement, dated as of July 2001, by and between ARM Limited and MagnaChip Semiconductor, Ltd. (Korea) (successor in interest to Hynix Semiconductor Inc.)(1)

10.14	Technology License Agreement, dated as of August 22, 2001, by and between ARM Limited and MagnaChip Semiconductor, Ltd. (Korea) (successor in interest to Hynix Semiconductor Inc.)(1)
10.15	Technology License Agreement, dated as of May 20, 2004, by and between ARM Limited and MagnaChip Semiconductor, Ltd. (Korea) (successor in interest to Hynix Semiconductor Inc.)
10.16	Design Migration Agreement, dated as of May 1, 2007, by and between ARM Limited and MagnaChip Semiconductor, Ltd. (Korea)(2)
10.17	Basic Agreement on Joint Development and Grant of License, dated as of November 10, 2006, by and between MagnaChip Semiconductor, Ltd. and Silicon Works (English translation)
10.18	Master Service Agreement, dated as of December 27, 2000 by and between Sharp Corporation and MagnaChip Semiconductor, Ltd. (Korea) (successor in interest to Hyundai Electronics Japan Co., Ltd) (English translation)
10.19	Warrant Agreement, dated as of November 9, 2009, between MagnaChip Semiconductor LLC and American Stock Transfer & Trust Company, LLC
10.20	MagnaChip Semiconductor LLC 2009 Common Unit Plan
10.21	MagnaChip Semiconductor LLC 2009 Common Unit Plan form of Option Agreement (Non-U.S. Participants)
10.22	MagnaChip Semiconductor LLC 2009 Common Unit Plan form of Option Agreement (U.S. Participants)
10.23	MagnaChip Semiconductor LLC 2009 Common Unit Plan form of Restricted Unit Agreement (Non-U.S. Participants)
10.24	MagnaChip Semiconductor LLC 2009 Common Unit Plan form of Restricted Unit Agreement (U.S. Participants)
10.25	MagnaChip Semiconductor Corporation 2010 Equity Incentive Plan
10.26	MagnaChip Semiconductor Corporation 2010 Employee Stock Purchase Plan
10.27	Amended and Restated Service Agreement, dated as of May 8, 2008, by and between MagnaChip Semiconductor, Ltd. (Korea) and Sang Park
10.28	Notice of Grant of Unit Option, dated as of December 8, 2009, by and between MagnaChip Semiconductor LLC and Sang Park
10.29	Notice of Grant of Restricted Units, dated as of December 8, 2009, by and between MagnaChip Semiconductor LLC and Sang Park
10.30	Entrustment Agreement, dated as of October 6, 2004, by and between MagnaChip Semiconductor, Ltd. (Korea) and Tae Young Hwang
10.31	Notice of Grant of Unit Option, dated as of December 8, 2009, by and between MagnaChip Semiconductor LLC and Tae Young Hwang
10.32	Notice of Grant of Restricted Units, dated as of December 8, 2009, by and between MagnaChip Semiconductor LLC and Tae Young Hwang
10.33	Offer Letter dated March 7, 2006, from MagnaChip Semiconductor LLC and MagnaChip Semiconductor, Inc. to Brent Rowe, as supplemented on December 20, 2006
10.34	Notice of Grant of Unit Option, dated as of December 8, 2009, by and between MagnaChip Semiconductor LLC and Brent Rowe
10.35	Notice of Grant of Restricted Units, dated as of December 8, 2009, by and between MagnaChip Semiconductor LLC and Brent Rowe
10.36	Offer Letter dated September 5, 2006, from MagnaChip Semiconductor LLC and MagnaChip Semiconductor, Ltd. to Margaret Sakai
10.37	Notice of Grant of Unit Option, dated as of December 8, 2009, by and between MagnaChip Semiconductor LLC and Margaret Sakai
10.38	Notice of Grant of Restricted Units, dated as of December 8, 2009, by and between MagnaChip Semiconductor LLC and Margaret Sakai

10.39	Offer Letter, dated as of July 1, 2007, by and between MagnaChip Semiconductor, Ltd. (Korea) and Heung Kyu Kim
10.40	Notice of Grant of Unit Option, dated as of December 8, 2009, by and between MagnaChip Semiconductor LLC and Heung Kyu Kim
10.41	Notice of Grant of Restricted Units, dated as of December 8, 2009, by and between MagnaChip Semiconductor LLC and Heung Kyu Kim
10.42	Offer Letter, dated as of June 20, 2007, by and between MagnaChip Semiconductor, Ltd. (Korea) and Tae Jong Lee
10.43	Notice of Grant of Unit Option, dated as of December 8, 2009, by and between MagnaChip Semiconductor LLC and Tae Jong Lee
10.44	Notice of Grant of Restricted Units, dated as of December 8, 2009, by and between MagnaChip Semiconductor LLC and Tae Jong Lee
10.45	Service Agreement, dated as of April 1, 2006, by and between MagnaChip Semiconductor, Ltd. (Korea) and John McFarland
10.46	Notice of Grant of Unit Option, dated as of December 8, 2009, by and between MagnaChip Semiconductor LLC and John McFarland
10.47	Notice of Grant of Restricted Units, dated as of December 8, 2009, by and between MagnaChip Semiconductor LLC and John McFarland
10.48	Senior Advisor Agreement, dated as of April 10, 2009, by and between MagnaChip Semiconductor, Ltd.(Korea) and Robert J. Krakauer
10.49	MagnaChip Semiconductor Corporation Form of Indemnification Agreement with Directors and Officers
21.1	Subsidiaries of the Registrant
23.1	Consent of Samil PricewaterhouseCoopers
23.2	Consent of DLA Piper LLP (US) (contained in Exhibit 5.1)*
24.1	Power of Attorney of officers and directors of MagnaChip Semiconductor LLC (contained on signature page)

*	To be filed by amendment.

Footnotes:

(1)	Certain portions of this document have been omitted pursuant to a grant of confidential treatment by the SEC.

(2)	Certain portions of this document have been omitted pursuant to a request for confidential treatment by the SEC.

Item 17.	Undertakings.

We hereby undertake to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of us in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2) for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, MagnaChip Semiconductor LLC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Seoul, The Republic of Korea on March 15, 2010.

MagnaChip Semiconductor LLC

By:	/s/ Sang Park
Sang Park, Chief Executive
Officer (Principal Executive Officer)

POWER OF ATTORNEY

Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints Sang Park, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed below by the following persons on behalf of MagnaChip Semiconductor LLC and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Sang Park Sang Park	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	March 15, 2010

/s/ Margaret Sakai Margaret Sakai	Chief Financial Officer (Principal Financial and Accounting Officer)	March 15, 2010

/s/ Michael Elkins Michael Elkins	Director	March 15, 2010

/s/ Randal Klein Randal Klein	Director	March 15, 2010

/s/ R. Douglas Norby R. Douglas Norby	Director	March 15, 2010

Signature	Title	Date

/s/ Gidu Shroff Gidu Shroff	Director	March 15, 2010

/s/ Steven Tan Steven Tan	Director	March 15, 2010

/s/ Nader Tavakoli Nader Tavakoli	Director	March 15, 2010

Exhibit Index

1.1	Form of Underwriting Agreement*
3.1	Certificate of Formation of MagnaChip Semiconductor LLC (formerly System Semiconductor Holding LLC)
3.2	Certificate of Amendment to Certificate of Formation of MagnaChip Semiconductor LLC
3.3	Fifth Amended and Restated Limited Liability Company Operating Agreement of MagnaChip Semiconductor LLC
3.4	Form of Certificate of Incorporation of MagnaChip Semiconductor Corporation
3.5	Form of Bylaws of MagnaChip Semiconductor Corporation
3.6	Agreement and Plan of Conversion by and among the Members of MagnaChip Semiconductor LLC*
4.1	Registration Rights Agreement, dated as of November 9, 2009, by and among MagnaChip Semiconductor LLC and each of the securityholders named therein
4.2	Form of Deposit Agreement, among MagnaChip Semiconductor LLC, American Stock Transfer & Trust Company, LLC, as the depositary, and the holders from time to time of the depositary receipts evidencing the depositary shares*
4.3	Specimen Depositary Share (included in Exhibit 4.2)*
5.1	Form of Opinion of DLA Piper LLP (US)*
10.1	Amended and Restated Credit Agreement, dated as of November 6, 2009, among MagnaChip Semiconductor S.A., MagnaChip Semiconductor Finance Company, the guarantors named therein, the lenders named therein, and Wilmington Trust FSB, as Administrative Agent
10.2	Intellectual Property License Agreement, dated as of October 6, 2004, by and between Hynix Semiconductor Inc. and MagnaChip Semiconductor, Ltd. (Korea)
10.3	Land Lease and Easement Agreement, dated as of October 6, 2004, by and between Hynix Semiconductor Inc. and MagnaChip Semiconductor, Ltd. (Korea)(1)
10.4	First Amendment to Land Lease and Easement Agreement, dated as of December 30, 2005, by and between Hynix Semiconductor Inc. and MagnaChip Semiconductor, Ltd. (Korea)
10.5	General Service Supply Agreement, dated as of October 6, 2004, by and between Hynix Semiconductor Inc. and MagnaChip Semiconductor, Ltd. (Korea)
10.6	First Amendment to the General Service Supply Agreement, dated as of December 30, 2005, by and between Hynix Semiconductor Inc. and MagnaChip Semiconductor, Ltd. (Korea)
10.7	License Agreement (ModularBCD), dated as of March 18, 2005, by and between Advanced Analogic Technologies, Inc. and MagnaChip Semiconductor, Ltd. (Korea)(2)
10.8	Amended & Restated License Agreement (TrenchDMOS), dated as of September 19, 2007, by and between Advanced Analogic Technologies, Inc. and MagnaChip Semiconductor, Ltd. (Korea)(2)
10.9	Technology License Agreement, dated as of December 16, 1996, by and between Advanced RISC Machines Limited and MagnaChip Semiconductor, Ltd. (Korea) (successor in interest to LG Semicon Company Limited)(1)
10.10	Amendment to the Technology License Agreement, dated as of October 16, 2006, by and between ARM Limited and MagnaChip Semiconductor, Ltd. (Korea)(2)
10.11	ARM7201TDSP Device License Agreement, dated as of August 26, 1997, by and between Advanced RISC Machines Limited and MagnaChip Semiconductor, Ltd. (Korea) (successor in interest to LG Semicon Company Limited)(1)
10.12	Technology License Agreement, dated as of October 5, 1995, by and between Advanced RISC Machines Limited and MagnaChip Semiconductor, Ltd. (Korea) (successor in interest to LG Semicon Company Limited)(2)
10.13	Technology License Agreement, dated as of July 2001, by and between ARM Limited and MagnaChip Semiconductor, Ltd. (Korea) (successor in interest to Hynix Semiconductor Inc.)(1)
10.14	Technology License Agreement, dated as of August 22, 2001, by and between ARM Limited and MagnaChip Semiconductor, Ltd. (Korea) (successor in interest to Hynix Semiconductor Inc.)(1)

10.15	Technology License Agreement, dated as of May 20, 2004, by and between ARM Limited and MagnaChip Semiconductor, Ltd. (Korea) (successor in interest to Hynix Semiconductor Inc.)
10.16	Design Migration Agreement, dated as of May 1, 2007, by and between ARM Limited and MagnaChip Semiconductor, Ltd. (Korea)(2)
10.17	Basic Agreement on Joint Development and Grant of License, dated as of November 10, 2006, by and between MagnaChip Semiconductor, Ltd. and Silicon Works (English translation)
10.18	Master Service Agreement, dated as of December 27, 2000 by and between Sharp Corporation and MagnaChip Semiconductor, Ltd. (Korea) (successor in interest to Hyundai Electronics Japan Co., Ltd) (English translation)
10.19	Warrant Agreement, dated as of November 9, 2009, between MagnaChip Semiconductor LLC and American Stock Transfer & Trust Company, LLC
10.20	MagnaChip Semiconductor LLC 2009 Common Unit Plan
10.21	MagnaChip Semiconductor LLC 2009 Common Unit Plan form of Option Agreement (Non-U.S. Participants)
10.22	MagnaChip Semiconductor LLC 2009 Common Unit Plan form of Option Agreement (U.S. Participants)
10.23	MagnaChip Semiconductor LLC 2009 Common Unit Plan form of Restricted Unit Agreement (Non-U.S. Participants)
10.24	MagnaChip Semiconductor LLC 2009 Common Unit Plan form of Restricted Unit Agreement (U.S. Participants)
10.25	MagnaChip Semiconductor Corporation 2010 Equity Incentive Plan
10.26	MagnaChip Semiconductor Corporation 2010 Employee Stock Purchase Plan
10.27	Amended and Restated Service Agreement, dated as of May 8, 2008, by and between MagnaChip Semiconductor, Ltd. (Korea) and Sang Park
10.28	Notice of Grant of Unit Option, dated as of December 8, 2009, by and between MagnaChip Semiconductor LLC and Sang Park
10.29	Notice of Grant of Restricted Units, dated as of December 8, 2009, by and between MagnaChip Semiconductor LLC and Sang Park
10.30	Entrustment Agreement, dated as of October 6, 2004, by and between MagnaChip Semiconductor, Ltd. (Korea) and Tae Young Hwang
10.31	Notice of Grant of Unit Option, dated as of December 8, 2009, by and between MagnaChip Semiconductor LLC and Tae Young Hwang
10.32	Notice of Grant of Restricted Units, dated as of December 8, 2009, by and between MagnaChip Semiconductor LLC and Tae Young Hwang
10.33	Offer Letter dated March 7, 2006, from MagnaChip Semiconductor LLC and MagnaChip Semiconductor, Inc. to Brent Rowe, as supplemented on December 20, 2006
10.34	Notice of Grant of Unit Option, dated as of December 8, 2009, by and between MagnaChip Semiconductor LLC and Brent Rowe
10.35	Notice of Grant of Restricted Units, dated as of December 8, 2009, by and between MagnaChip Semiconductor LLC and Brent Rowe
10.36	Offer Letter dated September 5, 2006, from MagnaChip Semiconductor LLC and MagnaChip Semiconductor, Ltd. to Margaret Sakai
10.37	Notice of Grant of Unit Option, dated as of December 8, 2009, by and between MagnaChip Semiconductor LLC and Margaret Sakai
10.38	Notice of Grant of Restricted Units, dated as of December 8, 2009, by and between MagnaChip Semiconductor LLC and Margaret Sakai
10.39	Offer Letter, dated as of July 1, 2007, by and between MagnaChip Semiconductor, Ltd. (Korea) and Heung Kyu Kim
10.40	Notice of Grant of Unit Option, dated as of December 8, 2009, by and between MagnaChip Semiconductor LLC and Heung Kyu Kim
10.41	Notice of Grant of Restricted Units, dated as of December 8, 2009, by and between MagnaChip Semiconductor LLC and Heung Kyu Kim

10.42	Offer Letter, dated as of June 20, 2007, by and between MagnaChip Semiconductor, Ltd. (Korea) and Tae Jong Lee
10.43	Notice of Grant of Unit Option, dated as of December 8, 2009, by and between MagnaChip Semiconductor LLC and Tae Jong Lee
10.44	Notice of Grant of Restricted Units, dated as of December 8, 2009, by and between MagnaChip Semiconductor LLC and Tae Jong Lee
10.45	Service Agreement, dated as of April 1, 2006, by and between MagnaChip Semiconductor, Ltd. (Korea) and John McFarland
10.46	Notice of Grant of Unit Option, dated as of December 8, 2009, by and between MagnaChip Semiconductor LLC and John McFarland
10.47	Notice of Grant of Restricted Units, dated as of December 8, 2009, by and between MagnaChip Semiconductor LLC and John McFarland
10.48	Senior Advisor Agreement, dated as of April 10, 2009, by and between MagnaChip Semiconductor, Ltd.(Korea) and Robert J. Krakauer
10.49	MagnaChip Semiconductor Corporation Form of Indemnification Agreement with Directors and Officers
21.1	Subsidiaries of the Registrant
23.1	Consent of Samil PricewaterhouseCoopers
23.2	Consent of DLA Piper LLP (US) (contained in Exhibit 5.1)*
24.1	Power of Attorney of officers and directors of MagnaChip Semiconductor LLC (contained on signature page)

*	To be filed by amendment.

Footnotes:

(1)	Certain portions of this document have been omitted pursuant to a grant of confidential treatment by the SEC.

(2)	Certain portions of this document have been omitted pursuant to a request for confidential treatment by the SEC.